As filed with the Securities and Exchange Commission on May 21, 2026
File No. 333-295489
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INDEPENDENT BANK CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Michigan	6022	38-2032782
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

4200 East Beltline
Grand Rapids, Michigan 49525
(616) 527-5820
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Gavin A. Mohr
4200 East Beltline
Grand Rapids, Michigan 49525
(616) 447-3929
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

Kimberly A. Baber	Mark Ryerson
Varnum LLP	Dickinson Wright PLLC
333 Bridge Street, P.O. Box 352	71 S. Wacker Drive, Suite 2700
Grand Rapids, MI 49501-0352	Chicago, IL 60606
(616) 336-6851	(312) 377-7863

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the proposed merger described in the enclosed prospectus and proxy statement.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is not complete and may be changed. A registration statement relating to the securities described in this prospectus, proxy statement and consent solicitation statement has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of offers to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY PROSPECTUS AND PROXY STATEMENT
SUBJECT TO COMPLETION, DATED MAY 21, 2026

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT
The board of directors of HCB Financial Corp. (“HCB”) is sending this prospectus and proxy statement and the accompanying form of proxy to the shareholders of HCB in connection with the solicitation of proxies for use at a special meeting of HCB’s shareholders to be held on June 17, 2026, at the main office of HCB, located at 150 West Court Street, Hastings, Michigan 49058, commencing at 1:00 p.m., local time, and at any adjournments or postponements thereof. At the special meeting, HCB shareholders will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of March 18, 2026 (the “Merger Agreement”), by and between HCB and Independent Bank Corporation (“Independent”), pursuant to which HCB will merge with and into Independent, with Independent continuing as the surviving corporation (the “Merger”). This document constitutes a prospectus of Independent with respect to the shares of Independent common stock to be issued to HCB shareholders in the Merger, as well as a proxy statement of HCB for its special meeting. This offering is being made only to holders of HCB common stock.
Completion of the Merger is subject to, among other things, receipt of required regulatory approvals, approval of the Merger Agreement by HCB shareholders, and the satisfaction or waiver of other customary closing conditions. If the Merger Agreement is approved and the Merger is completed, each outstanding share of HCB common stock will be converted into the right to receive (a) $17.51 in cash, subject to adjustment as provided in the Merger Agreement, and (b) 1.5900 shares of Independent common stock (the “Exchange Ratio”), together with cash in lieu of any fractional shares (collectively, the “Merger Consideration”). Independent common stock is listed on The Nasdaq Global Select Market under the trading symbol “IBCP.” On March 18, 2026, the last trading day before execution of the Merger Agreement, the closing price per share of Independent common stock was $32.59. On May 19, 2026, the most recent practicable date before the printing of this document, the closing price per share of Independent common stock was $33.17.
The board of directors of HCB has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, HCB and its shareholders, (ii) adopted and approved the Merger Agreement and authorized the Merger and the other transactions contemplated by the Merger Agreement, and (iii) resolved to recommend that HCB shareholders vote “FOR” approval of the Merger Agreement. In reaching its determination, the HCB board of directors considered, among other things, the opinion of Hovde Group, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, and limitations set forth therein, the Merger Consideration to be received by the holders of HCB common stock in the Merger was fair, from a financial point of view, to the holders of HCB common stock. The opinion of Hovde Group, LLC is described in this prospectus and proxy statement and is attached as Appendix B hereto.
Your vote is important. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HCB common stock entitled to vote as of the record date for the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy as promptly as possible.
You should read this prospectus and proxy statement carefully in its entirety, including the section entitled “Risk Factors” beginning on page 13, before voting. You may also obtain additional information about Independent from documents it has filed with the Securities and Exchange Commission (the “SEC”), which are available at www.sec.gov.
The shares of Independent common stock to be issued in the Merger are not deposits or savings accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. The shares of Independent common stock are subject to investment risks, including the possible loss of value.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in the Merger or passed upon the adequacy or accuracy of this prospectus and proxy statement. Any representation to the contrary is a criminal offense.
This prospectus and proxy statement is dated May 21, 2026,
and it is first being mailed to HCB shareholders on or about [•], 2026.
AVAILABLE INFORMATION
As permitted by SEC rules, this document incorporates by reference important business and financial information about Independent from documents filed with the SEC that are not included in or delivered with this document. These documents are available to you without charge upon written or oral request. Requests for these documents should be directed to:
Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
Attn.: Gavin A. Mohr, Chief Financial Officer
(616) 447-3929
A shareholder making such a request must request the information at least five (5) business days before the date of the special meeting of HCB shareholders to ensure timely delivery. Accordingly, the deadline for a HCB shareholder to make a request is June 10, 2026.

HCB FINANCIAL CORP.
150 West Court Street
Hastings, MI 49058
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON June 17, 2026
Dear HCB Financial Corp. Shareholder:
You are cordially invited to attend a special meeting of shareholders of HCB Financial Corp. (“HCB”), which will be held on Wednesday, June 17, 2026, at 1:00 P.M., Eastern Time, at the company’s main office at 150 West Court Street, Hastings, Michigan 49058, and virtually over the Internet via live webcast, or at such other time, on such other date and at such other place to which the meeting may be adjourned (the “Special Meeting”).
You or your proxyholder will be able to attend and vote at the Special Meeting in person or by visiting https://www.cstproxy.com/hcbfinancialcorp/2026 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the Special Meeting, registered shareholders and beneficial owners (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the accompanying prospectus and proxy statement. The accompanying prospectus and proxy statement includes additional instructions on how to access the Special Meeting and how to listen, vote and submit questions from home or any remote location with Internet connectivity.
Even if you plan to attend the Special Meeting, it is strongly recommended you complete and return your proxy card before the Special Meeting date, to ensure that your shares will be represented at the Special Meeting if you are unable to attend. You will not be required to attend the Special Meeting in person in order to vote. You will be able to vote your shares by submitting a proxy card by mail or online by visiting www.cstproxyvote.com/.
The Special Meeting is for the purpose of considering and acting upon the following matters:
•
Proposal No. 1-Merger Proposal – To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 18, 2026, by and between HCB and Independent Bank Corporation (“Independent”), pursuant to which HCB will merge with and into Independent, with Independent continuing as the surviving corporation, and to approve the transactions contemplated thereby, each as more fully described in the accompanying prospectus and proxy statement (collectively, the “Merger” and such proposal, the “Merger Proposal”).

•
Proposal No. 2-Adjournment Proposal – To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, (i) to solicit additional proxies in the event there are not sufficient votes present at the special meeting, in person or by proxy, to approve the Merger Proposal, or (ii) to ensure that any supplement or amendment to the accompanying prospectus and proxy statement is timely provided to HCB shareholders (collectively, the “Adjournment Proposal”).

No other business will be transacted at the Special Meeting, except for such other business as may properly come before the special meeting or any adjournment or postponement thereof.
HCB’s board of directors (the “Board”) has fixed the close of business on May 18, 2026, as the record date for the Special Meeting. Only shareholders of record as of the record date are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.
The presence, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast at the Special Meeting constitutes a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of HCB common stock entitled to vote thereon. Assuming a quorum is present, approval of the Adjournment Proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast at the Special Meeting by shareholders entitled to vote.

HCB shareholders must approve the Merger Proposal in order for the Merger to occur. If HCB's shareholders fail to approve the Merger Proposal, the Merger will not occur. In the event there are insufficient votes to approve the Merger Proposal at the time of the Special Meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies by HCB.
Each of the Merger Proposal and the Adjournment Proposal is more fully described in the accompanying prospectus and proxy statement. Please take the time to read carefully each of the proposals in the accompanying prospectus and proxy statement before you vote.
After careful consideration of all relevant factors, the Board has unanimously determined that the Merger Proposal and, if presented, the Adjournment Proposal, are advisable and fair to, and in the best interests of, HCB and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” such proposals.
Enclosed is the proxy statement containing detailed information concerning the Merger Proposal, the Adjournment Proposal, and the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully and vote your shares.

Dated: May [__], 2026	By Order of the Board of Directors,

/s/ Mark A. Kolanowski
Mark A. Kolanowski President and Chief Executive Officer

Your vote is important. If you are a shareholder of record, please sign, date and return your proxy card promptly to ensure that your shares are represented at the Special Meeting. Shareholders of record may also vote in person or online during the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person or online at the Special Meeting by obtaining a proxy from your brokerage firm or bank. If a valid quorum is otherwise established for the Special Meeting, failure to vote in person (including by virtual attendance) or by proxy will have the same effect as a vote against the Merger Proposal but will not affect the outcome of the Adjournment Proposal. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum but will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal.
Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on June 17, 2026: This Notice of Special Meeting and the accompanying prospectus and proxy statement are available at https://www.cstproxy.com/hcbfinancialcorp/2026.

i

ii

FORWARD-LOOKING STATEMENTS
This prospectus and proxy statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Independent and HCB. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “judgment,” “opinion,” “plans,” “predicts,” “probable,” “projects,” “should,” “trend,” “will,” “strategy” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.
Forward-looking statements contained in this prospectus and proxy statement include, but are not limited to, all statements referencing future time periods and statements with respect to:
•	the expected completion of the Merger and the timing thereof;
•	the expected benefits of the Merger, including anticipated cost savings, strategic gains, revenue enhancements, and the ability to grow the combined franchise;
•	the ability to successfully integrate HCB’s business and operations into Independent following the Merger;
•	all prospective financial information included in this prospectus and proxy statement, including in the section titled “Opinion of HCB’s Financial Advisor”;
•	future levels of loan charge-offs, provisions for credit losses, and the adequacy of the allowance for credit losses;
•	future levels of nonperforming assets and the rate of asset dispositions;
•	future capital levels and compliance with regulatory capital requirements;
•	future changes in regulatory requirements and legislation affecting the financial services industry;
•	future dividend payments;
•	future growth, funding sources, liquidity levels, and profitability;
•	future deposit insurance premiums;
•	the effects of future changes in interest rates on earnings and net interest margin;
•	future levels of noninterest income and other revenue sources;
•	future economic trends and conditions, nationally, regionally, and within the markets served by Independent and HCB;
•	future initiatives to expand market share;
•	expected performance and cash flows from acquired loans and the fair value of assets acquired and liabilities assumed in the Merger;
•	future effects of new or changed accounting standards;
•	future opportunities for acquisitions; and
•	the ability to maintain adequate liquidity and capital in light of applicable regulatory requirements.
Management’s determination of the provision and allowance for credit losses; the carrying value of acquired loans, goodwill and capitalized mortgage loan servicing rights; and the fair value of investment securities (including whether any allowance for credit losses on any investment security is needed for estimated credit losses) involve judgments that are inherently forward-looking. There can be no assurance that future credit losses will be limited to the amounts estimated. All of the information set forth in this prospectus and proxy statement concerning interest rate sensitivity is forward-looking. The future effect of changes in the financial and credit markets and the national and regional economies on the banking industry, generally, and on Independent and HCB, specifically, are also inherently uncertain.

These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Investors are cautioned against placing undue reliance on any forward-looking statements contained within this prospectus and proxy statement.
Risk factors relating to Independent’s business in general include, without limitation:
•	economic, market, operational, liquidity, credit, and interest rate risks associated with Independent’s business;
•	general economic and business conditions, nationally and regionally, including conditions in the financial services industry and particularly within the markets in which Independent operates;
•	the failure of assumptions underlying the establishment of, and provisions made to, Independent’s allowance for credit losses;
•	increased competition in the financial services industry, nationally or regionally, including from banks, credit unions, and non-bank financial technology companies;
•	changes in the interest rate environment and the impact of such changes on Independent’s net interest income and net interest margin;
•	Independent’s ability to achieve loan and deposit growth on favorable terms;
•	the volatility and direction of market interest rates and their effect on the valuation of assets and liabilities;
•	the ability to retain key personnel of Independent, including management;
•	the enactment of new, or changes in existing, federal or state legislation, regulations, or regulatory policies, including those affecting the financial services industry;
•	changes in accounting standards, policies, estimates, or procedures, including changes in the application thereof; and
•	the impact of developments and uncertainty related to the regulatory environment and monetary and fiscal policy.
Risk factors relating both to the Merger and the integration of HCB into Independent after the effective time of the Merger include, without limitation:
•
completion of the Merger is dependent on, among other things, receipt of required regulatory approvals and the approval of HCB’s shareholders, the timing of which cannot be predicted with precision and which may not be received at all, or may be received subject to conditions that are not anticipated or that could adversely affect the combined company;

•
the impact of the completion of the Merger on Independent’s financial statements will be affected by the timing of the transaction, including because the Merger will be accounted for using the acquisition method, under which HCB’s assets and liabilities will be recorded at estimated fair values as of the closing date, and accordingly, the timing of the Merger’s completion will directly affect the purchase-accounting adjustments, the amount of goodwill recognized, and the period over which HCB’s operating results and related integration costs are reflected in Independent’s consolidated financial statements;

•
the Merger may be more expensive to complete than anticipated and the anticipated benefits, including anticipated cost savings and strategic gains, may be significantly harder or take longer to achieve than expected, or may not be achieved in their entirety, as a result of unexpected factors or events;

•
the integration of HCB’s business and operations into Independent, which will include conversion of HCB’s operating systems and procedures, may take longer than anticipated, be more costly than anticipated, or have unanticipated adverse effects on Independent’s or HCB’s existing businesses;

•
Independent’s ability to achieve the anticipated results of the Merger is dependent on the state of the economic and financial markets, and specifically, Independent may incur greater credit losses from HCB’s loan portfolio than expected and deposit attrition following the Merger may exceed expectations; and

•	legal proceedings, regulatory actions, or other contingencies that may arise in connection with the Merger or the businesses of Independent and HCB.
These Risk Factors are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecasted in any forward-looking statement. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under the heading “Risk Factors” beginning on page 13 of this prospectus and proxy statement and in Independent’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.
All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this prospectus and proxy statement and attributable to Independent, HCB, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Independent nor HCB undertakes any obligation to update, amend, or clarify any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law or regulation.

QUESTIONS AND ANSWERS
The following are answers to certain questions that you may have regarding the proposed merger (the “Merger”) of HCB Financial Corp. (“HCB”) with and into Independent Bank Corporation (“Independent”), and the special meeting of HCB shareholders being held in connection with the Merger. This section, however, may not provide all the information that is important to you. You should carefully read this entire prospectus and proxy statement, including the annexes attached hereto and the documents incorporated by reference herein, for a more complete understanding of the Merger and the special meeting. For additional information, see “Where You Can Find More Information” beginning on page 80.
Unless the context otherwise requires, references in this prospectus and proxy statement to “Independent” refer to Independent Bank Corporation, a Michigan corporation, and its subsidiaries. References to “Independent Bank” refer to Independent Bank, a Michigan state-chartered bank and wholly-owned subsidiary of Independent Bank Corporation. Unless the context otherwise requires, references to “HCB” refer to HCB Financial Corp., a Michigan corporation, and its subsidiaries. References to “Highpoint” refer to Highpoint Community Bank, a Michigan state-chartered bank and wholly-owned subsidiary of HCB Financial Corp. References to the “Merger” refer to the Merger of HCB with and into Independent, with Independent continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger, dated as of March 18, 2026, by and between Independent and HCB (as it may be amended from time to time, the “Merger Agreement”).
Q:	What am I being asked to vote on?
A:
You are being asked to vote on the Merger Agreement, pursuant to which HCB will merge with and into Independent, with Independent continuing as the surviving corporation. The Merger Agreement is attached as Appendix A to this prospectus and proxy statement and is incorporated herein by reference.

You are also being asked to approve a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the Merger Agreement (the “Adjournment Proposal”).
Q:	If I own HCB common stock, what will I receive in the Merger?
A:
If the Merger Agreement is approved and the Merger is completed, and subject to adjustment as described in the Merger Agreement, at the effective time of the Merger each outstanding share of HCB common stock will be converted into the right to receive the following per share merger consideration: (a) $17.51 in cash (the “Cash Consideration”); and (b) 1.5900 shares of Independent common stock (the “Exchange Ratio”), plus cash in lieu of any fractional share of Independent common stock (collectively, the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). No fractional shares of Independent common stock will be issued in the Merger; instead, HCB shareholders will receive cash in lieu of any fractional shares as provided in the Merger Agreement. The Merger Consideration is subject to the terms, conditions, and potential adjustments set forth in the Merger Agreement. You should read the Merger Agreement carefully.

Q:	What should I do now?
A:
After you carefully review this prospectus and proxy statement and the Merger Agreement, please promptly vote your shares in favor of the proposal to approve the Merger Agreement and in favor of the Adjournment Proposal. You may vote by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope or via the Internet by following the instructions on your proxy card. To be counted, your proxy must be received by 11:59 p.m., Eastern Time, on June 16, 2026 (or must be delivered in person at the special meeting, if you attend).

Submitting your proxy now will not prevent you from changing your vote or attending and voting at the special meeting.
Q:	Should I send in my stock certificates now? What if I hold my shares in book-entry form?
A:
No. Please DO NOT send in your HCB stock certificates with your proxy card. After the effective time of the Merger, an exchange agent appointed by Independent will mail to each registered HCB shareholder a letter of transmittal with detailed instructions on how to surrender certificated shares of HCB common stock and receive the Merger Consideration. Please follow those instructions carefully. If you hold your HCB shares in book-entry form or through a broker, bank, or other nominee, you will receive separate instructions after closing regarding how the Merger Consideration will be delivered and whether any action is required on your part.

Q:	Who can vote and what vote is required to approve the Merger Agreement?
A:	HCB shareholders of record at the close of business on May 18, 2026 (the “Record Date”), are entitled to notice of and to vote at the HCB special meeting.
The presence, in person or by proxy, of the holders of shares representing a majority of the votes entitled to be cast at the special meeting constitutes a quorum. Abstentions are counted for purposes of determining the presence of a quorum.
Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of HCB common stock as of the record date. Because this vote is based on all shares outstanding and entitled to vote (not just those present or voting), a failure to vote or an abstention will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of votes cast at the special meeting. Abstentions and failures to vote will have no effect on the Adjournment Proposal.
If you properly complete, sign, and return your proxy card without indicating specific voting instructions, your shares will be voted “FOR” approval of the Merger Agreement and “FOR” approval of the Adjournment Proposal.
Independent shareholder approval is not required for the Merger.
Q:	Can I change my vote after I have mailed my signed proxy card?
A:
Yes. You may change your vote or revoke your proxy at any time before it is exercised by (1) delivering a written notice of revocation to HCB’s Corporate Secretary at HCB Financial Corp., 150 W. Court St., Hastings, Michigan 49058, that is received before the special meeting begins; (2) submitting a later-dated proxy (by mail or via the Internet, as applicable) so that it is received before the special meeting begins; or (3) attending the special meeting and voting in person. Your attendance at the special meeting alone will not revoke your proxy.

If your shares are held in “street name,” you must follow the instructions provided by your broker, bank, or other nominee to change your vote.
Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
No. Your broker, bank, or other nominee may not vote your shares on the proposal to approve the Merger Agreement or on the Adjournment Proposal without your voting instructions. If your shares are held in street name, you should promptly follow the voting instructions provided by your broker, bank, or other nominee. If you do not provide instructions, your shares will not be voted (“broker non-votes”), which will have the same effect as a vote “AGAINST” the approval of the Merger Agreement and no effect on the Adjournment Proposal.

Q:	What risks should I consider before I vote on the Merger Agreement?
A:
You should carefully read the information in this prospectus and proxy statement, including the section entitled “Risk Factors” beginning on page 13. In addition, you should review the sections entitled “Forward-Looking Statements,” “The Merger—HCB’s Reasons for the Merger and Recommendation of HCB’s Board of Directors,” and “Interests of Certain Directors and Executive Officers in the Merger.”

Q:	If I am a participant in HCB's ESOP, how will shares owned through such plan be voted?
A:
If you participate in the Highpoint Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction form for the plan that reflects all shares that may vote under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of HCB common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of HCB common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

The deadline for returning voting instructions to the ESOP trustee is June 10, 2026.

Q:	Whom should I contact with questions about the special meeting or the Merger?
A:	HCB Financial Corp.
150 W. Court St.
Hastings, Michigan 49058
Attn.: Mark Kolanowski
(269) 945-2401
Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
Attn.: Gavin A. Mohr
(616) 447-3929
Q:	How does the HCB board recommend that I vote?
A:
After careful consideration, the HCB board of directors unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that HCB shareholders vote “FOR” approval of the Merger Agreement and “FOR” approval of the Adjournment Proposal. See “The Merger—HCB’s Reasons for the Merger and Recommendation of HCB’s Board of Directors.”

Q:	Did the HCB board receive a fairness opinion?
A:
Yes. The HCB board received an opinion, dated March 18, 2026, from its financial advisor, Hovde Group, LLC, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the Merger Consideration to be received by the holders of HCB common stock in the Merger was fair, from a financial point of view, to such holders. A copy of the opinion, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is included as Appendix B to this prospectus and proxy statement. HCB shareholders are encouraged to read the opinion in its entirety. Hovde will receive fees for its services, a substantial portion of which is contingent upon consummation of the Merger. Hovde has also received a fairness opinion fee. HCB has agreed to reimburse Hovde for certain expenses and to indemnify Hovde against certain liabilities. For more information about Hovde’s compensation and potential conflicts of interest, see “The Merger—Opinion of HCB’s Financial Advisor.”

Q:	What are the material U.S. federal income tax consequences of the Merger to HCB shareholders?
A:
The Merger is intended to qualify, and the obligations of the parties to complete the Merger are conditioned upon the receipt of a tax opinion from their respective counsel (Dickinson Wright PLLC for HCB and Varnum LLP for Independent) to the effect that the Merger will qualify, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”), based upon customary qualifications and assumptions, and representations and covenants made by Independent and HCB. If any of these assumptions or representations are or become inaccurate, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the Merger could be materially different from those described herein. Neither Independent nor HCB intends to waive this opinion condition to its obligation to consummate the Merger. If either Independent or HCB waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the Merger to HCB shareholders have materially changed, Independent and HCB will recirculate appropriate materials to resolicit the votes of HCB shareholders.

For the Merger to qualify as a “reorganization” under Section 368(a) of the Code, certain requirements must be satisfied. These requirements include the “continuity of interest” requirement as described in the U.S. Department of the Treasury Regulations (“Treasury Regulations”) Section 1.368-1(e). Under regulatory guidance, for the “continuity of interest” requirement to be satisfied, at least 40% (by value) of the aggregate total consideration received by HCB shareholders in the Merger must consist of Independent common stock. The value of Independent common stock received by HCB shareholders as Merger Consideration may vary, including due to changes in the price of Independent common stock. The “continuity of interest” requirement is expected to be satisfied unless the value of Independent common stock declines significantly from its value as of the last business day prior to the execution of the Merger Agreement.
Assuming the Merger qualifies as a “reorganization” under Section 368(a) of the Code, neither HCB nor Independent will recognize any gain or loss for United States federal income tax purposes as a result of the Merger.

HCB shareholders who are U.S. Holders (as defined in “Material United States Federal Income Tax Consequences of the Merger”) generally will not recognize gain or loss with respect to the Merger Consideration that they receive in the Merger, except with respect to (i) the Cash Consideration they receive and (ii) any cash they receive in lieu of receiving a fractional share of Independent common stock. HCB shareholders will receive a mix of cash and Independent common stock. A U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of Cash Consideration received in the Merger (other than cash received in lieu of a fractional share of Independent common stock) or (ii) the excess, if any, of the amount of such cash and the fair market value of Independent common stock received over the U.S. Holder’s adjusted tax basis in its shares of HCB common stock. Such gain will generally be capital gain. In addition, a U.S. Holder who receives cash in lieu of a fractional share of Independent common stock will generally be treated as having received such fractional share pursuant to the Merger and then as having sold that fractional share for cash, recognizing gain or loss equal to the difference between the cash received and the U.S. Holder’s basis in the fractional share. Payments of cash to a holder of HCB common stock may, under certain circumstances, be subject to information reporting and backup withholding. See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 42.
Q:	Are HCB shareholders entitled to dissenters’ rights?
A:
No. HCB shareholders are not entitled to dissenters’ rights under the Michigan Business Corporation Act (the “MBCA”). For more information, please review the section entitled “The Merger–No Dissenters’ Rights in the Merger”.

Q:	What regulatory approvals and other conditions must be satisfied before the Merger can be completed?
A:
Completion of the Merger is subject to the receipt of all required bank regulatory approvals and notices and the expiration or termination of any applicable waiting periods, including those required under the Bank Holding Company Act, the Federal Deposit Insurance Act, and the Michigan Banking Code, as well as other customary closing conditions specified in the Merger Agreement. The obligation of each party to complete the Merger is also subject to the accuracy of the other party’s representations and warranties (subject to negotiated materiality qualifiers), performance of covenants, and the absence of any law or order enjoining or prohibiting the Merger. See “The Merger Agreement–Regulatory Approvals for the Merger,” “The Merger Agreement–Conditions to Complete the Merger” and “The Merger Agreement–Acquisition Proposals by Third Parties.”

Q:	Can the Merger Agreement be terminated? Is there a termination fee?
A:
Yes. The Merger Agreement may be terminated in certain circumstances, including by mutual consent, by either party if the Merger is not completed by January 31, 2027, or following a material breach by the other party, among others. In specified circumstances—including if HCB terminates to enter into a superior proposal or after certain adverse recommendation changes, or if the Merger Agreement is terminated and HCB later enters into or consummates certain alternative transactions—HCB may be required to pay Independent a $3,250,000 termination fee. See “The Merger Agreement–Termination of the Merger Agreement.”

Q:	What happens if the Merger is not completed?
A:
If the Merger is not completed, HCB will remain an independent company and its shareholders will not receive the Merger Consideration. In certain circumstances, HCB may be required to pay a termination fee as described above. See “The Merger Agreement – Termination of the Merger Agreement.” Market prices for HCB common stock may decline to the extent that such prices reflect an assumption that the Merger will be completed. In addition, HCB will have incurred significant costs related to the Merger, which must be paid whether or not the Merger is completed.

Q:	What interests do HCB directors and executive officers have in the Merger that may be different from or in addition to those of other HCB shareholders?
A:
HCB’s directors and executive officers may have interests in the Merger that are different from or in addition to those of HCB shareholders generally, including retention or severance arrangements, continued indemnification and directors’ and officers’ liability insurance coverage, and potential employment or consulting arrangements. The HCB board was aware of and considered these interests when it approved the Merger Agreement. See “Interests of Certain Directors and Executive Officers in the Merger.”

Q:	Will the shares of Independent common stock issued in the Merger be listed?
A:
Independent will use reasonable best efforts to cause the shares of Independent common stock to be issued in the Merger to be approved for listing on The Nasdaq Global Select Market under the symbol “IBCP,” subject to official notice of issuance, as a condition to closing. See “The Merger Agreement—Conditions to Complete the Merger.”

Q:	How will the value of the Stock Consideration be determined? Could it change before closing?
A:
The number of shares you receive per HCB share is fixed by the Exchange Ratio (1.5900). The market value of the Stock Consideration will fluctuate with the trading price of Independent common stock, which means the market value of the total Merger Consideration you receive will vary between the date of this prospectus and proxy statement and the closing date. You should obtain current market quotations for Independent common stock and consider the risk factors described under “Risk Factors.” See also “Comparative Market Prices.”

Q:	Will I be entitled to dividends before or after the Merger?
A:
The Merger Agreement restricts HCB’s ability to declare or pay dividends prior to closing, subject to specified exceptions. Following the Merger, holders of Independent common stock will be eligible to receive dividends if, as, and when declared by the Independent board, in its discretion, and subject to applicable law and regulatory guidance.

Q:	Do I need to pay any service fees or charges to exchange my shares?
A:
No service fees will be charged to registered shareholders for exchanging certificated shares. However, the exchange agent will not deliver the Merger Consideration until you have properly surrendered your stock certificates or, for book-entry shares, completed any required procedures. If you hold shares through a broker, bank, or other nominee, you should contact them about any fees they may charge in the ordinary course.

SUMMARY
This summary highlights selected information from this prospectus and proxy statement. It may not contain all of the information that is important to you. For a more complete understanding of the Merger between Independent and HCB, we urge you to carefully read and consider this entire document, including the Merger Agreement attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference. Each item in this summary includes a page reference directing you to a more complete description of that item.
The Companies (Page 9)
Information about Independent
Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
(616) 527-5820
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company. Founded as First National Bank of Ionia in 1864, Independent operates a branch network across Michigan’s Lower Peninsula and one loan production facility in Ohio through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance. Independent is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
As of March 31, 2026, Independent had total assets of $5.558 billion, total loans (including loans held for sale) of $4.328 billion, total deposits of $4.881 billion, and total shareholders’ equity of $510.6 million.
Independent’s website can be accessed at www.independentbank.com. Information contained on Independent’s website does not constitute part of, and is not incorporated into this prospectus and proxy statement.
Information about HCB
HCB Financial Corp.
150 West Court St.
Hastings, MI 49058
(269) 945-2401
HCB Financial Corp. (OTCID: HCBN) is a financial holding company headquartered in Hastings, Michigan. It serves as the parent company of Highpoint Community Bank and several related subsidiaries. HCB’s principal executive offices are located at 150 W. Court St., Hastings, Michigan. Highpoint Community Bank operates multiple full-service banking offices serving communities across West Michigan and provides commercial and consumer banking services to individuals, businesses, and municipalities within its markets.
As of December 31, 2025, HCB had, on a consolidated basis, total assets of $589.7 million, gross loans of $354 million, total deposits of $532.1 million, and total shareholders’ equity of $47.5 million.
HCB’s website can be accessed at www.highpointcommunitybank.com. Information contained on HCB's website does not constitute part of, and is not incorporated into, this prospectus and proxy statement.
Summary of Certain Aspects of the Merger
Structure of the Merger; Bank Consolidation (page 45)
If the Merger is completed, HCB will be merged with and into Independent, with Independent as the surviving corporation. Following completion of the Merger, Independent intends to consolidate Highpoint Community Bank with and into Independent Bank, with Independent Bank as the surviving bank. Assuming the Merger is completed, Independent currently expects to consolidate Highpoint Community Bank with and into Independent Bank in the fourth quarter of 2026, at the same time it is able to convert Highpoint Community Bank’s data processing systems to those of Independent.
What HCB Shareholders will Receive in the Merger (page 45)
If the Merger is completed as planned, each share of HCB common stock will be converted into the right to receive consideration consisting of: (a) $17.51 in cash (the “Cash Consideration”); and (b) 1.5900 shares of Independent common stock (the “Exchange Ratio”), plus cash in lieu of any fractional share of Independent common stock (collectively, the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). The Merger Consideration is subject to the following adjustments:
•
Shareholders’ Equity Adjustment: If HCB’s Company Consolidated Shareholders’ Equity as of the Final Statement Date is less than $48,607,000, the Exchange Ratio and the Cash Consideration will each be reduced proportionately to reflect 75% and 25%, respectively, of the shortfall (the “Shareholders’ Equity Price Adjustment”). Please see “The Merger Agreement–What HCB Shareholders will Receive in the Merger” starting on page 45 below for more details.

•
Stock Price (Upset) Adjustment: If the Final Purchaser Price of Independent common stock falls below 80% of the Initial Purchaser Price of $34.39, and Independent’s stock has also underperformed the KBW NASDAQ Regional Banking Index (KRX) by more than 15% over the Pricing Period, HCB will have the right to request an upward adjustment to the Exchange Ratio. If Independent declines to make such adjustment, the Merger Agreement will terminate unless HCB elects to proceed at the original Exchange Ratio. Please see “The Merger Agreement–What HCB Shareholders will Receive in the Merger” starting on page 45 below for more details.

•
Anti-Dilution Adjustment: If, prior to closing, Independent or HCB effects a stock split, reverse stock split, stock dividend, reclassification, recapitalization, or similar change in capitalization, the Exchange Ratio will be proportionately adjusted to preserve the economic value of the Merger Consideration for HCB shareholders.

Independent will not issue fractional shares of Independent common stock in the Merger. An HCB shareholder who would otherwise be entitled to receive a fraction of a share of Independent common stock in the Merger will instead receive an amount of cash determined by multiplying that fraction by the Final Purchaser Price (as defined in the Merger Agreement).
Recommendation of HCB’s Board of Directors (page 23)
HCB’s board of directors has unanimously determined that the Merger is advisable and fair to, and in the best interests of, HCB and HCB’s shareholders, adopted the Merger Agreement and authorized the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that HCB shareholders vote “FOR” approval of the Merger Agreement and “FOR” approval of the Adjournment Proposal.
Vote Required for Approval; Voting Agreement (page 24)
The affirmative vote of the holders of a majority of the shares of HCB common stock outstanding as of the record date for the special meeting is required to approve the Merger Agreement. The affirmative vote of the holders of a majority of votes cast at the special meeting is necessary to approve the Adjournment Proposal. No approval by Independent shareholders is required.
As of the record date, HCB’s directors beneficially owned 46,894.50 shares of HCB common stock, or approximately 4.69% of the shares of HCB’s common stock entitled to vote at the special meeting. Each of HCB’s directors has entered into a voting agreement pursuant to which he or she has agreed, subject to certain exceptions, to vote (or cause to be voted) all of the shares beneficially owned by such director in favor of approval of the Merger Agreement.
Revocation of Proxies (page 24)
An HCB shareholder who has submitted a proxy may revoke it at any time before it is exercised at the special meeting. A proxy may be revoked by: (1) delivering a written notice of revocation to the President and Chief Executive Officer of HCB, Mark Kolanowski, 150 West Court St., Hastings, MI 49058, that is received before the special meeting begins; (2) submitting a later-dated proxy (by mail or via the Internet, as applicable) that is received before the special meeting begins; or (3) attending the special meeting and voting in person. Attendance at the special meeting alone will not revoke a previously submitted proxy. HCB shareholders who hold shares in “street name” through a broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to revoke or change their vote. Your last vote will be the vote that is counted.

Fairness Opinion of HCB’s Financial Advisor (page 30)
In connection with the Merger, the board of directors of HCB received a written opinion, dated March 18, 2026 from HCB’s financial advisor, Hovde Group, LLC (“Hovde”), to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the Merger Consideration is fair, from a financial point of view, to HCB. The full text of Hovde’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Hovde in rendering its opinion, is attached to this document as Appendix B. We encourage you to read the entire opinion carefully. The opinion of Hovde is directed to the board of directors of HCB and does not constitute a recommendation to any HCB shareholder as to how to vote at the special meeting or any other matter relating to the Merger Agreement or the Merger.
Conditions to Complete the Merger (page 56)
The completion of the Merger depends on a number of conditions being satisfied or, where permissible, waived. These conditions include, among others, receipt of regulatory approval, approval of HCB shareholders, and other customary closing conditions. We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
Regulatory Approvals for the Merger (page 62)
Completion of the Merger is subject to the approval of the Federal Reserve and the Michigan Department of Insurance and Financial Services. The applications to obtain such approval have been filed with these regulatory agencies as of the date of this prospectus and proxy statement. Although Independent does not know of any reason why it will not obtain these regulatory approvals in a timely manner, it cannot be certain when or if it will obtain them.
Termination of the Merger Agreement (page 60) and Termination Fee (page 61)
The Merger Agreement can be terminated at any time prior to completion of the Merger by mutual consent of Independent and HCB. Also, either party can terminate the Merger Agreement in various circumstances. In some circumstances, HCB is required to pay Independent a termination fee of $3,250,000.
No Dissenters’ Rights in the Merger (page 44)
Dissenters’ rights are rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights are not available in all circumstances, and exceptions to these rights are provided in the Michigan Business Corporation Act (“MBCA”). Under the MBCA and HCB’s articles of incorporation, holders of HCB common stock will not have dissenters’ rights in connection with the Merger.
Material United States Federal Income Tax Consequences (page 42)
Independent and HCB expect the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. If the Merger qualifies as a reorganization, then, in general, holders of HCB common stock who exchange their HCB shares for the Merger Consideration will not recognize any gain or loss for U.S. federal income tax purposes upon that exchange, except with respect to cash received (including the Cash Consideration and any cash received in lieu of fractional shares).
You are urged to consult your own tax advisor regarding the particular consequences to you of the Merger.

Comparative Market Prices
The following table shows the closing prices of Independent common stock and HCB common stock as reported on March 17, 2026, the last trading day before the date of public announcement of the Merger, and on May 19, 2026, the last practicable trading day before the date this prospectus and proxy statement was printed and mailed. This table also presents the pro forma equivalent per share value of a share of HCB common stock on those dates. The pro forma equivalent per share value was calculated by multiplying the closing price of Independent common stock on those dates by 1.5900, the Exchange Ratio in the Merger, and adding the fixed consideration of $17.51 payable for each share of HCB common stock.

	Independent Common Stock	HCB Common Stock	Cash Consideration per Share of HCB Common Stock	Pro Forma Equivalent Value of One Share of HCB Common Stock
March 17, 2026	$33.13	$40.40	$17.51	$70.19
May 19, 2026	$33.17	$68.32	$17.51	$70.25

The market price of Independent common stock will fluctuate between the date of this prospectus and proxy statement and the completion of the Merger. Consequently, the total dollar value of the Merger Consideration that you will receive upon completion of the Merger may be significantly higher or lower than its value as of the date of this prospectus and proxy statement. We advise you to obtain current market quotations for Independent common stock and HCB common stock. We can provide no assurance as to future prices of Independent common stock or HCB common stock. Article 11 pro forma financial information has not been prepared or included in this prospectus and proxy statement because the acquisition of HCB does not constitute a “significant” acquisition for Independent under Rule 11-01 of Regulation S-X, and pro forma financial information is not otherwise material to the investment decision of HCB shareholders.

RISK FACTORS
This section summarizes material risks you should carefully consider in deciding how to vote on the Merger and whether to hold or dispose of shares following the Merger. You should read these risk factors together with the other information contained in or incorporated by reference into this prospectus and proxy statement, including “Cautionary Note Regarding Forward-Looking Statements” and the risk factors included in Independent’s Annual Report on Form 10-K for the year ended December 31, 2025. The risks described below are not the only risks facing the parties. Additional risks and uncertainties not presently known or that are currently deemed immaterial may also affect the Merger and the combined company.
Risks Related to the Proposed Merger
Because the market price of Independent common stock will fluctuate, HCB shareholders cannot be certain of the precise value of the Merger Consideration they will be entitled to receive.
Pursuant to the Merger Agreement, each share of HCB common stock (other than excluded shares) will be entitled to receive $17.51 in cash and 1.5900 shares of Independent common stock, with cash paid in lieu of fractional shares. The Exchange Ratio is fixed and subject to adjustment only in the limited circumstances described in the Merger Agreement. Because the Exchange Ratio is fixed, the market value of the stock component of the Merger Consideration will depend on the market price of Independent common stock at the time the Merger is completed, which cannot be predicted. The market price of Independent common stock will fluctuate before and after completion of the Merger due to many factors beyond the control of Independent or HCB, including general stock market conditions, changes in interest rates, credit quality and capital levels, legislative and regulatory developments, economic conditions, competitive pressures, and investor perceptions of Independent and the banking industry generally. These factors may cause the market price of Independent common stock to decrease, and the value of the stock component of the Merger Consideration that HCB shareholders receive could be less than the value of such component at the time the Merger Agreement was signed, at the time this prospectus and proxy statement was mailed, or at the time HCB shareholders vote on the Merger. Other than the limited upset provision described in “The Merger Agreement–What HCB Shareholders Will Receive in the Merger”, the Merger Agreement does not include a price-based termination right or a collar mechanism that would allow either party to terminate the Merger Agreement if the market price of Independent common stock falls below a specified threshold. HCB shareholders should obtain current market quotations for Independent common stock before voting and should carefully read The Merger Agreement–What HCB Shareholders Will Receive in the Merger”.
Regulatory approvals required to complete the Merger may not be received, may take longer than expected, or may impose conditions that are not anticipated or that could adversely affect the combined company.
Completion of the Merger requires approvals, consents or non-objections from U.S. federal and state bank regulatory authorities, including the Board of Governors of the Federal Reserve System (or, if delegated, the Federal Reserve Bank of Chicago) and the Michigan Department of Insurance and Financial Services, and is subject to possible review or challenge by the U.S. Department of Justice on antitrust grounds. These regulators consider factors such as competitive effects on local banking markets, financial and managerial resources, capital adequacy, liquidity, safety and soundness, Community Reinvestment Act and fair lending records, compliance with Bank Secrecy Act/anti-money laundering (“BSA/AML”) and sanctions laws, and information technology risk management. Regulatory agencies may impose conditions, limitations, requirements or divestitures-including with respect to branch operations, deposit products, lending activities or business lines-that are not anticipated and could be burdensome, could adversely affect the combined company’s operations or profitability following completion, or could delay or prevent closing. Regulatory agencies may also delay the review process, and there can be no assurance that required approvals will be obtained in a timely manner or at all. Adverse findings at either institution related to CRA, fair lending, BSA/AML compliance or other matters could delay or prevent regulatory approval or result in additional conditions being imposed. See “The Merger Agreement—Regulatory Approvals for the Merger.”
Because HCB common stock is quoted on the over-the-counter (“OTC”) market, it is difficult to determine how the fair value of HCB common stock compares with the Merger Consideration.
HCB common stock is quoted on the OTC.OTCID Basic Market (which we refer to as the “OTCID”) maintained by OTC Market Groups, Inc., under the symbol “HCBN.”. HCB’s common stock has traded only sporadically and in limited volume, and the trading history may not be representative of the prices at which HCB common stock would trade on a more active market. Over-the-counter market quotations reflect inter-dealer pricing without retail markup, markdown or commission, may not reflect actual transactions, and do not necessarily reflect the intrinsic or fair market value of HCB common stock. As a result, it is difficult to determine whether the Merger Consideration represents a premium, discount or fair value relative to the market price of HCB common stock, and the historical trading prices of HCB common stock may not be a reliable indicator of the value of the Merger Consideration. HCB shareholders are encouraged to review the discussion of the board of directors’ valuation analysis and the opinion of HCB’s financial advisor described in “The Merger—Opinion of HCB’s Financial Advisor” in evaluating the fairness of the Merger Consideration.
Independent and HCB will be subject to business uncertainties and HCB will be subject to contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.
Uncertainty relating to the Merger may impair the ability of Independent or HCB to attract, retain and motivate key employees; may cause customers, depositors, borrowers, and other business counterparties to seek alternative providers, delay or defer decisions, or renegotiate or terminate existing relationships; and may divert management attention and resources from the day-to-day conduct of each company’s business and from the pursuit of growth and other opportunities. The adverse effects of Merger-related uncertainty may be exacerbated if the pendency of the Merger is prolonged. In addition, pursuant to the Merger Agreement, HCB is required to operate its business in the ordinary course consistent with past practice and is subject to a variety of restrictions on its operations without Independent’s consent, including restrictions on capital expenditures, new indebtedness, acquisitions, certain compensation increases, and other actions that could require the consent of Independent. These restrictions may prevent HCB from responding to competitive developments or market opportunities and could place HCB at a competitive disadvantage during the pendency of the Merger. Any of these effects could have an adverse impact on HCB’s business, financial condition and results of operations prior to completion of the Merger and on Independent’s business, financial condition and results of operations following completion of the Merger. See “The Merger Agreement–Conduct of Business Pending the Merger.”
The Merger may be more difficult, costly or time-consuming to complete, and Independent may fail to realize some or all of the anticipated benefits of the Merger.
The anticipated benefits of the Merger, including expected cost savings, revenue synergies, operational efficiencies and growth opportunities, are based on projections and assumptions that may not be realized. Realization of anticipated benefits will depend on Independent’s ability to integrate HCB’s operations, personnel, systems, and business successfully and in a timely manner. The integration process involves complex operational, technical and management challenges that may be more difficult, time-consuming or costly than anticipated, and may result in: the loss of key customers, depositors, borrowers or business relationships; the departure of key officers and employees; the disruption of ongoing business operations at both companies; inconsistencies in standards, controls, procedures, systems and policies; unanticipated expenses and liabilities; and difficulties in aligning corporate cultures and organizational structures. Core systems conversions, data migrations and technology integrations present significant operational, regulatory and cybersecurity risks, including the risk of service interruptions, transaction processing errors, data loss or compromise, and increased vulnerability to cyber threats. Independent has also incurred and expects to continue to incur substantial non-recurring transaction and integration-related costs. If Independent is unable to integrate HCB effectively and within the expected timeframe, the combined company may fail to realize some or all of the anticipated benefits of the Merger, which could adversely affect the combined company’s business, financial condition, results of operations, and the trading price of Independent common stock.
Deposit attrition, customer loss and other business disruptions could be greater than expected, which could adversely affect the combined company’s results.
The success of the combined company will depend, in part, on its ability to retain the customer relationships and business of HCB following the Merger. Customers and depositors may choose to reduce or withdraw balances, shift business to competitors, or terminate relationships due to uncertainty about the Merger, preferences for different banking institutions, concerns about service continuity, or other reasons. Higher-than-expected deposit attrition or customer loss, unfavorable changes in deposit mix or repricing, or adverse changes in borrower behavior could reduce net interest income, increase funding costs, pressure liquidity, and adversely affect the combined company’s loan portfolio quality, fee revenues, operating results, and ability to achieve anticipated synergies. In addition, key customers and counterparties of HCB may require consent for assignment of their contracts or deposit arrangements, and some may seek to renegotiate or terminate those arrangements in connection with the Merger. There can be no assurance that Independent will be able to retain HCB’s customer relationships and business at anticipated levels following the Merger.

HCB shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the Merger and will have less influence on the management and policies of Independent than they currently have on HCB.
Following completion of the Merger, former HCB shareholders who receive shares of Independent common stock will own a smaller percentage of the combined company than they currently own of HCB on a standalone basis. As a result, former HCB shareholders will have reduced voting power and reduced ability to influence corporate governance matters, including the election of directors, executive compensation, mergers and other significant transactions, and other matters submitted to a shareholder vote. The voting power of former HCB shareholders will be further subject to the voting preferences of existing Independent shareholders, who will collectively own a significantly larger percentage of the combined company than the former HCB shareholders. In addition, former HCB shareholders will be minority shareholders in a company whose business, risk profile, and strategic direction may differ from those of HCB as a standalone institution, and their ability to direct or influence the combined company’s policies and strategy will be limited accordingly.
Directors and executive officers of HCB have interests in the Merger that differ from, or are in addition to, the interests of HCB shareholders generally.
Certain directors and executive officers of HCB have interests in the Merger that differ from, or are in addition to, the interests of HCB shareholders generally. These interests may include: the receipt of change-in-control payments, severance or transition benefits triggered in connection with the Merger; the accelerated vesting or payment of incentive awards; rights to continued indemnification and directors’ and officers’ liability insurance coverage following the Merger; the potential for retention bonuses, consulting arrangements, or employment offers from Independent; and other interests described in this prospectus and proxy statement. The existence of these interests may have influenced the directors and executive officers of HCB to support or approve the Merger Agreement and to recommend that HCB shareholders vote in favor of the Merger, and HCB shareholders should be aware of these interests when considering the board’s recommendation. The HCB board of directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and in recommending that HCB shareholders vote for the Merger. For a description of the interests of HCB directors and executive officers in the Merger, see “Interests of Certain Directors and Executive Officers in the Merger.”
The termination fee and the restrictions on third-party acquisition proposals set forth in the Merger Agreement may discourage others from trying to acquire HCB and limit HCB’s ability to pursue alternatives to the Merger.
The Merger Agreement contains non-solicitation provisions that restrict HCB from soliciting, initiating, knowingly facilitating, or encouraging any alternative acquisition proposal, subject to customary exceptions for superior proposals and the HCB board’s fiduciary duties. In addition, the Merger Agreement provides for a termination fee of $3,250,000 payable by HCB to Independent if the Merger Agreement is terminated under specified circumstances, including in certain situations where the HCB board changes its recommendation or HCB enters into an alternative transaction. These provisions could discourage or increase the cost for third parties to propose or pursue a competing acquisition transaction involving HCB, even if such a transaction might be considered more favorable to HCB shareholders than the Merger. The termination fee, together with the no-shop and matching rights provisions, could effectively limit the market check for HCB and make it less likely that HCB shareholders will receive an offer superior to the Merger Consideration. See “The Merger Agreement—Conduct of Business Pending the Merger”, “The Merger Agreement—Changes in the HCB Board Recommendation”, “The Merger Agreement—Conditions to Complete the Merger”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee”.
The Merger Agreement contains provisions granting both Independent and HCB the right to terminate the Merger Agreement in certain circumstances; the Merger may not be completed, which could negatively impact HCB and Independent.
Completion of the Merger is subject to a number of conditions that may not be satisfied or waived in a timely manner or at all, including: the approval of HCB shareholders; receipt of all required regulatory approvals without the imposition of any conditions that would be unduly burdensome; the accuracy of representations and warranties of each party, subject to the materiality standards set forth in the Merger Agreement; compliance by each party with its covenants and obligations; the shares of Independent common stock to be issued in the Merger having been approved for listing on Nasdaq; the absence of any injunction, legal restraint or prohibition preventing consummation; and other customary closing conditions. Either party may terminate the Merger Agreement under certain specified circumstances, including if the Merger has not been completed by January 31, 2027 (subject to any agreed extension). If the Merger Agreement is terminated, Independent, HCB, and their respective shareholders could be adversely affected, including through the diversion of management time and resources, the incurrence of substantial fees and expenses, reputational harm, disruption to business plans, and potential loss of employees and business relationships. In certain circumstances, HCB may be required to pay Independent a termination fee of $3,250,000. There can be no assurance that the Merger will be completed on the anticipated timeline, on the terms currently contemplated, or at all. See “The Merger Agreement—Conditions to Complete the Merger”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee”.
The market price of Independent common stock following the Merger may decline or be affected by factors different from those affecting HCB’s or Independent’s historical performance, and sales of Independent shares issued in the Merger could depress the market price.
Following completion of the Merger, the combined company will operate a larger and more complex business with a different mix of assets, liabilities, risk exposures, and strategic priorities. The market price of Independent common stock following the Merger may be affected by factors different from, or in addition to, those that have historically affected Independent’s or HCB’s individual stock prices, and there can be no assurance that the combined company will perform as well as the two companies would have independently. In addition, the issuance of shares of Independent common stock in connection with the Merger will increase the number of Independent shares outstanding, which could have a dilutive effect on Independent’s earnings per share and tangible book value per share. Former HCB shareholders who receive Independent shares in the Merger may seek to sell some or all of those shares, and the market may not be able to absorb such sales without downward pressure on Independent’s stock price. Shares received by persons who are affiliates of HCB prior to the Merger will be subject to resale limitations under the U.S. federal securities laws, including Rule 145 under the Securities Act, and may not be freely tradeable.
Independent or HCB, or both, may be subject to claims and litigation pertaining to the Merger that could prevent or delay the completion of the Merger or result in the payment of damages.
Shareholder litigation or other litigation related to the Merger may be filed against HCB, Independent, and/or their respective directors, officers and advisors in connection with the Merger, the Merger Agreement, this prospectus and proxy statement, or the approval process. The outcome of any such litigation is inherently uncertain. The defense or settlement of any such litigation, whether meritorious or not, may involve significant costs, including legal fees, damages, and other remedies; divert the time and attention of management and directors; delay or prevent the completion of the Merger; and result in adverse publicity or reputational harm. In addition, the possibility of litigation may affect the parties’ ability to negotiate or enforce deal-protection mechanisms in the Merger Agreement, or could result in modifications to the terms of the Merger. Regulatory investigations or proceedings arising out of or related to the Merger could also impose additional costs and compliance burdens on the combined company.
The combined company’s reported financial condition and results may be adversely affected by purchase accounting, including the requirement to establish credit marks on acquired assets and to recognize goodwill and other intangibles that could be impaired.
The Merger will be accounted for as a business combination using the acquisition method of accounting. The assets acquired and liabilities assumed will be recorded at their respective estimated fair values as of the closing date, and any excess of the purchase price over the fair value of identifiable net assets acquired will be recorded as goodwill. Establishing the fair values of acquired assets and assumed liabilities requires significant estimates, judgments, and assumptions, particularly with respect to loans and leases, the allowance for credit losses, core deposit intangibles, time deposits, borrowings, investment securities, operating lease obligations, and other financial instruments. The values assigned to these assets and liabilities are preliminary and subject to change. Goodwill is not amortized but is subject to annual impairment testing, and other intangible assets will be amortized over their estimated useful lives. Subsequent adverse changes in economic conditions, credit quality, market interest rates, business performance, or other factors could result in non-cash impairment charges to goodwill or other intangible assets, which would reduce the combined company’s reported earnings and shareholders’ equity and could adversely affect regulatory capital ratios. In addition, increases in credit marks or the allowance for credit losses on acquired loans could result in higher provision expense and lower post-closing earnings than currently anticipated.

The combined company may not achieve expected cost savings, synergies or other benefits within the anticipated timeframe, and integration and conversion costs could be higher than expected.
The projected cost savings and synergies attributable to the Merger are based on numerous assumptions about future business performance, including anticipated reductions in personnel, technology costs; benefits from operational efficiencies and systems consolidation; favorable vendor contract renegotiations; facilities rationalization; and workforce alignment. These projections are inherently uncertain, and the ability to realize them depends on factors that are difficult to predict, including management execution, employee retention, customer response, market conditions, and regulatory requirements. If the underlying assumptions prove incorrect or the combined company is unable to execute integration plans on schedule, anticipated cost savings and synergies may not be fully realized or may take longer to achieve than expected. In addition, Independent has incurred and expects to incur significant non-recurring transaction and integration costs, including legal, accounting, investment banking, severance and retention, core systems conversion, vendor termination, branding, and other costs, which could be material and could exceed current estimates. The net benefits to the combined company from the Merger may be reduced to the extent these costs are higher than anticipated or projected synergies are not achieved.
The fairness opinion obtained by HCB from its financial advisor was rendered as of a specific date and will not reflect changes between the date of the opinion and the effective time of the Merger.
HCB’s financial advisor, Hovde Group, LLC, delivered a written opinion to HCB’s board of directors, dated March 18, 2026, to the effect that, as of such date and subject to the assumptions, qualifications and limitations described therein, the Merger Consideration was fair, from a financial point of view, to HCB shareholders. The fairness opinion speaks only as of the date it was rendered and is based upon information available, financial forecasts, market conditions, and other circumstances and events existing and known to the financial advisor as of that date. The opinion does not reflect or take into account any developments that may have occurred, or information that may have become available, after the date of the opinion, including changes in the business, operations, financial condition, results of operations, or prospects of Independent or HCB; changes in market conditions, interest rates, credit quality, liquidity, deposit flows, or the market price of Independent common stock; or any other subsequent developments. The fairness opinion is not a recommendation to any HCB shareholder as to how to vote or what action to take with respect to the Merger, and the receipt of the opinion should not be construed as assurance that the Merger Consideration represents the highest possible value that could be achieved in a sale of HCB or that the combined company will achieve results consistent with the projections underlying the opinion. See “The Merger—Opinion of HCB’s Financial Advisor.”
The Merger may fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which could result in HCB shareholders recognizing additional taxable gain or loss.
It is a condition to closing of the Merger that each of Independent and HCB receive a legal opinion from their respective counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts, representations and assumptions that are described therein, and are not binding on the Internal Revenue Service or any court. If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code – whether due to a change in law or facts, an IRS challenge, or a court determination – HCB shareholders would generally recognize taxable gain or loss on the exchange of their HCB shares, measured by the difference between the sum of the cash and the fair market value of the Independent common stock received and the shareholder’s adjusted tax basis in the HCB shares surrendered. In such case, the entire gain or loss, rather than only the gain or loss attributable to the cash portion of the consideration, would be taxable. Even if the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, HCB shareholders will generally recognize gain (but not loss) to the extent of any cash received, including cash received in lieu of fractional shares. The U.S. federal income tax consequences of the Merger will depend on each HCB shareholder’s specific circumstances. HCB shareholders are urged to consult their own tax advisors regarding the tax consequences of the Merger, including the effect of state, local, and non-U.S. tax laws. See “Material United States Federal Income Tax Consequences of the Merger.”
To fund the cash portion of the Merger Consideration and integration activities, Independent may utilize cash on hand, incur indebtedness, or pursue other financing or capital actions, which could increase leverage, interest expense or dilute existing shareholders.
Independent expects to fund the cash component of the Merger Consideration principally from available cash and liquid assets on hand. Depending on prevailing market conditions, interest rate levels, regulatory capital requirements, and other factors at or around the time of closing, Independent may determine or be required to access the capital markets, incur or assume additional indebtedness, issue other securities, or enter into other financing arrangements to fund the Cash Consideration or integration-related expenditures. Any such capital actions could increase Independent’s leverage and interest expense, reduce its net interest margin, adversely affect its regulatory capital ratios or liquidity position, dilute existing shareholders, or limit its strategic flexibility following the Merger. In addition, if market conditions deteriorate prior to closing, expected funding sources may become unavailable or more costly than anticipated. There can be no assurance that Independent will be able to fund the Cash Consideration on acceptable terms or that the combined company will maintain its current capital structure following the Merger.
The declaration, payment and amount of future dividends by the combined company are uncertain.
Any dividends declared by the combined company following completion of the Merger will be at the discretion of Independent’s board of directors and will depend on a variety of factors, including Independent’s earnings, financial condition, regulatory capital and liquidity requirements, legal and contractual limitations, tax considerations, and other factors that the board of directors deems relevant. As a bank holding company, Independent’s ability to pay dividends is dependent in part on dividends received from its subsidiary bank, which are subject to regulatory and statutory limitations. Regulatory capital requirements applicable to Independent and its subsidiary bank, including requirements applicable if the combined company approaches or exceeds certain asset thresholds, may restrict the amount of dividends available for distribution to shareholders. HCB shareholders who depend on dividend income should be aware that there can be no assurance as to the amount, timing or continuation of dividends following the Merger. Independent may choose to reduce or eliminate its dividend in the future, regardless of its historical dividend practice.
The combined company will be subject to heightened information technology, data conversion and cybersecurity risks associated with integrating systems and migrating customer data.
The integration of HCB’s information technology systems, online and mobile banking platforms, core banking and ancillary systems, and customer data into Independent’s existing infrastructure is complex and involves significant operational, regulatory, and cybersecurity risks. These include, among others: service interruptions or degradation affecting customers and counterparties; transaction processing or settlement errors; failed, delayed or incomplete data conversions; system incompatibilities or failures; third-party vendor performance or availability issues; data loss, corruption or unauthorized access; and heightened exposure to cybersecurity threats during transition periods, including phishing, ransomware, account takeover, and business email compromise. System conversions may require extensive testing, parallel operations, and remediation that could strain management, personnel, and financial resources. Significant IT incidents or data breaches could result in reputational harm to the combined company, loss of customer relationships and revenue, regulatory scrutiny and enforcement actions, civil litigation, remediation costs, and notifications to regulators, customers and counterparties. In addition, increased scale and complexity of the combined company’s technology environment may attract greater cybersecurity threats on an ongoing basis.
Unknown or contingent liabilities of HCB may adversely affect the combined company.
Prior to completion of the Merger, Independent will have limited ability to conduct comprehensive due diligence on all aspects of HCB’s business, operations, assets, and liabilities, and HCB may have contingent or undisclosed liabilities that are unknown or not fully quantifiable as of the date hereof or as of the closing date. Such unknown or contingent liabilities could include: credit quality deterioration or loan losses in excess of established reserves; pending or threatened litigation, claims, or regulatory proceedings not disclosed or not yet initiated; tax liabilities, assessments, or elections not reflected in HCB’s financial statements; compliance deficiencies relating to applicable laws and regulations, including fair lending, BSA/AML, sanctions, consumer protection, and data privacy; employee benefits, compensation or labor matters; obligations under contracts, leases, or vendor arrangements; and environmental conditions or liabilities. To the extent these or other liabilities materialize, are greater than anticipated, or are not subject to indemnification or other remedies under the Merger Agreement, they could adversely affect the combined company’s business, financial condition, and results of operations following the Merger. The representations and warranties made by HCB in the Merger Agreement will not survive the closing of the Merger.
Adverse economic, interest rate, competitive, regulatory or geopolitical conditions could negatively affect the combined company’s business and the value of the stock component of the Merger Consideration.
The combined company’s business and the value of Independent common stock may be adversely affected by a variety of economic, market, regulatory and geopolitical factors, many of which are beyond the combined company’s control. These include, among others: changes in market interest rates and the shape of the yield curve, which affect net interest income, deposit costs, loan demand, and the value of investment and loan portfolios; increased competition for deposits and loans from banks, credit unions, fintech companies, and other financial institutions; deterioration in credit quality, including higher-than-expected credit losses and increases in nonperforming assets; inflationary pressures affecting operating costs, asset values, and customer behavior; market volatility in equity, debt, real estate, and commodity markets; labor market conditions, including wage inflation and talent availability; changes in federal and state banking laws, regulations, or supervisory standards or expectations, including changes arising from the current regulatory environment; supervisory or enforcement actions at either legacy institution; geopolitical instability, trade policy uncertainty, and macroeconomic shocks; and environmental, social, or climate-related risks. Any of these factors could adversely affect deposit gathering, loan origination and credit quality, net interest margin, fee income, regulatory capital levels, liquidity, and overall financial performance of the combined company, as well as the market price of Independent common stock.
HCB shareholders will have rights as Independent shareholders that differ from their current rights as HCB shareholders.
Upon completion of the Merger, former HCB shareholders who receive shares of Independent common stock will become shareholders of Independent, and their rights as shareholders will be governed by Independent’s articles of incorporation and bylaws, the Michigan Business Corporation Act, and other applicable law, rather than by HCB’s organizational documents and applicable law. The rights of Independent shareholders differ in certain material respects from the rights of HCB shareholders, including with respect to voting rights, shareholder proposals, special meeting procedures, director election and removal, board composition and duties, amendments to governing documents, anti-takeover provisions, and other matters. Certain of these differences may be less favorable to former HCB shareholders than the provisions currently applicable to them as HCB shareholders. See “Comparison of Common Shareholder Rights” for a description of the material differences between the rights of HCB shareholders and Independent shareholders.
The Merger could dilute Independent’s tangible book value per share, and the combined company may not achieve the expected tangible book value earn-back period.
The issuance of Independent common stock in connection with the Merger and the application of purchase accounting, including fair-value marks on acquired loans and securities, the recognition of core deposit intangibles and goodwill, and other purchase-accounting adjustments, are expected to be dilutive to Independent’s tangible book value per share at closing. The period required to earn back such tangible book value dilution through future earnings – the “earn-back period” – may be longer than currently projected or may not be achieved at all. The earn-back period is sensitive to the level of cost savings and synergies realized, the magnitude of credit losses on acquired loans, integration and other non-recurring costs, the pace of core deposit intangible and other amortization, and general economic and market conditions. If these assumptions prove incorrect, tangible book value dilution may be more significant, the earn-back period may be extended, or earn-back may not occur, any of which could adversely affect the market price of Independent common stock and investor perceptions of the Merger.
The Merger could result in significant increases to the combined company’s allowance for credit losses and other purchase-accounting adjustments that adversely affect post-closing results.
The Merger will be accounted for using the acquisition method of accounting. Under this method, and in connection with Current Expected Credit Losses (“CECL”) accounting standards, the combined company will be required to establish credit marks and a day-one allowance for credit losses (“ACL”) on loans and other acquired financial assets of HCB as of the closing date. The credit marks and ACL established on acquisition will reflect assumptions regarding expected losses, prepayment speeds, economic forecasts, and other factors that are inherently uncertain and subject to change. If realized credit losses on acquired loans exceed those estimated at closing, the combined company may be required to record additional provision expense in subsequent periods, which would reduce post-closing earnings. In addition, the recognition of significant credit losses at closing through the application of purchase accounting could reduce the combined company’s regulatory capital ratios and its reported net interest margin in subsequent periods due to a higher allowance for credit losses reserve on loans and less accretion of purchase discounts into loan interest income. Unfavorable economic conditions, deterioration in collateral values, or borrower financial difficulties could exacerbate the adverse effects of purchase accounting on the combined company’s reported financial results.

Branch consolidations, facilities actions and other integration initiatives may be more extensive or costly than expected and could result in customer attrition or regulatory scrutiny.
Following the Merger, the combined company may undertake network optimization initiatives, including the consolidation or closure of branch locations, reduction in staffing, lease terminations or renegotiations, and other facilities-related actions. The costs associated with these initiatives, including real estate exit costs, lease termination penalties, decommissioning expenses, and severance, may be higher than currently estimated. Branch closures or reductions in physical service locations could prompt customer attrition, negative community reaction, and adverse publicity, and could draw heightened scrutiny from banking regulators who consider community reinvestment, access to financial services, and geographic service commitments in connection with supervisory oversight and future applications. In addition, regulatory guidelines and community expectations may limit the combined company’s ability to consolidate facilities on the anticipated timeline or at all, which could delay cost savings realization and increase integration costs.
The combined company may inherit or assume repurchase, indemnification or make-whole obligations related to sold loans or servicing, and other third-party claims.
To the extent HCB has sold or securitized mortgage loans, sold loan participations, or has arrangements involving the servicing of loans for third parties, the combined company may inherit repurchase, indemnification, make-whole or servicing-related obligations that have not been fully identified or reserved against prior to closing. Third parties, including purchasers of previously sold loans or participations, government-sponsored enterprises, and other counterparties, may assert repurchase demands, indemnification claims, or other obligations arising from representations and warranties made by HCB in connection with loan sales or servicing agreements. The occurrence of such demands or claims in excess of established reserves could adversely affect the combined company’s liquidity, financial condition, and results of operations.
Third-party, landlord, governmental or counterparty consents may be required and may not be received on acceptable terms, which could delay closing or increase costs.
The consummation of the Merger and certain related transactions may require the consent, approval, novation or non-objection of third parties, including counterparties to material contracts and vendor agreements, landlords under real property leases, municipal and public fund deposit customers, core processing and technology providers, and government or quasi-government entities. Some of these parties may have termination rights, renegotiation rights, or other rights triggered by a change of control or assignment. The failure to obtain required consents on acceptable terms, or the refusal by any such party to provide consent, could delay or prevent the closing of the Merger, limit the combined company’s ability to realize anticipated benefits, increase integration costs, or result in the loss of important business relationships, contracts, or funding sources. In addition, seeking and obtaining such consents could divert management time and create business uncertainties during the pendency of the Merger.
Anti-takeover and other provisions of Independent’s governing documents and applicable law could make it more difficult for shareholders to influence the combined company or pursue a change in control.
Following completion of the Merger, former HCB shareholders who receive shares of Independent common stock will be subject to Independent’s articles of incorporation, bylaws, and applicable Michigan corporate law, as well as federal and state banking regulations applicable to Independent as a bank holding company. These provisions include certain anti-takeover measures – such as advance notice requirements, director classification provisions, or other provisions – that may delay, deter or prevent a change of control of Independent, limit shareholders’ ability to replace the board of directors or management, or otherwise entrench existing management. These provisions, together with regulatory restrictions on acquisitions of control of bank holding companies, could reduce the market price of Independent common stock by discouraging premium acquisition offers or making it more difficult for shareholders to effect changes in Independent’s governance or strategy. Former HCB shareholders should review “Comparison of Common Shareholder Rights” and “Description of Capital Stock of Independent” for a description of the provisions applicable to Independent shareholders.
The combined company may become subject to additional regulatory thresholds that increase costs and reduce revenue.
Depending on the pace of organic growth, strategic acquisitions, or other factors, the combined company may in the future approach or exceed asset thresholds that trigger additional regulatory requirements. For example, if the combined company’s total consolidated assets approach or exceed approximately $10 billion, it would become subject to, among other things, caps on debit-card interchange fees under the Durbin Amendment to the Dodd-Frank Act, enhanced supervisory expectations regarding risk management, capital planning, and stress testing, and other heightened requirements. These additional requirements could significantly reduce non-interest income, increase compliance costs and infrastructure investments, and require changes to the combined company’s operating model. Even if the $10 billion threshold is not crossed in the near term, regulatory agencies may apply heightened expectations to institutions that are growing toward that threshold. In addition, other asset-based or activity-based regulatory thresholds may be triggered as the combined company grows, each of which could incrementally increase its regulatory burden.
Changes in interest rates, deposit competition and liquidity conditions could impair anticipated net interest margin benefits and pressure funding.
A meaningful portion of the anticipated financial benefits of the Merger depends on assumptions regarding net interest margin improvement, deposit repricing, and funding cost reduction. These assumptions may not be realized if deposit competition is more intense than expected, if deposit betas are higher than projected, if deposit mix shifts unfavorably toward more expensive funding sources, or if wholesale or brokered funding costs increase. Changes in the interest rate environment – including rate levels, curve shape, and the pace of any rate changes by the Federal Open Market Committee – could also affect the combined company’s net interest margin and asset-liability management in ways not currently anticipated. In addition, if the combined company is unable to retain or grow core deposit balances at expected rates, it may be required to rely more heavily on wholesale or higher-cost funding, which could increase interest expense, reduce funding stability, and adversely affect profitability. There can be no assurance that projected net interest margin or funding synergies will be realized within the expected timeframe or at all.
Adverse fair-value marks on securities portfolios or hedging positions could increase accumulated other comprehensive loss and regulatory capital.
The combined company’s investment securities portfolio may include available-for-sale (“AFS”) and held-to-maturity (“HTM”) securities as well as hedging instruments. Changes in market interest rates, credit spreads, or other market factors could result in unrealized losses on AFS securities and hedging positions, which are reflected in accumulated other comprehensive loss (“AOCL”) and can reduce regulatory capital ratios for institutions that include AOCL in regulatory capital. If the magnitude of these unrealized losses is significant, the combined company’s ability to maintain required regulatory capital levels, execute capital distributions, or pursue strategic initiatives could be constrained. In addition, if any AFS securities or hedging instruments need to be sold at a loss – whether to meet liquidity needs, repositioning objectives, or other requirements – such realized losses would directly reduce the combined company’s earnings and retained earnings. The combined company’s exposure to market and credit risk in its securities portfolio may increase as a result of integrating HCB’s existing portfolio.
Cash paid in lieu of fractional shares and certain other components of the consideration may be taxable to HCB shareholders.
Although the parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, which would generally allow HCB shareholders to receive shares of Independent common stock in the Merger on a tax-deferred basis with respect to any gain realized, certain components of the Merger Consideration will generally be taxable to HCB shareholders regardless of whether the Merger qualifies as such a reorganization. Specifically, HCB shareholders will generally recognize taxable gain (but not loss) to the extent of cash received in the transaction, including Cash Consideration of $17.51 per share and cash received in lieu of fractional shares of Independent common stock. In addition, the allocation of total Merger Consideration between the stock and cash components – including for purposes of calculating the shareholder’s tax basis in any Independent shares received – is subject to rules that may result in unexpected tax consequences. The U.S. federal income tax consequences of the Merger will depend on each HCB shareholder’s particular circumstances, including the shareholder’s tax basis in HCB shares, holding period, and whether the shareholder is subject to special tax rules. HCB shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the Merger to them, including under applicable state, local, and non-U.S. tax laws. See “Material United States Federal Income Tax Consequences of the Merger.”
The combined company’s success will depend on retaining and attracting key personnel; competition for qualified banking talent is intense.
The combined company’s ability to achieve its strategic plans and financial objectives following the Merger will depend in significant part on its ability to retain key employees of both Independent and HCB, including senior management, commercial bankers, credit officers, treasury management specialists, compliance and risk management professionals, technology personnel, and wealth management advisors. The announcement and pendency of the Merger may cause employee uncertainty and attrition, and Independent may be unable to retain key HCB employees through the integration period or attract qualified new employees on acceptable terms. Retention arrangements, including incentive bonuses or employment agreements, may not be sufficient to prevent key personnel from departing for competitors. Competition for experienced banking talent – particularly in specialized areas such as commercial real estate, business banking, treasury management, wealth management, credit administration, and regulatory compliance – is intense and could increase compensation expenses and integration costs significantly. The loss of key employees could impair the quality of service to customers, delay integration, harm customer relationships, increase operating costs, and adversely affect the combined company’s growth prospects and financial results.
Adverse examination findings or supervisory actions at either company could delay or condition regulatory approvals, increase costs or limit post-closing activities.
Both Independent and HCB are subject to ongoing examination and supervision by their respective primary federal and state banking regulators. Adverse findings from current or future regulatory examinations – including matters requiring attention, matters requiring immediate attention, matters requiring board attention, formal or informal agreements, cease and desist orders, or other formal or informal supervisory actions – could delay or prevent the receipt of regulatory approvals required to complete the Merger, result in the imposition of additional conditions on such approvals, or require remedial measures that could be costly and time-consuming. Following the completion of the Merger, the combined company will continue to be subject to comprehensive regulatory examination and supervision. Any adverse supervisory findings at either legacy institution that come to light before or after closing, or any new compliance or risk management deficiencies identified during integration, could result in formal or informal supervisory actions, increased regulatory capital or liquidity requirements, restrictions on business activities or expansion, increased compliance investments, or other requirements that could adversely affect the combined company’s operations, growth plans, and financial performance.
Risks Related to Independent’s Business
You should read and consider the risk factors specific to Independent’s business that will also affect the combined company after completion of the Merger. Independent is subject to a wide variety of risks inherent in its banking operations, including credit risk, interest rate risk, market risk, liquidity risk, operational risk, compliance risk, and strategic risk, as well as risks relating to competition, regulation, cybersecurity, economic conditions, and management. These risks are described in the section entitled “Risk Factors” in Independent’s Annual Report on Form 10-K for the year ended December 31, 2025, as supplemented or updated in Independent’s subsequent filings with the SEC, each of which is incorporated by reference into this prospectus and proxy statement. Following completion of the Merger, the combined company will be subject to these risks in addition to the Merger-specific risks described above, and in some cases, those risks may be amplified by the larger size, greater complexity, and expanded geographic footprint of the combined company. See “Where You Can Find More Information”.

HCB SPECIAL MEETING AND GENERAL PROXY INFORMATION
Date, Time, Place, and Purpose
The HCB board of directors is sending you this prospectus and proxy statement and proxy to use at the special meeting. At the special meeting, the HCB board of directors will ask you to vote (1) to approve the HCB Merger Proposal and (2) if necessary or deemed advisable, to approve the Adjournment Proposal.
The special meeting will be held on June 17, 2026, at 1:00 p.m., local time, at HCB’s main office located at 150 West Court Street, Hastings, Michigan 49058, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You or your proxyholder will be able to attend, vote and submit questions at the special meeting in person, or virtually over the Internet via live webcast by visiting https://www.cstproxy.com/hcbfinancialcorp/2026 and using a control number assigned by Continental Stock Transfer & Trust Company, HCB’s transfer agent. Only HCB shareholders who own HCB common stock as of the close of business on the record date will be entitled to attend the special meeting.
To pre-register for the special meeting, please follow the below instructions as applicable to the nature of your ownership of HCB common stock. Pre-registration is recommended but not required to attend the special meeting and is available starting at 1:00 p.m., Eastern Time, on June 10, 2026 (five business days prior to the special meeting).
If your shares are registered in your name with HCB’s transfer agent and you wish to attend and participate in the virtual special meeting, go to https://www.cstproxy.com/hcbfinancialcorp/2026, enter the control number you received on your proxy card and click on the “Click here” to pre-register for the online meeting link at the top of the page. Just prior to the start of the special meeting, you will need to log back into the above website using your control number. If you do not have your control number, contact Continental Stock Transfer & Trust Company, HCB’s transfer agent, by telephone at 917-262-2373 or by e-mail at proxy@continentalstock.com.
HCB shareholders who hold their shares through a bank or broker, will need to contact HCB’s transfer agent to receive a control number. If you plan to vote at the special meeting you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, HCB’s transfer agent will issue you a guest control number with proof of ownership. Either way you must contact HCB’s transfer agent for specific instructions on how to receive the control number. Continental Stock Transfer & Trust Company, HCB’s transfer agent, can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to the Internet, you can listen only to the special meeting by dialing 1 800-450-7155 (toll-free) (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number 0135327#. Please note that you will not be able to vote or ask questions at the special meeting if you choose to participate telephonically.
Recommendation of HCB’s Board of Directors
HCB’s board of directors has unanimously determined that the Merger is advisable and fair to, and in the best interests of, HCB and HCB’s shareholders, adopted the Merger Agreement and authorized the Merger and the other transactions contemplated by the Merger Agreement, and unanimously recommends that HCB shareholders vote “FOR” approval of the Merger Agreement and “FOR” the Adjournment Proposal.
Voting by Proxy; Record Date
HCB’s board of directors has designated May 18, 2026, as the record date for determination of shareholders entitled to notice of and to vote at the special meeting. As of the record date, 1,000,000 shares of HCB common stock were issued and outstanding and held by approximately 143 record holders. HCB shareholders are entitled to one vote on each matter considered and voted on at the special meeting for each share of HCB common stock held of record at the close of business on the record date. If a holder of shares of HCB common stock as of the record date properly submits a proxy, the shares represented by that proxy will be voted at the special meeting and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted in accordance with the shareholder’s specification. If no specification is made, your shares of HCB common stock represented by your proxy will be voted “FOR” approval of the Merger Agreement and “FOR” approval of the Adjournment Proposal.

HCB’s management currently is not aware of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the persons named as proxies.
Revocation of Proxies
An HCB shareholder who has given a proxy may revoke it at any time before it is exercised at the special meeting. A proxy may be revoked by: (1) delivering a written notice of revocation to the President and Chief Executive Officer of HCB, Mark Kolanowski, 150 West Court St., Hastings, MI 49058, that is received before the special meeting begins; (2) submitting a later-dated proxy (by mail or via the Internet, as applicable) so that it is received before the special meeting begins; or (3) attending the special meeting and voting in person. Attendance at the special meeting alone will not, however, by itself revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares, you must follow the directions you receive from your broker, bank, or other nominee to change your vote. Your last vote will be the vote that is counted.
Proxy Solicitation
The board of directors and management of HCB will initially solicit proxies by mail. If they deem it advisable, directors, officers, and employees of HCB may also solicit proxies in person, by telephone or by electronic means without additional compensation. HCB has engaged ICOM Advisors LLC (d/b/a InvestorCom) (“InvestorCom”) to assist in soliciting proxies from HCB shareholders. InvestorCom will solicit proxies by mail, telephone, email, and/or personal outreach and will request brokers, banks and other nominees to forward proxy materials to the beneficial owners of shares held of record by such nominees. Independent will bear the cost of InvestorCom’s fees and expenses as part of the solicitation expenses payable by Independent under the Merger Agreement. Independent expects to pay InvestorCom a base fee of $7,500.00, plus a per-call-fee of $5.00, plus reimbursement of reasonable out-of-pocket expenses, for its proxy solicitation services. In addition, nominees and other fiduciaries may solicit proxies. Such persons may, at the request of HCB’s management, mail material to or otherwise communicate with the beneficial owners of shares held by them.
Expenses
Except for internal costs and fees of Independent and HCB, Independent will pay all expenses incurred in connection with the solicitation of proxies of HCB shareholders. Independent will pay all expenses incurred in connection with the printing and mailing of this prospectus and proxy statement and all filing costs associated with the registration statement and the applications for regulatory approval. Otherwise, Independent and HCB will each pay their own fees and expenses incident to preparing for, entering into, and carrying out the Merger Agreement and procuring necessary approvals, including fees and expenses of its own legal counsel and accountants and postage expenses.
Quorum
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the HCB shareholders at the special meeting is necessary to constitute a quorum. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.
Vote Required for Approval; Voting Agreement
The affirmative vote of the holders of a majority of the shares of HCB common stock outstanding as of the record date for the special meeting is required to approve the Merger Agreement. Because the required vote of HCB shareholders on the Merger Agreement is based upon the number of outstanding shares of HCB common stock entitled to vote rather than upon the number of shares actually voted, a failure to vote and abstentions will have the same practical effect as a vote against approval of the Merger Agreement. The affirmative vote of the holders of a majority of votes cast at the special meeting is necessary to approve the Adjournment Proposal. A failure to vote and abstentions will have no effect on this proposal. No approval by Independent shareholders is required.
As of the record date, HCB’s directors beneficially owned 46,894.50 shares of HCB common stock, or approximately 4.69% of the shares of HCB common stock entitled to vote at the special meeting. Each of HCB’s directors has entered into a voting agreement pursuant to which he or she has agreed, subject to certain exceptions, to vote (or cause to be voted) all of the shares beneficially owned by such director in favor of approval of the Merger Agreement.

PROPOSAL 1 – THE MERGER
The following discussion summarizes certain aspects of the Merger. This summary discussion does not purport to be a complete description of the Merger and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this prospectus and proxy statement and incorporated herein by reference into this prospectus and proxy statement.
Background of the Merger
The following is a chronology of the principal events leading to the execution of the merger agreement between HCB and Independent. This narrative is intended to provide shareholders with an understanding of the context of the board of directors’ deliberations and the process that resulted in the merger agreement.
HCB’s board of directors and management regularly evaluate and assess HCB’s strategy and opportunities to strengthen its business and achieve profitable growth and value for its shareholders through various strategic initiatives, alternatives, and transactions, giving consideration to the context of developments in the banking industry, including industry consolidation, the regulatory environment, technology advancements, enhanced competition, conditions in the markets that HCB serves, and other factors. HCB’s board of directors regularly reviews the company’s performance, risks, opportunities, stock valuation, capital needs, and strategy and discusses these matters at meetings.
When considering strategic alternatives from time to time, management and the board of directors examined the possibility of acquiring other institutions to gain additional profitability through scale. However, opportunities were limited due in large part to the existence of very few banks of a smaller, realistic size which were available for potential acquisition and in attractive markets.
Management and the board of directors also regularly considered the merits of maintaining an independence strategy versus the opportunity to pursue additional shareholder value through the sale of HCB. The independence strategy has been maintained for years due to, among other things, the strong financial performance of HCB and its prospects for generating additional shareholder value through organic growth.
Over the past several years, management and the board of directors assessed significant operating risk increases in the banking industry. Specifically, costs associated with increasing compliance and safety and soundness regulatory burdens, necessary technology enhancements, cybersecurity risks, and increasing competition were noted as challenges to a continued independence strategy. The board of directors also began to recognize and discuss that as the financial performance, market share, and reputation of HCB continued to grow, so too did the prospects and rationale for pursuing a potential sale of the company, including that combining with a larger company would increase scale, scope, strength, and diversity of operations, product lines, and delivery systems and enhance the ability to provide more comprehensive financial services and higher loan limits. All of these factors combined led the board of directors in recent years to consideration of whether the present independence strategy should be retained or modified to seek a strategic partnership through a potential sale of HCB.
Over the years, Mr. Kolanowski, who has served as HCB’s CEO since 2002, and Mr. Kessel, who has served as Independent’s CEO since 2013, have developed a professional relationship and from time to time would discuss the potential benefits to each organization of a combination of HCB and Independent. Over the course of the past year or more, the two CEOs began discussing a potential combination in more detail, including how each organization viewed its growth prospects as well as potential synergies of a combination. Mr. Kolanowski routinely kept the HCB board of directors apprised of these conversations.
At the request of Independent, HCB signed a mutual confidentiality agreement with Independent on August 19, 2025, to allow Independent to submit a formal indication of interest to HCB for Independent’s acquisition of HCB. Shortly after such confidentiality agreement was signed, on August 22, 2025, Independent submitted a confidential non-binding indication of interest to the board of directors of HCB, which offered to acquire HCB for 1.925 shares of Independent stock for each outstanding share of HCB (100% stock consideration), implying a value for HCB’s common stock of approximately $61.77 per share based on Independent’s then-current stock price. Independent worked with its long-time financial and legal advisors in formulating the indication of interest.
At its regularly scheduled meeting on August 25, 2025, the board of directors of HCB preliminarily discussed the indication of interest from Independent and agreed to hold a special board meeting on August 28 to discuss the offer in more detail. At HCB board meetings on August 28, September 14 and September 17, 2025, the HCB board of directors continued to review and discuss such indication of interest.

In September 2025, HCB advised Independent that the price offered in the indication of interest was insufficient. At Independent’s request, HCB provided Independent with additional financial information, including certain financial projections for HCB and more detailed information regarding HCB’s loan portfolio, for the purpose of Independent’s reconsideration of its offer.
On October 2, 2025, HCB engaged Hovde Group, LLC (“Hovde”) to assist it in evaluating a potential transaction with Independent. On October 15, 2025, Hovde gave a detailed presentation to the HCB board of directors, which addressed, among other things: pricing analysis, prior M&A transactions; stock analysis; indication of interest analysis; Independent analysis; and baseline financial projections analysis.
In late October, HCB formally engaged Dickinson Wright PLLC (“Dickinson”) with respect to the potential transaction with Independent.
On November 18, 2025, Independent submitted a revised non-binding indication of interest to HCB that increased the proposed exchange ratio to 2.025 shares of Independent common stock for each outstanding share of HCB common stock (100% stock consideration), implying a value for HCB’s common stock of approximately $62.92 per share based on Independent’s then-current stock price.
The board of directors of HCB met with Hovde and Dickinson on November 19, 2025, to review and discuss the revised indication of interest. During that meeting, Dickinson advised of the fiduciary and legal obligations applicable to directors when considering a merger or sale of HCB, including the need to conclude that the transaction would be in the best interests of the corporation and its shareholders, based on relevant factors, including: the fairness of the consideration to be received; the possible social and economic impact on HCB, its employees, and the customers and communities it serves; the business, financial condition, safety and soundness, and prospects of the offering party; the competence, experience, and integrity of the offering party and its management; and the intentions of the offering party regarding the operation of HCB after completion of the transaction.
The HCB board of directors discussed these factors and the updated offer from Independent at length and revisited its earlier discussions regarding the strategic direction for HCB and the best interests of the HCB shareholders. Following these discussions, the HCB board of directors authorized its management to advise Independent that the revised offer was still unacceptable, which was communicated to Independent on November 21, 2025.
Subsequently, Independent, with the assistance of its financial advisors, completed further analysis regarding its valuation of HCB and the pro forma impact on Independent of paying higher consideration for HCB. Based on this additional analysis, Independent decided to again increase its offer through an updated non-binding indication of interest it submitted to HCB on November 28, 2025. This updated indication of interest offered a combination of Independent common stock (1.590 shares) and cash ($17.51) for each outstanding share of HCB common stock, implying a value for HCB’s common stock of approximately $70.04 per share based on Independent’s then-current stock price. In transmitting this updated indication of interest to HCB, Independent described this updated indication of interest to HCB as a “full offer.”
Following receipt, HCB management, Hovde and Dickinson met on multiple occasions to discuss such updated non-binding indication of interest.
During the week of December 1, 2025, HCB verbally indicated to Independent that the price offered by Independent in the latest indication of interest was sufficient but there were other terms of the indication of interest HCB would like revised. Negotiations between the parties ensued, resulting in several revisions to Independent’s indication of interest that were favorable to HCB, including the inclusion of the “upset condition” described below that provided HCB shareholders with certain protections against a disproportionate decline in Independent’s stock price relative to a market index.
On December 4, 2025, the board of directors of HCB held a special meeting. A representative of Hovde and a representative of Dickinson attended the meeting. Hovde presented a detailed financial presentation, which addressed, among other things: a market update since the September 2025 board of directors meeting; precedent M&A transactions; an updated M&A valuation of HCB as of December 1, 2025, based on precedent M&A transactions; ability-to-pay analysis; and a summary of the discussions and negotiations with Independent. In addition, Hovde and Dickinson reviewed, in detail, the updated indication of interest submitted by Independent, which addressed, among other things: the terms and conditions outlined in the indication of interest, including consideration, price per share, implied transaction value, exchange ratio, and transaction structure; and information regarding Independent, including select income statement and balance sheet information, financial performance ratios, deposit and loan composition, stock performance, summary historical M&A transactions, and institutional shareholder ownership. Dickinson advised of the fiduciary and legal obligations applicable to directors when considering a merger or sale of HCB. Management summarized the results of their discussions with Independent.
The board of directors of HCB engaged in an in-depth and detailed discussion on a range of topics, including, among other things: the perceived relative advantages and disadvantages of a sale to Independent, the exploration of potential other merger partners, and the possibility of remaining independent; the business and prospects of Independent and how HCB’s business would align; the perceived merits of HCB shareholders owning the common stock of Independent; the perceived market reaction to a merger transaction; and the value of the merger consideration proposed by Independent. After the discussion, the board of directors unanimously determined that Independent was an acceptable merger partner and that Independent’s final indication of interest was an acceptable proposal. The board of directors unanimously approved the final indication of interest and authorized management to proceed to negotiate a definitive merger agreement with Independent substantially on the basis set forth in that indication of interest. On December 17, 2025, Independent and HCB executed the non-binding indication of interest, which provided Independent with a 45-day exclusivity period during which HCB would not negotiate with other potential counterparties.
HCB did not conduct outreach to other potential counterparties and, other than Independent, did not receive any inbound proposals. The board determined that Independent was a credible partner to deliver a full and fair value offer while presenting the most compatible culture for HCB’s customers and employees.
Beginning on December 17, 2025, the parties proceeded to negotiate a definitive merger agreement. Multiple drafts of the merger agreement were exchanged between Dickinson and Varnum LLP (legal counsel to Independent) and several negotiating sessions occurred. Also, during this time period, each party completed due diligence and prepared, circulated, and finalized its disclosure letter listing certain supplements and exceptions to the representations and warranties and covenants contained in the merger agreement. In order to provide sufficient time for each party to complete its diligence investigation, the exclusivity period in the indication of interest signed December 17, 2025, was extended by letter agreement dated January 27, 2026, until February 24, 2026, and again by letter agreement dated February 19, 2026, until March 20, 2026.
On March 18, 2026, the board of directors of HCB held a regularly-scheduled meeting. A representative of Hovde and a representative of Dickinson attended the meeting. Dickinson advised that a proposed merger agreement had been successfully negotiated and would be presented for adoption by the board of directors at the meeting. Management, Hovde, and Dickinson reviewed the status and findings of reverse due diligence of Independent to date. Dickinson advised of the fiduciary and legal obligations applicable to directors when considering a merger or sale of HCB and provided its oral opinion that the merger would be in substantial compliance with all applicable laws. Dickinson provided a comprehensive review of the proposed merger agreement, including customary “fiduciary out” provisions in the event HCB were to receive a superior proposal.
Hovde presented its fairness opinion analysis. This analysis included, among other things, an overview of the sales process and timeline; a review of the fairness opinion process; a summary of the terms of the proposed merger, including the merger consideration; transaction metrics, including implied valuation multiples (it was noted that, based on the price per share of Independent common stock as of market close on March 17, 2026, the proposed merger represented a price to tangible book value (as of December 31, 2025) multiple of 149% and a price to earnings per share (based on December 31, 2025 LTM) multiple of 11.5x); a price sensitivity analysis; implied per share transaction value based on Independent’s common stock performance for the last 12 months; a dividend reinvestment analysis; pro forma metrics, including the earn-back period for dilution to Independent’s tangible book value; a contribution analysis; peer analyses; precedent M&A transactions; a net present value analysis; and financial and stock information about Independent. Hovde delivered its oral opinion that, as of March 18, 2026, and based upon and subject to the assumptions presented, the consideration to be paid by Independent in the merger was fair, from a financial point of view, to HCB.
The board of directors engaged in an in-depth and detailed discussion about the merger agreement and the fairness opinion analysis. Following the discussion, the board of directors unanimously determined that the merger would be in substantial compliance with all applicable laws and in the best interests of HCB and its shareholders, adopted the merger agreement, approved and authorized the merger and related transactions, and recommended that HCB shareholders approve the merger agreement. Following the meeting, HCB and Independent executed and delivered the merger agreement and respective disclosure letters.

On March 18, 2026, after the U.S. financial markets closed, HCB and Independent issued a joint press release announcing execution of the merger agreement and certain terms of the merger.
HCB’s Reasons for the Merger and Recommendation of HCB’s Board of Directors
The HCB board of directors believes that partnering with Independent will maximize the long-term value of its shareholders' investment in HCB, and that the merger will provide the combined company with additional resources necessary to compete and expand more effectively.
In reaching a determination to adopt the merger agreement and approve the transactions contemplated thereby, including the merger, and recommend approval thereof by HCB’s shareholders, the HCB board of directors considered a number of factors, both positive and negative, and potential benefits and detriments of the merger to HCB and its shareholders. The HCB board of directors, in consultation with its advisor Hovde Group, LLC and its counsel Dickinson Wright PLLC, identified the following factors and benefits of the merger that, among others, the HCB board of directors believe generally support its determination and recommendation:
•
the HCB board of directors' understanding of, and presentations of HCB's management regarding, the business capabilities, earnings and growth prospects, current and projected financial and regulatory conditions, assets, results of operations, business strategies and current and prospective regulatory environments of both HCB and Independent;

•
the HCB board of directors' analysis of other strategic alternatives for HCB, including continuing to operate as a standalone company and the potential to acquire, be acquired or combine with other third parties, and the risks and uncertainties associated with each alternative, as well as the HCB board of directors' assessment that none of these alternatives was reasonably likely to present superior opportunities in the near term for HCB to create greater value for HCB's shareholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, as well as business, competitive, industry and market risks;

•
the financial information and analyses presented by Hovde Group, LLC to the HCB board of directors, and Hovde Group, LLC’s opinion that, as of such date and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the exchange ratio was fair, from a financial point of view, to holders of HCB common stock;

•
the structure of the transaction and the financial and other terms of the merger agreement, including the adequacy of the merger consideration, not only in relation to the stock purchase price for HCB’s common stock, but also in relation to the historical, present and anticipated future operating results and financial position of HCB in relation to the historical, present and anticipated future operating results and financial position of Independent;

•
HCB's closing condition in the merger agreement that Dickinson Wright PLLC (or other independent legal counsel to HCB) will have rendered its opinion that the merger will qualify as a “reorganization” within Section 368(a) of the Code, and the HCB board of directors' expectation that HCB's shareholders will not recognize any gain or loss for U.S. federal income tax purposes with respect to the portion of the merger consideration to be paid in the form of Independent common stock;

•
the results of HCB's due diligence investigation of Independent, including the HCB board of directors' opinion of the reputation, competence, business practices, integrity and experience of Independent and its management;

•	that the merger will result in a combined company with greater financial resources and a higher lending limit than HCB would have if it were to continue its operations as an independent entity;
•
the anticipated cost savings from expected increases in operating efficiency, reduced payments to vendors and third parties and elimination of duplicative positions, while increasing responsiveness to compliance and regulatory requirements;

•
the combination of cash and stock consideration as it allows HCB stockholders to obtain liquidity for a portion of their investment while also retaining the opportunity to participate in the future growth of the combined company and partially mitigates risks of an all-stock transaction;

•
the relative lack of geographic overlap between HCB and Independent, whereby the merger will expand and diversify the markets in which the combined company operates and is expected to result in a high rate of retention of HCB and Independent employees after the announcement of the merger, which retention is expected to benefit the combined company;

•
the greater size of the combined company will result in less susceptibility to economic downturns and HCB's management's view that the combined greater resources provide the combined company greater resiliency;

•	the combined breadth and depth of management will strengthen the resulting team’s expertise and an ability to offset staffing deficiencies and succession issues and greater bench strength;
•
HCB's management's view that the merger will allow for greater opportunities for HCB's clients, customers and other constituencies within the communities in which HCB operates, and that the potential synergies, low loan and deposit concentration levels allowing greater growth in all classes of commercial lending and diversification resulting from the merger will enhance product offerings and customer service beyond the level believed to be reasonably achievable by HCB on an independent basis;

•	the recommendation of HCB's management in favor of the merger, considered in light of the benefits to be received by them in connection with the merger;
•	that upon completion of the merger, the board of directors of the combined company will contain a member from the HCB board of directors;
•
that the terms and conditions of the merger agreement, including, but not limited to, the representations, warranties and covenants of the parties, the conditions to closing and the form and structure of the merger consideration, are reasonable;

•
subject to certain minimum tangible capital conditions set forth in the merger agreement, the merger consideration is a fixed exchange ratio of shares of HCB common stock to Independent common stock; as a result, HCB's shareholders could benefit from an increase in the trading price of Independent common stock (or a decrease in the trading price of HCB common stock) during the pendency of the merger;

•
the ability of the HCB board of directors to change its recommendation that HCB's shareholders vote to approve the merger agreement in the event of a superior proposal for an alternative transaction from a third party, subject to the terms and conditions set forth in the merger agreement (including the right of Independent to match any competing bid and the payment of a termination fee by HCB); and

•	the post-transaction indemnification and tail D&O coverage afforded the former directors, officers, employees and agents of HCB under the terms of the merger agreement.
The HCB board of directors also identified and considered a variety of uncertainties and risks concerning the merger, including, but not limited to, the following:
•	the possibility that the merger may not be completed, or that its completion may be unduly delayed, for reasons beyond the control of HCB or Independent;
•
the regulatory approvals required to complete the merger, the potential length of the regulatory approval process and the risks that the regulators could impose materially burdensome regulatory conditions that would allow either party to terminate the merger agreement or refuse to complete the merger;

•
the diversion of time, attention and effort required from HCB's management and employees, and HCB employee attrition, during the period prior to the completion of the merger and the potential effect on HCB's and Independent's respective business and relationships with customers, service providers and other stakeholders (including creditors), whether or not the merger is completed;

•	the risk that certain members of HCB’s management and employees might choose not to remain employed with the combined company;
•
the requirement that HCB conduct itself in the ordinary course of business and the other restrictions on the conduct of HCB's business prior to completion of the merger, which may delay or prevent HCB from undertaking business opportunities that may arise pending completion of the merger;

•
the potential that certain provisions of the merger agreement prohibiting HCB from soliciting, and limiting its ability to respond to, proposals for alternative transactions and requiring the payment of a termination fee that could have the effect of discouraging an alternative proposal;

•	the transaction costs and expenses that will be incurred in connection with the merger, including the costs of integrating the businesses of HCB and Independent;
•
the risk that benefits and synergies currently expected to result from the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of HCB and Independent;

•
the relative lack of geographic overlap between HCB and Independent, which may limit the combined company's ability to implement cost savings by eliminating branch locations and duplicate management and other employee positions;

•
subject to certain minimum tangible capital conditions in the merger agreement and the consideration by the HCB board of directors regarding same, the merger consideration is a fixed exchange ratio of shares of HCB common stock to Independent common stock; as a result, HCB's shareholders could be adversely affected by a decrease in the trading price of Independent common stock (or an increase in the trading price of HCB common stock) during the pendency of the merger;

•
the interests that certain officers and directors of HCB have in the merger, including but not limited to interests under the change in control payments to Mark A. Kolanowski, Amanda Bechler-Currier, and Robert G. Ranes Jr. (which are further described in the section of this document entitled “The Merger – Interests of Certain Directors and Executive Officers in the Merger” on page 63); and

•	the other risks described under the section titled “Risk Factors” on page 13.
The foregoing discussion of information and factors considered by the HCB board of directors is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated thereby, the HCB board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Moreover, each member of the HCB board of directors applied his or her own personal business judgment to the process and may have given different weight to different factors than other members gave to such factors.
Opinion of HCB’s Financial Advisor
Hovde Group, LLC (“Hovde”) was engaged by HCB to provide the board of directors of HCB with a fairness opinion with respect to the Merger. Hovde is a nationally recognized investment banking firm with substantial experience in transactions similar to the Merger. As part of its investment banking business, Hovde is continually engaged in the valuation of businesses and their securities in connection with, among other things, mergers and acquisitions. Hovde has experience in, and knowledge of, banks, thrifts and their respective holding companies and is familiar with HCB. The board of directors of HCB selected Hovde to provide a fairness opinion in connection with the Merger on the basis of the firm’s reputation and expertise in transactions such as the Merger.
Hovde reviewed the financial aspects of the proposed Merger with the board of directors of HCB and on March 18, 2026 delivered a written opinion to the board of directors of HCB that, subject to the review, assumptions and limitations set forth in the opinion, as of the date of execution of the Merger Agreement, the Merger Consideration is fair to the HCB shareholders from a financial point of view. In requesting Hovde’s advice and opinion, no limitations were imposed by HCB upon Hovde with respect to the investigations made or procedures followed by Hovde in rendering its opinion.
The full text of Hovde’s written opinion is included in this Proxy Statement-Prospectus as Appendix B and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of Hovde’s opinion included in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

For purposes of Hovde’s analysis and opinion as described herein, the term “Merger Agreement” shall refer to the execution version of the Merger Agreement provided to Hovde by HCB on March 17, 2026, and the term “Merger” shall refer to the result of the consummation of the transactions between HCB and Independent as set forth in the Merger Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Merger Agreement.
Hovde’s opinion was directed to the board of directors of HCB and addresses only the fairness of the Merger Consideration to be received by shareholders of HCB in the Merger pursuant to the Merger Agreement. Hovde did not opine on any individual stock, cash, or other components of consideration payable in connection with the Merger. Hovde’s opinion did not constitute a recommendation to HCB as to whether or not HCB should enter into the Merger Agreement or to any shareholders of HCB as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Hovde’s opinion does not address the underlying business decision of HCB to proceed with the Merger. Hovde’s opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best price that could be obtained by HCB in an acquisition, merger, or combination transaction with Independent or any other financial institution. Hovde does not express any opinion as to the value of Independent common stock following the announcement of the proposed Merger, or the value of Independent common stock following the consummation of the Merger, or the prices at which shares of Independent common stock may be purchased or sold at any time. Other than as specifically set forth herein, Hovde is not expressing any opinion with respect to the terms and provisions of the Merger Agreement or the enforceability of any such terms or provisions. Hovde’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of HCB or Independent.
HCB engaged Hovde on October 2, 2025 to issue a fairness opinion to the board of directors of HCB in connection with the proposed Merger. Hovde’s fairness opinion was approved by Hovde’s fairness opinion committee. Pursuant to HCB’s engagement agreement with Hovde, Hovde received from HCB an initial non-refundable cash advisory fee of $10,000 and a non-refundable cash signing fee of $50,000 immediately upon the HCB’s execution of the Merger Agreement. Additionally, Hovde received a non-refundable cash fairness opinion fee of $50,000 upon the delivery of the fairness opinion to HCB. The initial advisory fee and the signing fee will be fully credited against the completion fee. Upon consummation of the Merger, Hovde will receive a cash completion fee equal to 1.00% of the aggregate purchase consideration paid to or received by HCB or its shareholders in conjunction with a Merger with Independent. Additionally, HCB has agreed to reimburse Hovde for certain of its reasonable out-of-pocket expenses and has agreed to indemnify Hovde and its affiliates for certain liabilities that may arise out of Hovde’s engagement.
Other than this present engagement, during the two years preceding the date of the opinion, Hovde has not provided any investment banking or financial advisory services to either HCB or Independent for which it received a fee. Hovde or its affiliates may presently or in the future seek or receive compensation from Independent in connection with future transactions, or in connection with potential advisory services and corporate transactions, although to Hovde’s knowledge, none are expected at this time. In the ordinary course of its business as a broker/dealer, Hovde may from time to time purchase securities from, and sell securities to, HCB or Independent or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of HCB or Independent for its own accounts and for the accounts of customers. Except for the foregoing, during the two years preceding the date of the opinion there have not been, and there currently are, no mutual understandings contemplating in the future any material relationships between Hovde and HCB.
In rendering its opinion, Hovde reviewed the terms of the proposed Merger as set forth in the Merger Agreement and performed a variety of financial analyses. With the knowledge and consent of HCB and for purposes of its analysis and opinion, Hovde assumed that (i) the Merger Agreement will not be terminated, (ii) there will be no adjustment to the Merger Consideration, (iii) all of the conditions to Closing set forth in the Merger Agreement will be satisfied, and (iv) the Merger will proceed and be consummated substantially in accordance with the terms of the Merger Agreement.

Based upon the terms of the Merger Agreement, HCB shareholders will receive 1.59 share of Independent for each share of HCB common stock plus $17.51 per share in cash. In the aggregate, HCB shareholders will receive 1,470,574 shares of Independent common stock and $21,513,152 in cash. Using the closing price of the Independent common stock as of March 16, 2026 of $33.52 per share, the resulting value of the Merger Consideration to the HCB shareholders is $70,807,000 or $70.81 per share of HCB common stock. Based upon the total value of the Merger Consideration of $70,807,000, Hovde calculated the following implied transaction metrics:

	HCB Financial Data	Total merger Consideration Multiples
Price to Common Tangible Book Value
Common Tangible Book Value	$47,511,000	149%
Price to Earnings
2025A Earnings	$6,154,000	11.5
2026E Earnings	$4,500,000	15.7
Purchase Price Premium/Core Deposits
Core Deposits(1)	$446,503,000	5.2%

Pay-to-Trade Ratio	Price/Tangible Book Value
Pay-to-Trade Ratio(2)	149%	103%

(1)
Core deposits equal total deposits, less time deposit accounts with balances over $100,000 and foreign deposits. HCB’s core deposits also exclude $39.7 million in temporary deposits as of year-end 2025.

(2)
Independent’s price/tangible book value multiple as of March 16, 2026 was 145.4%. The Pay-to-Trade Ratio is calculated by dividing (i) the Price/TBV multiple paid to HCB at announcement of the merger by (ii) the public market quoted Price/TBV multiple of Independent.

During the course of its engagement and for the purposes of its fairness opinion, Hovde:
(i)	reviewed the execution version of the Merger Agreement provided to Hovde by HCB on March 17, 2026;
(ii)
reviewed audited financial statements for HCB for the twelve-month periods ended December 31, 2023, December 31, 2024 and December 31, 2025 and the unaudited financial statements of HCB for the two months ended February 28, 2026;

(iii)
reviewed audited financial statements for Independent for the twelve-month periods ended December 31, 2023, December 31, 2024 and December 31, 2025 and the unaudited financial statements of Independent for the two months ended February 28, 2026;

(iv)	reviewed certain historical publicly available business and financial information concerning HCB;
(v)	reviewed certain internal financial statements and other financial and operating data concerning HCB;
(vi)	reviewed financial projections prepared in consultation with, and approved by, certain members of the senior management of HCB;
(vii)
discussed with certain members of senior management of HCB and Independent the business, financial condition, results of operations and future prospects of HCB and Independent, the history and past and current operations of HCB and Independent, and HCB’s assessment of the rationale for the Merger;

(viii)	assessed current general economic, market and financial conditions;
(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)	considered our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and
(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.
Hovde assumed, without investigation, that there have been, and from the date of its opinion through the Closing there will be, no material changes in the financial condition and results of operations of HCB or Independent since the date of the latest financial information described above. Hovde further assumed, without independent verification, that the representations and financial and other information included in the Merger Agreement and all other related documents and instruments that are referred to therein or otherwise provided to Hovde by HCB and Independent are true and complete. Hovde relied upon the managements of HCB and Independent as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by HCB and Independent, and Hovde assumed such forecasts, projections and other forward-looking information have been reasonably prepared by HCB and Independent on a basis reflecting the best currently available information and HCB’s and Independent’s managements’ judgments and estimates. Hovde assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and Hovde does not assume any responsibility for the accuracy or reasonableness thereof. Hovde has been authorized by HCB to rely upon such forecasts, projections and other information and data, and Hovde expresses no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing its review, Hovde assumed and relied upon the accuracy and completeness of all the financial and other information that was available to Hovde from public sources that was provided to Hovde by HCB or Independent or their respective representatives or that was otherwise reviewed by Hovde for purposes of rendering its opinion. Hovde further relied on the assurances of the respective managements of HCB and Independent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Hovde was not asked to undertake, and did not undertake, an independent verification of any of such information, and Hovde does not assume any responsibility or liability for the accuracy or completeness thereof. Hovde assumed that each party to the Merger Agreement would advise it promptly if any information previously provided to it became inaccurate or was required to be updated during the period of its review.
Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for credit losses with respect thereto. Hovde assumed that such allowances for HCB and Independent are, in the aggregate, adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Hovde was not requested to make, and did not make, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of HCB or Independent, the collateral securing any such assets or liabilities, or the collectability of any such assets, and Hovde was not furnished with any such evaluations or appraisals, nor did it review any loan or credit files of HCB or Independent.
Hovde undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims, or other contingent liabilities to which HCB or Independent is a party or may be subject, and Hovde’s opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Hovde also assumed, with HCB’s consent, that neither HCB nor Independent is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Merger Agreement.
Hovde relied upon and assumed with the consent of HCB and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any waiver of material terms or conditions by HCB or Independent or any other party to the Merger Agreement and that the final Merger Agreement will not differ materially from the draft Hovde reviewed. Hovde assumed that the Merger will be consummated in compliance with all applicable laws and regulations. HCB has advised Hovde that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. Hovde assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on HCB or Independent or would have a material adverse effect on the contemplated benefits of the Merger.
Hovde’s opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on HCB or its shareholders; (ii) any advice or opinions provided by any other advisor to the board of directors of HCB; or (iii) any other strategic alternatives that might be available to HCB.
Hovde’s opinion was based solely upon the information available to Hovde and described above, and the economic and market conditions and other circumstances as they existed as of the date thereof. Events occurring and information that becomes available after the date thereof could materially affect the assumptions and analyses used in preparing Hovde’s opinion. Hovde has not undertaken to update, revise, reaffirm or withdraw its opinion or to otherwise comment upon events occurring or information that becomes available after the date thereof.

In arriving at its opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.
The following is a summary of the material analyses prepared by Hovde and delivered to the board of directors of HCB on March 18, 2026, in connection with the delivery of its opinion. This summary is not a complete description of all the analyses underlying the opinion or the presentation prepared by Hovde, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of an opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances of the contemplated Merger. The financial analyses summarized below include information presented in tabular format.
The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables below alone are not a complete description of the financial analyses performed by Hovde.
Market Approach: Precedent Merger and Acquisition Transactions. As part of its analysis, Hovde reviewed publicly available information related to two comparable groups (a “Regional Group” and a “National Group”) of select bank merger and acquisition transactions based on data obtained from S&P Global Market Intelligence as of March 16, 2026. The Regional Group consisted of select pending or completed transactions in the Midwest Region including Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin announced since January 1, 2024, in which the target reported total assets between $100 million and $1.25 billion, a last twelve-month return on average assets greater than 0.50%, and complete pricing information was available. The National Group consisted of select pending or completed transactions in the United States announced since January 1, 2025, in which the target reported total assets between $250 million and $1.0 billion, a last twelve-month ROAA between 0% and 1.50%, and complete pricing information was available. Information for the target institutions was based on balance sheet data as of, and income statement data for, the twelve months preceding the most recent quarter prior to the transactions’ announcement as determined by S&P Global Market Intelligence. The resulting two groups consisted of the following precedent transactions (11 transactions for the Regional Group and 18 transactions for the National Group):
Regional Group:

Buyer	Target	Price/ Common TBV Multiple	Price/ LTM Earnings Multiple	Prem./ Core Deposits Multiple(1)
Stock Yards Bancorp Inc.	Field & Main Bancorp Inc.	162%	9.6x	5.9%
Cmnty Finl System Inc	ClearPoint Federal B&T	219%	22.9x	19.6%
Richmond Mutl Bncp Inc.	Farmers Bancorp	112%	8.4x	1.3%
First Mid Bancshares	Two Rivers Financial Grp	110%	10.6x	0.9%
Mercantile Bank Corp.	Eastern MI Fncl. Corp	165%	11.6x	9.8%
Civista Bancshares Inc.	Farmers Savings Bank	138%	21.4x	12.1%
Community Bancorp Inc.	Farmers National Bcshs Inc	161%	NM	7.7%
First Commonwealth Finl	CenterGroup Financial Inc.	156%	23.1x	8.7%
Byline Bancorp Inc.	First Security Bancorp Inc.	146%	7.9x	4.0%
Alerus Financial Corp.	HMN Financial Inc.	107%	20.7x	0.8%
Beacon Credit Union	Mid-Southern Savings Bank	156%	21.1x	9.4%
75th Percentile		162%	21.3x	9.6%
Median		156%	16.1x	7.7%
25th Percentile		125%	9.9x	2.6%

(1)
Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits, less time deposit accounts with balances over $100,000.

National Group:

Buyer	Target	Price/ Common TBV Multiple	Price/ LTM Earnings Multiple	Prem./ Core Deposits Multiple(2)
Arrow Financial Corp.	Adirondack Bancorp Inc.	138%	NM	3.5%
FS Bancorp Inc.	Pacific West Bancorp	96%	NM	-0.4%
Stock Yards Bancorp Inc.	Field & Main Bancorp Inc.	162%	9.6x	5.9%
South Plains Finl Inc.	BOH Holdings Inc.	147%	12.4x	7.7%
First Financial Corp.	CedarStone Financial Inc.	110%	20.0x	1.7%
ServBanc Holdco Inc.	IF Bancorp Inc.	111%	20.9x	1.7%
Mid Penn Bancorp Inc.	1st Colonial Bancorp	116%	11.7x	2.4%
Ballston Spa Bancorp Inc.	NBC Bancorp	77%	NM	-2.2%
QNB Corp.	The Victory Bancorp	126%	16.4x	2.3%
Mercantile Bank Corp.	Eastern MI Fncl. Corp	165%	11.6x	9.8%
First Cmnty Bankshares Inc	Hometown Bancshares	192%	8.4x	6.0%
Civista Bancshares Inc.	Farmers Savings Bank	138%	21.4x	12.1%
Norwood Financial Corp.	PB Bankshares	107%	NM	2.4%
Bus. First Bancshares Inc.	Progressive Bancorp Inc.	126%	NM	2.6%
Citizens & Northern Corp.	Susquehanna Cmnty Finl	126%	16.4x	2.1%
MIDFLORIDA Credit Union	Prime Meridian Holding Co.	216%	22.4x	13.6%
Equity Bancshares Inc.	NBC Corp. of Oklahoma	138%	13.2x	3.5%
Frontwave Credit Union	Community Valley Bank	154%	13.4x	9.1%
75th Percentile		152%	20.0x	7.3%
Median		132%	13.4x	3.1%
25th Percentile		113%	11.7x	2.2%

(2)
Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits less time deposit accounts with balances over $100,000.

For each precedent transactions group, Hovde compared the implied ratio of the total merger value to certain financial metrics of the Merger as follows:
•	the multiple of the total merger value to HCB’s common tangible book value (the “Price-to-Common Tangible Book Value Multiple”);
•	the multiple of the total merger value to HCB’s last twelve months (“LTM”) net earnings (the “Price-to-LTM Earnings Multiple”); and
•	the multiple of the difference between the total merger value and HCB’s common tangible book value to HCB’s core deposits (the “Premium-to-Core Deposits Multiple”).
The results of the analysis are set forth in the table below. Transaction multiples for the Merger were based upon the assumed Aggregate Consideration from the Merger of $70.8 million and were based on December 31, 2025 financial results for HCB.

	Price-to-Common Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple(1)
Merger Transaction Multiples(2)	149%	11.5x	5.2%

	Precedent Transactions Regional Group:

Up 10% from Median	172%	17.7x	9.5%
Median	156%	16.1x	7.7%
Down 10% from Median	140%	14.5x	5.8%

	Price-to-Common Tangible Book Value Multiple	Price-to-LTM Earnings Multiple	Premium-to-Core Deposits Multiple(1)

	Precedent Transactions National Group:

Up 10% from Median	145%	14.7x	4.4%
Median	132%	13.4x	3.1%
Down 10% from Median	119%	12.0x	1.7%

(1)
Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits less time deposit accounts with balances over $100,000.

(2)	HCB Price-to-LTM Earnings Multiple based on stated earnings of $6.2 million for the LTM period ending December 31, 2025.
Using publicly available information, Hovde compared the financial performance of HCB with that of the median of the targets from the precedent bank merger and acquisition transactions from each of the Regional and National Groups. The performance highlights are based on December 31, 2025 financial results of HCB.

	Total Assets ($M)	Tangible Equity/ Tangible Assets	LTM ROAA(1)	LTM ROAE(1)	LTM Efficiency Ratio	NPAs/ Assets(2)
HCB(3)	$589.7	8.06%	0.98%	13.89%	64%	0.03%
Precedent Transactions – Regional Group Median	$354.6	9.39%	0.90%	8.27%	69%	0.28%
Precedent Transactions – National Group Median	$560.1	9.01%	0.74%	7.85%	70%	0.24%

(1)	Where applicable, LTM ROAA and LTM ROAE were tax-affected for S-Corporations.
(2)	Nonperforming assets (“NPAs”) based on total nonaccrual loans + restructured loans + other real estate owned.
(3)	Based on stated earnings of $6.2 million for the LTM period ending December 31, 2025. Efficiency ratio based on net interest income on a fully taxable equivalent basis.
No transaction used as a comparison in the above transaction analyses is identical to HCB and no transaction was consummated on terms identical to the terms of the Merger Agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The resulting values of the precedent transactions Regional Group using the median values for the three valuation metrics set forth above indicated an implied total valuation ranging between $72.2 million and $81.7 million, with a three-factor implied total valuation average of $76.0 million compared to the assumed Aggregate Consideration from the Merger of $70.8 million. The resulting values of the precedent transactions National Group using the median values for the three valuation metrics set forth above indicated an implied total valuation ranging between $59.8 million and $62.7 million, with a three-factor implied total valuation average of $61.2 million compared to the assumed Aggregate Consideration from the Merger of $70.8 million.
Income Approach: Discounted Cash Flow (“DCF”) Analysis. HCB’s management approved the financial forecasts for HCB over a forward-looking, five-year period which formed the basis for the discounted cash flow analyses. Hovde’s analysis assumed stand-alone balance sheet growth of 6% per year through December 31, 2030. The projected HCB stand-alone stated net income amounts used for the analysis were $4.5 million for the LTM periods ending December 31, 2026, $5.4 million for the LTM period ending December 31, 2027, $6.1 million for the LTM period ending December 31, 2028, $6.6 million for the LTM period ending December 31, 2029, and $6.9 million for the LTM period ending December 31, 2030. In determining future cash flows, Hovde assumed that HCB would retain a sufficient portion of earnings to maintain a tangible equity to assets ratio of 9.00%.
For purposes of its discounted cash flow analysis, Hovde compared the National Group to HCB at the end of the five-year period of the projections. To determine present values of HCB based on these projections, Hovde utilized two discounted cash flow models, each of which capitalized terminal values using different multiples: (1) Terminal Price/LTM Earnings Multiple (“DCF Terminal P/E Multiple”); and (2) Terminal Price/Common Tangible Book Value Multiple (“DCF Terminal P/TBV Multiple”).

In the DCF Terminal P/E Multiple analysis, an estimated value range of HCB common stock was derived by adding (i) the present value of the implied future excess cash flows through December 31, 2030; and (ii) the present value of HCB’s implied terminal value at the end of such period based upon the projected net income. HCB’s projected stand-alone stated net income for the LTM period ending December 31, 2030 of $6.9 million served as the basis of the terminal value in the DCF. Hovde calculated a terminal value by applying a five-point range of price-to-earnings multiples of 12.1x to 14.7x. This range is based on the median price-to-earnings multiple derived from transactions in the National Group of 13.4x. The present value of HCB’s projected terminal value and excess cash flows were then calculated assuming a range of discount rates between 12.00% and 14.00%. This range of discount rates was chosen to reflect different assumptions regarding the required rates of return of holders or prospective holders of HCB common stock. The range of discount rates utilized the buildup method to determine such required rates of return and was based upon the risk-free interest rate, an equity risk premium, and an industry risk premium as set forth in the Kroll Cost of Capital Navigator as of March 16, 2026, along with a specific risk premium based on Hovde’s professional experience and judgement. This resulted in a discount rate of 13.00% which was used as the midpoint of the five-point range of discount rates of 12.00% to 14.00%. Utilizing the five-point range of discount rates set forth above, the implied total value of the HCB’s common stock ranges from $47.8 million to $62.7 million, with a midpoint value of $54.9 million based on the midpoint of the selected P/E multiple range and the midpoint of the selected discount rate range, as compared to the assumed aggregate merger consideration of $70.8 million.
In the DCF Terminal P/TBV Multiple analysis, an estimated value range of HCB common stock was derived by adding (i) the present value of the implied future excess cash flows through December 31, 2030; and (ii) the present value of HCB’s implied terminal value at the end of such period based upon the projected tangible common equity excluding Accumulated Other Comprehensive Income (“AOCI”). HCB’s projected tangible common equity excluding AOCI amount for the period ended December 31, 2030 of $71.0 million served as the basis of the terminal value in the DCF. Hovde applied a five-point range of price-to-common tangible book value multiples of 119% to 145% utilizing as a midpoint of the range the median price-to-common tangible book value multiple derived from precedent transactions in the National Group of 132%. The present value of the projected terminal value and excess cash flows were then calculated, assuming the range of discount rates between 12.00% and 14.00% discounted over the same periods as was applied in the DCF Terminal P/E Multiple analysis set forth above. The resulting implied total values of HCB common stock based on the DCF Terminal P/TBV Multiple analysis is equal to between $48.2 million and $63.2 million with a midpoint of $55.4 million compared to the assumed Aggregate Consideration from the Merger of $70.8 million.
These DCF analyses and their underlying assumptions yielded a range of implied multiple values for HCB’s common stock which are outlined in the table below:

Implied Multiple Value Based On:	Merger Value(1) ($000)	Price-to-LTM Earnings Multiple(1)	Price-to- Common Tangible Book Value Multiple(1)	Premium-to- Core Deposits Multiple(1)(2)
Assumed Aggregate Consideration	$70,807	11.5x	149%	4.8%

	DCF Analysis – Terminal P/E Multiple

Midpoint Value	$54,941	8.9x	116%	1.7%

	DCF Analysis – Terminal P/TBV Multiple

Midpoint Value	$55,422	9.0x	117%	1.8%

(1)
Total Merger Value and price multiples based on the Aggregate Consideration assumed by Hovde of $70,806,800; DCF Analysis – Terminal P/E Multiple median implied Merger value of $54,941,000 (rounded to nearest thousand); and DCF Analysis – Terminal P/TBV Multiple median implied Merger value of $55,422,000 (rounded to nearest thousand).

(2)
Represents the premium of the deal value over common tangible book value, expressed as a percentage of core deposits. Per S&P Global, core deposits equal total deposits less time deposit accounts with balances over $100,000.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, required tangible common equity, terminal values, and discount rates. Hovde’s analysis does not purport to be indicative of the actual values or expected total values of HCB common stock.

The table below summarizes the analyses performed under the Market Approach and the Income Approach described above.
Summary of Valuation Methodologies(1):

Assumed Aggregate Consideration: $70,807
Four Factor Average of the Average Implied Merger Values(2): $62,276

Implied Merger Value:(3)	Minimum Implied Value	Average Implied Value	Maximum Implied Value
Precedent Transactions – Regional Group	$72,223	$76,946	$81,669
Precedent Transactions – National Group	$59,757	$61,222	$62,686
DCF – Terminal P/E Multiple	$47,802	$55,226	$62,650
DCF – Terminal P/Adj. TBV Multiple	$48,217	$55,711	$63,204

(1)	All values in thousands and are rounded to the nearest thousand.
(2)	Based on the Average Implied Values from the two Precedent Transactions Groups and the two DCF analyses.
(3)	Value range based on +/- 10% variance from the median acquisition multiples of the Precedent M&A Transactions group and the range of terminal multiples and discount rates in the DCF analyses.
Independent’s Performance and Market Trading Data versus Peers. Hovde compared selected results of Independent’s operating performance to that of thirteen select publicly traded banks headquartered in Michigan, Ohio, or Indiana with total assets between $3.0 billion and $10.0 billion, a last twelve-month ROAA greater than 0%, and traded on the NASDAQ or New York Stock Exchange. The resulting group consisted of thirteen companies as follows:

Name	Ticker	State	Name	Ticker	State
1. Park National Corp.	PRK	OH	8. Horizon Bancorp Inc.	HBNC	IN
2. Peoples Bancorp Inc.	PEBO	OH	9. First Financial Corp.	THFF	IN
3. 1st Source Corp.	SRCE	IN	10. Farmers National Banc Corp.	FMNB	OH
4. German American Bancorp Inc.	GABC	IN	11. Independent Financial Services	COFS	MI
5. Northpointe Bancshares Inc.	NPB	MI	12. Civista Bancshares Inc.	CIVB	OH
6. Lakeland Financial Corp.	LKFN	IN	13. Farmers & Merchants Bancorp	FMAO	OH
7. Mercantile Bank Corp.	MBWM	MI

Hovde noted the following selected metrics:

Most Recent LTM Period(1)	75th Pct.	Median	25th Pct.	Independent(2)
Total Assets ($B)	$8.4	$6.8	$5.2	$5.5
TCE / Tangible Assets	9.60%	9.37%	8.38%	8.65%
LTM PTPP (3) / AA	2.08%	1.78%	1.64%	1.66%
Return on Average Assets (ROAA)	1.53%	1.35%	1.23%	1.28%
Return on Average Equity (ROAE)	14.00%	13.75%	11.44%	14.58%

Note: Pct. = Percentile	LTM = Last Twelve Months	TCE = Tangible Common Equity	AA = Average Assets	PTPP = Pre-Tax Pre-Provision

(1)	Peer group financial performance as of most recent available as of March 16, 2026. Based on core performance as reported by S&P Global Market Intelligence, if available.
(2)	Independent financial performance for the LTM period ending December 31, 2025.
(3)	Pre-tax pre-provision (as a percent of average assets) equals the sum of net interest income and noninterest income minus noninterest expense divided by average assets.
This comparison indicated that Independent was below the median of the peer group in terms of PTPP and ROAA, while its ROAE was above the 75th percentile of the peer. Independent’s tangible common equity to tangible assets ratio was below the median of the peer.

The following presents a summary of the market trading data of Independent compared to this same peer group as of March 16, 2026:

As of March 16, 2026	75th Pct.	Median	25 Pct.	Independent
Market Capitalization ($M)	$1,439.9	$816.5	$596.4	$690.1
Price / Tangible Book Value per Share	157%	139%	136%	145%
Price / LTM EPS(1)	10.1x	9.1x	8.2x	10.2x
Dividend Yield	4.0%	3.5%	3.0%	3.1%
Monthly Volume as a % of Shares	12.3%	10.2%	8.4%	11.4%

(1)	Based on core performance as reported by S&P Global Market Intelligence, if available.
Independent traded above the median of the peer group as measured by price to tangible book and price to LTM core EPS. Independent’s dividend yield was below the median of the peer. Independent’s monthly volume as a percent of shares outstanding was above the median of the peer.
Relative Contribution Analysis. Hovde analyzed the relative stand-alone contribution of Independent and HCB to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, Hovde used historical and projected stand-alone balance sheet and income statement data for Independent and HCB. The results of Hovde’s analysis are presented in the following table, which also compares the results of Hovde’s analysis with the implied pro forma ownership percentages of Independent’s and HCB’s shareholders in the combined HCB based on the 1.590 Exchange Ratio provided in the Merger Agreement:

	% of Total
	Independent	HCB
Balance Sheet as of 12/31/2025
Total Assets	90.3%	9.7%
Gross Loans	92.4%	7.6%
Deposits	89.9%	10.1%
Total Equity	91.4%	8.6%
Tangible Equity	90.9%	9.1%

Net Income(1)
2025Y Net Income	91.8%	8.2%
2026Y Estimated Net Income	94.1%	5.9%
Pro Forma Ownership(2)	93.3%	6.7%

(1)	Independent historical data based on stated performance as reported by S&P Global Market Intelligence. 2026 net income based on consensus EPS estimate of $3.47.
(2)	Based on actual share ownership not adjusted for cash consideration paid to HCB shareholders.
Pro Forma Dividends Per Share to HCB Shareholders. Based on the 1.59 Exchange Ratio and Independent’s current dividend per share of $1.04, the pro forma equivalent dividends to HCB shareholders would be $1.65 per current HCB share, representing an increase of 18% from HCB’s dividends per share of $1.40.
Pro Forma Merger Analysis. Hovde analyzed the potential pro forma effect of the Merger to Independent’s stand-alone performance metrics. Assumptions were made regarding the fair value accounting adjustments, cost savings, and other acquisition adjustments based on discussions with management of HCB, Independent, and their representatives. Based on 30% cash consideration and 70% common stock consideration, the pro forma merger analysis indicated that the Merger is expected to be dilutive to Independent’s tangible book value per share at closing and recovered in approximately 3.4 years. The Merger is expected to be 6% accretive to Independent’s Year 1 earnings per share.
Conclusion. Based upon the foregoing analyses and other investigations and assumptions as set forth in its opinion letter, without giving specific weightings to any one factor, analysis or comparison, Hovde determined that, as of the date of its opinion, subject to the matters, assumptions and limitations set forth in the opinion letter and pursuant to the terms of the Merger Agreement, as of the date of signing of the Merger Agreement, the Merger Consideration is fair to the HCB shareholders from a financial point of view. The full text of the Hovde opinion is included in this proxy statement as Appendix B.
Cautionary Note. The prospective financial information included in this section summarizing Hovde’s opinion has been provided by Independent’s and HCB’s respective senior management as described in this section. Neither Crowe LLP (Independent's independent auditor) nor Plante & Moran, PLLC (HCB’s independent auditor), nor any other independent registered public accounting firm or independent auditor, has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying prospective financial information. Accordingly, neither Crowe LLP nor Plante & Moran PLLC expresses an opinion or any other form of assurance with respect thereto or its achievability and assumes no responsibility for the prospective financial information and disclaims any association with the prospective financial information. The report by Crowe LLP incorporated by reference in this prospectus and proxy statement relates to Independent’s December 31, 2025, and 2024 issued financial statements. The report by Crowe LLP does not extend to the prospective financial information and should not be read to do so.
Independent’s Reasons for the Merger
Independent’s board of directors has unanimously determined that the merger is in the best interests of Independent and Independent’s shareholders and has adopted the merger agreement and authorized the merger and the other transactions contemplated by the merger agreement. In considering the adoption of the merger agreement, the board of directors of Independent reviewed the financial results and conditions of Independent and HCB, the perceived prospects for each in the future, and the business philosophies of Independent and HCB.
Independent’s primary strategy for expansion is to pursue organic growth, but it is also interested in the potential of growing through acquisition as desired opportunities arise. Independent’s board of directors views the acquisition of HCB as an attractive opportunity for Independent to expand its business in the west and central Michigan markets.
The Independent board of directors, in reaching its decision to approve the merger agreement, consulted with Independent’s senior management, as well as its financial and legal advisors, and considered a number of factors weighing in favor of the merger, including the following:
Strategic Fit and Enhanced Scale in Attractive Markets. The Independent board considered the strategic benefits of the merger with HCB, a high-quality community bank with approximately $600 million in assets, which the board believes will bolster Independent’s existing geographic footprint between Grand Rapids and Lansing in central Michigan. The merger enhances Independent’s presence across several attractive Michigan markets, including Barry County, where HCB holds a first-place market ranking with approximately $476 million in deposits, as well as Calhoun County, Allegan County, Kent County, and Ottawa County. The board believes the combination fortifies Independent’s scale in these markets and positions the combined organization for continued growth in markets with favorable demographic and economic characteristics, including projected household income growth ranging from approximately 6.4% to 12.0% during the 2026 to 2031 period.
Support for Independent’s “Out-Local” Strategy. The Independent board considered that, following the merger, HCB’s local bankers will continue to serve Highpoint Community Bank’s long-standing clients with an enhanced product suite and broader lending capabilities, consistent with Independent’s strategic commitment to delivering locally focused banking services that compete effectively against larger institutions.
Low-Cost Funding Base and Excess Liquidity. The Independent board considered the value of HCB’s attractive deposit franchise, including Highpoint Community Bank’s deposit cost of 1.50%, which has consistently remained below Michigan peer averages across multiple cycles. The board also noted HCB’s low loan-to-deposit ratio of 67%, which the board believes provides significant flexibility to deploy excess liquidity through Independent’s strong loan pipeline and to further scale relationships across the combined footprint. HCB’s total deposits of approximately $532 million, with a meaningful proportion consisting of non-interest-bearing deposits, further enhance the combined organization’s funding profile.
Shared Cultural and Credit Philosophies. The Independent board considered the strong cultural alignment between Independent and HCB, noting that both organizations operate under a high-touch model that prioritizes local relationships and a commitment to sound credit quality. The board further considered that both organizations share entrepreneurial cultures that empower local teams with the autonomy to drive client engagement while maintaining accountability. The board believes the shared values, culture, leadership, and strategic familiarity between the two organizations will facilitate a successful integration and a smooth transition for customers and employees.
Attractive Financial Returns. The Independent board considered the expected financial impact of the merger, including projected earnings per share accretion of approximately 6% in 2027, with an estimated pro forma earnings per share of $3.87 compared to Independent’s standalone earnings per share of $3.65, representing accretion of approximately $0.22 per share. While the merger is expected to result in tangible book value per share dilution of approximately 4.3%, or $1.04 per share, the board considered that the tangible book value per share earnback period using the crossover method is approximately 3.4 years, which the board views as a digestible level of dilution relative to the strategic and financial benefits of the transaction.
Strong Pro Forma Capital Position. The Independent board considered the combined organization’s projected capital ratios at closing, including an estimated CET1 ratio of approximately 11.5% and a total risk-based capital ratio of approximately 13.5%, which the board believes position the combined organization with strong capital levels to support continued growth and shareholder returns.
Credit Quality. The Independent board considered HCB’s strong credit quality profile, including nonperforming assets to total assets of 0.03%, zero net chargeoffs over the trailing five-year period, and cumulative net chargeoffs since 2015 of just 0.33% compared to a Michigan peer average of 0.87%. The board noted that HCB has maintained a clean credit profile across multiple economic cycles, which the board views as indicative of disciplined underwriting and sound risk management practices.
Low Integration Risk. The Independent board considered the relatively low integration risk presented by the merger, given HCB’s manageable asset size, the shared operating philosophies between the two organizations, and the mutual familiarity between their respective management teams. The board also considered Independent’s successful and prudent track record of completing prior acquisitions, which the board believes reduces execution risk. Additionally, the board considered the proximity of HCB’s operations to Independent’s existing footprint, making this a “backyard” transaction that further mitigates integration and operational risks.
Thorough Due Diligence. The Independent board considered that Independent management, together with its advisors, conducted a comprehensive due diligence review of HCB, including a detailed examination of its loan and deposit portfolios, key personnel, and financial outlook. The board also noted the estimated cost savings equal to 40.0% of HCB’s noninterest expense, with 50% phased in during 2026 and 100% phased in by 2027, which the board views as reasonable and achievable. The board further considered that, while revenue synergies were identified, they were not included in the financial projections, providing the board with additional comfort as to the conservatism of the financial assumptions underlying the transaction.
Transaction Structure and Terms. The Independent board considered the terms of the definitive merger agreement, including the aggregate transaction value of approximately $71.3 million, the fixed exchange ratio of 1.590 Independent shares plus $17.51 in cash for each HCB share outstanding, and the implied consideration mix of approximately 75% stock and 25% cash. The board considered the implied valuation multiples, including a price to December 31, 2025 tangible book value per share of 150% and a pay-to-trade ratio of 102%, as well as a price to 2025 GAAP earnings per share of 11.7x and a price to 2027 estimated GAAP earnings per share plus fully phased-in synergies of 6.7x, and determined that the transaction consideration was fair and reasonable.
The Independent board also considered potential risks and uncertainties associated with the merger, including the possibility that the anticipated benefits may not be realized within the expected time period or at all, the risk that integration may be more costly or difficult than expected, and other risks and uncertainties described under “Risk Factors” and “Forward-Looking Statements” elsewhere in this prospectus and proxy statement.
After careful consideration of the foregoing factors and such other factors as each member of the Independent Board deemed relevant, the Independent board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Independent and its shareholders. The board of directors of Independent did not assign any particular weight to any one of the foregoing factors.
Accounting Treatment
In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result is that the recorded assets and liabilities of Independent will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on, and the assets and liabilities of

HCB will be adjusted to fair value at the date of the Merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price consideration, which is measured at the date of the effective time of the Merger and consists of the shares of Independent common stock to be issued to HCB shareholders and Cash Consideration, exceeds the fair value of the net assets, including identifiable intangibles of HCB at the effective time of the Merger, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually or more often if necessary. Identified intangibles will be amortized over their estimated useful lives. Further, the acquisition method results in the operating results of HCB being included in the consolidated financial results of Independent beginning from the effective time of the Merger.
Material United States Federal Income Tax Consequences of the Merger
The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of HCB common stock with respect to the exchange of HCB common stock for Independent common stock and Cash Consideration pursuant to the Merger. This discussion assumes that U.S. Holders hold their HCB common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, regulations issued by the IRS (“Treasury Regulations”), judicial decisions, and administrative pronouncements, each as in effect as of the date of this prospectus and proxy statement. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign, or other taxing jurisdiction, nor does it address any aspect of income tax that may be applicable to non-U.S. Holders of HCB common stock. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of HCB common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of HCB common stock that are partnerships or other pass-through entities (and persons holding their HCB common stock through a partnership or other pass-through entity), persons who acquired shares of HCB common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark-to-market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar, and persons holding their HCB common stock as part of a straddle, hedging, constructive sale, or conversion transaction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of HCB common stock that is for United States federal income tax purposes:
•	an individual United States citizen or resident alien;
•
a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•
a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.
If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds HCB common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.
Qualification of the Merger as a “Reorganization”
Independent and HCB have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of Independent and HCB to consummate the Merger are conditioned upon the receipt of an opinion from Dickinson Wright PLLC for its client, HCB, and an opinion from Varnum LLP for its client, Independent, to the effect that the Merger will for United States federal income tax purposes qualify as a

“reorganization” under Section 368(a) of the Code, based upon customary qualifications and assumptions, and representations and covenants made by Independent and HCB. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, the conclusions reached in the opinions could be adversely affected and the U.S. federal income tax consequences of the Merger could be materially different from those described in this prospectus and proxy statement.
The following discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
United States Federal Income Tax Consequences to Independent and HCB
With respect to the Merger, each of HCB and Independent will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and neither HCB nor Independent will recognize any gain or loss for United States federal income tax purposes as a result of the Merger.
U.S. Holders Exchange of HCB Common Stock for Independent Common Stock and Cash Consideration
U.S. Holders of HCB common stock will receive both Independent common stock and Cash Consideration in exchange for their HCB common stock in the Merger. In the exchange, a U.S. Holder will generally recognize gain (but not loss) equal to the lesser of (i) the amount of cash received in the Merger (other than cash received in lieu of a fractional share of Independent common stock) or (ii) the excess, if any, of the amount of cash (other than cash received in lieu of a fractional share of Independent common stock) and the fair market value of Independent common stock received over the U.S. Holder’s adjusted tax basis in its HCB common stock. Such gain will generally be capital gain. Any cash received in lieu of a fractional share will be treated as discussed below under “Cash in Lieu of Fractional Shares.” A U.S. Holder should generally consult its tax advisor regarding the manner in which gain or loss should be determined, including, but not limited to, the specific manner in which recognized gain should be determined if such U.S. Holder can designate specific consideration to particular shares of its HCB common stock exchanged under the terms of the Merger that are determined to be economically reasonable.
The basis of a share of Independent common stock received in the Merger will generally be equal to the basis of the HCB common stock exchanged in the Merger (less any tax basis attributable to cash received in lieu of a fractional share in Independent common stock), decreased by cash received in the Merger (other than cash received in lieu of a fractional share of Independent common stock) and increased by the amount of any gain recognized in the Merger (excluding any gain recognized as a result of cash received in lieu of a fractional share). The holding period for the shares of Independent common stock that a U.S. Holder receives in the Merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of HCB common stock that the U.S. Holder exchanges in the Merger. A U.S. Holder should consult its tax advisor regarding the manner in which the basis of Independent common stock received in the Merger is determined, including, but not limited to, the following circumstances: (i) the U.S. Holder acquired different blocks of HCB common stock at different times or different prices, (ii) the U.S. Holder can designate specific consideration to particular shares of its HCB common stock exchanged under the terms of the Merger that are determined to be economically reasonable or (iii) the U.S. Holder desires to make potentially permissible designations of specific basis to specific shares of the Independent common stock received (on or before the date on which the basis of a share of Independent common stock received becomes relevant).
Cash in Lieu of Fractional Shares
A U.S. Holder who receives cash in lieu of fractional shares of Independent common stock will generally be treated as having received such fractional share of Independent common stock pursuant to the Merger and then as having sold that fractional share of Independent common stock for cash in a redemption by Independent. As a result, except to the extent that the cash received is treated as a dividend as discussed below, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the U.S. Holder’s basis in the fractional share of Independent common stock determined as described above. Any resultant gain or loss generally will be capital in nature.
In some cases, if a U.S. Holder of HCB common stock actually or constructively owns shares of Independent common stock (other than the Independent common stock received as consideration in connection with the Merger), any cash merger consideration (including cash in lieu of a fractional share of Independent common stock) received by such U.S. Holder could be treated as being received as a distribution under the tests set forth in Section 302 of the Code

(including as a result of the application of Section 304 of the Code). In such a case, such U.S. Holder may have dividend income up to the amount of cash received by it in the Merger, depending on the current or accumulated “earnings and profits” of Independent. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, all holders of HCB common stock should consult their tax advisors regarding the application of the foregoing rules to them in their particular circumstance.
Backup Withholding and Information Reporting
Payments of cash to a holder of HCB common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 24% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes his, her, or its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.
The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to an HCB shareholder. Independent and HCB have not requested and do not intend to request any ruling from the IRS. You are urged to consult your own tax advisor as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.
No Dissenters’ Rights in the Merger
Under the MBCA, dissenters’ rights (also referred to as appraisal rights) generally allow shareholders who object to certain extraordinary corporate transactions, such as mergers, to demand that the corporation pay the “fair value” of their shares as determined by judicial appraisal proceedings, in lieu of receiving the merger consideration. However, the MBCA does not provide dissenters’ rights to shareholders in all circumstances. Under Section 762 of the MBCA, dissenters’ rights are generally not available where shareholders receive, as merger consideration, a combination of cash and shares of stock that are listed on a national securities exchange (such as Nasdaq) or held of record by more than 2,000 shareholders.
In this Merger, HCB shareholders will receive, as Merger Consideration, a combination of cash and shares of Independent common stock, which is listed on The Nasdaq Global Select Market. Because the Merger Consideration consists of cash and Nasdaq-listed shares, HCB shareholders are not entitled to assert dissenters’ rights under the MBCA in connection with the Merger.
In addition, HCB’s articles of incorporation do not confer any dissenters’ rights upon HCB shareholders beyond those available under the MBCA.
Because HCB shareholders are not entitled to dissenters’ rights in connection with the Merger, no action is required or permitted by HCB shareholders to preserve or assert such rights.

THE MERGER AGREEMENT
Summary
The following describes certain aspects of the Merger, including certain provisions of the Merger Agreement. The following description of the Merger Agreement is not complete and is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this prospectus and proxy statement as Appendix A and is incorporated herein by reference. We urge you to carefully read the Merger Agreement in its entirety, as it is the legal document governing this Merger.
Structure of the Merger; Bank Consolidation
At the effective time of the Merger, HCB will be merged with and into Independent, with Independent as the surviving corporation. The separate existence of HCB will terminate and HCB common stock will be cancelled and converted into the right to receive the Merger Consideration. The articles of incorporation and bylaws of Independent as in effect immediately before the effective time of the Merger will be the articles of incorporation and bylaws of the combined organization immediately after the effective time of the Merger. The officers and directors of Independent serving immediately before the effective time of the Merger will be the officers and directors of the combined organization immediately after the effective time of the Merger, but after the effective time of the Merger, Independent will cause one director of HCB, determined by HCB but subject to the reasonable approval of Independent, to be added to the board of directors of Independent and the board of directors of Independent Bank.
Following completion of the Merger, Independent intends to consolidate Highpoint with and into Independent Bank, with Independent Bank as the surviving bank. Assuming the Merger is completed, Independent currently expects to consolidate Highpoint Community Bank with and into Independent Bank in the fourth quarter of 2026, at the same time it is able to convert Highpoint Community Bank’s data processing systems to those of Independent. Until that time, each of Highpoint Community Bank and Independent Bank will be operated as separate, wholly-owned subsidiaries of Independent.
At Independent’s election, the Merger may alternatively be structured so that HCB is merged with and into any other direct or indirect wholly-owned subsidiary of Independent, or any direct or indirect wholly-owned subsidiary of Independent is merged with and into HCB; provided, that no such change would (a) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of HCB common stock, (b) prevent the parties from obtaining certain tax opinions, (c) materially impede or delay consummation of the transactions contemplated by the Merger Agreement, or (d) require submission to or approval of the HCB shareholders after the HCB shareholder approval has been obtained.
What HCB Shareholders Will Receive in the Merger
If the Merger Agreement is approved and the Merger is subsequently completed, each issued and outstanding share of HCB common stock will be converted into the right to receive (a) $17.51 in cash (the “Cash Consideration”), plus (b) 1.5900 shares of Independent common stock (the “Exchange Ratio”), plus cash in lieu of any fractional share (collectively, the “Merger Consideration”). Any HCB shareholder who would otherwise be entitled to receive a fractional share of Independent common stock pursuant to the Merger will instead receive an amount of cash determined by multiplying that fraction by the Final Purchaser Price (defined below).
The Merger Consideration is subject to the following adjustments:
•
If, as of the Final Statement Date (as defined below and in the Merger Agreement), the Company Consolidated Shareholders’ Equity (as defined below and in the Merger Agreement) is less than $48,607,000, then (a) the Exchange Ratio will be decreased to an amount determined by multiplying (i) the quotient determined by dividing the Adjusted Stock Purchase Value (as defined below and in the Merger Agreement) by the Stock Purchase Value (as defined below and in the Merger Agreement), and (ii) the Exchange Ratio, and (b) the Cash Consideration will be decreased by an amount equal to (i) 25% of the Shareholders’ Equity Price Adjustment (as defined below and in the Merger Agreement), divided by (ii) the total number of shares of HCB common stock outstanding as of the effective time.

“Final Statement Date” means the last day of the calendar month preceding the date on which both HCB’s shareholders have approved the Merger and all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), or such other date as agreed upon by Independent and HCB.

“Company Consolidated Shareholders’ Equity” means HCB’s total consolidated shareholders’ equity as of the Final Statement Date computed in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), and subject to additional adjustments as set forth in Section 5.25.1 of the Merger Agreement.
“Stock Purchase Value” is equal to the Exchange Ratio in effect at the time of adjustment, multiplied by the total number of shares of HCB common stock outstanding as of the effective time of the Merger, multiplied by the Final Purchaser Price (as defined below and in the Merger Agreement).
“Adjusted Stock Purchase Value” is equal to the Stock Purchase Value minus 75% of the Shareholders’ Equity Price Adjustment (if applicable).
“Shareholders’ Equity Price Adjustment” is equal to $48,607,000 minus the Company Consolidated Shareholders’ Equity.
•
If the Final Purchaser Price of a share of Independent common stock is less than the Floor Purchase Price (as defined below and in the Merger Agreement), and the number determined by dividing the Final Purchaser Price by the Initial Purchaser Price (as defined below and in the Merger Agreement) is less than the number obtained by subtracting 20% from the quotient obtained by dividing the Final Index Price (as defined below and in the Merger Agreement) by the Initial Index Price (as defined below and in the Merger Agreement), then HCB will have the right to request an adjustment to the Exchange Ratio. If Independent accepts the adjusted Exchange Ratio, the Merger Agreement will remain in effect with the adjusted Exchange Ratio. If Independent declines to adjust the Exchange Ratio, the Merger will be abandoned and the Merger Agreement will terminate, unless HCB elects to proceed with the Merger on the basis of the Exchange Ratio set forth in the Merger Agreement.

The “Final Purchaser Price” means the volume weighted average price of Independent common stock measured over the Pricing Period in transactions reported on The NASDAQ Global Select Market.
The “Floor Purchase Price” means eighty percent (80%) of the Initial Purchaser Price.
The “Initial Purchaser Price” means $34.39.
The “Initial Index Price” means $122.37.
The “Final Index Price” means the closing price of the KBW NASDAQ Regional Banking Index (KRX) on the last day of the Pricing Period.
The “Pricing Period” means the fifteen (15) consecutive trading days ending on the sixth (6th) business day prior to the closing date of the Merger.
•
If, between the date of the Merger Agreement and the effective time of the Merger, there is declared or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Independent or HCB common stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Independent common stock or HCB common stock, then the Exchange Ratio will be proportionately adjusted accordingly to provide to the holders of HCB common stock the same economic effect as contemplated by the Merger Agreement prior to such event.

The amount and nature of the Merger Consideration was established through arm’s-length negotiations between Independent and HCB and their respective advisors and reflects the balancing of a number of countervailing factors. The total amount of the Merger Consideration reflects a price both parties concluded was appropriate.
We cannot assure you that the current market value of Independent common stock or HCB common stock will be equivalent to the market value of Independent common stock or HCB common stock on the effective date of the Merger.
Cessation of Shareholder Status
As of the effective time of the Merger, holders of HCB common stock outstanding immediately before the effective time of the Merger will cease to be shareholders of HCB and will have no rights as HCB shareholders other than the right to receive the Merger Consideration in accordance with the Merger Agreement.

Conversion of Shares; Exchange Procedures
The conversion of HCB common stock into the right to receive the Merger Consideration will occur automatically upon completion of the Merger. Within five (5) business days after completion of the Merger, Independent will cause its exchange agent to mail to each holder of record of shares of HCB common stock a form of letter of transmittal and instructions for use in effecting the surrender of certificates or book-entry shares in exchange for the Merger Consideration. Upon surrender of certificates or book-entry shares, together with a duly completed and validly executed letter of transmittal, each holder will be entitled to receive (a) book-entry shares representing the number of whole shares of Independent common stock to which such holder is entitled, (b) cash representing the aggregate amount of cash to which such holder is entitled, (c) cash in lieu of any fractional share, and (d) any dividends or distributions payable pursuant to the Merger Agreement. Independent will mail or cause to be mailed a statement of ownership and a check for payment of the cash owing within ten (10) business days after each such surrender.
Effective Time of the Merger; Closing
The closing of the Merger will take place electronically on a date to be agreed upon by HCB and Independent following satisfaction or waiver of the last of the conditions to closing (other than any conditions that by their nature are to be satisfied at the closing). Upon completion of the closing, HCB and Independent will each promptly execute and file a Certificate of Merger as required by the Michigan Business Corporation Act to effect the Merger. The effective time of the Merger will be the date and time stated in the Certificate of Merger, or as otherwise provided by the Michigan Business Corporation Act.
Dividends and Distributions
No dividends or other distributions with respect to Independent common stock with a record date on or after the date of the effective time of the Merger will be paid to the holder of any unsurrendered HCB certificate or book-entry share until the holder has surrendered such certificate or book-entry share in accordance with the Merger Agreement. When such certificates have been duly surrendered, Independent will pay such holder any unpaid dividends or other distributions, without interest.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Independent and HCB relating to their respective businesses. In particular, the Merger Agreement contains representations and warranties of Independent, on the one hand, and HCB, on the other hand, to each other, as to, among other things:
•	the corporate organization and existence of each party;
•	the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement, and make it valid and binding;
•
the fact that the Merger Agreement does not conflict with or violate the respective articles of incorporation and bylaws of each party, applicable law, or regulatory restrictions applicable to each party;

•	required regulatory approvals;
•	subsidiaries;
•	deposit insurance and payment of assessments;
•	the capitalization of each party and voting rights of their respective securities;
•	each party’s financial statements and filings of reports with applicable regulatory authorities;
•	the absence of certain changes or events since December 31, 2024;
•	the absence of material litigation;
•	regulatory filings;
•	conduct of each party’s business (and the business of each party’s subsidiaries) in compliance with applicable laws, orders, and regulations;
•	the accuracy and completeness of the transaction documents;

•	agreements with regulatory agencies;
•	the filing and accuracy of tax returns and other tax matters;
•	title to and interest in its respective assets and those of its subsidiaries, including real property;
•	intellectual property;
•	licenses and permits;
•	employee benefit plans and related matters;
•	environmental matters;
•	payments to be made to any brokers or finders in connection with the Merger;
•	allowances for credit losses;
•	securities laws matters;
•	insurance matters, including without limitation the maintenance and adequacy of insurance and absence of material unsatisfied claims;
•	the absence of undisclosed liabilities;
•	books and records;
•	Community Reinvestment Act rating;
•	the accuracy and completeness of organizational documents; and
•	compliance with the Bank Secrecy Act.
In addition, the Merger Agreement contains representations and warranties of HCB to Independent as to:
•	the absence of indemnification claims;
•	material contracts and contractual restrictions on change of control;
•	labor and employment matters;
•	the receipt of a fairness opinion from HCB’s outside transaction advisor;
•	loans and investments;
•	risk management instruments;
•	joint ventures and strategic alliances;
•	the absence of a shareholder rights plan;
•	the absence of loans to related parties not in conformance with applicable rules and regulations;
•	disaster recovery and business continuity practices and procedures;
•	guarantees of indebtedness owed to HCB or a subsidiary of HCB;
•	data security and customer privacy;
•	compliance with policies and procedures; and
•	cannabis lending relationships.
The representations and warranties of each of Independent and HCB have been made solely for the benefit of the other party and they should not be relied on by any other person. The representations and warranties of Independent and HCB do not survive the completion of the Merger. The parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules that were separately delivered by each party to the other party.

Conduct of Business Pending the Merger
HCB Restrictions
HCB has agreed to certain covenants in the Merger Agreement that restrict the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement. Except as expressly contemplated by the Merger Agreement, as required by applicable law, or with the prior written consent of Independent (which consent shall not be unreasonably withheld, conditioned, or delayed), HCB has agreed to conduct its business in the ordinary course of business generally consistent with past practice in all material respects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization and advantageous business relationships, and keep available the services of present officers and employees.
In addition, HCB has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement, including (without limitation) restrictions related to the following (subject, in each case, to exceptions specified in the Merger Agreement, or with the prior written consent of Independent, which may not be unreasonably withheld, conditioned, or delayed):
•	amendment of its articles of incorporation or bylaws;
•
(a) the split, combination or reclassification of any securities issued by HCB or any of its subsidiaries, (b) the repurchase, redemption or other acquisition, or offer to purchase, redeem or otherwise acquire, any securities issued by HCB or any of its subsidiaries, or (c) the declaration, setting aside of or payment of any dividend or distribution in respect of, or entry into an agreement with respect to the voting of, any shares of capital stock, except for distributions to or from HCB subsidiaries and except for quarterly dividends by HCB in an amount not to exceed $0.35 per share of HCB common stock and paid in a manner consistent with past practice;

•	the issuance, sale, pledge, disposal or encumbrance of any securities issued by HCB or any of its subsidiaries;
•
except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any HCB benefit plan or contract in effect as of the date of the Merger Agreement, (a) the increase of the compensation (including bonus opportunities) payable or that could become payable by HCB or its subsidiaries to directors or officers or to any employees; (b) the entry into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors or employees; (c) the establishment, adoption, entry into, amendment of, termination of, or the taking of any action to accelerate rights under any benefit plan; (d) the granting of any severance or termination pay unless provided under any benefit plan; (e) the granting of any compensatory awards that are payable in, relate to, or are determined by reference to the value of HCB common stock; or (f) the funding or in any other way securing of any payment of compensation or benefit under any benefit plan;

•
the acquisition, by Merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division of a business or, except among wholly-owned subsidiaries of HCB, the making of any capital contributions to any person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business generally consistent with past practice;

•
except in the ordinary course of business consistent with past practice and subject to certain exceptions, the transfer, license, sale, lease or other disposition of any material assets, including capital stock or other equity interests in any subsidiary;

•	except in the ordinary course of business consistent with past practice, the incurrence of any indebtedness for borrowed money or guarantee of any such indebtedness of another person;
•	the making of any application for the opening, relocation, or closing of any branch office, loan production office, or other material office or facility;
•	the entry into, amendment, or modification of any material contract in any material respect, except in the ordinary course of business consistent with past practice;

•
the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity (a) involving the payment of monetary damages or admission of liability by HCB or any of its subsidiaries of any amount exceeding $50,000, (b) involving injunctive or similar relief, or (c) having a material impact on HCB’s business;

•	the making of any material change in any method of financial accounting principles or practices, except as required in accordance with applicable law or GAAP;
•
(a) the settlement or compromise of any material tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on HCB’s books and records; (b) the making or changing of any material tax election, the changing of any annual tax accounting period, or the adoption or changing of any method of tax accounting; or (c) the entry into any material closing agreement, the surrendering in writing of any right to claim a material tax refund, offset or other reduction in tax liability, or the consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to HCB or any of its subsidiaries;

•
the entry into any material new line of business or the changing in any material respect of HCB’s lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging or other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by law or any regulatory agency having jurisdiction over HCB or any of its subsidiaries;

•	the entry into loan transactions not in accordance with, or consistent with, past practice;
•
the entry into any new credit or lending relationships that requires an exception to the loan policy of HCB or any of its affiliates in effect as of the date of the Merger Agreement that are not in compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans, or other than incident to a reasonable loan restructuring, extending additional credit to any person and any director or officer of, or owner of a material interest in, such person if such person or such borrowing affiliate is the obligor under any indebtedness to HCB or any of HCB’s subsidiaries that constitutes a nonperforming loan or against any part of such indebtedness HCB or any of HCB’s subsidiaries has established loss reserves or any part of which has been charged-off by HCB or any of HCB’s subsidiaries;

•
the failure to maintain adequate allowance for credit losses under the requirements of GAAP relating to loans of HCB previously charged off, and on outstanding loans and leases of HCB (including accrued interest receivable);

•
the failure to (a) charge-off loans that would be deemed uncollectible in accordance with GAAP or any applicable law, or (b) place on non-accrual any loans or leases of HCB that are past due greater than ninety (90) days;

•
the making of any material changes in HCB’s policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, in each case except as required by law or any regulatory agency having proper jurisdiction;

•
the restructuring or making of any material change to the nature of the composition of HCB’s investment securities portfolios, or its policies with respect to the classification or reporting of such portfolios;

•
the failure to promptly notify Independent of the threat or commencement of any material action against, relating to, or affecting (a) HCB or any of HCB’s subsidiaries, (b) HCB’s or any of HCB’s subsidiaries’ directors, officers, or employees in their capacities as such, (c) HCB’s or any of HCB’s subsidiaries’ assets, liabilities, businesses, or operations, or (d) the Merger or the Merger Agreement;

•
the taking, or the omission from taking, of any action that would, or could reasonably be expected to prevent or impede the Merger from qualifying for the intended tax treatment, or, except as and to the extent required by applicable law or regulatory agencies having jurisdiction over HCB or any of its subsidiaries, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, or (b) the taking of, or the knowing failure to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied;

•
the failure to comply in all material respects with applicable law and formally adopted internal policies and procedures applicable to the conduct of HCB’s business, except to the extent that application of any law is being contested in good faith and Independent has been notified of such contest;

•
the making or renewal of any charitable contributions, gifts, commitments or pledges of cash or other assets in an aggregate amount in excess of $15,000, except for commitments disclosed in the HCB disclosure schedule provided to Independent;

•
foreclosing on or otherwise taking title to, or possession or control of, any real property without first obtaining a Phase I environmental report with respect to such property, prepared by a reliable and qualified person, which indicates that there are no recognized environmental conditions with respect to such property, except that no such report is required with respect to single-family, non-agricultural residential property to be foreclosed upon unless HCB has knowledge that such property might contain any hazardous materials; and

•	the agreement or commitment to do any of the foregoing.
Independent Restrictions
Independent has agreed to certain covenants in the Merger Agreement that restrict the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement. Except as expressly contemplated by the Merger Agreement or as required by applicable law, Independent has agreed to conduct its business in the ordinary course of business consistent with past practice in all material respects, and to the extent consistent therewith, to use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organization and advantageous business relationships.
In addition, Independent has agreed to specific restrictions relating to the conduct of its business between the date of the Merger Agreement and the earlier of the effective time of the Merger or the termination of the Merger Agreement, including (without limitation) the following (subject, in each case, to exceptions specified in the Merger Agreement, or with the prior written consent of HCB, which may not be unreasonably withheld, conditioned, or delayed):
•	the amendment of its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of HCB common stock relative to the holders of Independent common stock;
•
the taking of, or the failure to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the intended tax treatment, or, except as and to the extent required by applicable law or regulatory agencies having jurisdiction over Independent or any of Independent’s subsidiaries, (a) the taking of any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement; or (b) the taking of, or the knowing failure to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI of the Merger Agreement not being satisfied;

•
the failure to comply in all material respects with applicable law and Independent’s internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent the application of any law is being contested in good faith and HCB has been notified of such contest; or

•	the agreement or commitment to do any of the foregoing.
Covenants and Agreements
In addition to the restrictions noted above, the Merger Agreement contains certain other covenants and agreements, including, among others, the following covenants:
•
Independent agreed to use commercially reasonable efforts to prepare and cause to be filed with the SEC a registration statement, which includes this prospectus and proxy statement, as promptly as practicable following the date of the Merger Agreement (and in any event no later than 45 days);

•
Independent agreed to take all actions required to be taken under the Securities Act of 1933, the Securities Exchange Act of 1934, any applicable foreign or state securities or “blue sky” laws, and the rules and regulations thereunder in connection with the Merger and the issuance of Independent common stock as Merger Consideration;

•
HCB agreed to hold a special meeting of its shareholders, as soon as practicable following the date on which the registration statement is declared effective, for the purpose of seeking the HCB shareholder approval of the Merger Agreement and, except in limited circumstances, to use its commercially reasonable efforts to solicit the requisite shareholder approval for such proposal;

•
Independent agreed to use its commercially reasonable efforts to cause the shares of Independent common stock to be issued as Merger Consideration to be accepted for listing on The NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the Merger;

•
each of the parties agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate the Merger and to obtain consents of all third parties and governmental bodies necessary or desirable for consummation of the Merger;

•
as soon as practicable after the date of the Merger Agreement, Independent will prepare and file with the Federal Reserve and each other governmental entity having jurisdiction, all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, on terms reasonably acceptable to Independent, each necessary approval of or consent to consummate the Merger;

•
neither of the parties will issue any press release or make any public announcement relating to the Merger Agreement, the Merger, or the other transactions contemplated by the Merger Agreement without the prior written approval of the other party, unless the disclosing party believes in good faith after consultation with outside legal counsel that such press release or public announcement is required to be made by applicable law, rule, or regulation promulgated by any applicable securities exchange, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding such press release or other announcement prior to making any such disclosure;

•
commencing on the date of the Merger Agreement and ending at the earlier of the effective time of the Merger or the termination of the Merger Agreement, (a) HCB will, upon reasonable prior written notice and as reasonably requested in writing, permit Independent and its representatives to have reasonable access at all reasonable times, in a manner so as not to interfere with HCB’s normal business operations, to the offices and senior management, premises, agents, books, records, and contracts of or pertaining to HCB and its subsidiaries, and (b) upon the reasonable request of HCB, Independent will furnish such reasonable information about it and its business as is relevant to HCB and its shareholders in connection with the transactions contemplated by the Merger Agreement; provided, however, that such access to or disclosure of information will comply with applicable laws, will not result in or reasonably be expected to result in the waiver of the attorney-client privilege, and will not result in or reasonably be expected to result in a material breach of any material contract;

•
HCB will provide to Independent all information provided to the directors on all boards of directors and committees thereof of HCB in connection with all meetings of the board of directors and committees of the board of directors, and any other financial reports or other analysis prepared for senior management of HCB or its subsidiaries, in each case subject to certain exceptions, including for confidential supervisory or examination materials, information the disclosure of which would violate any applicable law or result in the waiver of the attorney-client privilege, or information related to an Acquisition Proposal;

•
each party will give prompt notice to the other party of any fact, event, or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events, and circumstances known to it, to result in a material adverse effect, or (b) would cause or constitute a material breach of any of such party’s representations, warranties, covenants, or agreements contained in the Merger Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition to closing;

•
each party will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the Merger or the Merger Agreement pursuant to a confidentiality agreement between Independent and HCB, which will remain in full force and effect in accordance with its terms;

•
Independent will maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the Merger to cover the present and former officers and directors of HCB and its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the effective time of the Merger (provided that Independent shall not be required to spend more than 300% of the last annual premium paid by HCB for such insurance), and for six years after the effective time, Independent will indemnify and hold harmless to the fullest extent permitted by applicable law the present and former officers and directors of HCB and its subsidiaries against all losses, expenses, claims, damages, or liabilities arising out of actions or omissions occurring or alleged to have occurred on or prior to the effective time of the Merger;
•
if any anti-takeover laws of any governmental entity are or may become applicable to the Merger, the parties will use their respective commercially reasonable efforts to take such action as reasonably necessary so that the Merger may be consummated as promptly as practicable under the terms of the Merger Agreement and otherwise take all such actions as are reasonably necessary so as to eliminate or minimize the effects of any such law on the Merger;

•
prior to the effective time of the Merger, HCB and Independent each will use commercially reasonable efforts to cause any acquisitions or dispositions of Independent common stock resulting from the Merger and the other transactions contemplated by the Merger Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 with respect to Independent immediately following the effective time of the Merger, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934;

•	each party will keep the other party reasonably informed with respect to the defense or settlement of any securityholder action against it or its directors or officers relating to the Merger;
•
each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code, and each party will use commercially reasonable efforts to cause the Merger to so qualify;

•
HCB will take all actions reasonably requested by Independent to cause the consolidation of Highpoint with and into Independent Bank, including by executing and delivering one or more bank consolidation agreements in customary form;

•
HCB will use commercially reasonable efforts to deliver to Independent a copy of a written fairness opinion received from HCB’s financial advisor, together with the form of consent of the financial advisor to permit the inclusion of the text of its written opinion in this prospectus and proxy statement;

•
HCB will permit Independent to conduct environmental assessments of all real property owned by HCB or its subsidiaries as of the date of the Merger Agreement; including Phase I and, if warranted, Phase II environmental site assessments; if the estimated costs of all remedial or other corrective actions and measures required by applicable law with respect to the investigated properties exceed $500,000, the Merger Agreement may be terminated by HCB;

•
Independent will use all commercially reasonable efforts to promptly commence preparation for implementation of the conversion of some or all of HCB’s information and data onto Independent’s information technology systems with the goal of effecting such data conversion as soon as reasonably practicable after the effective time of the Merger, and HCB will cooperate with Independent in preparing for such data conversion, including providing reasonable access to data, information systems, and personnel; provided, however, that HCB will not be required to terminate any third-party service provider arrangements prior to the effective time, and in the event that HCB takes, at the request of Independent, any action relative to third parties to facilitate the data conversion that results in the imposition of any termination fees or other charges or expenses, Independent will indemnify HCB for all such fees, charges, and expenses if the Merger is not consummated for any reason other than breach of the Merger Agreement by HCB or termination of the Merger Agreement by HCB pursuant to certain specified provisions;

•
until the effective time of the Merger, HCB will advise Independent of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance, or servicing agreements with independent vendors involving HCB or any of its subsidiaries, and HCB will use commercially reasonable efforts to assist Independent with planning and coordination of actions regarding such contracts; provided that neither HCB nor any of its subsidiaries will be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those technology-related contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the effective time of the Merger;
•
between the date of the Merger Agreement and the effective time of the Merger, HCB will deliver to Independent monthly internal financial reports prepared with respect to HCB and each of its subsidiaries, and each financial report or statement submitted to regulatory authorities for HCB and each of its subsidiaries;

•
HCB will use commercially reasonable efforts to obtain estoppel certificates with respect to certain leased properties, in form and substance reasonably acceptable to Independent and dated not more than 25 days prior to the closing date of the Merger;

•
HCB will promptly notify Independent in writing if, to HCB’s knowledge, any customer, agent, representative, supplier, or other person with whom HCB has a material contractual relationship intends to discontinue, materially diminish or change its relationship with HCB or any HCB subsidiary in an adverse manner;

•
HCB will prepare, and cause its independent accounting firm, Plante & Moran, PLLC, to perform certain agreed-upon procedures on, a consolidated balance sheet of HCB and a computation of the Company Consolidated Shareholders’ Equity, each as of the Final Statement Date, and each according to procedures set forth in the Merger Agreement; the closing balance sheet will be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of HCB as of December 31, 2025, except as otherwise provided in the Merger Agreement;

•
on or prior to the effective time of the Merger, HCB will deliver to Independent (a) a certification from the HCB scholarship fund to Independent, in form and substance reasonably acceptable to Independent, that no liabilities are owed to the scholarship fund by HCB or any of its subsidiaries, and (b) a written resignation by each director of the scholarship fund effective as of the effective time; HCB will otherwise reasonably cooperate with Independent to either cause representatives designated by Independent to be appointed as directors of the scholarship fund or cause the scholarship fund to be restructured on a membership basis;

•
HCB and Independent will cooperate in good faith and use commercially reasonable efforts prior to and following the closing to mitigate the impact of Section 280G of the Code, and the excise tax imposed under Section 4999 of the Code, with respect to any payments or benefits that could constitute “parachute payments” in connection with the transactions contemplated by the Merger Agreement;

•
with respect to any nonqualified deferred compensation arrangement subject to Section 409A of the Code, neither HCB nor Independent will, in connection with or as a result of the transactions contemplated by the Merger Agreement, liquidate or terminate such arrangement in a manner that accelerates the timing of payments otherwise scheduled thereunder; and

•	after the effective time of the Merger, Independent shall cause one director of HCB to be added to the board of directors of Independent.
Acquisition Proposals by Third Parties
Except as described below, HCB has agreed that, from the time of the execution of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with the terms of the Merger Agreement, it will not and will cause its subsidiaries and representatives to not:
•
solicit, initiate, encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a proposal that constitutes an Acquisition Proposal; or

•
engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person material nonpublic information in connection with, any Acquisition Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make an Acquisition Proposal.

HCB will, and will cause each of its subsidiaries and each of its and its subsidiaries’ representatives to, immediately upon execution of the Merger Agreement, cease any solicitation, encouragement, discussions, or negotiations with any person that may be ongoing with respect to any Acquisition Proposal as of the date of the Merger Agreement, request promptly thereafter that such person promptly return or destroy all confidential information concerning HCB and its subsidiaries, and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.
Notwithstanding the restrictions described above, if at any time prior to obtaining the HCB shareholder approval, HCB receives an Acquisition Proposal from any person or group of persons, which did not result from a breach of the above restrictions, HCB and its representatives are permitted to, subject to certain conditions, (a) contact such person or group of persons and their representatives to request that such person provide clarification of any term or condition of such Acquisition Proposal that the HCB board of directors determines in good faith to be ambiguous or unclear, and (b) if the HCB board of directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal, (i) furnish to such person, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to HCB and its subsidiaries to the person or group of persons who have made such Acquisition Proposal and their respective representatives, and (ii) engage in or otherwise participate in discussions or negotiations with such person or group of persons making such an acquisition proposal and their respective representatives.
An “Acquisition Proposal” means any inquiry, proposal, or offer from any person (other than Independent and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of HCB and its subsidiaries equal to more than 10% of HCB’s consolidated assets or to which more than 10% of HCB’s net income on a consolidated basis is attributable; (b) acquisition of more than 10% of the outstanding HCB common stock or the capital stock of any subsidiary of HCB; (c) tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 10% of the outstanding HCB common stock; (d) Merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving HCB or any of its subsidiaries; or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and HCB common stock involved is more than 10%; in each case, other than the Merger.
A “Superior Proposal” means any bona fide written Acquisition Proposal that the HCB board of directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is reasonably likely to result in the consummation of a transaction more favorable to the HCB shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory, and financial aspects of the proposal (including availability of financing and certainty of closing) and the person making the proposal, and (b) any changes to the terms of the Merger Agreement proposed by Independent in response to such proposal or otherwise, provided that for purposes of the definition of “Superior Proposal,” the references to “10%” in the definition of “Acquisition Proposal” above shall be deemed to be references to “50%.”
The Merger Agreement requires that HCB inform Independent on a reasonably current basis as to the status of any Acquisition Proposal, including any material developments, discussions, or negotiations regarding any Acquisition Proposal. It also prohibits HCB from entering any confidentiality or other agreement with any person subsequent to the date of the Merger Agreement which prohibits HCB from providing information to Independent in accordance with this obligation.
Changes in the HCB Board Recommendation
Notwithstanding the restrictions on Acquisition Proposals described above, prior to the time the HCB shareholder approval is obtained, the HCB board of directors may, in connection with a bona fide written Acquisition Proposal made after the signing date that did not result from any breach of the no-solicitation restrictions, make an adverse recommendation change or terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal, if and only if, the HCB board of directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal.
At least five (5) business days prior to making an adverse recommendation change, the HCB board of directors must inform Independent in writing of its intention to make an adverse recommendation change and provide to Independent the material terms and conditions of the Acquisition Proposal and identity of the person making the Acquisition Proposal, together with copies of all written materials (including all transaction agreements and related documents) with or from the party making such a Superior Proposal. During this notice period, HCB must negotiate with Independent (if Independent wishes to do so) to enable Independent to revise the terms of the Merger Agreement so that the Superior Proposal no longer constitutes a Superior Proposal. Following the notice period, the HCB board of directors must consider in good faith any changes to the Merger Agreement proposed in writing by Independent and may proceed with an adverse recommendation change only if it has determined that the Superior Proposal continues to constitute a Superior Proposal.
For the purposes of the restrictions described above, any breach by any of HCB’s representatives in his or her individual capacity will be deemed a breach by HCB.
Conditions to Complete the Merger
The respective obligations of each party to effect the Merger are subject to the fulfillment or waiver of the following conditions:
•	the HCB shareholder approval shall have been obtained;
•
HCB and Independent shall have received all regulatory approvals required in connection with the transactions contemplated by the Merger Agreement, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect, provided that no such regulatory approvals shall contain any non-standard conditions, restrictions or requirements that would, or be reasonably likely to, individually or in the aggregate, materially and adversely reduce the economic benefits of the Merger to such a degree that Independent would not have entered into the Merger Agreement had such non-standard condition, restriction, or requirement been known at the signing date, in the reasonable opinion of Independent;

•	no provision of any applicable law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect;
•	neither party shall be subject to any order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger;
•
the registration statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the registration statement shall have been issued by the SEC, and no proceedings for that purpose shall have been commenced or threatened by the SEC; and

•	the shares of Independent common stock to be issued as Merger Consideration shall have been authorized for listing on The NASDAQ Global Select Market, subject to official notice of issuance.
The obligations of Independent to effect the Merger are subject to satisfaction or waiver of the following additional conditions:
•
(a) the representations and warranties of HCB (other than certain representations related to HCB’s authorization of the Merger Agreement, HCB’s organization and good standing, HCB’s ownership of subsidiaries and organization and good standing of those subsidiaries, and HCB’s capitalization) must be true and correct (without giving effect to any limitation as to materiality) as of the signing date and as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to HCB, and (b) certain representations and warranties related to HCB’s authorization of the Merger Agreement, HCB’s organization and good standing, HCB’s ownership of subsidiaries and organization and good standing of those subsidiaries, and HCB’s capitalization must be true and correct in all but de minimis respects as of the signing date and as of the closing date as though made as of such date (or, if made as of a specific date, in all but de minimis respects as of such date);

•	HCB must have performed in all material respects all of the covenants required to be performed by it under the Merger Agreement at or prior to the closing;
•
Independent must have received a certificate, dated as of the closing date, executed on HCB’s behalf by the chief executive officer or chief financial officer of HCB certifying as to the satisfaction of the conditions related to HCB’s representations and warranties, performance of covenants, and absence of a material adverse effect and regulatory agreements described above;

•
since December 31, 2024, there must have been no change, state of facts, event, development, or effect that has had or would reasonably be expected to have a material adverse effect with respect to HCB, and neither HCB nor any HCB subsidiary shall be subject to any regulatory agreement;

•
Independent must have received a written opinion from Varnum LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•
Independent must have received one or more certificates dated as of the closing date and signed by the secretary of HCB on behalf of HCB, certifying (a) the total number of shares of capital stock of HCB issued and outstanding as of the close of business on the day immediately preceding the closing; and (b) the number of shares of HCB common stock, if any, that are issuable on or after that date.

The obligations of HCB to effect the Merger are subject to satisfaction or waiver of the following additional conditions:
•
(a) the representations and warranties of Independent (other than certain representations related to Independent’s authorization of the Merger Agreement, Independent’s organization and good standing, Independent’s ownership of subsidiaries and good standing and organization of those subsidiaries, and Independent’s capitalization) must be true and correct (without giving effect to any limitation as to materiality) as of the signing date and as of the closing date as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to Independent, and (b) certain representations and warranties related to Independent’s authorization of the Merger Agreement, Independent’s organization and good standing, Independent’s ownership of subsidiaries and good standing and organization of those subsidiaries, and Independent’s capitalization must be true and correct in all but de minimis respects as of the signing date and as of the closing date as though made as of such date (or, if made as of a specific date, in all but de minimis respects as of such date);

•	Independent must have performed in all material respects all of the covenants required to be performed by it under the Merger Agreement at or prior to the closing;
•
HCB must have received a certificate, dated as of the closing date, executed on behalf of Independent by the chief executive officer or chief financial officer of Independent certifying as to the satisfaction of the conditions related to Independent’s representations and warranties, performance of covenants, and absence of a material adverse effect and regulatory agreements described above;

•
since December 31, 2024, there must have been no change, state of facts, event, development, or effect that has had or would reasonably be expected to have a material adverse effect with respect to Independent, and neither Independent nor any Independent subsidiary shall be subject to any regulatory agreement; and

•
HCB must have received a written opinion from Dickinson Wright PLLC, dated as of the closing date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

A “material adverse effect” as used in the Merger Agreement means, with respect to any person, any event, occurrence, fact, condition, or change that (a) is materially adverse to the business, results of operations, financial condition, or assets of such person and its subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such person to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided, however, that, for purposes of clause (a), a material adverse effect shall not include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from (either alone or in combination):
•	conditions or changes generally affecting the economy, financial, or securities markets;
•	any outbreak or escalation of hostilities, war (whether or not declared), or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster;
•
general conditions in or changes generally affecting the banking industry or geographic regions in which such person or its subsidiaries operate, including changes in prevailing interest rates, credit availability, or liquidity;

•	changes in laws or interpretations thereof;

•	changes in GAAP or accounting standards or interpretations thereof;
•	compliance with the terms of, or the taking of any action required by, the Merger Agreement;
•	the announcement or pendency of the Merger or any other transaction contemplated by the Merger Agreement;
•	global or material pandemics, endemics, or disease outbreaks, public health emergencies, or widespread occurrences of infectious disease;
•	the acts or omissions of:
○	HCB prior to the effective time taken at the written request of Independent or with the prior written consent of Independent; or
○	Independent prior to the effective time taken at the written request of HCB or with the prior written consent of HCB; and
•
any decline in the market price, or change in trading volume, of a party’s common stock (provided, however, that any event, occurrence, fact, condition, or change that caused or contributed to any decline in market price or change in trading volume shall not be excluded unless otherwise specifically excluded by the foregoing).

Any event, occurrence, fact, condition, or change referred to in the first four (4) bullet points above will, however, be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person and its subsidiaries, taken as a whole, compared to other similar banking organizations in Michigan.
We cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this prospectus and proxy statement, we have no reason to believe that any of these conditions will not be satisfied.
Expenses
Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that Independent will pay and bear the cost of (a) each regulatory filing, notification, registration, or similar fee required to be paid by any party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement under the Securities Act, the Securities Exchange Act of 1934, applicable banking laws, and other applicable laws, and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants, and financial and other advisors) incurred in respect of printing, filing, and mailing of this prospectus and proxy statement and the registration statement.
Employee Benefit Matters
As a result of the Merger, all employees of HCB and its subsidiaries who are employed immediately before the effective time of the Merger will automatically become employees of Independent or an Independent subsidiary as of the effective time of the Merger. The Merger Agreement requires Independent to provide to each employee of HCB or any HCB subsidiary who becomes employed by Independent or any of its affiliates as a result of the Merger (each, a “Continuing Employee”) with the same employee benefits then provided to similarly situated Independent employees at the following times: (i) for health, dental, and vision benefits, no later than the first day of the first plan year following the effective time of the Merger, and (ii) for all other benefit plans, on or as soon as administratively possible following the effective time. Notwithstanding the foregoing, Independent reserves the right to continue any HCB benefit plan through December 31 of the year in which the effective time of the Merger occurs, and HCB has agreed to cooperate with Independent between the signing date and the effective time of the Merger to coordinate the efficient transition of Continuing Employees to Independent’s group health plan.
All Continuing Employees will receive credit for years of service at HCB or the HCB subsidiaries for all purposes, including, without limitation, eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Independent employee benefit plan (including Independent’s 401(k) plan and vacation leave policy) and for the purposes of determining seniority in connection with employment by Independent after the effective time of the Merger; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits. Independent has agreed to waive waiting period requirements for Continuing Employees to the maximum extent possible under the relevant plan documents. Independent has also agreed that each Continuing Employee will receive full credit under Independent’s group health plans, for the year in which the effective time of the Merger occurs, for any deductible or co-payment incurred by the Continuing Employee prior to the effective time of the Merger under the applicable HCB benefit plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable HCB benefit plan or Independent’s group health plans.
HCB has agreed to cooperate with Independent by (a) terminating the employment of those employees of HCB or any HCB subsidiary identified by Independent as employees whose positions will be eliminated as a result of the Merger and who will not be Continuing Employees, with such terminations to occur immediately prior to the effective time of the Merger or at such other time as mutually agreeable to Independent and HCB, and (b) causing a final payroll of HCB and each HCB subsidiary to take place on the business day immediately preceding the date on which the effective time of the Merger occurs or such other date as mutually agreeable to Independent and HCB. Independent has agreed to pay severance benefits to each employee of HCB (other than certain executives listed in the Merger Agreement) whose job is eliminated as a result of the Merger, either concurrently with the effective time of the Merger or within six months after the effective time of the Merger, and who is not offered reasonably comparable employment with Independent or a subsidiary of Independent (with the determination of whether an offer of employment is reasonably comparable to be made by mutual agreement of Independent and HCB). Severance benefits will equal two weeks’ base pay for each full year of service, with a minimum of four weeks and a maximum of 26 weeks of pay. At the request of Independent, any or all severance payments to be made to persons terminated as described above and entitled to severance payments will be made by HCB or an HCB subsidiary on the business day immediately preceding the date on which the effective time of the Merger occurs or such other date as mutually agreeable to HCB and Independent. Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable laws and regulations.
HCB’s board of directors will, prior to the effective time of the Merger, terminate the Highpoint Community Bank Employee Stock Ownership Plan (“ESOP”) effective as of or immediately prior to the effective time of the Merger. The accounts of all participants and beneficiaries in the ESOP will become fully vested upon termination of the ESOP. As soon as practicable following the effective time of the Merger, all account balances in the ESOP will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Independent has agreed to permit participants in the ESOP who are Continuing Employees to roll over their account balances in the ESOP to Independent’s 401(k) plan (excluding shares of Independent common stock). Within two business days after Independent receives written notice from the trustee of the ESOP that the ESOP has completed the exchange of all of the issued and outstanding shares of HCB common stock owned by it immediately before the effective time of the Merger for cash and for shares of Independent common stock, Independent will make payment to the ESOP by wire transfer in immediately available funds an amount of cash equal to the number of shares of Independent common stock owned by the ESOP multiplied by the Final Purchaser Price.
HCB’s board of directors will also, prior to the effective time of the Merger, terminate HCB’s 401(k) plan effective as of immediately prior to the effective time of the Merger. The accounts of all participants and beneficiaries in HCB’s 401(k) plan will become fully vested upon termination. As soon as practicable following the effective time of the Merger, all account balances in HCB’s 401(k) plan will be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Independent has agreed to permit participants in HCB’s 401(k) plan who become employees of Independent to roll over their 401(k) account balances to Independent’s 401(k) plan (excluding shares of Independent common stock). HCB is permitted to make profit-sharing and matching contributions to HCB’s 401(k) plan based on participants’ elective contributions, in the ordinary course of business consistent with past practice.
Immediately on or prior to the effective time of the Merger, HCB and each HCB subsidiary will, subject to the occurrence of the effective time of the Merger, terminate all incentive and/or bonus plans, and the accrued benefits as of the effective time of the Merger will be paid on a prorated basis based on the portion of the plan year completed before the effective time of the Merger and in a lump sum on the business day immediately preceding the date on which the effective time of the Merger occurs or such other date as mutually agreeable to Independent and HCB. The amount of each such bonus will be calculated based on HCB’s actual performance for the portion of the plan year completed before the effective time of the Merger (with respect to all HCB performance goals) and the individual’s actual performance for such portion of the plan year (with respect to individual performance goals).

If requested by Independent, HCB will cooperate with Independent in its efforts to cause certain employees of HCB and/or its subsidiaries identified by Independent, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by Independent and the employee) prior to the effective time of the Merger. All retention and stay bonuses, if any, to be paid to employees of HCB or any HCB subsidiary are subject to the mutual agreement of HCB and Independent.
If the Merger becomes effective, Independent will honor all of HCB’s obligations and assume all its defenses under existing severance, change of control, or employment agreements to which HCB or any HCB subsidiary is a party. Simultaneously with the execution and delivery of the Merger Agreement, Independent entered into a letter agreement with HCB’s President and CEO.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or, subject to the terms of the Merger Agreement, after the receipt of the HCB shareholder approval, under the following circumstances:
•	by mutual written consent of Independent and HCB;
•	by either Independent or HCB:
•
if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order or other action is final and nonappealable, but such termination right is not available to the party seeking to terminate if its failure to perform any of its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an order or the taking of such an action;

•
if the Merger does not occur before January 31, 2027, except that the right to terminate the Merger Agreement shall not be available to the party seeking to terminate if its failure to perform any of its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the Merger to occur on or before January 31, 2027;

•
if the HCB special meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the HCB shareholder approval has not been obtained; provided that such termination right is not available to the party seeking to terminate if the failure of such party to perform any of its obligations under the Merger Agreement required to be performed at or prior to the HCB special meeting has been a substantial cause of, or a substantial factor that resulted in, the HCB shareholder approval not having been obtained;

•
by HCB, if Independent has breached the Merger Agreement, such that the conditions to HCB’s obligations to complete the Merger are not satisfied, and which breach either (a) cannot be cured by January 31, 2027, or (b) if capable of being cured, has not been cured within 30 business days following receipt of written notice from HCB of such breach;

•
by Independent, if HCB has breached the Merger Agreement, such that the conditions to Independent’s obligations to complete the Merger are not satisfied, and which breach either (a) cannot be cured by January 31, 2027, or (b) if capable of being cured, has not been cured within 30 business days following receipt of written notice from Independent of such breach;

•
by Independent prior to the receipt of the HCB shareholder approval if (a) the HCB board of directors changes its recommendation for shareholder approval, (b) the HCB board of directors fails to reject an Acquisition Proposal and reaffirm its recommendation within five business days of public announcement of such Acquisition Proposal and in any event at least two business days prior to the HCB special meeting, (c) HCB enters into an agreement relating to an Acquisition Proposal, or (d) in the absence of an Acquisition Proposal and only during the period from 30 days before the mailing date of the prospectus and proxy statement to the date of the HCB special meeting, the HCB board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Independent for such reaffirmation;

•
by HCB prior to receipt of the HCB shareholder approval, in order to enter into a definitive agreement that constitutes a Superior Proposal, provided that (a) HCB has complied with its obligations with respect to Acquisition Proposals by third parties in all material respects, and (b) HCB pays the termination fee described below prior to or simultaneously with such termination;

•	by HCB, if there shall have occurred one or more events that have caused or are reasonably likely to cause a material adverse effect on Independent;
•	by Independent, if there shall have occurred one or more events that have caused or are reasonably likely to cause a material adverse effect on HCB;
•	by HCB, if, prior to the closing, Independent Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”;
•	by Independent, if, prior to the closing, Highpoint is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”;
•	in accordance with the upset provision described above; or
•	in accordance with Section 5.18 of the Merger Agreement (relating to environmental investigation).
Termination Fee
HCB must pay Independent a $3,250,000 termination fee if the Merger Agreement is terminated in the following circumstances:
•
if Independent terminates the Merger Agreement because, prior to the receipt of the HCB shareholder approval (a) the HCB board of directors changes its recommendation for shareholder approval, (b) the HCB board of directors fails to reject an Acquisition Proposal and reaffirm its recommendation within five business days of public announcement of such Acquisition Proposal and in any event at least two business days before the HCB special meeting, (c) HCB enters into an agreement relating to an Acquisition Proposal, or (d) in the absence of an Acquisition Proposal and only during the period from 30 days before the mailing date of the proxy statement to the date of the HCB special meeting, the HCB board of directors fails to publicly reaffirm its recommendation within five business days of a written request by Independent for such reaffirmation;

•
if Independent terminates the Merger Agreement because HCB has breached the Merger Agreement, such that the conditions to Independent’s obligations to complete the Merger are not satisfied, or if either Independent or HCB terminates the Merger Agreement because the HCB special meeting has concluded and the HCB shareholder approval has not been obtained, and (a) any person has made an Acquisition Proposal to HCB on or after the date of the Merger Agreement but prior to the date of termination or the HCB special meeting, as applicable, and (b) within 12 months after the date of termination, HCB consummates an Acquisition Proposal or enters into any definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided that the references to “10%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”);

•
if the Merger Agreement is terminated by Independent or HCB because the Merger does not occur on or before January 31, 2027, and (a) any person has made an Acquisition Proposal to HCB on or after the date of the Merger Agreement but prior to the date of termination, and (b) within 12 months after the date of termination, HCB consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided that the references to “10%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”); provided that HCB will not be obligated to pay the termination fee if, in the event of a termination by HCB, the failure of Independent to perform any of its obligations under the Merger Agreement required to be performed at or prior to the effective time of the Merger has been a substantial cause of, or a substantial factor that resulted in, the failure of the effective time of the Merger to occur on or before January 31, 2027; or

•	if HCB terminates the Merger Agreement to enter into a definitive agreement constituting a Superior Proposal, the termination fee must be paid prior to or contemporaneously with such termination.

Upon the termination of the Merger Agreement in accordance with its terms and, if applicable, payment of a termination fee by HCB, neither party will have any continuing liability to the other party, except for damages arising from a willful or intentional breach of the Merger Agreement or fraud. In no event shall HCB be required to pay the termination fee on more than one occasion.
Regulatory Approvals for the Merger
Under the terms of the Merger Agreement, the Merger cannot be completed unless regulatory approvals are received from the Federal Reserve and each other governmental entity having jurisdiction. As soon as practicable after the date of the Merger Agreement (but in no event more than 45 days after the signing date), Independent is required to prepare and file with the Federal Reserve and each other governmental entity having jurisdiction all applications and documents required to obtain, and to use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Independent, each necessary approval of or consent to consummate the Merger. There can be no assurance as to whether or when regulatory approvals will be obtained or that the granting of such approvals will not involve the imposition of conditions on the completion of the Merger or require changes to the terms of the Merger.
NASDAQ Global Select Market Listing
Independent’s common stock is currently listed on The NASDAQ Global Select Market under the symbol IBCP. The shares to be issued to the HCB shareholders in the Merger will be eligible for trading on The NASDAQ Global Select Market.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER
In considering the recommendation of the HCB board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of HCB may have interests in the merger and may have arrangements, as described below, that are different from, or in addition to, those of HCB shareholders generally. HCB’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the merger agreement and the transactions contemplated by the merger agreement, including the merger, and in recommending that HCB shareholders vote in favor of the merger proposal. See “The Merger—Background of the Merger” and “The Merger — HCB’s Reasons for the Merger and Recommendation of HCB's Board of Directors.” HCB’s shareholders should take these interests into account in deciding whether to vote “FOR” the HCB merger proposal.
Management Continuity Agreements
HCB is currently party to change in control agreements with each of Mark A. Kolanowski (President & Chief Executive Officer), Amanda Bechler-Currier (SVP and Chief Financial Officer), and Robert G. Ranes Jr. (SVP and Chief Lending Officer), pursuant to which each of such executive officers will receive, at the effective time of the merger, change of control payments equal to approximately $1,187,141.32, $334,846, and $262,906.11, respectively. However, Mark A. Kolanowski and Independent intend to enter into a new services agreement that has not been executed as of the date of this proxy statement/prospectus, which may reduce his change in control payments subject to Mark A. Kolanowski providing additional services to Independent and expansion of his noncompetition obligations.
Supplemental Executive Retirement Plan
HCB maintains the Highpoint Community Bank Supplemental Executive Retirement Plan (the “SERP”), under which Mr. Kolanowski has a total benefit of $600,000, payable in 120 equal monthly installments upon the earlier of termination of employment or attaining age 63.5. Currently, Mr. Kolanowski is vested with respect to 75% of this benefit, or a total of $450,000. As a result of the merger, an additional $150,000 will vest for Mr. Kolanowski under the SERP, providing for an additional $15,000 annual payment paid over a period of 10 years.
Long-Term Incentive Plan
HCB maintains the Highpoint Community Bank Long-Term Incentive Plan. As a result of the merger, Chelsey A. Foster, HCB’s EVP and Chief Operating Officer, will vest in $200,000 in awards, and Khaja Ahmed, HCB’s SVP and Market President for Kent County, will vest in $125,000 in awards under the Long-Term Incentive Plan, each payable in a lump sum within 60 days after the closing of the merger.
Indemnification and Insurance
As described under “The Merger Agreement —Covenants and Agreements,” from and after the effective time of the merger, Independent will indemnify, defend and hold harmless, to the fullest extent permitted under applicable legal requirements, each current or former director, officer, or employee of HCB or any of its subsidiaries against losses or damages in connection with any claim with respect to matters existing or occurring at or prior to the effective time, including the contemplated transactions. Independent will also advance expenses incurred by an indemnified party (as described below) to the fullest extent permitted by applicable legal requirements, subject to the receipt of an undertaking from such indemnified party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such indemnified party was not entitled to indemnification hereunder.
For a period of six (6) years after the effective time, Independent is required to maintain in effect HCB’s current directors’ and officers’ liability insurance or to obtain an equivalent replacement policy or tail insurance covering HCB’s directors and officers for acts or omissions occurring prior to the effective time. Independent’s obligation is subject to a spending limit of three hundred percent (300%) of the amount of the aggregate premiums paid by HCB for the current policy term.

BOARD COMPOSITION AND MANAGEMENT OF INDEPENDENT AFTER THE MERGER
Board of Directors of Independent
Following the effective time of the merger, the board of directors of Independent will consist of 11 directors, which will include the 10 directors serving on the Independent board of directors prior to the merger and one member from the board of directors of HCB prior to the merger. The election of the HCB representative will be subject to approval at the next annual shareholder meeting of Independent after the effective time of the merger.
Executive Officers of Independent
The executive officers of Independent immediately prior to the effective time of the merger will be the executive officers of Independent after the effective time.
Information regarding the executive officers and directors of Independent is contained in documents filed by Independent with the SEC and incorporated by reference into this prospectus and proxy statement, including Independent’s Annual Report on Form 10-K for the year ended December 31, 2025 and its definitive proxy statement on Schedule 14A for its 2026 annual meeting, each of which was filed with the SEC on March 6, 2026. See “Where You Can Find More Information” beginning on page 80 and “Additional Information” in the forepart of this document.
TRADING MARKETS AND DIVIDENDS
Independent Bank Corporation
Independent’s common stock is listed for trading on Nasdaq under the symbol “IBCP” and will continue to be listed under that symbol following the Merger. Under the terms of the Merger Agreement, Independent will cause the shares of common stock to be issued to HCB shareholders in the Merger to be approved for listing on Nasdaq.
QUARTERLY SUMMARY (UNAUDITED)

	Reported Sales Prices of Common Shares						Cash Dividends Declared
	2026			2025
	High	Low	Close	High	Low	Close	2026	2025
First quarter	$37.39	$29.63	$33.30	$37.13	$29.75	$30.79	$0.28	$0.26
Second quarter	—	—	—	33.07	26.75	32.41	—	0.26
Third quarter	—	—	—	34.72	29.63	30.98	—	0.26
Fourth quarter	—	—	—	35.67	29.83	32.53	—	0.26

Independent had approximately 1,100 holders of record as of December 31, 2025.
It has been the policy of Independent to pay dividends as declared by the board of directors from time to time. During the year ended December 31, 2025, Independent declared quarterly cash dividends of $0.26 per share of common stock. During the year ended December 31, 2024, Independent declared quarterly cash dividends of $0.24 per share of common stock. During the first quarter of 2026, Independent declared a quarterly cash dividend of $0.28 per share of common stock, reflecting an increase of over 7% from the 2025 quarterly dividend rate. Independent has no obligation to pay dividends and may change its dividend policy at any time without notice to its shareholders. Independent may only pay dividends out of funds that are legally available for that purpose. Independent is a bank holding company and substantially all of its assets are held by Independent Bank. Its ability to pay dividends to its shareholders depends primarily on Independent Bank’s ability to pay dividends to Independent. Dividend payments and extensions of credit to Independent from Independent Bank are subject to legal and regulatory limitations, generally based on capital levels and current and retained earnings, imposed by law and regulatory agencies with authority over Independent and Independent Bank. The ability of Independent to pay dividends is also subject to its profitability, financial condition, capital expenditures, and other cash flow requirements. Under applicable banking regulations, the amount of dividends that may be paid by Independent Bank to Independent in any calendar year without prior regulatory approval is generally limited to the current year’s net profits combined with the retained net profits of the preceding two calendar years. In addition, under the terms of Independent’s subordinated debentures, Independent would be precluded from paying dividends on its common stock if an event of default has occurred and is continuing under the subordinated debentures, or if Independent has exercised its right to defer payments of interest on the subordinated debentures, until such deferral has ended. Following the Merger, any future dividends declared by the combined company will be at the discretion of Independent’s board of directors, subject to applicable legal and regulatory requirements, and there can be no assurance as to the amount, timing, or continuation of dividends.
For additional information about the regulatory restrictions and limitations on both Independent and Independent Bank with respect to the payment of dividends, see the sections entitled “Supervision and Regulation—Dividends” and “Liquidity and Capital Resources” on pages 4 and 56, respectively, in Independent’s Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference into this prospectus and proxy statement.
HCB Financial Corp.
Shares of HCB common stock are traded on the OTCID Basic Market maintained by OTC Market Groups, Inc., under the symbol “HCBN.” The over-the-counter market quotations for HCB common stock reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter End	High ($)	Low ($)	Cash Dividends Declared ($)
March 31, 2026	67.54	39.00	0.35
December 31, 2025	39.00	36.65	0.35
September 30, 2025	37.50	34.60	0.35
June 30, 2025	35.00	33.10	0.35
March 31, 2025	38.50	31.00	0.55
December 31, 2024	31.83	27.75	0.30
September 30, 2024	28.42	24.05	0.26
June 30, 2024	26.95	23.70	0.26
March 31, 2024	29.95	23.40	0.46

Subject to certain limitations set forth in the Merger Agreement, HCB intends to continue its policy of paying quarterly dividends; however, future cash dividend payments will depend upon a number of factors, including, but not limited to, capital requirements, regulatory limitations, and HCB’s financial condition and results of operations.
The following table presents high and low pricing for HCB common stock on March 17, 2026, the last full trading day before the Merger was publicly announced, and May 19, 2026, the last practicable day for which information was available prior to the date of this prospectus and proxy statement.

	High(1)	Low(1)	Close(1)
March 17, 2026	$40.40	$40.40	$40.40
May 19, 2026	$68.32	$68.32	$68.32

(1)	The common stock of HCB is traded on the over-the-counter market on the OTCID.
RESTRICTIONS ON RESALE OF INDEPENDENT COMMON STOCK
The shares of Independent common stock to be issued in connection with the Merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Independent for purposes of Rule 144 under the Securities Act or an “affiliate” of HCB for purposes of Rule 145 under the Securities Act. Persons who may be deemed affiliates of Independent include individuals that control, are controlled by, or are under common control with Independent and may include the executive officers, directors and significant shareholders of Independent. Persons who may be deemed affiliates of HCB include individuals that control, are controlled by, or are under common control with HCB and may include the executive officers, directors and significant shareholders of HCB.
REGULATORY APPROVALS REQUIRED FOR THE MERGER
To complete the Merger, Independent and HCB must obtain certain authorizations, permits, consents, approvals, and/or non-objections (collectively, “Regulatory Authorizations”) from, and make certain filings with, applicable U.S. federal and state bank regulatory authorities. Subject to the terms of the Merger Agreement, Independent and HCB have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary applications, notices, and other documentation in order to obtain, as promptly as practicable, all Regulatory Authorizations from all applicable regulatory agencies and governmental entities that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, including the Merger, and to comply with the terms and conditions of all such Regulatory Authorizations. The required Regulatory Authorizations include approvals or non-objections from the Federal Reserve and the DIFS, each as described below.
The receipt of a Regulatory Authorization means only that the applicable regulatory criteria for approval and/or non-objection have been satisfied or waived. It does not mean that the applicable regulatory authority has determined that the consideration to be received by HCB shareholders in the Merger is fair. No Regulatory Authorization constitutes an endorsement or recommendation of the Merger.
Independent and HCB believe that the Merger does not raise significant regulatory concerns and that they will be able to obtain all requisite Regulatory Authorizations in a timely manner. However, there can be no assurance that all required Regulatory Authorizations will be obtained or, if obtained, regarding the timing of any such Regulatory Authorizations, the ability of the parties to obtain such Regulatory Authorizations on satisfactory terms, or the absence of litigation challenging any such Regulatory Authorizations. There can be no assurance that any Regulatory Authorization will not impose conditions, limitations, requirements, or restrictions that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of Independent following completion of the Merger. There can likewise be no assurance that U.S. federal or state regulatory authorities will not attempt to challenge the Merger on antitrust or other grounds or, if any such challenge is made, as to the outcome of such challenge.
Federal Reserve – Holding Company Merger
The Merger requires the prior approval of the Federal Reserve Board (or, pursuant to delegated authority, the Federal Reserve Bank of Chicago) (the “Federal Reserve”) under Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and its implementing regulations, unless the Federal Reserve waives the applicable application requirements. Independent filed an application on Form FR Y-3 seeking approval of the Merger with the Federal Reserve on May 1, 2026. In evaluating the application, the Federal Reserve will consider a number of factors under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13).
These factors include the financial condition and future prospects of the holding companies and banks involved and the resulting combined organization (including current and projected capital positions and levels of indebtedness) and managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve also considers the effectiveness of each relevant company in combating money laundering activities, the convenience and needs of the communities to be served, and the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve may not approve a proposal that would result in a monopoly or that would substantially lessen competition or that would have significantly adverse effects on competition or on the concentration of resources in any relevant banking market.
Federal Reserve – Bank Merger
Following the Merger, Independent intends to consolidate Highpoint Community Bank with and into Independent Bank. The merger of Highpoint Community Bank with and into Independent Bank (the “Bank Merger”) requires prior approval of the Federal Reserve under the Bank Merger Act (12 U.S.C. § 1828(c)). Independent Bank filed the application for approval of the Bank Merger with the Federal Reserve on May 1, 2026. In evaluating an application filed under the Bank Merger Act, the Federal Reserve generally considers: (1) the competitive impact of the transaction; (2) the financial and managerial resources of the banks party to the bank merger; (3) the convenience and needs of the community to be served and the record of the institutions under the Community Reinvestment Act; (4) the effectiveness of each institution in combating money-laundering activities; and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Independent and HCB are not aware of any reason why the Federal Reserve would fail to approve the Bank Merger.
In connection with its review, the Federal Reserve will provide an opportunity for public comment on the application for the Bank Merger and is authorized to hold a public meeting or other proceeding in connection therewith if it determines that such meeting or proceeding would be appropriate.

Michigan Department of Insurance and Financial Services
Independent Bank is a Michigan state-chartered commercial bank whose primary federal regulator is the Federal Reserve and whose primary state regulator is the DIFS. Highpoint Community Bank is also a Michigan state-chartered commercial bank whose primary federal regulator is the FDIC and whose primary state regulator is the DIFS. Under Michigan banking law, Independent Bank must file an application for approval of the Bank Merger with the Director of the DIFS pursuant to Section 3701 of the Michigan Banking Code of 1999, as amended. Independent Bank filed the application for approval of the Bank Merger with the DIFS on May 1, 2026.
Department of Justice
In addition to the Federal Reserve and the DIFS, the Antitrust Division of the U.S. Department of Justice (the “DOJ”) conducts a concurrent competitive review of bank merger transactions to analyze competitive effects and determine whether a proposed transaction would result in a violation of applicable antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be consummated until 30 days after receipt of the applicable federal regulatory approval, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal regulatory agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the DOJ would stay the effectiveness of any such regulatory approval unless a court specifically orders otherwise.
The DOJ could analyze the competitive effects of the Merger differently than the Federal Reserve and, accordingly, it is possible that the DOJ could reach a different conclusion than the applicable federal banking regulators regarding the Merger’s effects on competition. A determination by the DOJ not to object to the Merger would not prevent the filing of antitrust actions by private parties or state attorneys general challenging the Merger.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other U.S. federal and state regulatory authorities and self-regulatory organizations in connection with the Merger or other transactions contemplated by the Merger Agreement. The receipt of any such approval merely implies satisfaction of regulatory criteria for approval and does not constitute a determination as to the adequacy of the consideration to be received by, or the fairness of the Merger to, shareholders. No such regulatory approval constitutes an endorsement or recommendation of the Merger.
Other than as described in this prospectus and proxy statement, Independent and HCB are not aware of any material governmental approvals or actions that are required prior to completion of the Merger. If any additional governmental approvals or actions are required, the parties presently intend to seek such approvals or take such actions. However, there can be no assurance that any additional required approvals or actions will be obtained or taken on a timely basis or at all.

COMPARISON OF COMMON SHAREHOLDER RIGHTS
The rights of Independent common shareholders are governed by the Michigan Business Corporation Act (the “MBCA”) and Independent’s restated articles of incorporation (“Independent Articles”) and bylaws, as amended (“Independent Bylaws”). The rights of HCB shareholders are governed by the MBCA and HCB’s restated articles of incorporation, as amended (“HCB Articles”) and bylaws, as amended (“HCB Bylaws”). After the Merger, the rights of HCB’s common shareholders who become Independent common shareholders will be governed by the MBCA, the Independent Articles, and the Independent Bylaws.
The following discussion is a summary of the current rights of HCB and Independent shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire prospectus and proxy statement, the relevant provisions of the MBCA, and the other governing documents referenced in this prospectus and proxy statement for a more complete understanding of the differences between being a shareholder of HCB and a shareholder of Independent. Independent has filed with the SEC its governing documents referenced in this summary and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 80.
Authorized Capital Stock
Independent. The Independent Articles authorize Independent to issue up to 500,000,000 shares of common stock, without par value, and 200,000 shares of preferred stock, without par value. As of the record date, there were 20,585,805 shares of Independent common stock outstanding, and no shares of Independent preferred stock outstanding.
HCB. The HCB Articles authorize HCB to issue up to 1,500,000 shares of common stock, without par value, and 500,000 shares of preferred stock, without par value. As of the record date, there were 1,000,000 shares of HCB common stock outstanding and no shares of HCB preferred stock outstanding.
Issuance of Additional Shares
Independent. Independent’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the Independent Articles, without shareholder approval, subject only to the restrictions of the MBCA and the Independent Articles. Independent’s board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the Independent Articles, from time to time as it may deem desirable, with such designations and such relative voting, dividend, liquidation, and other rights, preferences, and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors.
HCB. HCB’s board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in the HCB Articles, without shareholder approval, subject only to the restrictions of the MBCA and the HCB Articles. HCB’s board of directors may authorize the issuance of shares of preferred stock up to the amounts specified in the HCB Articles, from time to time as it may deem desirable, with such designations and such relative voting, dividend, liquidation, conversion and other rights, preferences, and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors.
Number and Classification of Directors
Independent. The Independent Articles provide that the number of Independent directors will be determined from time to time by resolution adopted by the affirmative vote of (i) at least 75% of the board, and (ii) a majority of the continuing directors (as defined in the Independent Articles). Independent’s board of directors currently has 10 members. Independent’s board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.
HCB. The HCB Articles provide that the number of directors constituting HCB’s board will be set forth in HCB’s Bylaws. HCB’s board of directors currently has nine members. Under the HCB Articles, HCB’s board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year.
Election of Directors
Independent. Independent’s directors are each elected to serve a term of office for three years and until their respective successors are elected and qualified, or until their respective resignation or removal, with one class of directors elected by the shareholders each year. Independent’s directors are elected by a majority of the votes cast, except in a case where there are more nominees for election than positions on the board, in which case directors are elected by a plurality of the votes cast.
HCB. HCB’s directors are each elected to serve a term of three years and until their respective successors are elected and qualified, or until their respective resignation or removal, with one class of directors elected by the shareholders each year. HCB’s directors are elected by a plurality of the votes cast at an election.
Nomination of Director Candidates by Shareholders
Independent. The Independent Articles provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the Independent board by delivering, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting (or if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date Independent mails or otherwise gives notice of the date of such meeting), and not more than 10 days following the date of notice of a special meeting called for election of directors, a notice to Independent that includes (a) the name and address of the shareholder and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of Independent stock entitled to vote at such meeting, will continue to hold such stock through the date on which the meeting is held, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination is made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, had the nominee been nominated by the board of directors; and (e) the consent of each nominee to serve as a director of Independent if so elected.
HCB. The HCB Articles provide that a shareholder of record entitled to vote in an election of directors may nominate a person for election to the HCB board by delivering timely written notice to the president of HCB. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of HCB, addressed to the attention of the president: (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the fifth day following the day on which notice of the date of the meeting was mailed. The notice must include (i) the name and address of the nominating shareholder; (ii) the name and address of the beneficial owner, if different than the nominating shareholder; (iii) the number of shares of each class and series of shares of HCB which are owned of record and beneficially by the nominating shareholder and beneficially by any beneficial holder; (iv) a description of all arrangements and understandings between the nominating shareholder and the nominee; and (v) the written consent of each nominee to serve as a director of HCB if so elected.
Removal of Directors
Independent. The Independent Articles provide that each Independent director may be removed, at any time, with or without cause, by (a) the affirmative vote of a majority of the continuing directors (as defined in the Independent Articles) and at least 75% of the board of directors, or (b) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of Independent entitled to vote generally in the election of directors.
HCB. Neither the entire HCB board of directors, nor any class of the board, nor any individual director may be removed from office by the shareholders without assigning cause.
Vacancies of the Board of Directors
Independent. Any vacancies in the Independent board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors, acting by an affirmative vote of a majority of the continuing directors and a 75% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

HCB. Vacancies on HCB’s board of directors may be filled by the board of directors at any time. Directors may be elected by the shareholders to fill any vacancy for an unexpired term on the board of directors, regardless of how such vacancy has been created, only if and when authorized by a resolution of the board of directors. Whenever the board of directors increases or decreases the number of directors to constitute the full board of directors, it shall increase or decrease the number of directors in one or more classes as may be appropriate in order to ensure that the three classes shall be as nearly equal in number of directors as practicable.
Indemnification of Directors, Officers and Employees
Independent. The Independent Articles indicate that directors and officers of Independent will be indemnified as of right to the fullest extent permitted by law in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding (whether brought by or in the name of Independent, a subsidiary, or otherwise) in which a director or officer is a witness or which is brought against a director or officer in his or her capacity as a director, officer, employee, agent, or fiduciary of Independent or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or officer was serving at the request of Independent. Persons who are not directors or officers of Independent may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of Independent. This right of indemnity is not exclusive, and Independent may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve.
HCB. The HCB Articles provide that directors and officers of HCB shall be indemnified as of right to the fullest extent now or hereafter permitted by the MBCA (or other law) in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding (whether formal or informal and whether brought by or in the name of HCB, a subsidiary, or otherwise) arising out of: (a) any actual or alleged act or omission at any time as a director or officer of HCB, a subsidiary, or any organization for which the person is serving at the request of HCB; or (b) their past, present, or future status as a director or officer of HCB, a subsidiary, or any organization for which the person is serving at the request of HCB. Persons who are not directors or officers of HCB may be similarly indemnified in respect of such service to the extent authorized at any time by the board of directors of HCB. The right of indemnity provided shall not be exclusive, and HCB may provide indemnification to any person, by agreement or otherwise, on such terms and conditions as the board of directors of HCB may approve that are not inconsistent with the MBCA (or other law).
Limitations on Personal Liability of Directors
Independent. A director of Independent shall not be personally liable to Independent or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to Independent or its shareholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) resulting from a violation of Section 551(1) of the MBCA; (d) for any transaction from which the director derived an improper personal benefit; or (e) for any act or omission occurring prior to March 1, 1987. If, following approval by the shareholders, the MBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of Independent shall be eliminated or limited to the fullest extent permitted by the MBCA, as so amended.
HCB. The HCB Articles provide that a director of HCB shall not be liable to HCB or its shareholders for money damages for any action taken or failure to take any action as a director, except liability for any of the following: (a) the amount of financial benefit received by a director to which he or she is not entitled; (b) an intentional infliction of harm on HCB or its shareholders; (c) a violation of Section 551 of the MBCA; or (d) an intentional criminal act. In the event the MBCA is amended after the approval by the shareholders to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of HCB shall be eliminated or limited to the fullest extent permitted by the MBCA, as so amended.
Shareholder Proposals
Independent. The Independent Bylaws provide that a shareholder may propose a shareholder action at an annual or special meeting of shareholders if it is properly presented and if it is a proper subject for action by shareholders under Michigan law. For a matter to be properly presented by a shareholder, the shareholder must give notice of the matter in writing to the secretary of Independent. The notice must be received at the principal executive offices of Independent not less than 60 days nor more than 90 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders (or if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date Independent mails or otherwise gives notice of the date of the meeting) or, in the case of a special meeting, within a reasonable time before Independent begins to print and send its proxy materials, as set forth in the rules of the Securities and Exchange Commission. The notice must include (i) the name and address of the shareholder submitting the proposal, as they appear on Independent’s books and records; (ii) a representation that the shareholder (a) is a holder of Independent stock entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and (iv) a description of any financial or other interest of such shareholder in the proposal. A shareholder proposal may also be included in Independent’s proxy materials, subject to all the requirements set forth in the applicable rules and regulations of the SEC.
HCB. Neither the HCB Articles nor the HCB Bylaws contain specific provisions governing shareholder proposals comparable to Independent’s provisions. Under Section 404(2) of the MBCA, unless HCB has securities registered under Section 12 of the Exchange Act, notice of the purposes of a shareholders’ meeting shall include notice of shareholder proposals that are proper subjects for shareholder action and are intended to be presented by shareholders who have notified HCB in writing of their intention to present the proposals at the meeting, and the bylaws may establish reasonable procedures for the submission of proposals to HCB in advance of the meeting.
Special Meetings of Shareholders
Independent. The Independent Bylaws require the chairman of the board, the president or the secretary of Independent to call a special meeting of shareholders upon receipt by them of a written request stating the purpose or purposes of the special meeting and signed by shareholders of record holding at least three-fourths of the voting shares of Independent’s issued and outstanding capital stock. A special meeting of shareholders may also be called by the chairman of the board, the president, or the secretary, pursuant to a board resolution to that effect.
HCB. The HCB Bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president, or the secretary and shall be called by one of them pursuant to a resolution of the board of directors, or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of HCB.
Quorum
Independent. The Independent Bylaws provide that shares equaling a majority of all voting shares of the capital stock of Independent issued and outstanding, represented in person or by proxy, shall constitute a quorum at a meeting.
HCB. The HCB Bylaws provide that, except as may be otherwise provided in the HCB Articles, shares equaling a majority of all voting shares of HCB issued and outstanding, represented in person or by proxy, shall constitute a quorum at a meeting.
Shareholder Action Without a Meeting
Independent. Neither the Independent Articles nor the Independent Bylaws provide for any shareholder action to be taken without a meeting by written consent. Under Section 407 of the MBCA, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. Because neither the Independent Articles nor the Independent Bylaws expressly prohibit written consent, the default provisions of the MBCA would govern, permitting unanimous written consent in lieu of a meeting.
HCB. No provisions of the HCB Articles or Bylaws provide specifically for shareholder action without a meeting, but the HCB Bylaws do reference the ability of a shareholder “to express consent or dissent without a meeting.” Under Section 407 of the MBCA, any action required or permitted to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. Because neither the HCB Articles nor the HCB Bylaws expressly prohibit written consent, the default provisions of the MBCA would govern, permitting unanimous written consent in lieu of a meeting.
Voting Rights
Independent. The Independent Bylaws provide that each shareholder entitled to vote at a meeting of shareholders, or to express consent or dissent without a meeting, shall be entitled to one vote, in person or by proxy, for each share of stock entitled to vote held by such shareholder, provided that no proxy shall be voted after three years from its date unless such proxy provides for a longer period. When an action other than the election of directors is to be taken by vote of the shareholders, it shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon, unless a greater plurality is required by express requirement of the MBCA or of the Independent Articles.
HCB. The HCB Bylaws provide that each shareholder entitled to vote at a shareholders’ meeting, or to express consent or dissent without a meeting, shall be entitled to one vote, in person or by written proxy, for each share entitled to vote held by such shareholder, provided that no proxy shall be voted after three years from its date unless the proxy provides for a longer period. Directors shall be elected by a plurality of the votes cast at an election, except as otherwise expressly required by the MBCA or the HCB Articles.
Dividends
Independent. The Independent Bylaws provide that the board of directors, in its discretion, may from time to time declare and direct payment of dividends or other distributions upon its outstanding shares out of funds legally available for such purposes, which dividends may be paid in cash, Independent’s bonds or Independent’s property, including the shares or bonds of other corporations. In addition, the board of directors, in its discretion, from time to time may declare and direct the payment of a dividend in shares of Independent, upon its outstanding shares, in accordance with and subject to the provisions of the MBCA.
HCB. The HCB Bylaws provide that the board of directors, in its discretion, may from time to time declare and direct payment of dividends or other distributions upon HCB’s outstanding shares out of funds legally available for such purposes, which dividends may be paid in cash, HCB’s bonds, or HCB’s property, including the shares or bonds of other corporations. In addition, the board of directors in its discretion may from time to time declare and direct payment of a dividend in shares of HCB, upon its outstanding shares, in accordance with and subject to the provisions of the MBCA.
Amendment of Articles of Incorporation and Bylaws
Independent. The Independent Articles may be amended by the affirmative vote of a majority of the outstanding shares entitled to vote on the proposed amendment, provided that if any amendment is proposed to Article VIII (relating to the “Classified Board of Directors”), such amendment may only be passed by the affirmative vote of 75% of the voting power of the shares of the then-outstanding voting stock, unless such amendment was approved by a majority of the continuing directors (as defined in the Independent Articles). The Independent Bylaws may be amended either by a majority vote of the board of directors at a regular or special meeting of the board, or by vote of the holders of a majority of the stock of Independent voting at any annual or special meeting, if notice of the proposed amendment is contained in the notice of such meeting.
HCB. The HCB Articles provide that no provision of the HCB Articles and no provision of the Bylaws of HCB shall be adopted, amended, or repealed by the shareholders of HCB except by a vote of not less than 75% of the outstanding shares of HCB entitled to vote thereon. The HCB Bylaws may be amended or repealed or new Bylaws adopted by a majority vote of the board of directors at any regular or special meeting, with or without prior notice of intent to do so, or by vote of the holders of at least 75% of the outstanding voting shares of HCB at any annual or special meeting if notice of the proposed amendment, repeal, or adoption is contained in the notice of the meeting.
Business Combination Restrictions and Other Shareholder Limitations
Independent. The Independent Articles and Independent Bylaws do not contain any special provisions relating to the approval of business combinations. However, because Independent has securities registered under Section 12 of the Exchange Act and has more than 300 shareholders, Independent is subject to Chapter 7A of the MBCA, commonly referred to as the Michigan “Fair Price Act.” Under Chapter 7A, a Michigan corporation may not engage in a “business combination” (which includes mergers, significant asset sales and certain other transactions) with an “interested shareholder” (generally defined as a beneficial owner of 10% or more of the corporation’s outstanding voting shares) for a period of five years following the date on which the shareholder became an interested shareholder, unless the board of directors approved the business combination or the share acquisition before the shareholder became an interested shareholder. After the five-year moratorium period, a business combination with an interested shareholder must be approved by 90% of the votes of each class of stock entitled to vote and by more than two-thirds of the votes of each class of stock entitled to vote (excluding shares held by the interested shareholder), unless certain fair price and procedural conditions are met. The Independent Bylaws provide, pursuant to Section 794 of the MBCA, that Chapter 7B of the MBCA (relating to control share acquisitions) and any successor provision thereof does not apply to control share acquisitions of shares of Independent on or after December 8, 2008. Accordingly, a shareholder who acquires shares of Independent bringing its holdings above certain thresholds is not subject to the Chapter 7B requirement to obtain approval of the remaining disinterested shareholders before exercising voting rights with respect to the control shares.
HCB. The HCB Articles provide that, notwithstanding the requirements set forth in Sections 784(1)(a) and 793(1)(a) of the MBCA (or their respective successor provisions), HCB shall be subject to the provisions of Chapter 7A (the Fair Price Act, relating to certain business combinations) and Chapter 7B (relating to control share acquisitions) of the MBCA. Sections 784(1)(a) and 793(1)(a) generally limit the applicability of Chapters 7A and 7B to corporations that have shares listed on a national securities exchange or have 300 or more shareholders of record. By affirmatively opting in to both chapters, HCB has made itself subject to these protections regardless of whether it independently meets those thresholds. As a result, HCB is subject to the same five-year moratorium on business combinations with interested shareholders and fair price protections described above with respect to Independent. In addition, unlike Independent, HCB has not opted out of Chapter 7B. Accordingly, any shareholder acquiring “control shares” of HCB (i.e., shares that bring the shareholder’s voting power above certain thresholds of one-fifth, one-third, or a majority of all voting power) may not exercise voting rights with respect to those control shares unless approved by a majority of the votes entitled to be cast by holders of shares other than “interested shares” (as defined in the MBCA), which provides an additional layer of anti-takeover protection.

PROPOSAL 2 – ADJOURNMENT OF THE SPECIAL MEETING
The shareholders of HCB are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares are present in person or by proxy to approve the Merger Agreement.
Under the MBCA and the HCB Articles, the holders of at least a majority of the outstanding shares of common stock of HCB entitled to vote are required to approve the Merger Agreement. In the event that shareholder participation at the special meeting is lower than expected, HCB would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If HCB desires to adjourn the special meeting, HCB will request a motion that the special meeting be adjourned and delay the vote on the proposal to approve the Merger Agreement until the special meeting is reconvened.
Any adjournment will permit HCB to solicit additional proxies and will permit a greater expression of the views of HCB shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve the Merger Agreement because an adjournment will give HCB additional time to solicit favorable votes and increase the chances of approving that proposal. HCB has no reason to believe that an adjournment of the special meeting will be necessary at this time.
The HCB board of directors unanimously recommends that HCB shareholders vote “FOR” approval of the Adjournment Proposal.
ABOUT HCB
HCB is a financial holding company headquartered in Hastings, Michigan. It serves as the parent company of Highpoint Community Bank and several related subsidiaries. HCB’s principal executive offices are located at 150 W. Court St., Hastings, Michigan.
Information about HCB’s Business
General
HCB was incorporated in 1986 as a Michigan corporation to serve as the holding company for Highpoint Community Bank. Its primary activity is owning, managing, and supporting its wholly owned banking and financial services subsidiaries, with substantially all operating activities conducted through those subsidiaries.
HCB’s principal asset is the outstanding common stock of Highpoint Community Bank. HCB derives substantially all its revenue from the operations of Highpoint Community Bank.
Highpoint Community Bank, originally founded in 1886 as Hastings City Bank, is a Michigan state-chartered community bank headquartered in Hastings, Michigan. It operates multiple full-service banking offices serving communities throughout West Michigan, and offers a full range of commercial and consumer banking services to individuals, businesses, and municipalities in its markets
As the holding company for Highpoint Community Bank, HCB is subject to supervision and regulation by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the rules and regulations promulgated thereunder.
As of December 31, 2025, HCB had, on a consolidated basis, total assets of $589.7 million, gross loans of $354 million, total deposits of $532.1 million, and total shareholders’ equity of $47.5 million.
Products and Services
Highpoint Community Bank provides a broad range of banking services to individuals, businesses, and governmental entities through its network of full-service banking offices in West Michigan. Highpoint Community Bank’s primary deposit products include checking accounts, savings accounts, and certificates of deposit. Its primary lending products include residential mortgage loans, commercial real estate loans, commercial loans, municipal loans, and consumer loans.
Competition
Highpoint Community Bank faces significant competition in all aspects of its operations from other financial institutions, including local and regional banks, national banks, savings institutions, credit unions, and other providers of financial services. Competition is based on, among other factors, interest rates offered on deposits and loans, larger capital resources and branch networks, lending limits, technological capabilities, and name recognition. Federal and state banking laws and regulations also affect the competitive environment in which HCB and Highpoint Community Bank operate.
Employees
As of March 31, 2026, Highpoint Community Bank employed 68 full-time and 21 part-time employees. None of the Bank’s employees are represented by a labor union or covered by a collective bargaining agreement.
Legal Proceedings
From time to time, HCB or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither HCB nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of HCB’s management, would be expected to have a material adverse effect on HCB’s business, operating results, financial condition, or prospects.
Information about HCB’s Properties
Highpoint Community Bank operates full-service community banking offices throughout West Michigan. Highpoint Community Bank owns the real property used in connection with its banking operations, including its main office and branch locations. Management believes that its facilities are suitable and adequate for its current operations.
Highpoint Community Bank’s main office is located at: 150 W. Court Street, Hastings, Michigan 49058. In addition, Highpoint Community Bank operates branches located at:
•	435 Arlington Street, Middleville, Michigan 49333
•	9265 Cherry Valley Avenue SE, Caledonia, Michigan 49316
•	310 North Main Street, Nashville, Michigan 49073
•	156 West Superior Street, Wayland, Michigan 49348
•	124 West Michigan Avenue, Marshall, Michigan 49068
Market for HCB Common Stock and Dividends
Shares of HCB common stock are traded on the OTCID Basic Market maintained by OTC Market Groups, Inc., under the symbol “HCBN.” The over-the-counter market quotations for HCB common stock reflect inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

Quarter End	High ($)	Low ($)	Cash Dividends Declared ($)
March 31, 2026	67.54	39.00	0.35
December 31, 2025	39.00	36.65	0.35
September 30, 2025	37.50	34.60	0.35
June 30, 2025	35.00	33.10	0.35
March 31, 2025	38.50	31.00	0.55
December 31, 2024	31.83	27.75	0.30
September 30, 2024	28.42	24.05	0.26
June 30, 2024	26.95	23.70	0.26
March 31, 2024	29.95	23.40	0.46

Subject to certain limitations set forth in the Merger Agreement, HCB intends to continue its policy of paying quarterly dividends; however, future cash dividend payments will depend upon a number of factors, including, but not limited to, capital requirements, regulatory limitations, and HCB’s financial condition and results of operations.

The following table presents high and low pricing for HCB common stock on March 17, 2026, the last full trading day before the Merger was publicly announced, and May 19, 2026, the last practicable day for which information was available prior to the date of this prospectus and proxy statement.

	High(1)	Low(1)	Close(1)
March 17, 2026	$40.40	$40.40	$40.40
May 19, 2026	$68.32	$68.32	$68.32

(1)	The common stock of HCB is traded on the over-the-counter market on the OTCID.
Securities Ownership of HCB Common Stock
As of May 18, 2026, the record date for the special meeting of HCB shareholders, HCB had issued and outstanding 1,000,000 shares of common stock. As of such date, no person was known by HCB to be the beneficial owner of 5% or more of its common stock, except as follows:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Outstanding
Hastings Insurance Company 404 E. Woodlawn Ave. Hastings, MI 49058-1091	78,467.00	7.85%
Habco & Co. c/o HCB Financial Corp. 150 W. Court St. Hastings, MI 49053	75,110.55(1)	7.51%

(1)	Trustee of Highpoint Employee Stock Ownership Plan (ESOP).
The following table sets forth the beneficial ownership of HCB common stock by the directors and executive officers of HCB and by all directors and executive officers of HCB as a group as of May 18, 2026, the record date for the special meeting of HCB shareholders:

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding
Mark A. Kolanowski (Director, President/CEO)	11,647.97	1.16%
Joseph J. Babiak Jr. (Director)	300.00	*
Brian N. Calley (Director)	4,788.00	*
Matthew R. Garber (Director)	1,000.00	*
Joan M. Heffelbower (Director)	6,691.82	*
Barbara L. Hunt (Director)	1,155.97	*
W. Scott McKeown (Director)	2,995.74	*
Chad R. Paalman (Director)	312.00	*
Nathan E. Tagg (Director)	18,003.00	1.80%
Amanda M. Bechler-Currier (VP/Treasurer)	75.28	*
Robert G. Ranes, Jr. (VP/Secretary)	1,065.52	*
All executive officers and directors as a group (consisting of 11 persons)	48,035.30	4.80%

Regulation and Supervision
HCB is a financial holding company regulated by the Federal Reserve Board. Highpoint Community Bank is a Michigan state-chartered commercial bank whose primary federal regulator is the FDIC and whose primary state regulator is the DIFS.
ABOUT INDEPENDENT
Independent was incorporated under the laws of the State of Michigan on September 17, 1973, for the purpose of becoming a bank holding company. Independent is registered under the Bank Holding Company Act of 1956, as amended, and owns all of the outstanding stock of Independent Bank, which is also organized under the laws of the State of Michigan.

Aside from the stock of Independent Bank, Independent has no other substantial assets. Independent conducts no business except for the collection of dividends or returns of capital from Independent Bank and the payment of dividends to its shareholders and the payment of interest on subordinated debentures. Independent has established certain employee retirement plans, including an employee stock ownership plan (ESOP) and deferred compensation plans, as well as health and other insurance programs, the cost of which is borne by its subsidiaries. Independent has no material patents, trademarks, licenses or franchises except the corporate charter of Independent Bank, which permits it to engage in commercial banking pursuant to Michigan law.
Independent Bank transacts business in the single industry of commercial banking. It offers a broad range of banking services to individuals and businesses, including checking and savings accounts, commercial lending, direct and indirect consumer financing, mortgage lending, and safe deposit box services. Independent Bank does not offer trust services. Its principal markets are the rural and suburban communities across lower Michigan, which are served by the bank’s main office in Grand Rapids, Michigan, and a total of 56 branches, one drive-thru facility, five Michigan-based loan production offices, and one loan production office in Ohio. Most of Independent Bank’s branches provide full-service lobby and drive-thru services, as well as automatic teller machines (ATMs). In addition, the bank provides internet and mobile banking capabilities to its customers. Independent Bank continues to see customer transaction volume declining at its bank offices and increasing through its electronic channels.
Independent Bank competes with other commercial banks, savings banks, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than Independent Bank does and offer certain services that Independent Bank does not currently provide. Such competitors may also have greater lending limits than Independent Bank. In addition, non-bank competitors are generally not subject to the extensive regulations applicable to Independent Bank. Price (the interest charged on loans and paid on deposits) remains a principal means of competition within the financial services industry. Independent Bank also competes on the basis of service and convenience in providing financial services.
As of March 31, 2026, Independent had total assets of $5.558 billion, total loans (including loans held for sale) of $4.328 billion, total deposits of $4.881 billion, and total shareholders’ equity of $510.6 million.
As of December 31, 2025 Independent Bank had 735 full-time employees and 91 part-time employees. Independent Bank competes for talent and human resources with other financial services organizations within its geographic market, which is largely the lower peninsula of Michigan. Independent Bank strives to be an employer of choice by offering competitive compensation and benefits as well as fostering strong employee relations through its culture, training and growth opportunities, and similar measures. As a community-oriented bank, Independent Bank believes it is especially important for its employees to engage with the communities in its market areas, and it encourages and provides opportunities for its employees to volunteer with local organizations in the markets served by its bank branches.
In addition to general banking services, Independent Bank also offers title insurance services through a separate subsidiary and investment and insurance services through a third party arrangement.
On a consolidated basis, Independent Bank’s principal sources of revenue are interest and fees on loans, other interest income, and non-interest income. The sources of revenue for the three most recent years are as follows:

	2025	2024	2023
Interest and fees on loans	75.7%	70.7%	68.1%
Other interest income	9.8%	11.8%	14.4%
Non-interest income	14.5%	17.4%	17.5%
	100.0%	100.0%	100.0%

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Independent is included in documents incorporated by reference in this prospectus and proxy statement. See “Where You Can Find More Information” beginning on page 80.

DESCRIPTION OF CAPITAL STOCK OF INDEPENDENT
As a result of the Merger, HCB shareholders who receive shares of Independent common stock in the Merger will become shareholders of Independent. The rights of Independent shareholders are governed by Michigan law and the Independent Articles, including all amendments thereto, and the Independent Bylaws. The following briefly summarizes the material terms pertaining to Independent’s capital stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Independent’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the MBCA and the Independent Articles, including all amendments thereto, and the Independent Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus and proxy statement is a part, and applicable law, which Independent and HCB urge you to read. Copies of Independent’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of HCB’s governing documents, see “Where You Can Find More Information” beginning on page 80.
General
Independent’s authorized capital stock consists of 500,000,000 shares of common stock and 200,000 shares of preferred stock (described below). As of March 31, 2026, there were 20,585,805 shares of common stock outstanding.
All of the outstanding shares of Independent common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:
•	dividends when, as, and if declared by the Board out of funds legally available for the payment of dividends; and
•
in the event of dissolution of Independent, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in the Restated Articles of Incorporation.

See “Trading Markets and Dividends” on page 64 for information regarding restrictions that limit Independent’s ability to pay dividends on its common stock.
Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Independent’s common stock is currently traded on the Nasdaq Global Select Market under the symbol “IBCP.”
Certain Restrictions under Federal Banking Laws
As a bank holding company, the acquisition of large interests in Independent’s common stock is subject to certain limitations described below. These limitations may have an anti-takeover effect and could prevent or delay mergers, business combination transactions, and other large investments in Independent’s common stock that may otherwise be in the best interests of Independent.
The federal Bank Holding Company Act generally would prohibit any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of Independent. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would require the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Independent. In addition, the federal Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Independent, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.
Certain Other Limitations
In addition to the foregoing limitations, the Restated Articles of Incorporation and bylaws of Independent contain provisions that could also have an anti-takeover effect. Some of the provisions also may make it difficult for shareholders to replace incumbent directors with new directors who may be willing to entertain changes that shareholders may believe will lead to improvements in the combined company’s business.

LEGAL MATTERS
Certain matters pertaining to the validity of the Independent common stock to be issued in connection with the Merger will be passed upon by Varnum LLP of Grand Rapids, Michigan. Certain matters pertaining to the federal income tax consequences of the Merger will be passed upon for Independent by Varnum LLP and for HCB by Dickinson Wright PLLC of Chicago, Illinois.
EXPERTS
The consolidated financial statements of Independent Bank Corporation incorporated by reference into this prospectus and proxy statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
INTERESTS OF EXPERTS AND COUNSEL
No expert or counsel named in this prospectus and proxy statement as having prepared or certified any part thereof, and no counsel named herein as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Independent common stock to be issued in connection with the Merger, was employed for such purpose on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in Independent, HCB, or any of their respective subsidiaries, nor was any such person connected with Independent, HCB, or any of their respective subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Crowe LLP, the independent registered public accounting firm that audited the financial statements of Independent incorporated by reference into this prospectus and proxy statement, is independent with respect to Independent within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States), as required by Regulation S-X.
SHAREHOLDER PROPOSALS
An Independent shareholder seeking to present a proposal at an Independent annual meeting of shareholders must give notice of the matter in writing to the secretary of Independent in accordance with the Independent Bylaws not less than 60 days nor more than 90 days prior to the date of the first anniversary of the preceding year’s annual meeting of shareholders, and within 10 days after the date Independent mails or otherwise gives notice of the date of the meeting. The notice must include (i) the name and address of the shareholder submitting the proposal, as they appear on Independent’s books and records; (ii) a representation that the shareholder (a) is a holder of Independent stock entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and (iv) a description of any financial or other interest of such shareholder in the proposal. A shareholder proposal may also be included in Independent’s proxy materials, subject to all the requirements set forth in the applicable rules and regulations of the SEC. An Independent shareholder seeking to include a proposal in Independent’s proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Independent in accordance with SEC Rule 14a-8.
An Independent shareholder seeking to nominate an individual for election as an Independent director must submit a notice to the secretary of Independent in accordance with the Independent Bylaws not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting, and not more than 10 days following the date of notice of a special meeting called for election of directors.
Because the Merger is expected to be completed in 2026, HCB does not currently anticipate holding an annual meeting of shareholders in 2026 other than the annual meeting held on April 15, 2026. Shareholder proposals must be submitted to Independent as outlined above.

WHERE YOU CAN FIND MORE INFORMATION
Independent files annual, quarterly, and current reports, proxy statements, and other information with the SEC. Independent’s filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that Independent files with the SEC are also available at Independent’s website at www.independentbank.com. The information on Independent’s and HCB’s respective websites is not a part of this prospectus and proxy statement.
You should rely only on the information contained in this prospectus and proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus and proxy statement. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies. You should not assume that the information contained in this prospectus and proxy statement is accurate as of any date other than the date of this prospectus and proxy statement, and neither the delivery of this prospectus and proxy statement to you nor the issuance of Independent common stock under it shall create any implication to the contrary.
If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus and proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and proxy statement does not extend to you.
The SEC allows Independent to “incorporate by reference” into this prospectus and proxy statement certain information in documents filed by Independent with the SEC, which means that Independent can disclose important information to you by referring you to those documents without actually including the specific information in this prospectus and proxy statement. The information incorporated by reference is considered to be a part of this prospectus and proxy statement and should be read with the same care. You should not assume that the information in this prospectus and proxy statement is current as of any date other than the date of this prospectus and proxy statement or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Independent incorporates by reference into this prospectus and proxy statement the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):
•	Independent’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 6, 2026;
•	Independent’s Definitive Proxy Statement on Schedule 14A, filed on March 6, 2026 for Independent’s 2026 Annual Meeting of Shareholders; and
•	Independent’s current reports on Form 8-K filed with the SEC on March 18, 2026, April 21, 2026, April 23, 2026, April 24, 2026, and April 29, 2026.
•	Independent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 6, 2026.
To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference. All reports and other documents Independent subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between the date of this prospectus and proxy statement and the date of the HCB shareholder meeting or the termination of the Merger Agreement will also be incorporated by reference into this prospectus and proxy statement and deemed to be part of this prospectus and proxy statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus and proxy statement, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. The information contained in any such filing will be deemed to be a part of this prospectus and proxy statement commencing on the date on which the document is filed.
You may obtain from Independent a copy of any documents incorporated by reference into this prospectus and proxy statement without charge to you either from Independent or from the SEC as described above.

You can obtain documents incorporated by reference into this prospectus and proxy statement by requesting them in writing or by telephone from Independent at the following address:
Independent Bank Corporation
4200 East Beltline
Grand Rapids, Michigan 49525
Attn.: Gavin A. Mohr, Chief Financial Officer
(616) 447-3929
HCB does not file reports or other information with the SEC. If you would like to request documents from HCB, please send a request in writing or by telephone to HCB at the following address:
HCB Financial Corp.
150 West Court St.
Hastings, MI 49058
Attn: Mark Kolanowski, President and Chief Executive Officer
(269) 945-2401
If you would like to request documents, please do so by June 10, 2026 to receive them by the special meeting. If you request any incorporated documents from Independent, then Independent will mail them to you by first-class mail, or another equally prompt means, within one business day after Independent receives your request.
Independent has supplied all information contained in or incorporated by reference into this prospectus and proxy statement relating to Independent, and HCB has supplied all information contained in this prospectus and proxy statement relating to HCB.
Neither Independent nor HCB has authorized anyone to give any information or make any representation about the Merger, Independent common stock to be received by HCB shareholders in the Merger, or their respective companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that have been incorporated by reference into this prospectus and proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus and proxy statement or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and proxy statement does not extend to you. The information contained herein speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

INDEPENDENT BANK CORPORATION

AND

HCB FINANCIAL CORP.

Dated as of March 18, 2026

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made as of March 18, 2026 (the “Signing Date”), by and between Independent Bank Corporation, a Michigan corporation (“Purchaser”), and HCB Financial Corporation, a Michigan corporation (“Company”).
Background
A. The respective Boards of Directors of each of Company and Purchaser have determined to engage in a merger of Company with and into Purchaser (the “Merger”) in accordance with the terms of this Merger Agreement, the Michigan Business Corporation Act (the “MBCA”), and any other applicable Law.
B. The Company Board of Directors has, in light of and subject to the terms and conditions set forth in this Merger Agreement, (1) determined that the terms of this Merger Agreement are in substantial compliance with all applicable Laws and in the best interests of Company and the Company Shareholders, and (2) adopted this Merger Agreement, authorized the Merger and the other transactions contemplated by it and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Merger Agreement.
C. The Purchaser Board of Directors has, in light of and subject to the terms and conditions set forth in this Merger Agreement, (1) determined that the terms of this Merger Agreement are in substantial compliance with all applicable Laws and in the best interests of Purchaser and Purchaser’s shareholders, and (2) adopted this Merger Agreement and authorized the Merger and the other transactions contemplated by it.
D. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), the parties to this Merger Agreement are treated as “parties to the reorganization,” and this Merger Agreement is intended to be and is adopted as a “Plan of Reorganization” for the purposes of Sections 354 and 361 of the Code.
E. All members of the Company Board of Directors have executed and delivered to Purchaser a voting agreement substantially in the form attached hereto as Exhibit A.
Therefore, in consideration of the representations, warranties, mutual covenants, and agreements contained in this Merger Agreement, Company and Purchaser agree:
ARTICLE I
THE MERGER
1.1 Merger. Subject to the terms and conditions of this Merger Agreement, at the Effective Time, Company shall be merged with and into Purchaser and the separate corporate existence of Company shall cease. Company and Purchaser are each sometimes referred to as a “Constituent Corporation” prior to the Merger. At the Effective Time, the Constituent Corporations shall become a single corporation, which corporation shall be Purchaser (the “Surviving Corporation”). The effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Company and Purchaser, shall vest in the Surviving Corporation, (b) all choses in action of Company and Purchaser shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.
1.2 Closing. Company and Purchaser shall consummate the Merger (the “Closing”) (a) electronically at 10:00 a.m., local time, on a date to be agreed upon by Company and Purchaser, which will be no later than two Business Days following satisfaction or waiver of the last of the conditions to Closing contained in Article VI (other than any conditions that by their nature are to be satisfied at the Closing) or (b) at such other place and time or on such other date as Company and Purchaser may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”). Subject to Article VII, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Merger Agreement and will not relieve any party of any obligation under this Merger Agreement.
1.3 Effective Time of Merger. Upon completion of the Closing, Company and Purchaser shall each promptly execute and file a certificate of merger as required by the MBCA to effect the Merger (the “Certificate of Merger”). No party shall take any action to revoke the Certificate of Merger after its filing without the written consent of the other party. The “Effective Time” of the Merger shall be the time and date when the Merger becomes effective, as set forth in the Certificate of Merger or as otherwise provided by the MBCA. The “Effective Date” shall be the date on which the Effective Time occurs. Company and Purchaser agree that, if requested by Purchaser, the Effective Date shall be either the last day of the month in which, or the first day of the month after which, the Closing occurs.
1.4 Additional Actions. At any time after the Effective Time, the Surviving Corporation may determine that deeds, assignments, or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of Company and Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Merger Agreement. Company and Purchaser grant to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments, and assurances and to do all acts necessary, proper, or convenient to accomplish this purpose. This irrevocable power of attorney shall only be operative following the Effective Time and at such time the officers and directors of the Surviving Corporation shall be fully authorized in the name of Company and Purchaser to take any and all such actions contemplated by this Merger Agreement.
1.5 Surviving Corporation. At the Effective Time, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by Law:
1.5.1 The name of the Surviving Corporation shall be “Independent Bank Corporation.”
1.5.2 The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of Purchaser as in effect immediately prior to the Effective Time, without change.
1.5.3 The bylaws of the Surviving Corporation shall be the bylaws of Purchaser as in effect immediately prior to the Effective Time, without change.
1.5.4 The officers of the Surviving Corporation shall be the officers of Purchaser immediately before the Effective Time.
1.5.5 The directors of the Surviving Corporation shall be the directors of Purchaser immediately before the Effective Time.
1.6 Reservation of Right to Revise Structure. At Purchaser’s election, the Merger may alternatively be structured so that (a) Company is merged with and into any other direct or indirect wholly-owned Subsidiary of Purchaser or (b) any direct or indirect wholly-owned Subsidiary of Purchaser is merged with and into Company; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration or the treatment of the holders of Company Common Stock, (ii) prevent the parties from obtaining the opinions of counsel referred to in Section 6.2.5 and Section 6.3.5 or otherwise cause the transaction to fail to qualify for the Intended Tax Treatment, (iii) materially impede or delay consummation of the transactions contemplated by this Merger Agreement, or (iv) require submission to or approval of the Company Shareholders after the Company Shareholder Approval has been obtained. In the event of such an election, the parties agree to execute an appropriate amendment to this Merger Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Merger Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.
ARTICLE II
EFFECT OF MERGER ON CAPITAL STOCK
2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Company, Purchaser or any other Person:
2.1.1 Each share of Company Common Stock that is owned by Company (or by any of its wholly-owned Subsidiaries) or Purchaser (or by any of its wholly-owned Subsidiaries) (collectively, the “Excluded Shares”, provided, however, that Excluded Shares shall not include Trust Account Shares or DPC Shares as defined in this Merger Agreement) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange for or in respect of any Excluded Share.
2.1.2 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive the following consideration: (a) $17.51 (as may be adjusted pursuant to Section 2.13, the “Per Share Cash Consideration”) plus (b) 1.5900 (as may be adjusted pursuant to Section 2.11, Section 2.12, and/or Section 2.13, the “Exchange Ratio”) fully paid and nonassessable shares of Purchaser Common Stock plus, if applicable, cash in lieu of any fractional share of Purchaser Common Stock pursuant to Section 2.6 below (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Per Share Merger Consideration”). At the Effective Time, each share of Company Common Stock outstanding immediately prior to the Effective Time, whether represented by a Certificate or held as a Book-Entry Share, will no longer be outstanding and will automatically be cancelled, and all rights with respect to such share will cease to exist except the right to receive the Per Share Merger Consideration, and any dividends or other distributions payable pursuant to Section 2.3, in accordance with, and subject to the terms and conditions of, this Merger Agreement. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.
2.1.3 Each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and represent one share of common stock of the Surviving Corporation.
2.2 Surrender of Shares.
2.2.1 No later than the Effective Time, Purchaser shall deposit with Broadridge Corporate Issuer Solutions, Inc. or another bank or trust company designated by Purchaser and reasonably satisfactory to Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, (a) a number of shares of Purchaser Common Stock equal to the aggregate number of shares of Purchaser Common Stock to be issued as Per Share Stock Consideration pursuant to Section 2.1.2, and (b) an amount of cash equal to the sum of (i) the aggregate cash consideration to be paid as Per Share Cash Consideration pursuant to Section 2.1.2, plus (ii) an amount sufficient to make payment of cash in lieu of any fractional shares pursuant to Section 2.6. All such shares of Purchaser Common Stock and cash deposited with the Exchange Agent pursuant to this Section 2.2.1 is referred to as the “Exchange Fund.”
2.2.2 As soon as reasonably practicable and, in any event within five Business Days after the Effective Date, Purchaser shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock (other than the Excluded Shares), as of the Effective Time, a form of letter of transmittal (which shall be in customary form agreed by the parties and shall specify that delivery will be effected, and risk of loss and title to Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Per Share Merger Consideration to which such Certificates or Book-Entry Shares are entitled pursuant to this Merger Agreement, and any dividends or other distributions payable pursuant to Section 2.3.
2.2.3 Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book-Entry Shares shall be entitled to receive in exchange therefor (a) book-entry shares representing the number of whole shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1.2, (b) cash representing the aggregate amount of cash to which such holder is entitled pursuant to Section 2.1.2, (c) cash in lieu of any fractional share payable pursuant to Section 2.6, and (d) any dividends or distributions payable pursuant to Section 2.3, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. Subject to the letter of transmittal, Purchaser shall mail, or cause to be mailed, a statement of ownership relating to the shares of Purchaser Common Stock and a check for payment of the cash owing within ten Business Days after such a surrender of a Certificate or of Book-Entry Shares.
2.2.4 In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment of the Per Share Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Purchaser or the Exchange Agent, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 2.3.

2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Purchaser Common Stock with a record date on or after the Effective Date shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Purchaser Common Stock that the holder of such unsurrendered Certificate or Book-Entry Share has the right to receive upon the surrender of such unsurrendered Certificate or Book-Entry Share, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article II. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Purchaser Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Purchaser Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Date and on or prior to the date of such surrender, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Date but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Purchaser Common Stock. Subject to escheat or other appliable Law, on each payment date for dividends or other distributions with respect to Purchaser Common Stock that occurs on or after the Effective Date, Purchaser shall deposit into the Exchange Fund an amount of cash (or other property in the case of a non-cash distribution on Purchaser Common Stock) to which the holders of unsurrendered Certificates or Book-Entry Shares will be entitled with respect to the shares of Purchaser Common Stock that the holders of such unsurrendered Certificate or Book-Entry Shares have the right to receive upon the surrender of such Certificates or Book-Entry Shares in accordance with this Article II.
2.4 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Purchaser, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article II shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claims for the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 2.3, in accordance with this Article II.
2.5 No Further Ownership Rights in Company Common Stock. The Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 2.3 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificates or Book-Entry Shares. At the close of business on the Closing Date, the share transfer books of Company shall be closed, and there shall be no further registration of transfers on the share transfer books of Company of shares of Company Common Stock that are outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Company Common Stock, except as otherwise provided in this Merger Agreement or by applicable Law.
2.6 No Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Purchaser shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner to vote or to have any rights of a holder of shares of Purchaser Common Stock. Notwithstanding any other provision of this Merger Agreement, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu of such fractional part of a share of Purchaser Common Stock, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Purchaser Common Stock multiplied by (b) the Final Purchaser Price.
2.7 No Liability. To the fullest extent permitted by applicable Law, none of Company, Purchaser, the Surviving Corporation, nor the Exchange Agent will be liable to any Company Shareholder or any other Person in respect of any cash or shares of Purchaser Common Stock properly delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat, or similar Laws. Any portion of the Exchange Fund remaining unclaimed by the Company Shareholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Purchaser free and clear of any claims or interest of any Person previously entitled thereto.
2.8 Lost, Stolen, or Destroyed Certificates. If any Certificate has been lost, stolen, or destroyed, Purchaser or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder of such Certificate in form and substance reasonably satisfactory to Purchaser or the Exchange Agent, issue and pay in exchange for such lost, stolen, or destroyed Certificate, the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 2.3 payable in respect of the shares of Company Common Stock previously evidenced by such lost, stolen, or destroyed Certificate. Purchaser or the Exchange Agent may, in its discretion and as a condition precedent to the payment of the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 2.3, require the owner of such lost, stolen, or destroyed Certificate to deliver a bond in such sum as Purchaser or the Exchange Agent may reasonably direct (which amount shall be consistent with Purchaser’s or the Exchange Agent’s customary procedure for Purchaser’s existing shareholders) as indemnity against any claim that may be made against Purchaser or the Exchange Agent with respect to such Certificate.
2.9 Withholding Rights. Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Merger Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Entity by Purchaser, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Purchaser.
2.10 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company Shareholders pursuant to this Article II. The Exchange Fund shall not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments shall be for Purchaser’s account.
2.11 Adjustments. Notwithstanding anything to the contrary in this Article II, if, between the Signing Date and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend, or stock distribution (including any dividend or distribution of securities convertible into Purchaser Common Stock or Company Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Purchaser Common Stock or Company Common Stock, the Exchange Ratio shall be proportionately adjusted (to four decimal places) accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Merger Agreement prior to such event. Notwithstanding any other provisions of this Section 2.11, no adjustment shall be made in the event of the issuance of additional shares of Purchaser Common Stock pursuant to any dividend reinvestment plan or direct investment plan of Purchaser, pursuant to the exercise of stock options awarded under any stock option plans of Purchaser or its Subsidiaries, or upon the grant or sale of shares or rights to receive shares to or for the account of any director, employee, or Affiliate of Purchaser or any of its Subsidiaries pursuant to any stock option or other compensation or benefit plan of Purchaser or any of its Subsidiaries, or in connection with the issuance of shares as merger consideration in a transaction where Purchaser is the surviving corporation, or in connection with any offering or issuance of shares pursuant to which Purchaser receives cash or other consideration in exchange for the shares issued.
2.12 Upset Provision.
2.12.1 As used in this Section 2.12, the following terms shall have the meanings indicated below:
“Final Index Price” means the closing price of the KBW Nasdaq Regional Banking Index (KRX) on the last day of the Pricing Period.
“Final Purchaser Price” means the volume weighted average price of Purchaser Common Stock measured over the Pricing Period in transactions reported on The Nasdaq Global Select Market.
“Floor Purchase Price” means 80% of the Initial Purchaser Price.
“Initial Index Price” means $122.37.
“Initial Purchaser Price” means $34.39.
“Pricing Period” means the 15 consecutive trading days ending on the sixth Business Day prior to the Closing Date.
2.12.2 The “Upset Condition” shall have occurred if both of the following conditions exist as of the last day of the Pricing Period: (a) the Final Purchaser Price is less than the Floor Purchaser Price; and (b) the number determined by dividing the Final Purchaser Price by the Initial Purchaser Price is less than the number obtained by subtracting (i) 20% from (ii) the quotient obtained by dividing the Final Index Price by the Initial Index Price.

2.12.3 If the Upset Condition exists as of the last day of the Pricing Period, Company shall have the right, exercisable at any time prior to 5:00 p.m. Michigan time on the second Business Day after the last day of the Pricing Period (the “Exercise Period”) to (a) proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustments as provided in Section 2.11 and Section 2.13, by delivering to Purchaser within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Purchaser; or (b) request that Purchaser adjust the Exchange Ratio to a ratio computed by multiplying the Exchange Ratio by a fraction that has as its numerator the Floor Purchaser Price and that has as its denominator the Final Purchaser Price (rounded to four decimal places) (the “Adjusted Exchange Ratio”), by delivering to Purchaser within the Exercise Period written notice to such effect (an “Increase Notice”).
2.12.4 If the Upset Condition occurs and Purchaser receives a timely Increase Notice, Purchaser shall either accept or decline the Adjusted Exchange Ratio by delivering written notice of its decision to Company at or before 5:00 p.m. Michigan time on the second Business Day after receipt of the Increase Notice (the “Acceptance Period”). If Purchaser accepts the Adjusted Exchange Ratio within the Acceptance Period, this Merger Agreement shall remain in effect in accordance with its terms except the Exchange Ratio shall be equal to the Adjusted Exchange Ratio. If Purchaser declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, the Merger shall be abandoned and this Merger Agreement shall thereupon terminate without further action by Company or Purchaser effective as of 5:00 p.m. Michigan time on the Business Day following the expiration of the Acceptance Period; provided, that if Purchaser so declines the Adjusted Exchange Ratio or fails to deliver written notice of its decision to accept or decline the Adjusted Exchange Ratio within the Acceptance Period, Company may, by written notice delivered to Purchaser at or before 5:00 p.m. Michigan time on the Business Day following the expiration of the Acceptance Period, elect to proceed with the Merger on the basis of the Exchange Ratio set forth in Section 2.1.2, subject to applicable adjustments as provided in Section 2.11 and Section 2.13, and, upon such election, no abandonment of the Merger or termination of the Merger Agreement shall be deemed to have occurred, this Merger Agreement shall remain in effect in accordance with its terms, and the Closing shall thereafter occur, in accordance with the terms of this Merger Agreement.
2.13 Potential Shareholders’ Equity Adjustment. At the Effective Time, the Exchange Ratio and the Per Share Cash Consideration shall be adjusted, if applicable, as follows (which exchange ratio, as adjusted as provided below and in Sections 2.11 and 2.12, if applicable, and Per Share Cash Consideration shall become the Exchange Ratio and Per Share Cash Consideration for purposes of this Merger Agreement):
2.13.1 If the Company Consolidated Shareholders’ Equity is less than $48,607,000, (a) the Exchange Ratio shall be decreased to an amount (rounded to four decimal places) determined by multiplying (i) the quotient determined by dividing the Adjusted Stock Purchase Value by the Stock Purchase Value, and (ii) the Exchange Ratio, and (b) the Per Share Cash Consideration shall be decreased by an amount equal to (i) 25% of the Shareholders’ Equity Price Adjustment, divided by (ii) the total number of shares of Company Common Stock outstanding as of the Effective Time.
2.13.2 As used in this Section 2.13, the following terms shall have the meanings indicated below:
“Adjusted Stock Purchase Value” shall be equal to (a) the Stock Purchase Value minus (b) 75% of the Shareholders’ Equity Price Adjustment, if applicable.
“Shareholders’ Equity Price Adjustment” shall be equal to (a) $48,607,000 minus (b) the Company Consolidated Shareholders’ Equity.
“Stock Purchase Value” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the total number of shares of Company Common Stock outstanding as of the Effective Time multiplied by the Final Purchaser Price.

ARTICLE III
COMPANY’S REPRESENTATIONS AND WARRANTIES
On or prior to the Signing Date, Company has delivered to Purchaser a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article IV. Accordingly, Company hereby represents and warrants to Purchaser as follows, except as set forth on the Company Disclosure Schedule or as otherwise permitted by this Merger Agreement:
3.1 Authorization; No Conflicts; Required Approvals.
3.1.1 Company has the requisite corporate power and authority to execute and deliver this Merger Agreement and, subject to the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”), to consummate the transactions contemplated by this Merger Agreement. The Company Board of Directors has unanimously (a) determined that the terms of this Merger Agreement are in substantial compliance with all applicable Laws and in the best interests of Company and the Company Shareholders, and (b) adopted this Merger Agreement, authorized the transactions contemplated by this Merger Agreement and, subject to Section 5.3.5, resolved to recommend approval by the Company Shareholders of this Merger Agreement (such recommendation, the “Company Board Recommendation”). Except for the Company Shareholder Approval, no other corporate proceedings on the part of Company are necessary to authorize this Merger Agreement or to consummate the Merger. This Merger Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Purchaser) constitutes valid and binding obligations of, Company and is enforceable against Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
3.1.2 The execution, delivery, and performance of this Merger Agreement by Company and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Company or any Subsidiary of Company (each a “Company Subsidiary” and collectively, the “Company Subsidiaries”); or (b) any Law or Order applicable to Company or any Company Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 3.1.4.
3.1.3 The execution, delivery, and performance of this Merger Agreement by Company and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Company or any Company Subsidiary is a party or subject, or by which Company or any Company Subsidiary is bound or affected.
3.1.4 No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity is necessary for the consummation of the transactions contemplated by this Merger Agreement by Company other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Company has no Knowledge of any reason why the regulatory approvals referred to in this Section 3.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.
3.2 Organization and Good Standing. Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Company has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Company is a financial holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Section 3.2 of the Company Disclosure Schedule describes each activity in which Company or any Company Subsidiary is currently engaged or was engaged at any time since January 1, 2021, that requires or required, as applicable, Company to be registered as a financial holding company (as opposed to a bank holding company) pursuant to the Bank Holding Company Act. Company is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.3 Subsidiaries.
3.3.1 Section 3.3.1 of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary as of the Signing Date. Other than the Company Subsidiaries, Company does not own or hold, directly or indirectly, any equity interest in any other Person. Company or a Company Subsidiary (as set forth in Section 3.3.1 of the Company Disclosure Schedule) owns all of the issued and outstanding capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any claim or Lien of any kind. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Company Subsidiary.
3.3.2 Each of the Company Subsidiaries (a) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified; and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in the case of each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.3.3 The deposits of each Company Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Company Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Company, threatened. Company and each Company Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Company or each Company Subsidiary.
3.4 Capital Stock.
3.4.1 The authorized capital stock of Company consists of 2,000,000 shares, divided into two classes, as follows (i) 1,500,000 shares of common stock, no par value (the “Company Common Stock”), of which 1,000,000 shares are issued and outstanding as of the Signing Date; and (ii) 500,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which no shares are issued and outstanding as of the Signing Date. As of the Signing Date, there are not outstanding (a) any securities convertible into or exchangeable for shares of capital stock of Company or any of its Subsidiaries, (b) options, warrants, or other Contracts or commitments to acquire from Company or any of its Subsidiaries any shares of capital stock of Company or any of its Subsidiaries; or (c) any restricted shares, restricted share units, stock appreciation rights, performance shares, or similar securities or rights that are derivative of, or provide economic benefits based directly or indirectly on the value of any shares of capital stock of Company, that have been issued by Company or any of its Subsidiaries.
3.4.2 After the Signing Date, the number of issued and outstanding shares of Company Common Stock and Company Preferred Stock is not subject to any change before the Effective Time.
3.4.3 Other than the issued and outstanding shares of Company Common Stock described in Section 3.4.1, neither Company nor any Company Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger or this Merger Agreement, or that entitle the holder or holders to consent to, or withhold consent on, the Merger or this Merger Agreement.
3.4.4 No Company Shareholder will be entitled to any dissenters’ or appraisal rights pursuant to the MBCA, Company’s articles of incorporation, bylaws, or other charter documents, any Contract, or otherwise as a result of the consummation of the Merger.
3.4.5 No outstanding shares of Company Common Stock were issued in violation of any federal or state securities Laws or other applicable Laws. All of the issued and outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable, and none of such shares were issued in violation of, or without compliance with, any preemptive rights.

3.5 Financial Statements.
3.5.1 The consolidated financial statements of Company as of and for each of the three years ended December 31, 2025, 2024, and 2023, as audited by Company’s independent accountants, including all schedules and notes, if any, relating to such statements, as previously delivered to Purchaser (collectively, “Company Financial Statements”), fairly present, and the consolidated financial statements of Company as of and for any year-end or quarterly period ending after the Signing Date until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Company Financial Statements). No financial statements of any entity or enterprise other than the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of Company.
3.5.2 The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed (or when filed as amended, if applicable):
3.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of Bank (including any amendments) as of and for each of the fiscal years ended December 31, 2025, 2024, 2023, and 2022, as filed with the FDIC; and
3.5.2.2 The Parent Company Only Financial Statements for Small Holding Companies (Form FR Y-9SP) of Company (including any amendments) as of and for each of the fiscal years ended December 31, 2025, 2024, 2023, and 2022, as filed with the Federal Reserve Board.
All of such reports required to be filed after the Signing Date and prior to the Effective Time by Company or any Company Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 3.5.2 are collectively referred to as the “Company Call Reports.”
3.6 Absence of Undisclosed Liabilities. There exist no Liabilities of Company or any of the Company Subsidiaries, other than (i) Liabilities that are adequately reflected, reserved for, or disclosed in the Company Financial Statements or the Company Call Reports, (ii) Liabilities incurred in the ordinary course of business of Company and the Company Subsidiaries since December 31, 2025, (iii) Liabilities incurred in connection with this Merger Agreement and the transactions contemplated hereby, or (iv) Liabilities that are not required by GAAP to be set forth on Company’s consolidated balance sheet as of December 31, 2025, which Liabilities would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7 Absence of Certain Changes or Events. Since December 31, 2024, (a) Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (other than discussions and negotiations related to this Merger Agreement) and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries. There is no unsatisfied judgment, penalty, or award against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity. No officer or director of Company or any of the Company Subsidiaries is a defendant in any Action commenced by any shareholder of Company or any of the Company Subsidiaries with respect to the performance of his or her duties as an officer or a director of Company or any of the Company Subsidiaries under any applicable Law.
3.9 Regulatory Filings. In the last three years, (a) Company and each Company Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and (b) all such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.

3.10 No Indemnification Claims. To the Knowledge of Company, there has been no event, action, or omission by or with respect to any director, officer, employee, trustee, agent, or other Person who may be entitled to receive indemnification or reimbursement of any claim, loss, or expense under any Contract or arrangement providing for indemnification or reimbursement of any such Person by Company or any Company Subsidiary.
3.11 Compliance with Laws. Company and each Company Subsidiary is, and at all times has been, in compliance in all material respects with all Laws that are or were applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither Company nor any Company Subsidiary has received any written (or, to Company’s Knowledge, oral) notice or other written (or, to Company’s Knowledge, oral) communication from any Governmental Entity or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Law; or (b) any actual, alleged, possible, or potential obligation on the part of Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any applicable Law.
3.12 Transaction Documents. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in any Transaction Document has or will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Proxy Statement relating to Company and the Company Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.
3.13 Agreements with Bank Regulators. Neither Company nor any Company Subsidiary is a party to a Regulatory Agreement, nor has Company nor any Company Subsidiary been advised by any Governmental Entity since January 1, 2020 that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) a Regulatory Agreement. Neither Company nor any Company Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.
3.14 Tax Matters.
3.14.1 All Tax Returns required by applicable Law to have been filed by Company and each Company Subsidiary have been filed when due (taking into account any extensions), and each such Tax Return was true and correct in all material respects when filed. Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third party. All material Taxes that are due and payable by Company and each Company Subsidiary have been paid or properly accrued.
3.14.2 None of the Tax Returns of Company or the Company Subsidiaries filed for any Tax year beginning after December 31, 2019 have been audited by the IRS or any state or local taxing authority. There is no Tax audit or legal or administrative proceeding concerning Tax Returns or the assessment or collection of Taxes pending or, to Company’s Knowledge, threatened with respect to Company or any Company Subsidiary. No claim concerning the calculation, assessment or collection of Taxes has been asserted in writing with respect to Company or any Company Subsidiary except for any claim that has been fully resolved and the costs of such resolution are reflected in the Company Financial Statements. There are no material Liens on any of the assets of Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
3.14.3 Since January 1, 2020, neither Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

3.14.4 Neither Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Company and one or more Company Subsidiaries are the only members). Neither Company nor any Company Subsidiary is a general partner in any partnership.
3.14.5 Within the past three years, neither Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
3.14.6 The tax positions taken by Company and the Company Subsidiaries in connection with Tax Returns were reasonable. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax Law has been engaged in by, or with respect to, Company or any Company Subsidiary. Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
3.14.7 Neither Company nor any Company Subsidiary has participated in or been a party to a transaction that, as of the Signing Date, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).
3.14.8 Neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
3.14.9 Since January 1, 2020, there has been no disallowance of a deduction or excise tax imposed under Section 280G of the Code for any amount paid or payable by Company or any Company Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Company nor any Company Subsidiary has taken any action or has Knowledge of any fact, except to the extent set forth in Section 5.7.12 below, that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.
3.14.10 Company and the Company Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.
3.14.11 Each of Company and the Company Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the Company Financial Statements as of December 31, 2025, December 31, 2024 and December 31, 2023, are sufficient for the payment of all accrued but unpaid Taxes as of the dates indicated, whether or not disputed, with respect to all periods through December 31, 2025.
3.14.12 Neither Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received on or prior to the Closing Date. No property of Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Company or any Company Subsidiary are recorded in the Company Financial Statements.
3.14.13 Neither Company nor any Company Subsidiary is a party to a Tax sharing, indemnification, or similar Contract, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Company is or was the common parent) or otherwise has any liability for the Taxes of any party (other than its Taxes and those of the Company Subsidiaries).

3.14.14 An “ownership change” as defined by Section 382 of the Code has not occurred with respect to Company since December 31, 2021. None of Company’s tax attributes are subject to limitation under Section 382 of the Code and, for purposes of Adjusted Current Earnings (ACE), none of Company’s assets have incurred an adjustment to tax basis due to an ownership change under Section 382.
3.14.15 Neither Company nor any Company Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.
3.15 Properties. With respect to each parcel of real property owned by Company or any Company Subsidiary, excluding other real estate owned (“Company Real Property”), and also with respect to each parcel of real property leased or licensed by Company or any Company Subsidiary (“Company-Leased Real Property”):
3.15.1 Company and each Company Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.
3.15.2 Except for encroachments that have been insured by a title insurance policy benefitting Company or a Company Subsidiary, no building or improvement to Company Real Property or, to the Knowledge of Company, Company-Leased Real Property encroaches on any easement or property owned by another Person. No building or property owned by another Person encroaches on Company Real Property or, to the Knowledge of Company, Company-Leased Real Property or on any easement benefiting Company Real Property or Company-Leased Real Property. No claim of encroachment has been asserted by any Person with respect to any of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property.
3.15.3 Except as set forth on Section 3.15.3 of the Company Disclosure Schedule, all buildings and improvements to Company Real Property and, to the Knowledge of Company, Company-Leased Real Property are in good condition (normal wear and tear excepted and subject to maintenance and repair in the ordinary course, none of which has been deferred), are structurally sound and are not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of business as presently conducted at that location.
3.15.4 None of Company Real Property or, to the Knowledge of Company, Company-Leased Real Property is the subject of any condemnation action. To the Knowledge of Company, there is no proposal under active consideration by any public or governmental authority or entity to acquire Company Real Property or Company-Leased Real Property for any governmental purpose.
3.15.5 Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property is a lawfully existing parcel that is: (a) a valid platted parcel; (b) a valid condominium unit; or (c) a lawfully existing parcel within the meaning of the Land Division Act, Act No. 288 of the Public Acts of 1967, as amended.
3.15.6 Each premises comprising Company Real Property and, to the Knowledge of Company, Company-Leased Real Property has both legal and practical pedestrian and vehicular access to a public street.
3.15.7 Company and each Company Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Company Real Property or Company-Leased Real Property.
3.15.8 With respect to each lease and license pursuant to which Company or any Company Subsidiary, as lessor, lessee, licensor or licensee, has possession or leases or licenses to others any real or personal property, excluding any personal property lease with payments of less than $50,000 per year (each, a “Company Lease”): (a) each Company Lease is valid, effective, and enforceable against the lessor or licensor in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies; (b) there is no existing material default under any Company Lease or any event that with notice or passage of time, or both, would constitute a material default with respect to Company, any Company Subsidiary or, to the Knowledge of Company, any other party to any Company Lease; (c) no Company Lease contains a prohibition against assignment by Company or any Company Subsidiary, by operation of Law or otherwise, or any provision that would materially interfere with the possession, use, or rights with respect to the property by Purchaser or its Subsidiaries for the same purposes and upon the same rental and other terms following consummation of the Merger; and (d) to the Knowledge of Company, there are no disputes concerning the interpretation of any term, condition, or provision of any Company Leases.
3.15.9 Section 3.15.9 of the Company Disclosure Schedule contains a true, complete, and correct list of all Company Real Property, all Company-Leased Real Property, all Company Leases, and all parcels of other real estate owned by the Company or any Company Subsidiary as of the Signing Date.
3.16 Intellectual Property. Company and the Company Subsidiaries own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 3.16. No Actions, suits, or other proceedings are pending or, to the Knowledge of Company, threatened that Company or any of the Company Subsidiaries is infringing, misappropriating, or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Company, no Person is infringing, misappropriating, or otherwise violating the rights of Company or any of the Company Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Company or any of the Company Subsidiaries (collectively the “Company-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of Company: (a) no circumstances exist that could reasonably be expected to give rise to any (i) Action that challenges the rights of Company or any of the Company Subsidiaries with respect to the validity or enforceability of the Company-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation by the Company or any Company Subsidiary of the Intellectual Property rights of any Person, and (b) the consummation of the transactions contemplated by this Merger Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Company-Owned Intellectual Property or Intellectual Property licensed to Company or any Company Subsidiary.
3.17 Required Licenses and Permits. Company and each Company Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted and all such Permits and rights are in full force and effect. Bank is an approved seller-servicer for each mortgage investor with whom it conducts business, all of which are identified in Section 3.17 of the Company Disclosure Schedule, and holds all necessary permits, authorizations, or approvals necessary to carry on a mortgage banking business.
3.18 Material Contracts and Change of Control.
3.18.1 For the purposes of this Merger Agreement, the term “Company Material Contract” means any of the following Contracts to which Company or any of the Company Subsidiaries is a party or bound as of the Signing Date:
3.18.1.1 each Contract that limits (or purports to limit) the ability of Company or any of the Company Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive or preferential arrangements);
3.18.1.2 each Contract that would be required to be filed by Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if Company were required to file a Form 10-K as of the Signing Date;
3.18.1.3 each Contract that creates a partnership or joint venture to which Company or any of the Company Subsidiaries is a party;
3.18.1.4 each Contract with a correspondent banker;
3.18.1.5 each Contract relating to the borrowing of money by Company or any Company Subsidiary or guarantee by Company or any Company Subsidiary of such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, FHLB advances, and trade payables incurred in the ordinary course of business consistent with past practice) in excess of $50,000;

3.18.1.6 each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) or material assets, other than this Merger Agreement, pursuant to which Company or any of the Company Subsidiaries has any continuing obligations, contingent, or otherwise;
3.18.1.7 each Contract that grants any right of first refusal or right of first offer or similar right or that limits the ability of Company or any of the Company Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;
3.18.1.8 other than the voting agreements required by this Merger Agreement, each voting agreement or registration rights agreement with respect to the capital stock of Company to which the Company or any of the Company Subsidiaries is a party or of which the Company has Knowledge;
3.18.1.9 each Contract granting Company or any Company Subsidiary the right to use, restricting Company’s or any Company Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Company’s or any Company Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract) (other than “off the shelf” shrink-wrap license agreements or other similar license agreements);
3.18.1.10 each Contract that limits the payment of dividends by Company or any Company Subsidiary;
3.18.1.11 except loan agreements made in accordance with Regulation O, each Contract between Company or any Company Subsidiary, on the one hand, and, on the other hand (a) any officer or director of Company or a Company Subsidiary, or (b) to the Knowledge of Company, any (i) record or beneficial owner of 5% or more of the voting securities of Company, (ii) Affiliate or family member of any such officer, director, or record or beneficial owner, or (iii) other Affiliate of Company, except in each case those Contracts of a type generally available to all employees of Company;
3.18.1.12 each Contract for any one capital expenditure or a related series of capital expenditures, the aggregate amount of which is in excess of $50,000;
3.18.1.13 each Contract or commitment to make a loan not yet fully disbursed or funded to any Person, wherein the undisbursed or unfunded amount exceeds $500,000, except for lines of credit and approved construction loan commitments existing as of the Signing Date;
3.18.1.14 each Contract or commitment for a loan participation agreement with any other Person;
3.18.1.15 each Contract with an employee of Company or any Company Subsidiary (excluding Company Benefit Plans);
3.18.1.16 each contract not entered into in the ordinary course of business that involves expenditures or receipts by the Company or any Company Subsidiary in excess of $50,000;
3.18.1.17 each Contract pursuant to which any Person is or would be entitled to receive any payment from the Company or any Company Subsidiary as a result of the consummation of the Merger or the other transactions contemplated by this Merger Agreement (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
3.18.1.18 each Contract (other than ordinary and customary banking relationships) that would require any payment to another party upon termination in excess of $25,000; and
3.18.1.19 each Contract that could reasonably be expected to have a Company Material Adverse Effect.
3.18.2 Prior to the Signing Date, Company has delivered or made available to Purchaser a true and complete copy of each Company Material Contract in effect as of the Signing Date. Section 3.18.2 of the Company Disclosure Schedule contains a true, correct, and complete list of all Company Material Contracts. Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all Company Material Contracts are in full force and effect as of the date of this Merger Agreement, (b) neither Company nor any of the Company Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Company Material Contract, (c) to the Knowledge of Company, no other party to any Company Material Contract is in breach of or in default under any Company Material Contract, and (d) neither Company nor any Company Subsidiary has received written notice of breach or termination (or proposed breach or termination) of any Company Material Contract.
3.18.3 There is no Company Material Contract under which (a) a consent or approval is required, (b) a prohibited assignment by operation of Law could occur, (c) a waiver or loss of any right could occur, or (d) an acceleration of any obligation could occur, in each case as a result of the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated herein, where any such occurrence would reasonably be expected to (i) materially interfere with the ordinary course of business conducted by Company, any Company Subsidiary or the Surviving Corporation or (ii) have a Company Material Adverse Effect.
3.19 Labor and Employment Matters.
3.19.1 Company and all of the Company Subsidiaries are in material compliance with all applicable Laws relating to labor and employment practices (including with respect to the classification of, or compensation or benefits provided to, any consultant or independent contractor). There is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries. During the past three years there has been no labor strike, slowdown, work stoppage, or lockout, pending or, to the Knowledge of Company, threatened against or affecting Company or any of the Company Subsidiaries. To the Knowledge of Company, there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Company or any Company Subsidiary. Company has not received written notice of charges with respect to or relating to Company or any Company Subsidiary pending before the Equal Employment Opportunity Commission or other Governmental Entity responsible for the prevention of unlawful employment practices. Neither Company nor any Company Subsidiary has received any written notice from any Governmental Entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of Company or any Company Subsidiary and, to the Knowledge of Company, no such investigation has been threatened. To the Knowledge of Company, there is no factual basis for any valid claim or charge with regard to such employment-related matters that could result in a loss to Company or the Company Subsidiaries of more than $50,000.
3.19.2 Neither Company nor any Company Subsidiary is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association relating to the employees of Company or any Company Subsidiary.
3.19.3 Except as set forth in Section 3.19.3 of Company Disclosure Schedule, all salaried employees, hourly employees, and temporary employees of Company and any Company Subsidiary are employed on an at-will basis by Company or the applicable Company Subsidiary and may be terminated at any time with or without cause and without any severance or other liabilities to Company or any Company Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by Company or any Company Subsidiary made to any employees that commits Company, any Company Subsidiary, or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.
3.19.4 Since January 1, 2021, neither Company nor any Company Subsidiary has effectuated a “plant closing” or a “mass lay off” (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of Company or any Company Subsidiary, except in compliance with the WARN Act and any applicable state laws pertaining to such matters.
3.19.5 There is no audit, investigation, charge, or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Company, threatened against Company or any Company Subsidiary. Company and all of the Company Subsidiaries are in material compliance with all applicable occupational health and safety Laws.
3.19.6 Neither Company nor any Company Subsidiary is a party or subject to any Contract that restricts Company or any Company Subsidiary from relocating, closing, or terminating any of its operations or facilities or any portion of its operations or facilities.

3.19.7 Except as set forth in Section 3.20.5 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Merger Agreement will not create Liabilities for any act by Company or any Company Subsidiary on or prior to the Closing under any Collective Bargaining Agreement, Contract or Company Benefit Plan.
3.19.8 Company has implemented commercially reasonable procedures to ensure that all employees who are performing services for Company or any Company Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Corporation or any of its Subsidiaries following the consummation of the transactions contemplated by this Merger Agreement.
3.19.9 The policies, programs, and practices of Company and all Company Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.
3.19.10 There is no existing or outstanding material obligation of Company or the Company Subsidiaries, whether arising by operation of Law, civil or common, by contract, or by past custom, for any Employment-Related Payment to any trust, fund, company, governmental agency, or any person that has not been duly recorded on the books and records of Company and/or the Company Subsidiaries and paid when due or duly accrued in the ordinary course of business in accordance with GAAP. For purposes of this Merger Agreement, “Employment-Related Payments” include any payment to be made with respect to any contract for employment or severance agreement; unemployment compensation benefits; profit sharing, pension, employee stock ownership plan or retirement benefits; social security benefits; compensation; fringe benefits, including vacation or holiday pay, bonuses, and other forms of compensation; or for medical insurance or medical expenses; any of which are payable with respect to any present or former director, officer, employee, or agent, or his or her survivors, heirs, legatees, or legal representatives.
3.19.11 Except as set forth in Section 3.20.1 of the Company Disclosure Schedule, Company and the Company Subsidiaries are not parties to, or bound by, any oral or written, express or implied, (a) plan, Contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, restricted stock, stock appreciation rights, stock awards, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or (b) plan, Contract, arrangement, understanding or practice with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former director, employee or any spouse, child, member of the same household, estate or survivor of any director or employee or former director or employee.
3.20 Employee Benefits.
3.20.1 Company has delivered or made available to Purchaser true and complete copies of all Company Benefit Plans. Each Company Benefit Plan is in material compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws. Each Company Benefit Plan is listed in Section 3.20.1 of the Company Disclosure Schedule.
3.20.2 Each Company Benefit Plan intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code, as indicated in Section 3.20.2 of the Company Disclosure Schedule, has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. A copy of the most recent determination, advisory, or opinion letter with respect to each such Company Benefit Plan has been delivered to Purchaser, and no condition exists or existed and nothing has occurred prior to or since the date of each such letter that would reasonably be expected to result in disqualification. Each such Company Benefit Plan has been operated in accordance with its terms in all material respects. All contributions, payments or premiums required to be made with respect to any Company Benefit Plan by Company have been timely made, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Company and the Company Subsidiaries have performed all material obligations required to be performed under all Company Benefit Plans with respect to which Company or any ERISA Affiliate of Company has an obligation to contribute.
3.20.3 Except as set forth in Section 3.20.3 of the Company Disclosure Schedule, neither Company nor any ERISA Affiliate of Company participates in or has ever participated in any Multiemployer Plan, and neither Company nor any ERISA Affiliate of Company maintains or contributes to, or is party to, and, at no time since January 1, 2016 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a “multiple employer plan” within the meaning of Section 3(37) of ERISA (and, to the extent relevant, Section 413(c) of the Code), (c) [reserved], (d) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (e) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (f) is primarily for the benefit of employees who reside outside of the United States.
3.20.4 Except as set forth in Section 3.20.4 of the Company Disclosure Schedule, or as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, neither Company nor any Company Subsidiary provides health or welfare benefits for any retired or former employee following such employee’s retirement or other termination of service.
3.20.5 Except as set forth in Section 3.20.5 of the Company Disclosure Schedule, the execution, delivery of, and performance by Company of its obligations under the transactions contemplated by this Merger Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (a) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Company or any of the Company Subsidiaries; (b) result in the triggering or imposition of any restrictions or limitations on the right of Company or any of the Company Subsidiaries to amend or terminate any Company Benefit Plan; or (c) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, determined after giving effect to any applicable contractual cutback provisions.
3.20.6 Company and the Company Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Company Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Company Benefit Plan effective as of any date on or after the Signing Date.
3.20.7 With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), such plan has been operated and administered in compliance with Section 409A of the Code and the regulations promulgated thereunder. Neither Company nor any of the Company Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.
3.20.8 No stock options, stock appreciation rights, or other grants of stock-based awards by Company or any Company Subsidiaries were backdated, spring-loaded, or granted at less than fair market value.
3.20.9 There is no pending or, to the Knowledge of Company, threatened Action with respect to any Company Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
3.20.10 Except as set forth in Section 3.20.10 of the Company Disclosure Schedule, since January 1, 2024, neither Company nor any of the Company Subsidiaries have agreed or otherwise committed to adopt any new plan, program, agreement or policy that would constitute a Company Benefit Plan or result in participation in a Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (a) in the ordinary course of business consistent with past practice, or (b) as required by applicable Law or any applicable Company Benefit Plan.
3.20.11 Each of the Company Benefit Plans that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in material compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. Neither

Company nor any of the Company Subsidiaries have any material Liability in the nature of retroactive rate adjustment or loss sharing arrangement relating to any Company Benefit Plan arising out of events occurring on or before the Closing, other than liabilities that have been accrued or reserved for in the Company Financial Statements in accordance with GAAP.
3.20.12 No Company Benefit Plan and no trust created thereunder has been involved in any nonexempt “prohibited transaction” as defined in Section 4975 of the Code or in Sections 406 and 408 of ERISA which has subjected, or would reasonably be expected to subject, a Company Benefit Plan or related trust or Company or any Company Subsidiary to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
3.20.13 No Company Benefit Plan that is a qualified plan under Section 401(a) of the Code and no trust created thereunder has been terminated, partially terminated, curtailed, discontinued or merged into another plan or trust, except in compliance with notice and disclosure to the IRS and the Pension Benefit Guaranty Corporation (“PBGC”), where applicable, as required by the Code and ERISA. With respect to each plan termination, all termination procedures have been completed and there is no pending or potential liability to the PBGC, to any plan, or to any participant under the terminated plan. Each plan termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS to the extent required by the Code and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.
3.20.14 Other than as expressly addressed in Section 3.20.5 (related to Section 280G of the Code), no payment that is owed or may become due to any director, officer, employee, or agent of Company or any Company Subsidiary will be non-deductible or subject to any penalty or excise tax; nor do any Company Benefit Plans require Company or a Company Subsidiary to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.
3.20.15 No Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code and no trust created thereunder has incurred, subsequent to January 1, 2019, an “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302 of ERISA (whether or not waived).
3.20.16 All material contributions and payments made or accrued with respect to all Company Benefit Plans and any related trusts, accounts or other funding vehicles that are intended or designed for favorable tax consequences or tax treatment have been made or accrued in accordance with applicable Law in all material respects. Assets of any Company Benefit Plan or any related trust, account or other funding vehicle that is intended or designed to be free from taxation of its income are not subject to any such or similar tax. No event has occurred or circumstance exists that would reasonably be expected to result in the loss of the intended tax consequences of any such Company Benefit Plan or any related trust, account or other funding vehicle.
3.20.17 There is no payment that has become due from any Company Benefit Plan, any trust created thereunder, or from Company or any Company Subsidiary that has not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.
3.20.18 No statement, either written or oral, has been made by Company or any Company Subsidiary to any Person with regard to any Company Benefit Plan that was not materially consistent with the Company Benefit Plan.
3.20.19 Except as set forth on Section 3.20.19 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary provides health or welfare benefits that are self-insured, each of which is maintained pursuant to a cafeteria plan.
3.20.20 Neither Company nor any Company Subsidiary has any liability to any governmental or regulatory body with respect to any Company Benefit Plan or any related trust, account, or other funding vehicle. Neither Company nor any Company Subsidiary owes premiums to the PBGC that are due but unpaid or has been determined by the PBGC to be liable for a funding deficiency with respect to a plan termination under Title IV of ERISA.
3.20.21 The assets and liabilities of each Company Benefit Plan have been reported on the Company Financial Statements in accordance with GAAP.

3.20.22 Section 3.20.22 of the Company Disclosure Schedule contains a true, correct, and complete listing of all of the material Liabilities, potential Liabilities, and obligations of Company and each Company Subsidiary, including the time periods over which such amounts are to be paid, to each participant, former participant, beneficiary, alternate payee, or other party under any Company Benefit Plan that either (a) exists at the Closing Date and is sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (b) exists or existed at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability, other than liabilities under the Company’s 401(k) Plan, the ESOP and Company’s health plan.
3.21 Environmental Matters. Except for any matters that have not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) Company and each of the Company Subsidiaries is and has been in material compliance with and has no material Liability under applicable Environmental Laws; (b) Company and each of the Company Subsidiaries possesses, has possessed, and is and has been in material compliance with, all required Environmental Permits; (c) there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Company or any of the Company Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Company Site and no Hazardous Materials are present in, on, about or migrating to or from any Company Site that could give rise to an Environmental Claim against Company or any of the Company Subsidiaries; and (e) neither Company, nor any of the Company Subsidiaries, nor any predecessors of Company or any of the Company Subsidiaries, nor any entity previously owned by Company or any of the Company Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management, or transportation of any Hazardous Material to any off-site location which has or could result in an Environmental Claim against Company or any of the Company Subsidiaries. The Company has no Knowledge of any matter described in the preceding sentence, disregarding the Company Material Adverse Effect qualifier at the beginning of the sentence. To the Knowledge of Company, the Company Sites are free of asbestos, except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and workplace safety and health Laws and regulations. No Company Site contains, and to the Knowledge of Company has ever contained, any underground tanks for the storage of Hazardous Materials. There are no Environmental Claims pending or, to the Knowledge of Company, threatened against Company or any of the Company Subsidiaries. Neither Company nor any of the Company Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws. Neither Company nor any of the Company Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws.
3.22 Investment Bankers and Brokers. Company has employed Hovde Group (“Company Investment Banker”) in connection with the Merger. Company, the Company Subsidiaries, and their respective Representatives have not employed or engaged any broker, finder, or investment banker other than Company Investment Banker in connection with this Merger Agreement or the Merger. Other than the fees and expenses payable by Company to Company Investment Banker in connection with the Merger, as described in Section 3.22 of the Company Disclosure Letter, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Company or any Company Subsidiary to any Person with respect to the Merger Agreement or the consummation of the Merger.
3.23 Fairness Opinion. The Company Board of Directors has received the oral opinion of the Company Investment Banker, to the effect that, as of the Signing Date and based on and subject to the assumptions, qualifications, and limitations contained in this Merger Agreement, the Merger Consideration is fair to the Company Shareholders from a financial point of view.
3.24 Insurance. Company and the Company Subsidiaries maintain in full force and effect insurance on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. The aggregate amount of unsatisfied claims under such insurance as to which the insurance carrier has denied liability does not exceed $50,000. Since January 1, 2020, no insurance company has canceled or refused to renew a policy of insurance covering Company’s or any Company Subsidiary’s assets, properties, premises, operations, directors, or personnel. Company and the Company Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Company or the Company Subsidiaries.

3.25 Loans; Allowance for Credit Losses.
3.25.1 Each loan, loan agreement, note, lease, or other borrowing agreement by the Company Bank, any participation therein, and any guaranty, renewal, or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with any Governmental Entity is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
3.25.2 All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the ordinary course of business, consistent with past practices. The Bank’s interest in all Company Loans is free and clear of any security interest, Lien, encumbrance, or other charge, and, the Bank has complied in all material respects with all Laws relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of Company or the Bank or any Affiliate of an executive officer or director of Company or the Bank during the five (5) years immediately preceding the Signing Date.
3.25.3 Section 3.25.3 of the Company Disclosure Schedule lists, as of December 31, 2025, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or any Affiliate of any such executive officer or director.
3.25.4 The Bank’s allowance for credit losses reflected in the Company Financial Statements was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and applicable Laws, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate under the requirements of GAAP and all applicable Laws to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
3.25.5 None of the Company Loans is subject to any material offset or claim of offset. The aggregate loan balances in excess of the Bank’s allowance credit losses are, based on past credit loss experience, collectible in accordance with their terms and all uncollectible loans have been charged off.
3.25.6 In originating, underwriting, servicing, selling, transferring, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, Company and each Company Subsidiary has complied in all material respects with all applicable terms and conditions of such obligations and with all applicable Laws, Contracts, rules, and procedures.
3.26 Mortgage Banking Business. Except as set forth in Section 3.26 of the Company Disclosure Schedule:
3.26.1 The Company and the Company Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting, and credit approval of any mortgage loan originated, purchased, or serviced by the Company or any Company Subsidiary has satisfied in all material respects, (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor, or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor, or Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan.

3.26.2 No Agency, Loan Investor, or Insurer has (i) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to any Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary, or (iii) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality, or concern with respect to the Company’s or any Company Subsidiary’s compliance with applicable Law.
3.27 Investments.
3.27.1 Section 3.27 of the Company Disclosure Schedule includes a complete and correct list and description as of December 31, 2025, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities, and securities purchased under agreements to resell that are owned by Company or any Company Subsidiary (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. Company and each Company Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens, mortgages, security interests, encumbrances, or charges, except to the extent such Company Investment Securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Company or the Bank. The Company Investment Securities are valued on the books of Company and the Bank in accordance with GAAP.
3.27.2 Except as may be imposed by applicable securities Laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Company or any Company Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which Company or any Company Subsidiary is a party, Company or such Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
3.27.3 None of Company or any Company Subsidiary has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require Company or any Company Subsidiary to repurchase or otherwise reacquire any such Company Investment Securities.
3.27.4 All Derivative Transactions, whether entered into for the account of Company or any Company Subsidiary or for the account of a customer of Company or any Company Subsidiary, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and in accordance with the investment, securities, commodities, risk management, and other policies, practices, and procedures employed by Company and the Company Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid, and binding obligations of Company or one of the Company Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Company and the Company Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.28 Risk Management Instruments. Except as set forth in Section 3.28 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth in Section 3.28 of the Company Disclosure Schedule were entered into in the ordinary course of business consistent with past practice and in accordance with applicable Law and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or the applicable Company Subsidiary enforceable in accordance with their terms and are in full force and effect. The Company and each

Company Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.29 Deposits. All deposits held by any Company Subsidiary that is a depository institution (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of such Company Subsidiary, and (b) all applicable Laws, including money laundering Laws and anti-terrorism, or embargoed persons requirements.
3.30 Securities Laws Matters. None of Company or the Company Subsidiaries is or ever has been required to file periodic reports with the SEC. Company has filed all reports, notices, and/or other communications required as a result of the Company Common Stock being listed on the over-the-counter (OTC) market, and Company is in material compliance with all applicable Laws and other rules relating to such listing. Since January 1, 2020, neither Company nor any of the Company Subsidiaries has Knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or any Company Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion, or claim that Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness.
3.31 Books and Records. The books and records of Company are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets, and capital of Company on a consolidated basis as set forth in the Company Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Company and the Company Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. All such minute books and related exhibits or attachments for all meetings since January 1, 2024 have been made available for Purchaser’s review prior to the Signing Date without material omission or redaction (other than with respect to the minutes relating to the Merger).
3.32 Community Reinvestment Act. Each Company Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
3.33 Joint Ventures; Strategic Alliances. Neither Company nor any Company Subsidiary is, directly or indirectly, a party to or bound by any joint venture, partnership, limited partnership, limited liability company, or strategic alliance agreement or arrangement with or through any unaffiliated Person providing for their joint or cooperative development, marketing, referrals, or sales of banking, securities, insurance, or other financial products or services, or their joint investment in and management of any active business enterprise.
3.34 Shareholder Rights Plan. Company does not have in effect any shareholder rights plan, “poison pill,” or similar plan or arrangement.
3.35 Organizational Documents. The articles of incorporation and bylaws of Company and any similar governing documents for each of the Company Subsidiaries, representing true, accurate, and complete copies of such corporate documents in effect as of the Signing Date have been delivered to Purchaser.
3.36 BSA/AML; Customer Information. Neither the Company nor any Company Subsidiary is aware of, has been advised of, or has any reason to believe that any facts or circumstances exist that would cause the Company or any Company Subsidiary to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or any Company Subsidiary pursuant to 12 C.F.R. Part 364. Neither the Company nor any Company Subsidiary is aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company or any Company Subsidiary has been disclosed to or accessed by an unauthorized third party in a manner that would require it undertake any material remedial action. The Board of Directors of the Company (or, where appropriate, the Board of Directors (or similar governing body) of any of the Company Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act, and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and the Company and Company Subsidiaries have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
3.37 Company-Related Persons. No Company-Related Person has any loan, credit, or other Contract outstanding with Company or any Company Subsidiary that does not conform to applicable rules and regulations of the FDIC, the Federal Reserve Board, or any other Governmental Entity with jurisdiction over Company or any Company Subsidiary. Other than in a capacity as a shareholder, director, or executive officer of Company or any Company Subsidiary, no Company-Related Person owns or controls any material assets or properties that are used in the business of Company or any Company Subsidiary. Other than ordinary and customary banking relationships and verbal agreements entered into in the ordinary course of business consistent with past practice for compensation, no Company-Related Person has any contractual relationship with Company or any Company Subsidiary. No Company-Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, Company or any Company Subsidiary in a principal amount of $250,000 or more.
3.38 Disaster Recovery and Business Continuity. Company and Company Subsidiaries have developed and implemented a contingency planning program in accordance with industry standards to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of Company and Company Subsidiaries, which program ensures that Company and Company Subsidiaries can recover their mission critical functions and which program complies in all material respects with the requirements of applicable Laws. Company has furnished to Purchaser a true and correct copy of its disaster recovery and business continuity arrangements.
3.39 Loan Guarantees. All guarantees of indebtedness owed to Company or any Company Subsidiary, including those of the Federal Housing Administration, the Small Business Administration, and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.
3.40 Data Security and Customer Privacy. Company and each Company Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers’ data and the systems operated by Company and each Company Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.
3.41 Policies and Procedures. Company and each Company Subsidiary have complied in all material respects with the policies and procedures as formally adopted and disclosed to Purchaser as applicable to the periods when those policies and procedures were in effect.
3.42 Cannabis Business. Without limiting the generality of any other representation or warranty contained in this Merger Agreement:
3.42.1 Company and Company Subsidiaries have established, implemented, and maintain written policies, procedures, and internal controls reasonably designed to ensure compliance with the Bank Secrecy Act, the USA PATRIOT Act, and all applicable anti-money laundering laws and regulations with respect to its lending and deposit relationships with Cannabis-Related Borrowers, including compliance with the Financial Crimes Enforcement Network’s guidance titled “BSA Expectations Regarding Marijuana-Related Businesses” (FIN-2014-G001) dated February 14, 2014, as amended, supplemented, or superseded from time to time (the “FinCEN Cannabis Guidance”). Without limiting the generality of the foregoing, Company and Company Subsidiaries have filed, and continue to file, Suspicious Activity Reports with respect to Cannabis-Related Borrowers in accordance with the FinCEN Cannabis Guidance and applicable law.
3.42.2 Prior to extending credit to any Cannabis-Related Borrower, Company and Company Subsidiaries conducted, and have continued to conduct on an ongoing basis, due diligence reasonably designed to (a) verify that the Cannabis-Related Borrower is duly licensed under applicable state and local law to engage in cannabis-related activities, (b) confirm that the Cannabis-Related Borrower’s operations are conducted in compliance with applicable state and local cannabis laws and regulations, (c) assess and monitor the Cannabis-Related Borrower for any indicators of illegal activity, including activity that would implicate any of the red flags or priorities identified in the FinCEN Cannabis Guidance, and (d) identify and report any suspicious activity in accordance with applicable law.
3.42.3 All loan agreements, security agreements, and related documentation with Cannabis-Related Borrowers contain representations, warranties, covenants, and events of default that are customary for cannabis-related lending transactions, including provisions requiring the Cannabis-Related Borrower to (a) maintain all licenses and permits required under applicable state and local law, (b) comply with all applicable state and local cannabis laws and regulations, (c) notify Company and Company Subsidiaries promptly of any regulatory action, investigation, or inquiry, and (d) permit Company and Company Subsidiaries to conduct periodic compliance reviews.
3.42.4 Neither Company, nor any Company Subsidiary, nor, to the Knowledge of the Company, any Cannabis-Related Borrower is subject to any pending or threatened enforcement action, investigation, inquiry, cease and desist order, memorandum of understanding, consent order, or other formal or informal regulatory action by any federal, state, or local governmental authority arising out of or relating to the lending activities of Company and Company Subsidiaries with Cannabis-Related Borrowers. Neither Company nor any Company Subsidiary has received any written communication from any federal or state banking regulator expressing concern regarding, or requesting that Company or any Company Subsidiary cease or curtail, its provision of any loans, extensions of credit, or other banking products or services to Cannabis-Related Borrowers.
3.42.5 Company and Company Subsidiaries have disclosed to its primary federal banking regulator, in the manner and to the extent required by applicable law and regulatory guidance, the nature and scope of its lending activities with Cannabis-Related Borrowers.
3.43 Change in Business Relationships. As of the Signing Date, Company has not received written notice that any customer, agent, representative, supplier of Company or any Company Subsidiary, or other person with whom Company or any Company Subsidiary has a contractual relationship, intends to discontinue, diminish, or change its relationship with Company or any Company Subsidiary in any material respect, whether on account of the Merger or otherwise.
3.44 No Other Representations or Warranties. Except for the representations and warranties made by Company and the Company Subsidiaries in this Article III, neither Company nor any other Person makes or has made any representation or warranty with respect to Company or the Company Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise), or prospects, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.
ARTICLE IV
PURCHASER’S REPRESENTATIONS AND WARRANTIES
On or prior to the Signing Date, Purchaser has delivered to Company a schedule (the “Purchaser Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article V. Accordingly, Purchaser hereby represents and warrants to Company as follows, except as set forth in the Purchaser Disclosure Schedule or as otherwise permitted by this Merger Agreement:
4.1 Authorization; No Conflicts; Required Approvals.
4.1.1 Purchaser has the requisite corporate power and authority to execute and deliver this Merger Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Merger Agreement. The Purchaser Board of Directors has (a) determined that the terms of this Merger Agreement are in substantial compliance with all applicable Laws and in the best interests of Purchaser and Purchaser’s shareholders, and (b) adopted this Merger Agreement and authorized the transactions contemplated by this Merger Agreement. No other corporate proceedings on the part of Purchaser are necessary to authorize this Merger Agreement or to consummate the Merger. This Merger Agreement has been duly executed and delivered by, and (assuming due authorization, execution and delivery by Company) constitutes valid and binding obligations of, Purchaser and is enforceable against Purchaser in accordance with its terms, except to the extent that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The issuance of the shares of Purchaser Common Stock constituting a portion of the Merger Consideration has been duly authorized by the Purchaser Board of Directors and there are sufficient shares of Purchaser Common Stock authorized but unissued to complete the Merger, and when issued, the shares of Purchaser Common Stock constituting a portion of the Merger Consideration will be fully paid and non-assessable. Purchaser will have sufficient cash to pay the portion of the Merger Consideration consisting of cash.
4.1.2 The execution, delivery, and performance of this Merger Agreement by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, or result in a breach of: (a) any provision of the articles of incorporation or bylaws (or similar organizational documents) of Purchaser or any Subsidiary of Purchaser (each a “Purchaser Subsidiary” and collectively, the “Purchaser Subsidiaries”); or (b) any Law or Order applicable to Purchaser or any Purchaser Subsidiary, assuming the timely receipt of each of the approvals referred to in Section 4.1.4.
4.1.3 The execution, delivery, and performance of this Merger Agreement by Purchaser, the issuance of shares of Purchaser Common Stock constituting the Merger Consideration, and the consummation of the Merger do not and will not violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any cease and desist order, written agreement, memorandum of understanding, board resolutions or other regulatory agreement or commitment with or from a Governmental Entity to which Purchaser or any Purchaser Subsidiary is a party or subject, or by which Purchaser or any Purchaser Subsidiary is bound or affected.
4.1.4 No notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Entity or any stock market, stock exchange or over-the-counter market on which Purchaser Common Stock is listed or quoted for trading is necessary for the consummation of the transactions contemplated by this Merger Agreement by Purchaser other than in connection or compliance with the provisions of the MBCA, compliance with federal and state securities Laws, notices filed with Nasdaq, and the consents, authorizations, approvals, or exemptions required under the Bank Holding Company Act, the FDI Act, and the Michigan Banking Code. Purchaser has no Knowledge of any reason why the regulatory approvals referred to in this Section 4.1.4 cannot be obtained or why the regulatory approval process would be materially impeded.
4.2 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Michigan. Purchaser has all requisite corporate power and authority to own, operate, and lease its properties and assets and to carry on its business as it is now being conducted in all material respects. Purchaser is a bank holding company duly registered as such with the Federal Reserve Board under the Bank Holding Company Act. Purchaser is not, and is not required to be, qualified or admitted to conduct business as a foreign corporation in any other state, except where such failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.3 Subsidiaries.
4.3.1 Section 4.3.1 of the Purchaser Disclosure Schedule contains a true and complete list of each Purchaser Subsidiary as of the Signing Date. Other than the Purchaser Subsidiaries, Purchaser does not have “control” (as defined in Section 2(a)(2) of the Bank Holding Company Act, using 5% rather than 25%), either directly or indirectly, of any Person engaged in an active trade or business or that holds any significant assets. Except as set forth in Section 4.3.1 of the Purchaser Disclosure Schedule, Purchaser or a Purchaser Subsidiary owns all of the issued and outstanding capital stock or other equity interests of each of the Purchaser Subsidiaries, free and clear of any claim or Lien of any kind. All of the issued and outstanding shares of capital stock or other equity interests of each Purchaser Subsidiary have been, as applicable, duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right. There is no legally binding and enforceable subscription, option, warrant, right to acquire, or any other similar agreement pertaining to the capital stock or other equity interests of any Purchaser Subsidiary.
4.3.2 Each of the Purchaser Subsidiaries (a) is duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization; (b) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, or local) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (c) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in the case of each of (b) and (c) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser has made available to Company true, correct and complete copies of the organizational documents of each Purchaser Subsidiary (and all amendments thereto) as currently in effect, and no Purchaser Subsidiary is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
4.3.3 The deposits of each Purchaser Subsidiary that is a depository institution are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments to be paid in connection therewith have been paid by each such Purchaser Subsidiary when due. No proceeding for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Purchaser, threatened. Purchaser and each Purchaser Subsidiary has paid as and when due all material fees, charges, assessments, and the like as required by Law to each and every Governmental Entity having jurisdiction over Purchaser or each Purchaser Subsidiary.
4.4 Capital Stock.
4.4.1 The authorized capital stock of Purchaser consists of 500,200,000 shares, divided into two classes, as follows (a) 500,000,000 shares of common stock, no par value (the “Purchaser Common Stock”), of which 20,585,869 shares were issued and outstanding as of the Signing Date; and (b) 200,000 shares of preferred stock, no par value (the “Purchaser Preferred Stock”), of which no shares were issued and outstanding as of the Signing Date. Except for the Purchaser Share-Based Awards, as of the Signing Date, there is no security or class of securities outstanding that represents or is convertible into capital stock of Purchaser.
4.4.2 Section 4.4.2 of the Purchaser Disclosure Schedule sets forth, as of the Signing Date, the number of shares of Purchaser Common Stock that are authorized and reserved for issuance under each Purchaser Stock Plan, and the number of shares of Purchaser Common Stock that are subject to outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards (collectively, “Purchaser Share-Based Awards”).
4.4.3 All Purchaser Share-Based Awards have been awarded under one or more plans sponsored by Purchaser under which options, restricted stock, and other stock-based awards are granted and the award agreements thereunder (collectively, “Purchaser Stock Plans”). As of the Signing Date, there are no other compensatory awards outstanding pursuant to which Purchaser Common Stock is issuable. All outstanding shares of Purchaser Common Stock and all Purchaser Common Stock reserved for issuance under the Purchaser Stock Plans, when issued in accordance with the respective terms of the Purchaser Stock Plans, are or will be duly authorized, validly issued, fully paid, and non-assessable and not issued in violation of any preemptive rights, purchase option, call or right of first refusal rights.
4.4.4 After the Signing Date, the number of issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock is not subject to any change before the Effective Time pursuant to any binding contracts, other than (a) the issuance of shares of Purchaser Common Stock upon the exercise of any Purchaser Share-Based Awards granted pursuant to a Purchaser Stock Plan, and (b) the grant of new Purchaser Share-Based Awards by Purchaser.
4.4.5 Neither Purchaser nor any Purchaser Subsidiary has outstanding any security or issue of securities the holder or holders of which have the right to vote on the approval of the Merger, this Merger Agreement or the issuance of Purchaser Common Stock that constitutes the Merger Consideration, or that entitle the holder or holders to consent to, or withhold consent on, the Merger, this Merger Agreement, or the issuance of Purchaser Common Stock that constitutes the Merger Consideration. No vote or consent of the holders of Purchaser Common Stock is required, whether by Law, agreement, or otherwise, in connection with this Merger Agreement, the transactions contemplated hereby, or the consummation of such transactions.
4.5 Financial Statements.
4.5.1 The consolidated financial statements of Purchaser as of and for each of the three years ended December 31, 2025, 2024, and 2023, as audited by Purchaser’s independent accountants, including all schedules and notes, if any, relating to such statements, as filed by Purchaser with the SEC (collectively, “Purchaser

Financial Statements”), fairly present, and the consolidated financial statements of Purchaser as of and for any year-end or quarterly period ending after the Signing Date until the Effective Time, including all schedules and notes, if any, relating to such statements, will fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, consistently applied, subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments (the effect of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Purchaser Financial Statements). The Purchaser Financial Statements have complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. No financial statements of any entity or enterprise other than the Purchaser Subsidiaries are required by GAAP to be included in the consolidated financial statements of Purchaser. The Purchaser Financial Statements have been prepared from, and are in accordance with, the books and records of Purchaser and the Purchaser Subsidiaries.
4.5.2 The following reports (including all related schedules, notes, and exhibits) were prepared and filed in conformity with applicable regulatory requirements and were correct and complete in all material respects when filed (or when filed as amended, if applicable):
4.5.2.1 The Consolidated Reports of Condition and Income (Form FFIEC 041) of each Purchaser Subsidiary required to file such reports (including any amendments) as of and for each of the fiscal years ended December 31, 2025, 2024, 2023, and 2022, as filed with the FDIC; and
4.5.2.2 The Consolidated Financial Statements for Bank Holding Companies (Form FR Y-9C) and Parent Company Only Financial Statements for Large Bank Holding Companies (Form FR Y-9LP) for Purchaser (including any amendments) as of and for each of the fiscal years ended December 31, 2025, 2024, 2023, and 2022, as filed with the Federal Reserve Board.
All of such reports required to be filed after the Signing Date and prior to the Effective Time by Purchaser or any Purchaser Subsidiary will be prepared and filed in conformity with applicable regulatory requirements applied consistently throughout their respective periods (except as otherwise noted in such reports) and will be correct and complete in all material respects when filed. All of the reports identified in this Section 4.5.2 are collectively referred to as the “Purchaser Call Reports.”
4.6 Absence of Certain Changes or Events. Since December 31, 2024, (a) Purchaser and the Purchaser Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.7 Legal Proceedings. There is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries that (a) as of the Signing Date, challenges or seeks to enjoin, alter, prevent or materially delay the Merger or (b) except as may be disclosed in the Purchaser SEC Documents, has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no material unsatisfied judgment, penalty, or award against Purchaser or any of the Purchaser Subsidiaries. Neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.8 Regulatory Filings. In the last three years, (a) Purchaser and each Purchaser Subsidiary has filed in a timely manner all filings with Governmental Entities as required by applicable Law; and (b) all such filings, as of their respective filing dates, complied in all material respects with all Laws, forms, and guidelines applicable to such filings.
4.9 Conduct of Business. Purchaser and each Purchaser Subsidiary has conducted its business and used its properties in compliance with all applicable Orders and Laws, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.
4.10 Transaction Documents. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in any Transaction Document has or will contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (a) in the case of any Transaction Document (other than the

Registration Statement and the Proxy Statement) at the time it is filed or at any time it is amended or supplemented, (b) in the case of the Registration Statement, at the time it is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and (c) in the case of the Proxy Statement, at the date it is first mailed to the Company Shareholders and at the time of the Company Shareholder Meeting. The portions of the Registration Statement and Proxy Statement relating to Purchaser and the Purchaser Subsidiaries will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder.
4.11 Agreements with Bank Regulators. Neither Purchaser nor any Purchaser Subsidiary is a party to any Regulatory Agreement, nor has Purchaser nor any Purchaser Subsidiary been advised by any Governmental Entity that a Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) a Regulatory Agreement. Neither Purchaser nor any Purchaser Subsidiary is required by Section 32 of the FDI Act or FDIC Regulation Part 359 or the Federal Reserve Board to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.
4.12 Tax Matters.
4.12.1 All Tax Returns required by applicable Law to have been filed by Purchaser and each Purchaser Subsidiary have been filed when due (taking into account any applicable extensions), and each such Tax Return was true, correct and complete in all material respects when filed. Purchaser and each Purchaser Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid to any third party. All income and other material Taxes that are due and payable by Purchaser and each Purchaser Subsidiary have been paid.
4.12.2 None of the Tax Returns of Purchaser or the Purchaser Subsidiaries filed for any Tax year beginning after December 31, 2020 have been audited by the IRS or any federal, state, local or foreign taxing authority. There is no tax audit or legal or administrative proceeding concerning Tax Returns or the assessment or collection of Taxes ongoing or pending or, to Purchaser’s Knowledge, threatened with respect to Purchaser or any Purchaser Subsidiary and the Purchaser has not been notified in writing of any such threatened audit or proceeding. No claim concerning the calculation, assessment or collection of Taxes has been asserted with respect to Purchaser or any Purchaser Subsidiary except for any claim that has been fully resolved and the costs of such resolution fully paid and reflected in the Purchaser Financial Statements. There are no material Liens on any of the assets of Purchaser or any of the Purchaser Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.
4.12.3 No claim has been made by any taxing authority in any jurisdiction where the Purchaser does not file Tax Returns that Purchaser is, or may be, subject to Tax by that jurisdiction.
4.12.4 The amount of the Purchaser’s Liability for unpaid Taxes for all periods ending on or before December 31, 2025 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Purchaser Financial Statements. The amount of the Purchaser’s Liability for unpaid Taxes for all periods following December 31, 2025 shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Purchaser.
4.12.5 Since January 1, 2020, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Purchaser.
4.12.6 Since January 1, 2020, neither Purchaser nor any Purchaser Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.
4.12.7 Neither Purchaser nor any Purchaser Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Purchaser is the common parent). Neither Purchaser nor any Purchaser Subsidiary is a general partner in any partnership.

4.12.8 In any year for which the applicable statute of limitations remains open, neither Purchaser nor any Purchaser Subsidiary has been or has purported to be a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
4.12.9 The Purchaser is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.
4.12.10 The tax and audit positions taken by Purchaser and the Purchaser Subsidiaries in connection with Tax Returns were reasonable and asserted in good faith. No listed or other reportable transaction within the meaning of Sections 6011, 6111 or 6112 of the Code or any comparable provision of any other applicable Tax Law has been engaged in by, or with respect to, Purchaser or any Purchaser Subsidiary. Purchaser and the Purchaser Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
4.12.11 Neither Purchaser nor any Purchaser Subsidiary has participated in or been a party to a transaction that, as of the Signing Date, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).
4.12.12 Neither Purchaser nor any Purchaser Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
4.12.13 Since January 1, 2020, there has been no disallowance of a deduction or excise tax imposed under Section 280G of the Code for any amount paid or payable by Purchaser or any Purchaser Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, and neither Purchaser nor any Purchaser Subsidiary has taken any action or has Knowledge of any fact, except to the extent set forth in Section 5.7.12 below, that would reasonably be expected to cause any such disallowance or imposition of excise tax in the future.
4.12.14 Purchaser and the Purchaser Subsidiaries have each maintained all necessary and appropriate accounting records to support the positions taken on all filed Tax Returns and all exemptions from filing Tax Returns.
4.12.15 Each of Purchaser and the Purchaser Subsidiaries has withheld and paid over all material Taxes required to have been withheld and paid over, and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third parties. The provisions made for Taxes on the Purchaser Financial Statements are sufficient for the payment of all accrued but unpaid Taxes as of the dates of the applicable Purchaser Financial Statement, whether or not disputed.
4.12.16 Neither Purchaser nor any Purchaser Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the Closing Date; (b) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (c) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (d) installment sale or open transaction disposition made on or prior to the Closing Date; or (e) prepaid amounts received or deferred revenue accrued on or prior to the Closing Date. No property of Purchaser or any Purchaser Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code or directly or indirectly secures any debt the interest on which is exempt from tax under Section 103(a) of the Code. Any federal income tax liability related to bad debt deductions of Purchaser or any Purchaser Subsidiary are recorded in the Purchaser Financial Statements.
4.12.17 Neither Purchaser nor any Purchaser Subsidiary is a party to a Tax sharing, indemnification or similar agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group over which Purchaser is the common parent) or otherwise has any liability for the Taxes of any party other than Purchaser and the Purchaser Subsidiaries.
4.12.18 There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Purchaser under Sections 269, 382, 383, 384 or 1502 of the Code and the

Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law). Neither Purchaser nor any Purchaser Subsidiary (a) has failed to report any compensation as required by Section 409A of the Code; or (b) has taken any action or has Knowledge of any fact that could reasonably be expected to result in any liability under Section 409A of the Code.
4.13 Properties. With respect to each parcel of real property owned by Purchaser or any Purchaser Subsidiary, excluding all other real estate owned (“Purchaser Real Property”), and also with respect to each parcel of real property leased by Purchaser or any Purchaser Subsidiary (“Purchaser-Leased Real Property”):
4.13.1 Purchaser and each Purchaser Subsidiary has good and valid title to, or valid leasehold interests in, all of their Purchaser Real Property and Purchaser-Leased Real Property free and clear of all Liens, except for Permitted Liens.
4.13.2 None of Purchaser Real Property or, to the Knowledge of Purchaser, Purchaser-Leased Real Property is the subject of any condemnation action. To the Knowledge of Purchaser, there is no proposal under active consideration by any public or governmental authority or entity to acquire Purchaser Real Property or Purchaser-Leased Real Property for any governmental purpose.
4.13.3 Purchaser and each Purchaser Subsidiary, as applicable, has paid all amounts due and owing and performed in all material respects all obligations under each agreement that affects any of Purchaser Real Property or Purchaser-Leased Real Property.
4.14 Intellectual Property. Purchaser and the Purchaser Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.14. No Actions, suits or other proceedings are pending or, to the Knowledge of Purchaser, threatened that Purchaser or any of the Purchaser Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Purchaser, no Person is infringing, misappropriating or otherwise violating the rights of Purchaser or any of the Purchaser Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Purchaser or any of the Purchaser Subsidiaries (collectively the “Purchaser-Owned Intellectual Property”). Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, to the Knowledge of Purchaser no circumstances exist which could reasonably be expected to give rise to any (i) Action that challenges the rights of Purchaser or any of the Purchaser Subsidiaries with respect to the validity or enforceability of the Purchaser-Owned Intellectual Property or (ii) claim of infringement, misappropriation, or violation by the Purchaser of the Intellectual Property rights of any Person.
4.15 Required Licenses, Permits, Etc. Purchaser and each Purchaser Subsidiary hold all material Permits and other rights from all appropriate Governmental Entities necessary for the conduct of its business substantially as presently conducted. All such material Permits and rights are in full force and effect, and none of Purchaser or any Purchaser Subsidiaries has received any notice (whether written or, to the Knowledge of the Purchaser, oral) of any pending or threatened action by any Governmental Entity to suspend, revoke, cancel or limit any Permit.
4.16 Employee Benefits.
4.16.1 Each Purchaser Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
4.16.2 Each Purchaser Benefit Plan intended to qualify under Section 401(a) of the Code or under Section 501(c)(9) of the Code has received a favorable determination, advisory, or opinion letter from the IRS that it is so qualified, and the related trusts have been determined to be exempt from taxation, or is established on a pre-approved form or prototype of plan document that has received or requested a favorable opinion or advisory letter from the IRS that such form or plan document is so qualified or exempt. To the Knowledge of Purchaser, no condition exists or existed and nothing has occurred prior to or since the date of the most recent determination, advisor, or opinion letter with respect to each such Purchaser Benefit Plan that would reasonably be expected to result in disqualification. All contributions, payments or premiums required to be made with respect to any Purchaser Benefit Plan by Purchaser have been timely made, and all benefits accrued under any unfunded Purchaser Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP.

4.16.3 Neither Purchaser nor any ERISA Affiliate of Purchaser participates in any Multiemployer Plan, and neither Purchaser nor any ERISA Affiliate of Purchaser maintains or contributes to, or is liable for or a party to, any plan, program, agreement or policy that (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA, (b) is a “multiple employer plan” within the meaning of Section 3(37) of ERISA (and, to the extent relevant, Section 413(c) of the Code), (c) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (d) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (e) is primarily for the benefit of employees who reside outside of the United States.
4.16.4 Each Purchaser Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with Section 409A of the Code in all material respects.
4.16.5 There is no pending or, to the Knowledge of Purchaser, threatened Action with respect to any Purchaser Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.
4.16.6 Neither Purchaser nor any Purchaser Subsidiary has any liability to any governmental or regulatory body with respect to any Purchaser Benefit Plan or any related trust, account or other funding vehicle.
4.16.7 The assets and liabilities of each Purchaser Benefit Plan have been reported on the Purchaser Financial Statements in accordance with GAAP.
4.17 Environmental Matters.
4.17.1 Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) Purchaser and each of the Purchaser Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws; (b) Purchaser and each of the Purchaser Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits; (c) there are no Environmental Claims pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of the Purchaser Subsidiaries, and, to the Knowledge of Purchaser, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Purchaser or any of the Purchaser Subsidiaries; (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Purchaser Site and no Hazardous Materials are present in, on, about or migrating to or from any Purchaser Site that could give rise to an Environmental Claim against Purchaser or any of the Purchaser Subsidiaries; (e) neither Purchaser nor any of the Purchaser Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws; (f) neither Purchaser nor any of the Purchaser Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability arising under or relating to Environmental Laws; and (g) neither Purchaser, any predecessors of Purchaser or any of the Purchaser Subsidiaries, nor any entity previously owned by Purchaser or any of the Purchaser Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, containment, generation, manufacture, management or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Purchaser or any of the Purchaser Subsidiaries.
4.17.2 Without limiting the generality of Section 4.17.1, to the Knowledge of Purchaser, the Purchaser Sites are free of asbestos except for asbestos that has been properly sealed and encapsulated to the extent required by all applicable Environmental Laws and all workplace safety and health Laws and regulations.
4.17.3 No Purchaser Site contains, and to the Knowledge of Purchaser has ever contained, any underground tanks for the storage of Hazardous Materials. Each underground storage tank presently or previously located on any Purchaser Site has been operated, maintained and removed or closed in place, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any Release of a Hazardous Material to the environment that has not been fully remediated.
4.18 Investment Bankers and Brokers. Purchaser has employed KBW (“Purchaser Investment Banker”) in connection with the Merger. Purchaser, the Purchaser Subsidiaries, and their respective Representatives have not employed or engaged any broker, finder, or investment banker other than Purchaser Investment Banker in connection with this Merger Agreement or the Merger. Other than the fees and expenses payable by Purchaser to Purchaser Investment Banker in connection with the Merger, there is no investment banking fee, financial advisory fee, brokerage fee, finder’s fee, commission, or compensation of a similar type payable by Purchaser or any Purchaser Subsidiary to any Person with respect to the Merger Agreement or the consummation of the Merger.

4.19 Allowance for Credit Losses.
The allowance for credit losses as reflected in Purchaser’s consolidated financial statements and the Purchaser’s regulatory reports as of December 31, 2025, in the reasonable opinion of Purchaser’s management, (a) was adequate to meet all reasonably anticipated credit losses, net of recoveries related to loans previously charged off as of those dates, (b) was consistent with GAAP and safe and sound banking practices, and (c) conforms to recommendations and comments in reports of examination in all material respects.
4.20 Securities Laws Matters.
4.20.1 Purchaser has filed each registration statement, report, proxy statement, information statement or schedule, together with all amendments thereto, that were required to be filed with the SEC by Purchaser since January 1, 2021 (the “Purchaser SEC Documents”), and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and published rules and regulations of the SEC, and none of such Purchaser SEC Documents contained at the time they were filed (or if amended or superseded by a filing prior to the date of this Merger Agreement, then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
4.20.2 Each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the SEC Documents, and the statements contained in such certifications are in material compliance with the requirements of the Exchange Act and SOX. For purposes of this Merger Agreement, “principal executive officer” and “principal financial officer” have the meanings ascribed to such terms in SOX. Neither Purchaser nor any of the Purchaser Subsidiaries has outstanding, or has since the effective date of Section 402 of SOX, arranged any outstanding “extensions of credit” to or for directors or executive officers of Purchaser in violation of Section 402 of SOX.
4.20.3 Purchaser maintains a system of “internal control over financial reporting,” as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, and such system is maintained in compliance with such rules.
4.20.4 Purchaser has not received any written notification from its outside auditors of any (a) “significant deficiency” or (b) “material weakness” in Purchaser’s internal controls over financial reporting since January 1, 2021. To the Knowledge of Purchaser, there is no outstanding “significant deficiency” or “material weakness” that has not been appropriately and adequately remedied by Purchaser. For purposes of this Merger Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date hereof.
4.21 Insurance. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, Purchaser and the Purchaser Subsidiaries maintain in full force and effect insurance policies on their respective assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry, and the Purchaser and the Purchaser Subsidiaries are in compliance with, and not in default under, any such insurance policy. There is no unsatisfied claim of $50,000 or more under such insurance as to which the insurance carrier has denied liability. Since January 1, 2021, no insurance company has canceled or failed to renew a policy of insurance covering Purchaser’s or any Purchaser Subsidiary’s assets, properties, premises, operations, directors or personnel. Purchaser and the Purchaser Subsidiaries have given adequate and timely notice to each insurance carrier, and have complied with all policy provisions, with respect to any material known claim for which a defense or indemnification or both may be available to Purchaser or the Purchaser Subsidiaries.
4.22 Investment Securities.
4.22.1 Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, each of Purchaser and the Purchaser Subsidiaries have good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except as set forth in the Purchaser Financial Statements or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Purchaser or Purchaser Subsidiaries. Such securities and commodities are valued on the books of the Purchaser in accordance with GAAP in all material respects.
4.22.2 Purchaser and the Purchaser Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Purchaser believes are prudent and reasonable in the context of such businesses, and, to the knowledge of Purchaser, Purchaser and the Purchaser Subsidiaries have been in material compliance with such policies, practices and procedures in all material respects since January 1, 2021.
4.23 No Undisclosed Liabilities. Except for those Liabilities (a) that are fully reflected or reserved against in the most recent consolidated balance sheet of Purchaser and the Purchaser Subsidiaries, (b) incurred in connection with this Merger Agreement and the transactions contemplated hereby, or (c) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Purchaser and the Purchaser Subsidiaries, neither Purchaser nor any of the Purchaser Subsidiaries has any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
4.24 Books and Records. The books and records of Purchaser are, in all material respects, complete and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Purchaser on a consolidated basis set forth in the Purchaser Financial Statements, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of Purchaser and the Purchaser Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since January 1, 2021, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books.
4.25 Community Reinvestment Act. Each Purchaser Subsidiary that is a depository institution received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
4.26 Bank Secrecy Act. Neither Purchaser nor any Purchaser Subsidiary has been notified of any material supervisory criticisms or charges alleging noncompliance with the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering Laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (a) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (b) the maintenance of records and (c) the exercise of due diligence in identifying customers.
4.27 No Other Representations or Warranties. Except for the representations and warranties made by Purchaser and the Purchaser Subsidiaries in this Article IV, neither Purchaser nor any other Person makes or has made any representation or warranty with respect to Purchaser or the Purchaser Subsidiaries or their respective business, operations, assets, Liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.
ARTICLE V
COVENANTS
5.1 Conduct of Business by Company. Company shall, and shall cause each of the Company Subsidiaries to, during the period from the Signing Date and ending at the earlier of the Effective Time and the termination of this Merger Agreement in accordance with Article VII, except as permitted by this Merger Agreement, as required by applicable Law, or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course of business, consistent with past practices in all material respects, and, to the extent consistent therewith, Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Company Subsidiaries’ business organization and advantageous customer and business relationships and keep available the services of the present officers and employees. Without limiting the generality of the foregoing, between the Signing Date and ending at the earlier of the Effective Time and the termination of this Merger Agreement in accordance with

Article VII, except as otherwise permitted by this Merger Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, Company shall not, nor shall it permit any of the Company Subsidiaries to, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):
5.1.1 amend its articles of incorporation or bylaws (or other comparable organizational documents);
5.1.2 (a) split, combine, or reclassify any securities issued by Company or any of the Company Subsidiaries, (b) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any securities issued by Company or any of the Company Subsidiaries, or (c) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except for distributions to or from the Company Subsidiaries, and except for quarterly dividends by Company in an amount not to exceed $0.35 per share of Company Common Stock and paid in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend;
5.1.3 issue, sell, pledge, dispose of, or encumber any securities issued by Company or any of the Company Subsidiaries;
5.1.4 except as required by applicable Law or the express terms of any Company Benefit Plan or Contract in effect as of the Signing Date, except for customary salary increases granted in December or January in amounts in the ordinary course of business consistent with past practice, and except for customary salary increases commiserate with promotions or elevations in title in the ordinary course of business consistent with past practice (following consultation with Purchaser), (a) increase the compensation (including bonus opportunities) payable or that could become payable by Company or any of the Company Subsidiaries to directors, officers, or to any employees; (b) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention, or change in control agreement with any of its past or present officers, directors, or employees, (c) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Benefit Plan; (d) grant any severance or termination pay unless provided under any Company Benefit Plan; (e) grant any compensatory awards that are payable in, relate to, or are determined by reference to the value of, Company Common Stock; or (f) fund or in any other way secure any payment of compensation or benefit under any Company Benefit Plan;
5.1.5 acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division of a business or, except for transactions with or among wholly-owned Subsidiaries, make any capital contributions to any Person, other than (a) incident to foreclosures in connection with debts previously contracted in good faith, or (b) acquisitions of personal property in the ordinary course of business consistent with past practice;
5.1.6 (a) except in the ordinary course of business consistent with past practice, transfer, license, sell, lease, or otherwise dispose of any material assets, including the capital stock or other equity interests in any Company Subsidiary, provided however, the foregoing shall not apply to dealings with financial assets or investment securities nor prohibit Company and the Company Subsidiaries from transferring, licensing, selling, leasing, or disposing of obsolete or unused equipment, fixtures, or assets, in each case in the ordinary course of business consistent with past practice; or (b) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;
5.1.7 except in the ordinary course of business consistent with past practice, repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;
5.1.8 make any application for the opening, relocation, or closing of any branch office, loan production office, or other material office or facility, or open, relocate, or close any branch office, loan production office, or other material office or facility;
5.1.9 enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiration date), any Company Material Contract (or any Contract that would be a Company Material Contract if it existed as of the Signing Date), other than in the ordinary course of business consistent with past practice;

5.1.10 institute, settle or compromise any Actions pending or threatened before any arbitrator, court, or other Governmental Entity (a) involving the payment of monetary damages or an admission of liability by Company or any Company Subsidiary of any amount exceeding $50,000, (b) involving injunctive or similar relief or (c) having a material impact on Company’s business;
5.1.11 make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;
5.1.12 (a) settle or compromise any material Tax claims, audits, or assessments in excess of the amount reserved for such claims, audits, or assessments as set forth on the books and records of Company, (b) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, or (c) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Company or the Company Subsidiaries;
5.1.13 enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking or operating policies or practices, except in the ordinary course of business consistent with past practice or as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries;
5.1.14 enter into loan transactions not in accordance with, or consistent with, past practices of Company and the Company Subsidiaries;
5.1.15 enter into any new credit or new lending relationships that would require an exception to Company’s or any Company Subsidiary’s loan policy as in effect as of the Signing Date or that are not in compliance with the provisions of such loan policy, except for policy exceptions taken in the normal course for similarly-sized loans; or other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “borrowing affiliate”) if such Person or such borrowing affiliate is the obligor under any indebtedness to Company or any Company Subsidiary that constitutes a nonperforming loan or against any part of such indebtedness Company or any Company Subsidiary has established loss reserves or any part of which has been charged-off by Company or any Company Subsidiary;
5.1.16 fail to maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries, relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
5.1.17 fail to (a) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Law, or (b) place on non-accrual any Company Loans or leases that are past due greater than 90 days;
5.1.18 except as required by Law or any regulatory agency having jurisdiction over Company or any of the Company Subsidiaries, make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;
5.1.19 restructure or materially change the nature of the composition of its investment securities portfolio through purchases, sales, or otherwise, or its policies with respect to the classification or reporting of such portfolios;
5.1.20 fail to promptly notify Purchaser of the threat (to the Knowledge of Company) or commencement of any material Action against, relating to, or affecting: (a) Company or any Company Subsidiary; (b) Company’s or any Company Subsidiary’s directors, officers, or employees in their capacities as such; (c) Company’s or any Company Subsidiary’s assets, liabilities, businesses, or operations; or (d) the Merger or this Merger Agreement;
5.1.21 take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment, or, except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Company or any of the Company Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede, or materially delay the consummation of the transactions contemplated by this Merger Agreement, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

5.1.22 fail to comply in all material respects with applicable Law and formally adopted internal policies and procedures applicable to the conduct of its business, except to the extent that the application of any Law is being contested in good faith and Purchaser has been notified of such contest;
5.1.23 make or renew any charitable contributions, gifts, commitments, or pledges of cash or other assets in an aggregate amount in excess of $15,000 except for commitments disclosed in Section 5.1.23 of the Company Disclosure Schedule;
5.1.24 foreclose upon or otherwise take title to, or possession or control of, any real property without first obtaining a Phase I environmental report with respect to such property, prepared by a reliable and qualified Person, which indicates that there are no recognized environmental conditions with respect to such property, provided however, that no such report shall be required with respect to single-family, non-agricultural residential property to be foreclosed upon unless Company has Knowledge that such property might contain any Hazardous Materials; or
5.1.25 agree or commit to do any of the foregoing.
For the purposes of this Section 5.1, prior written consent of Purchaser shall be deemed to have been given with respect to any matter for which Company has requested consent, in writing and delivered to the chief executive officer and chief financial officer of Purchaser but Purchaser has not responded in writing within five Business Days of such request.
5.2 Conduct of Business by Purchaser. Between the Signing Date and ending at the earlier of the Effective Time and the termination of this Merger Agreement in accordance with Article VII, except as otherwise permitted by this Merger Agreement or as required by applicable Law, Purchaser shall conduct its business in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, Purchaser shall and shall cause each of the Purchaser Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Purchaser Subsidiaries’ business organization and advantageous business relationships, and Purchaser shall not, nor shall it permit any of the Purchaser Subsidiaries to, without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed):
5.2.1 amend Purchaser’s articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Company Common Stock relative to the holders of Purchaser Common Stock;
5.2.2 take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying for the Intended Tax Treatment, or, except as and to the extent required by applicable Law or regulatory agencies having jurisdiction over Purchaser or any of the Purchaser Subsidiaries, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Merger Agreement, or (b) take, or knowingly fail to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied;
5.2.3 fail to comply in all material respects with applicable Law and internal policies and procedures formally adopted by its board of directors applicable to the conduct of its business, except to the extent and the application of any Law is being contested in good faith and the Company has been notified of such contest; or
5.2.4 agree or commit to do any of the foregoing.
For the purposes of this Section 5.2, prior written consent of Company shall be deemed to have been given with respect to any matter for which Purchaser has requested consent, in writing and delivered to the chief executive officer and chief financial officer of Company but Company has not responded in writing within five Business Days of such request.
5.3 No Solicitation by Company.
5.3.1 Except as specifically permitted by this Section 5.3, Company shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the Signing Date until the earlier of the Effective Time and the termination of this Merger Agreement in accordance with Article VII, directly or indirectly, (a) solicit, initiate, encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (b) engage or enter into, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person material non-public information in connection with, any

Acquisition Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt to make an Acquisition Proposal. Company shall, and shall cause each of the Company Subsidiaries and each of its and the Company Subsidiaries’ Representatives to (i) immediately upon execution of this Merger Agreement, cease any solicitation, encouragement, discussions, or negotiations with any Person that may be ongoing with respect to an Acquisition Proposal as of the Signing Date, (ii) request promptly thereafter that such Person promptly return or destroy all confidential information concerning Company and the Company Subsidiaries delivered or made available to such Person or its Representatives by Company, the Company Subsidiaries, or any Representatives thereof, in connection with its consideration of an Acquisition Proposal and any summaries, analyses, or extracts thereof or based thereon, and any files, copies, or records containing such information in any computer or electronic media, and (iii) immediately upon execution of this Merger Agreement, terminate all physical and electronic data room access previously granted to any such Person or its Representatives.
5.3.2 Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Company Shareholder Approval, Company or any of its Representatives receives an Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from any breach of this Section 5.3, then Company and its Representatives may (a) contact such Person or group of Persons and their Representatives to request that such Person or group of Persons provide clarification of any term or condition of such Acquisition Proposal that the Company Board of Directors determines in good faith to be ambiguous or unclear, and (b) if the Company Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or is reasonably expected to lead to, a Company Superior Proposal, (i) furnish, pursuant to an Acceptable Company Confidentiality Agreement, information (including non-public information) with respect to Company and the Company Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal and their respective Representatives; provided that Company shall (subject to the terms of the Confidentiality Agreement) promptly make available to Purchaser (through an electronic data room or otherwise), and concurrently provide express written notification, via electronic mail notification to Purchaser in accordance with the applicable provisions of Section 9.8, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives, if such information was not previously provided to Purchaser or its Representatives, and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their respective Representatives; provided further that Company shall promptly provide to Purchaser (A) a copy of any Acquisition Proposal made in writing by any such Person or group of Persons to Company, any of the Company Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Acquisition Proposal, and (B) a written summary of the material terms of any such Acquisition Proposal not made in writing. For the purposes of this Merger Agreement, “Acceptable Company Confidentiality Agreement” means any confidentiality agreement that contains terms that are no less favorable to Company than those contained in the Confidentiality Agreement.
5.3.3 Company shall keep Purchaser reasonably informed of any material developments, discussions, or negotiations regarding any Acquisition Proposal on a reasonably current basis and shall notify Purchaser of the status of such Acquisition Proposal. Company agrees that it and the Company Subsidiaries will not enter into any confidentiality or other agreement with any Person subsequent to the Signing Date that prohibits Company from providing any information to Purchaser in accordance with this Section 5.3.
5.3.4 Except as permitted by Section 5.3.5, the Company Board of Directors shall not (a) (i) fail to recommend to the Company Shareholders that the Company Shareholder Approval be given or fail to include the Company Board Recommendation in the Proxy Statement, (ii) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Purchaser, the Company Board Recommendation, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look, and listen” communication by the Company Board of Directors consistent with Rule 14d-9(f) of the Exchange Act (as if such provisions are applicable to Company), or (iv) adopt, approve, or recommend, or publicly propose to approve or recommend to the Company Shareholders, an Acquisition Proposal (actions described in this clause (a) being referred to as a “Company Adverse Recommendation Change”), or (b) cause or permit Company or any of the Company Subsidiaries to enter into any letter of intent, agreement, or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Company Confidentiality Agreement) (each, a “Company Acquisition Agreement”).

5.3.5 Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, the Company Board of Directors may, in connection with a bona fide written Acquisition Proposal made after the Signing Date (or that was made prior to the Signing Date and remade after the Signing Date) that did not result from any breach of this Section 5.3, make a Company Adverse Recommendation Change or terminate this Merger Agreement pursuant to Section 7.1.8 to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Acquisition Proposal, if and only if, prior to taking such action, Company has complied with its obligations under this Section 5.3 and the Company Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Company Superior Proposal; provided however, that prior to taking any such action (a) Company has given Purchaser at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal, including the identity of the party making such Company Superior Proposal) and has contemporaneously provided a copy to Purchaser of all written materials (including all transaction agreements and related documents) with or from the party making such Company Superior Proposal, (b) Company has negotiated, and has caused its Representatives to negotiate, in good faith with Purchaser during such notice period to the extent Purchaser wishes to negotiate, to enable Purchaser to revise the terms of this Merger Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, and (c) following the end of such notice period, the Company Board of Directors shall have considered in good faith any changes to this Merger Agreement proposed in writing by Purchaser and shall have determined that the Company Superior Proposal would continue to constitute a Company Superior Proposal if such revisions were to be given effect. In the event of any material revisions to an Acquisition Proposal that could have an impact, influence, or other effect on the Company Board of Directors’ decision or discussion with respect to whether such proposal is a Company Superior Proposal, Company shall deliver a new written notice to Purchaser pursuant to the foregoing clause (a) and again comply with the requirements of this Section 5.3.5 with respect to such new written notice; provided however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.
5.3.6 Provided that Company has complied with its obligations under Section 5.3.5, nothing in this Section 5.3 shall prohibit the Company Board of Directors from (a) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (as if such provisions are applicable to Company), (b) making any “stop-look-and-listen” communications to Company Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Company Shareholders) (as if such provisions are applicable to Company), or (c) making any disclosure to the Company Shareholders if the Company Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Company Board of Directors’ fiduciary duties under applicable Law; provided however, that the taking of any action pursuant to any of the preceding clauses (a), (b), or (c) shall in no way limit or modify the effect of this Merger Agreement with respect to any such action taken.
5.3.7 As used in this Merger Agreement, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Purchaser and the Purchaser Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of Company and its Subsidiaries equal to more than 10% of Company’s consolidated assets or to which more than 10% of Company’s net income on a consolidated basis are attributable, (b) acquisition of more than 10% of the outstanding Company Common Stock or the capital stock of any Subsidiary of Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 10% of the outstanding Company Common Stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Company or any of its Subsidiaries, or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated net income, and Company Common Stock involved is more than 10%; in each case, other than the Merger.
5.3.8 As used in this Merger Agreement, “Company Superior Proposal” shall mean any bona fide written Acquisition Proposal that the Company Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Company Shareholders from a financial point of view than the Merger, taking into account (a) all legal, regulatory, and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (b) any changes to the terms of this Merger Agreement proposed by Purchaser in response to such proposal or otherwise. For purposes of the definition of “Company Superior Proposal”, the references to “10%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”
5.3.9 For purposes of this Section 5.3, any breach of this Section 5.3 by any of Company’s Representatives in his or her individual capacity shall be deemed to be a breach by Company.
5.4 Preparation of the Registration Statement; Shareholder Meeting.
5.4.1 Purchaser shall use commercially reasonable efforts to prepare and cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”), in which a proxy statement to be sent to the Company Shareholders relating to the Company Shareholder Meeting will be included as a prospectus (the “Proxy Statement”), as promptly as practicable following the Signing Date (and in any event no later than 45 days). Purchaser shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the Merger. Prior to the filing of the Registration Statement, Purchaser shall consult with Company with respect to such filing and shall afford Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by Company to be included. If at any time prior to the Company Shareholder Meeting any event with respect to Purchaser or Company or any of their respective officers and directors or Subsidiaries should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Purchaser or Company, as applicable, shall promptly inform the other party so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of Company.
5.4.2 Purchaser shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the Merger and the issuance of Purchaser Common Stock as Merger Consideration.
5.4.3 Company shall, as soon as is reasonably practicable following the date on which the Registration Statement is declared effective or the effective date can be predicted with reasonable certainty, duly call, give proper notice of, convene, and hold a special meeting of the Company Shareholders for the purpose of seeking the Company Shareholder Approval (“Company Shareholder Meeting”). Company shall use its commercially reasonable efforts to (a) cause the Proxy Statement to be mailed to the Company Shareholders and to hold the Company Shareholder Meeting as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (b) solicit from the Company Shareholders proxies to vote on the proposal to approve this Merger Agreement and to secure a quorum at the Company Shareholder Meeting, and (c) except if the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3, solicit the Company Shareholder Approval. Company shall, through the Company Board of Directors, recommend to the Company Shareholders that they vote for the Company Shareholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that the Company Board of Directors shall have made a Company Adverse Recommendation Change as permitted by Section 5.3. Company may, in consultation with Purchaser, adjourn or postpone the Company Shareholder Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company Shareholders in advance of a vote on the Company Shareholder Approval or (ii) if, as of the time for which the Company Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Company Shareholder Meeting or there are insufficient votes to obtain the Company Shareholder Approval. Notwithstanding the foregoing, (A) Company shall not adjourn, recess or postpone the Company Shareholder Meeting to a date that is more than 20 days after the date on which the Company Shareholder Meeting was originally scheduled without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed and (B) if Purchaser requests that Company adjourn, postpone or recess the Company Shareholder Meeting to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, the Company will do so, provided, however, Purchaser shall not request Company to adjourn, postpone or recess the Company Shareholder Meeting more than two times. Company shall keep Purchaser updated with respect to proxy solicitation results as reasonably requested by Purchaser.
5.5 Stock Exchange Listing. Purchaser shall use its commercially reasonable efforts to cause the shares of Purchaser Common Stock to be issued as Merger Consideration to be approved for listing on The Nasdaq Global Select Market, subject to official notice of issuance, prior to the Effective Time.
5.6 Regulatory Matters and Approvals.
5.6.1 Subject to the terms and conditions of this Merger Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations to consummate and make effective the Merger. Subject to the terms and conditions of this Merger Agreement, the parties will use all commercially reasonable efforts to obtain as promptly as practical consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.
5.6.2 As soon as practicable after the Signing Date (but in no event more than 45 days after the Signing Date), Purchaser shall prepare and file with the Federal Reserve Board and each other Governmental Entity having jurisdiction all applications and documents required to obtain, and shall use its commercially reasonable efforts to obtain, upon terms and conditions reasonably acceptable to Purchaser, each necessary approval of or consent to consummate the Merger. Purchaser shall provide Company with reasonable opportunities to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as Company may reasonably request. Purchaser shall provide Company with copies of all material correspondence received from these agencies and all material responsive correspondence sent to these agencies.
5.6.3 From the Signing Date until the Effective Time, each of Company and Purchaser shall promptly notify the other party in writing of any pending or, to the Knowledge of Company or Purchaser (as the case may be), threatened Action or Order by any Governmental Entity or any other Person (a) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Merger Agreement, (b) seeking to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Merger Agreement, or (c) otherwise relating to this Merger Agreement or any of the transactions contemplated by this Merger Agreement. If any Action or Order is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Merger Agreement as violative of any Law, each of Company and Purchaser shall, and shall cause their respective Representatives to, cooperate and use their commercially reasonable efforts to contest and resist, except insofar as Company and Purchaser may otherwise agree, any such Action or Order, including any Action or Order that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent, or restrict consummation of the Merger or the other transactions contemplated by this Merger Agreement.
5.6.4 Nothing contained in this Merger Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Purchaser or give Purchaser, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, subject to Sections 5.1 and 5.2, as applicable, Company and Purchaser each shall exercise, consistent with the terms and conditions of this Merger Agreement, complete control and supervision over their respective business operations.
5.6.5 Each of Company and Purchaser shall, and shall cause their respective Subsidiaries to, take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Company and Purchaser and their respective Subsidiaries as currently conducted.
5.7 Employee Matters.
5.7.1 All individuals employed by, or on authorized leave of absence from, Company or any Company Subsidiary immediately before the Effective Time shall automatically become employees of Purchaser or a Purchaser Subsidiary as of the Effective Time.
5.7.2 Purchaser covenants and agrees to provide to each employee of Company or any Company Subsidiary who becomes employed by Purchaser or any of its Affiliates as a result of the Merger (each, a “Continuing Employee”) with the same employee benefits then provided to similarly situated employees at Purchaser at the following times: (i) for health, dental and vision benefits, no later than the first day of the first plan year following the Effective Time and (ii) for all other benefit plans, on or as soon as administratively possible following the Effective Time. Purchaser agrees that each Continuing Employee shall receive credit for years of service at Company or the Company Subsidiaries (i) for all purposes, including without limitation, for purposes of eligibility to participate, vesting credit, entitlement to benefits, and levels of benefits of any Purchaser employee benefit plans (including, but not limited to, Purchaser’s 401(k) plan and vacation leave policy) or any other employee benefit plan of the Surviving Corporation or its Affiliates commencing after the Effective Time, and (ii) for purposes of determining seniority in connection with employment with the Surviving Corporation and Affiliates; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. Company acknowledges that transitioning Continuing Employees to certain of Purchaser’s benefits plans may require the waiver of waiting period requirements on the Continuing Employees. Purchaser has agreed to waive such waiting periods to the maximum extent possible under the relevant plan documents.
5.7.3 Company shall cooperate, and shall cause each Company Subsidiary to cooperate, with Purchaser by (a) terminating the employment of those employees of Company or any Company Subsidiary identified by Purchaser as employees whose positions will be eliminated as a result of the Merger and who will not be a Continuing Employee, with such terminations to occur immediately prior to the Effective Time or at such other time as mutually agreeable to Purchaser and Company, and (b) causing a final payroll of Company and each Company Subsidiary to take place on the Business Day immediately preceding the date on which the Effective Time occurs or such other date as mutually agreeable to Purchaser and Company. Purchaser covenants and agrees to pay severance payments to each employee of Company, other than those executives listed in Section 5.7.3(a) of the Company Disclosure Schedule, whose job is eliminated as a result of the Merger, either concurrently with the Effective Time or within six months after the Effective Time, and who is not offered reasonably comparable employment with Purchaser or any Purchaser Subsidiary (with the determination of whether an offer of employment is reasonably comparable to be made by mutual agreement of Purchaser and Company), in accordance with the severance plan as set forth in Section 5.7.3(b) of the Company Disclosure Schedule. At the request of Purchaser, any or all severance payments to be made to persons terminated pursuant to clause (a) above and entitled to severance payments shall be made by Company or a Company Subsidiary on the Business Day immediately preceding the date on which the Effective Time occurs or such other date as mutually agreeable to Company and Purchaser. Continuation of certain benefits is subject to elective continuation through COBRA in accordance with applicable Laws and regulations.
5.7.4 Purchaser covenants and agrees that each Continuing Employee shall receive full credit under Purchaser’s group health plans, for the year in which the Effective Time occurs, for any deductible or co-payment incurred by the Continuing Employee prior to the Effective Time under the applicable Company Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable Company Benefit Plan or Purchaser’s group health plans. Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser reserves the right to continue any Company Benefit Plan through December 31 of the year in which the Effective Time occurs, and Company shall cooperate with Purchaser between the Signing Date and the Effective Time to coordinate the efficient transition of Continuing Employees to Purchaser’s group health plan.
5.7.5 If the Effective Time occurs, Purchaser will honor all of Company’s obligations and assume all its defenses under existing severance, change of control, or employment agreements to which Company or any Company Subsidiary is a party and which are listed on Section 5.7.4 of the Company Disclosure Schedule in accordance with the terms thereof. Simultaneously with the execution and delivery of this Agreement, Purchaser is entering into a letter agreement with Company’s President and CEO.
5.7.6 Company’s Board of Directors shall, prior to the Effective Time, adopt resolutions terminating Company’s 401(k) Plan effective as of immediately prior to the Effective Time. The accounts of all participants and beneficiaries in Company’s 401(k) Plan shall become fully vested upon termination of Company’s 401(k) Plan. As soon as practicable following the Effective Time, all account balances in Company’s 401(k) Plan shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Purchaser agrees to permit participants in Company’s 401(k) Plan who become employees of Purchaser to roll over their 401(k) account balances in Company’s 401(k) Plan to Purchaser’s 401(k) plan. Notwithstanding the foregoing, no shares of Purchaser Common Stock may be rolled over into Purchaser’s 401(k) plan.

5.7.7 Company shall be permitted to make profit-sharing and matching contributions to Company’s 401(k) Plan based on participants’ elective contributions to Company’s 401(k) Plan, in the ordinary course of business consistent with past practice.
5.7.8 If requested by Purchaser, Company will cooperate with Purchaser in its efforts to cause certain employees of Company and/or its Subsidiaries identified by Purchaser, if any, to enter into retention or stay bonus agreements (in a form mutually agreed to by Purchaser and the employee) prior to the Effective Time. All retention and stay bonuses, if any, to be paid to employees of Company or any Company Subsidiary are subject to the mutual agreement of Company and Purchaser.
5.7.9 Immediately on or prior to the Effective Time, Company and each Company Subsidiary shall, subject to the occurrence of the Effective Time, terminate all incentive and/or bonus plans, and the accrued benefits as of the Effective Time shall be paid on a prorated basis based on the portion of the plan year completed before the Effective Time and in a lump sum on the Business Day immediately preceding the date on which the Effective Time occurs or such other date as mutually agreeable to Purchaser and Company. The amount of each such bonus shall be calculated based on Company’s actual performance for the portion of the plan year completed before the Effective Time (with respect to all Company performance goals) and the individual’s actual performance for such portion of the plan year (with respect to individual performance goals).
5.7.10 Company shall be permitted to reimburse employees for expenses in accordance with Company’s applicable reimbursement policies and consistent with past practice.
5.7.11 Company’s Board of Directors will, prior to the Effective Time, adopt resolutions terminating the Highpoint Community Bank Employee Stock Ownership Plan (“ESOP”) effective as of or immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the ESOP will become fully vested upon termination of the ESOP. As soon as practicable following the Effective Time, all account balances in the ESOP will be either distributed to participants and beneficiaries or rolled over to an eligible tax qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Purchaser agrees to permit participants in the ESOP who are Continuing Employees to roll over their account balances in the ESOP to Purchaser’s 401(k) plan. Notwithstanding the foregoing, no shares of Purchaser Common Stock may be rolled over into Purchaser’s 401(k) plan. Within two Business Days after Purchaser receives written notice from the trustee of the ESOP that the ESOP has completed the exchange of all of the issued and outstanding shares of Company Common Stock owned by it immediately before the Effective Time for cash and for shares of Purchaser Common Stock, pursuant to Section 2.1.2, Purchaser will make payment to the ESOP by wire transfer in immediately available funds an amount of cash equal to the number of shares of Purchaser Common Stock owned by the ESOP multiplied by the Final Purchaser Price.
5.7.12 The Company and Purchaser shall cooperate in good faith and use commercially reasonable efforts prior to and following the Closing to mitigate the impact of Section 280G of the Code, and the excise tax imposed under Section 4999 of the Code, with respect to any payments or benefits that could constitute “parachute payments” (as defined in Section 280G of the Code) in connection with the transactions contemplated by this Agreement. The Company and Purchaser shall use commercially reasonable efforts to implement any mitigation measures mutually agreed upon by the Company and Purchaser that are consistent with applicable law, fiduciary duties, corporate practice, and existing contractual obligations. If, notwithstanding such efforts, any payment or benefit would constitute an excess parachute payment, the Company shall cause such payment or benefit to be reduced in accordance with the applicable governing documents. Notwithstanding the foregoing, nothing in this Agreement shall require or permit the Company or Purchaser to amend, waive, or modify any executive officer’s employment agreement, change in control agreement, equity award, benefit plan, or other compensatory arrangement in a manner that would materially reduce or adversely affect such executive officer’s rights to payments or benefits thereunder in connection with the transactions contemplated hereby, without such executive officer’s prior written consent; provided, however, that nothing herein shall limit the application of any reduction, cutback, or similar limitation expressly set forth in such governing documents as in effect on the date hereof. It is the intent of the parties, to the extent permitted by applicable law and existing contractual arrangements, to structure payments and benefits in a manner that maximizes the aggregate after-tax economic benefit to each executive officer while avoiding or minimizing the imposition of excise taxes under Section 4999 of the Code and the disallowance of deductions under Section 280G of the Code, in each case consistent with the terms of the applicable governing documents.

5.7.13 The parties acknowledge their shared intent to preserve the originally scheduled timing of payments under the Company’s nonqualified deferred compensation arrangements and to avoid any change in control-related action that would accelerate such payments. With respect to any nonqualified deferred compensation arrangement subject to Section 409A of the Code, neither the Company nor Purchaser shall, in connection with or as a result of the transactions contemplated by this Agreement, liquidate or terminate such arrangement in a manner that accelerates the timing of payments otherwise scheduled thereunder.
5.8 Press Releases and Public Announcement. Purchaser and Company agree that the initial press release with respect to the execution and delivery of this Merger Agreement shall be a release that is mutually agreed to by the parties. Thereafter, neither Company nor Purchaser will issue any press release or make any public announcement relating to this Merger Agreement, the Merger, or the other transactions contemplated by this Merger Agreement without the prior written approval of, in the case of Company, Purchaser, and in the case of Purchaser, Company. However, each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Sections 5.1 and 5.2, as applicable, (a) it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other party regarding any such press release or other announcement prior to making any such disclosure, or (b) that are consistent with such other press releases or public announcements made after the Signing Date in compliance with this Section 5.8.
5.9 Access to Information.
5.9.1 Subject to applicable Law and, with respect to Sections 5.9.1(a) and 5.9.1(b), such access or disclosure of information not resulting in, or reasonably being expected to result in, the waiver of the attorney-client privilege, during the period commencing on the Signing Date and ending at the earlier of the Effective Time and the termination of this Merger Agreement in accordance with Article VII, (a) Company will, and will cause each of the Company Subsidiaries to, upon reasonable prior written notice, permit Purchaser and its respective Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Company Subsidiaries, to the officers and senior management, premises, agents, books, records, and Contracts of or pertaining to Company and the Company Subsidiaries as may be reasonably requested in writing; (b) upon the reasonable request of Company, Purchaser shall furnish such reasonable information about it and its business as is relevant to Company and its shareholders in connection with the transactions contemplated by this Agreement; and (c) upon written notice to and reasonable coordination with Company prior to any such initial meeting and/or communication, and so long as Company is included in any such meetings and communications, Company shall allow Purchaser to meet and otherwise communicate with the counterparty to the Wealth Management Sale Agreement to discuss the Merger and its effect on the Wealth Management Sale Agreement and to confirm, to Purchaser’s reasonable satisfaction, such counterparty’s verification that the information regarding the Wealth Management Sale Agreement set forth in Section 5.9.1 of the Company Disclosure Schedule is complete and accurate and intent to pay the remainder of the Purchase Price (as defined in the Wealth Management Sale Agreement) due following the Effective Time to Purchaser or one of its Affiliates. No such access shall affect the representations, warranties, covenants, or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Merger Agreement. Notwithstanding anything to the contrary contained in Section 5.9.1(a) or (b), such access or disclosure of information will not result in, or reasonable be expected to result in, the waiver of the attorney-client privilege.
5.9.2 Company shall provide, and cause each Company Subsidiary to provide, to Purchaser all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of Company or the Company Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Law, (iii) the disclosure of which would, in the reasonable judgment of Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.3).
5.9.3 Each party will give prompt notice to the other party of any fact, event, or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events, and circumstances known to it, to result in a Material Adverse Effect; or (b) would cause or constitute a material breach of any of such party’s representations, warranties, covenants, or agreements contained in this Agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI; provided, that a failure to comply with this Section 5.9.3 shall not constitute a breach of this Merger Agreement or the failure of any condition set forth in Article VI to be satisfied unless the underlying fact, event, or circumstance would independently result in the failure of one or more of such party’s conditions set forth in Article VI to be satisfied.
5.9.4 All Confidential Information (as defined in the Confidentiality Agreement) provided pursuant to this Merger Agreement shall be subject to the provisions of the Mutual Confidentiality Agreement, dated August 19, 2025, between Company and Purchaser (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms.
5.10 Indemnification and Insurance.
5.10.1 All rights to exculpation, indemnification, and advancement of expenses now existing in favor of the current or former directors and officers, as the case may be, of Company or the Company Subsidiaries as provided in their respective articles of incorporation or bylaws or other organization documents or in the existing indemnity agreements with Company or any of the Company Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.
5.10.2 From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless to the fullest extent permitted under applicable Law, each current or former director or officer of Company or any of the Company Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law or applicable organizational documents), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to, or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Company or any of the Company Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan, or enterprise at the request or for the benefit of Company or any Company Subsidiary, including in connection with the transactions contemplated by this Merger Agreement. All rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of the Action.
5.10.3 The Surviving Corporation shall maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties prior to the Effective Time with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Merger Agreement. Alternatively, the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Indemnified Parties. Notwithstanding the foregoing, the Surviving Corporation shall not be required to pay annual premiums for such insurance coverages in excess of 300% of the last annual premium (such 300% threshold, the “Maximum Amount”) paid by Company prior to the Signing Date in respect of the coverages required to be obtained pursuant to this Section 5.10.3, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, the Surviving Corporation may purchase at or after the Effective Time, at a total aggregate cost not exceeding the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Company and the Company Subsidiaries for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated by this Merger Agreement. If such “tail” prepaid policy has been obtained, the Surviving Corporation shall maintain it in full force and effect for its full term and honor all obligations thereunder; provided, however, that if such “tail” prepaid policy is terminated by the insurance provider, then the Surviving Corporation shall use its commercially reasonable efforts to obtain and maintain a replacement “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the terminated “tail” prepaid policy, for an aggregate cost not exceeding the Maximum Amount.

5.10.4 The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the articles of incorporation or bylaws or other organization documents of Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or the Company Subsidiaries, or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties, each of whom is a third-party beneficiary of this Section 5.10.
5.10.5 In the event that the Surviving Corporation or its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.
5.10.6 Notwithstanding any provisions in this Merger Agreement to the contrary, the indemnification obligations in this Section 5.10 are limited by applicable banking, securities, and other Laws and any such obligations that violate any applicable banking, securities, and other Laws or published public policy are void and unenforceable.
5.11 Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination,” or other anti-takeover Law is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Merger Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Merger Agreement.
5.12 Section 16 Matters. Prior to the Effective Time, Company and Purchaser each shall use commercially reasonable efforts to cause any acquisitions or dispositions of Purchaser Common Stock resulting from the Merger and the other transactions contemplated by this Merger Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13 Securityholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any securityholder Action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Merger Agreement. Each party shall give the other party the opportunity to consult (at its own expenses) with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed).
5.14   Tax-Free Reorganization Treatment.
5.14.1 Company and Purchaser intend that the Merger will qualify as a reorganization under Section 368(a) of the Code and that Company and Purchaser are treated as “parties to the reorganization” (the “Intended Tax Treatment”), and each shall not, and shall not permit any of their respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the Intended Tax Treatment. Company and Purchaser shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants, and certificates requested by counsel under Sections 6.2.5 and 6.3.5. Within 45 days following the Effective Time, the Surviving Corporation shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.
5.14.2 Each of Company and Purchaser shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
5.15 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Merger Agreement, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses, except that Purchaser shall pay and bear the cost of (a) each regulatory filing, notification, registration, or similar fee required to be paid by any party in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement under the

Securities Act, the Exchange Act, applicable banking Laws, and other applicable Laws and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants, and financial and other advisors) incurred in respect of printing, filing, and mailing of the Proxy Statement and the Registration Statement.
5.16 Bank Consolidation. Company shall take all actions reasonably requested by Purchaser to cause the consolidation of Bank with and into Independent Bank, a Michigan state chartered bank (the “Bank Consolidation”), with Independent Bank as the surviving institution, immediately following the Effective Time or at such other time as requested by Purchaser, including by executing and delivering a bank consolidation agreement in customary form. The parties will cooperate and cause their Subsidiaries to cooperate in all reasonable respects to facilitate the mailing or posting in a timely fashion of any notices to customers of the banks with respect to the Bank Consolidation reasonably deemed necessary or appropriate by Purchaser.
5.17 Fairness Opinion. Company will use commercially reasonable efforts to deliver to Purchaser a copy of a written fairness opinion dated as of the Signing Date and received from the Company Investment Banker within seven Business Days of the Signing Date together with the form of consent of the Company Investment Banker to permit the inclusion of the text of its written opinion in its entirety in the Proxy Statement, so long as the Company Investment Banker and its counsel have approved any summary of, or other description of, its written opinion in the Proxy Statement in advance of its filing with the SEC.
5.18 Environmental Investigation. Purchaser shall be permitted to conduct environmental assessments of: (i) any or all parcels of real property owned by Company or any Company Subsidiary; and (ii) to the extent permitted by the current owners or operators thereof, any other real estate formerly owned, leased, or used by Company or any Company Subsidiary (each of the parcels described in both clause (i) and (ii), an “Investigated Property”). As to each Investigated Property, not later than 30 Business Days after the Signing Date (or within 30 Business Days after the acquisition or lease of any Investigated Property acquired or leased after the Signing Date), Purchaser shall be permitted to conduct, at its expense, a Phase I environmental site assessment, compliant with ASTM Standard E1527-13 and applicable legal standards (a “Phase I Assessment”), of the Investigated Property. Upon request, Company and each Company Subsidiary shall provide reasonable assistance, including site access, a knowledgeable contact person, legal descriptions, and other documentation relating to the real estate, and any prior environmental investigation reports, compliance audits, and any related correspondence or documentation in Company’s possession to Purchaser’s consultant for purposes of conducting the Phase I Assessments. Within 5 Business Days of receipt of a final Phase I Assessment, Purchaser shall notify Company whether it plans to conduct a Phase II environmental assessment (a “Phase II Assessment”) of the Investigated Property, which may include the procurement and analysis of samples of soil, groundwater, surface water, air, or any other environmental medium. All Phase II Assessments shall be at Purchaser’s sole expense. Purchaser shall furnish a copy of a proposed written scope of work for the Phase II Assessment to Company within 10 Business Days of receipt of the final Phase I Assessment. Purchaser and Company shall use commercially reasonable efforts to agree upon the work plan prior to commencing the Phase II Assessment. If there are any facts or conditions identified in any Phase I Assessment or Phase II Assessment that Purchaser reasonably believes pose a current or future material risk of Liability, material interference with use, or a material diminution of value of the Investigated Properties (collectively, “Environmental Risks”), then Purchaser shall notify Company of such Environmental Risks and the facts or conditions underlying such Environmental Risks within 10 Business Days after receipt of all final environmental reports for all Investigated Properties. Such notice shall include either (x) an estimate by a qualified environmental professional of the actual cost of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Property, or (ii) a statement from a qualified environmental professional that the cost of such actions and measures cannot be reasonably estimated. If the estimated costs of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Properties pursuant to this Section 5.18 exceeds $500,000, this Merger Agreement may be terminated by Company.
5.19 Data Conversion. Purchaser intends to convert some or all of Company’s information and data onto Purchaser’s information technology systems (the “Data Conversion”). Purchaser agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion as soon as reasonably practicable after the Effective Time. Company agrees to use commercially reasonable efforts to cooperate with Purchaser in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company’s and the Company Subsidiaries’ information and data systems; provided however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that

Company takes, at the request of Purchaser, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Purchaser shall indemnify Company for all such fees, charges, and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reason, other than the breach of this Merger Agreement by Company or the termination of this Merger Agreement by Company pursuant to Section 7.1.8.
5.20 Technology-Related Contracts. Until the Effective Time, Company shall advise Purchaser of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance, or servicing agreements with independent vendors (“Technology-Related Contracts”) involving Company or any Company Subsidiary. The material Technology-Related Contracts of Company and any Company Subsidiary are listed in Section 5.20 of the Company Disclosure Schedule. Notwithstanding any other provision of this Section 5.20, neither Company nor any Company Subsidiary shall be obligated to take any irrevocable action, or irrevocably forego taking any action, with respect to those Technology-Related Contracts that would cause any such agreement to terminate, expire, or be materially modified prior to the Effective Time.
5.21 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Merger Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws and regulations or as otherwise reasonably requested in writing by Purchaser to consummate and make effective the Merger. Subject to the terms and conditions of this Merger Agreement, the parties will use all commercially reasonable efforts to obtain consents of all third parties and Governmental Entities necessary or desirable for the consummation of the Merger.
5.22 Exchange of Financial Information. After the execution of this Merger Agreement until the Effective Time of the Merger, Company shall promptly deliver to Purchaser copies of:
5.22.1 Each monthly internal financial report prepared with respect to Company and each of the Company Subsidiaries. Company represents and warrants that such information shall be consistent with the financial information as used for internal purposes by Company in the management of its consolidated business; and
5.22.2 Each financial report or statement submitted to regulatory authorities for Company and each of the Company Subsidiaries.
5.23 Estoppels. Company shall use commercially reasonable efforts to obtain landlord or tenant estoppel certificates, as applicable, in form and substance reasonably acceptable to Purchaser and dated no earlier than 25 days prior to Closing from all landlords and tenants, as applicable, under the leases listed in Section 5.23 of the Company Disclosure Schedule.
5.24 Notification of Change in Business Relationships. Company shall promptly notify Purchaser in writing of any customer, agent, representative, supplier, or other person with whom Company or any Company Subsidiary has a material contractual relationship, who, to the Knowledge of Company, intends, whether on account of the Merger or otherwise, to discontinue, materially diminish, or change its relationship with Company or any Company Subsidiary in an adverse manner.
5.25 Company Consolidated Shareholders’ Equity.
5.25.1 For purposes of the Closing Balance Sheet, “Company Consolidated Shareholders’ Equity” shall be Company’s total consolidated shareholders’ equity as of the Final Statement Date computed in accordance with GAAP, consistently applied, and excluding the net accumulated other comprehensive income/(loss) related to unrealized investment securities gains/(losses), except such total consolidated shareholders’ equity shall be adjusted for each of the following items: (a) no expense shall be accrued or deduction shall be made for any of the following: any accruals, reserves, or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement, up to an aggregate maximum of $400,000 (which aggregate maximum shall exclude only Company’s investment banking fees to Hovde), including Company’s attorneys’ and accountants’ fees (including accountants’ fees incurred pursuant to Section 5.25.2); (b) notwithstanding the $400,000 aggregate maximum limitation set forth in Section 5.25.1(a), no expense shall be accrued or deduction shall be made for the costs of preparing and mailing the proxy and other materials required hereunder, and any other costs and expenses incurred in connection with obtaining the Company Shareholder Approval; (c) to the extent Company’s aggregate provisions for credit losses are less than the aggregate Company net charge-offs (except to the extent there is a specific reserve) on loans during the period from the Signing Date until the Effective Time, an expense shall be accrued for any such shortfall; (d) notwithstanding the $400,000 aggregate maximum limitation set forth in Section 5.25.1(a), no expense shall be accrued or deduction shall be made for the termination fees and costs related to any Contract with Company or any Company Subsidiary that is terminated in connection with the Merger; (e) notwithstanding the $400,000 aggregate maximum limitation set forth in Section 5.25.1(a), no expense shall be accrued or deduction shall be made from any amounts paid or payable by the Company or any Company Subsidiary in connection with any retention or stay bonus agreements mutually-agreed to by the parties pursuant to and in accordance with Section 5.7.8; (f) notwithstanding the $400,000 aggregate maximum limitation set forth in Section 5.25.1(a), no expense shall be accrued or deduction shall be made for any amounts paid or payable by Company or any Company Subsidiary to any director, officer, or employee, under any Contract or Benefit Plan, whether incurred or accrued, or to be incurred or accrued, by Company and/or any Company Subsidiary until the Effective Time (including but not limited to any change in control agreement), as a result of the transactions contemplated by this Merger Agreement, to the extent listed in Section 5.25.1 of the Company Disclosure Schedule; (g) an expense shall be accrued for the amount of all bonuses and other benefits to be paid pursuant to Section 5.7.9; (h) to the extent the estimated costs of all remedial or other corrective actions and measures required by applicable Law to be taken with respect to the Investigated Properties pursuant to Section 5.18 exceeds $300,000, an expense for the excess shall be accrued; (i) to the extent the counterparty to the Wealth Management Sale Agreement has failed to either verify the accuracy of the information regarding the Wealth Management Sale Agreement set forth in Section 5.9.1 of the Company Disclosure Schedule or confirm to the reasonable satisfaction of Purchaser its intent to pay the remainder of the Purchase Price (as defined in the Wealth Management Sale Agreement) due following the Effective Time to Purchaser or one of its Affiliates pursuant to Section 5.9.1 above, then Company Consolidated Shareholders’ Equity shall not include any receivable or other asset relating to the Wealth Management Sale Agreement and shall be reduced by the portions of the Purchase Price (as defined in the Wealth Management Sale Agreement) set forth in Section 5.9.1 of the Company Disclosure Schedule as due after the Effective Time, under the assumption set forth in Section 5.9.1 of the Company Disclosure Schedule and as reduced by an amount equal to any Tax effect realized or reasonably expected to be realized (using Tax rates applicable to Company and Company Subsidiaries, as applicable) as a result of such portion of the Purchase Price; and (j) any other adjustments as may be mutually agreed to in writing between Purchaser and Company.
5.25.2 Company shall prepare, and cause its independent accountants, Plante & Moran, PLLC (the “Accounting Firm”), to perform agreed-upon procedures on a consolidated balance sheet of Company as of the Final Statement Date (the “Closing Balance Sheet”) and the computation of Company Consolidated Shareholders’ Equity as of the Final Statement Date, determined in accordance with this Merger Agreement. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Company as of December 31, 2025, except as provided in Section 5.25.1 above. The Accounting Firm’s engagement will be governed by mutually agreed upon procedures and, upon completion of such review, the Accounting Firm shall issue an agreed upon procedures report setting forth Company Consolidated Shareholders’ Equity (the “Closing Report”). The fees and expenses of the Accounting Firm incurred pursuant to this Article V shall be paid by Company. Notwithstanding the foregoing, Purchaser may in its discretion agree to accept a Closing Balance Sheet that is certified by Company as accurate and in accordance with the requirements of this Merger Agreement, in lieu of the Closing Report.
5.25.3 The last day of the calendar month preceding the date on which both the Company Shareholder Approval and all regulatory approvals required by Law to consummate the Merger have been obtained (statutory waiting periods need not have expired), or such other date as agreed upon by Purchaser and Company, shall be the “Final Statement Date.”
5.26 Addition of Company Director to Purchaser Board. After the Effective Time, the Purchaser shall cause one director of the Company, determined by the Company but subject to the reasonable approval of Purchaser (the “Company Designated Director”), to be added to the Board of Directors of Purchaser and the Board of Directors of Independent Bank to serve until the next annual meeting of Purchaser shareholders (with respect to the director added to the Board of Directors of Purchaser) and the next annual meeting of Independent Bank’s shareholder (with respect to the director added to the Board of Directors of Independent Bank), and the Company Designated Director shall be nominated for election to a subsequent term at such annual meeting of Purchaser shareholders and Independent Bank’s shareholder, as applicable.
5.27 Scholarship Fund. On or prior to the Effective Time, Company shall deliver to Purchaser (a) a certification from the Scholarship Fund to Purchaser, in form and substance reasonably acceptable to Purchaser and dated no earlier than 25 days prior to Closing (unless otherwise agreed by Purchaser), that no Liabilities are owed to the Scholarship Fund by Company or any Company Subsidiary, and (b) a written resignation by each director of the Scholarship Fund effective as of the Effective Time. Company shall otherwise reasonably cooperate with Purchaser to either, at Purchaser’s option, cause representatives designated by Purchaser to be appointed as directors of the Scholarship Fund or cause the Scholarship Fund to be restructured on a membership basis. For the avoidance of doubt, nothing contained in this Section 5.27 shall require Company to dissolve or wind-up the Scholarship Fund prior to the Effective Time.
ARTICLE VI
CLOSING CONDITIONS
6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment (or waiver by Company and Purchaser) at or prior to the Effective Time of the following conditions:
6.1.1 The Company Shareholder Approval shall have been obtained.
6.1.2 Company and Purchaser shall have received all regulatory approvals required in connection with the transactions contemplated by this Merger Agreement, all applicable notice periods and waiting periods shall have expired, and all such regulatory approvals shall be in effect; provided, that no such regulatory approvals shall contain any non-standard conditions, restrictions, or requirements that would, or be reasonably likely to, individually or in the aggregate, materially and adversely reduce the economic benefits of the Merger to such a degree that Purchaser would not have entered into this Merger Agreement had such non-standard condition, restriction or requirement been known at the Signing Date in the reasonable opinion of the Purchaser.
6.1.3 No provision of any applicable Law making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary, or permanent restraining Order preventing the consummation of the Merger will be in effect.
6.1.4 Neither party shall be subject to any Order of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger.
6.1.5 The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been commenced or threatened by the SEC.
6.1.6 The shares of Purchaser Common Stock to be issued as Merger Consideration shall have been authorized for listing on The Nasdaq Global Select Market, subject to official notice of issuance.
6.2 Conditions to Company’s Obligation to Effect the Merger. The obligation of Company to effect the Merger is subject to the fulfillment (or waiver by Company) at or prior to the Effective Time of the following additional conditions:
6.2.1 (a) The representations and warranties of Purchaser set forth in this Merger Agreement (other than Sections 4.1.1, 4.2, 4.3.1, 4.3.2, 4.4 and 4.6(b)) will be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” contained therein) in each case as of the Signing Date and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) the representations and warranties of Purchaser set forth in Sections 4.1.1, 4.2, 4.3.1, 4.3.2, 4.4 and 4.6(b) will be true and correct in all but de minimis respects in each case as of the Signing Date and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimis respects as of such other time).
6.2.2 Purchaser shall have performed in all material respects all of the covenants required to be performed by it under this Merger Agreement at or prior to the Closing Date.
6.2.3 Purchaser shall have delivered to Company a certificate, dated as of the Closing Date and signed on behalf of Purchaser by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.4 have been satisfied.

6.2.4 Since December 31, 2024, (a) there shall not have been any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (b) neither Purchaser nor any Purchaser Subsidiary shall be subject to any Regulatory Agreement.
6.2.5 Company shall have received the opinion of Dickinson Wright PLLC, acting as counsel to Company, on the basis of certain facts, representations, and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Purchaser, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.
6.3 Conditions to Purchaser’s Obligation to Effect the Merger. The obligation of Purchaser to effect the Merger is subject to the fulfillment (or waiver by Purchaser) at or prior to the Effective Time of the following additional conditions:
6.3.1 (a) The representations and warranties of Company set forth in this Merger Agreement (other than Sections 3.1.1, 3.2, 3.3.1, 3.3.2, 3.4 and 3.7(b)) will be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” contained therein) in each case as of the Signing Date and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the representations and warranties of Company set forth in Sections 3.1.1, 3.2, 3.3.1, 3.3.2, 3.4 and 3.7(b) will be true and correct in all but de minimis respects in each case as of the Signing Date and as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimis respects as of such other time).
6.3.2  Company shall have performed in all material respects all of the covenants required to be performed by it under this Merger Agreement at or prior to the Closing Date.
6.3.3 Company shall have delivered to Purchaser a certificate, dated as of the Closing Date and signed on behalf of Company by its Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.4 have been satisfied.
6.3.4 Since December 31, 2024, (a) there shall not have been any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (b) neither the Company nor any Company Subsidiary shall be subject to any Regulatory Agreement.
6.3.5 Purchaser shall have received the opinion of Varnum LLP, acting as counsel to Purchaser, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, a copy of which shall be furnished to Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Company and Purchaser as to such matters as such counsel may reasonably request.
6.3.6 Purchaser shall have received one or more certificates dated as of the Closing Date and signed by the secretary of Company on behalf of Company certifying (a) the total number of shares of capital stock of Company issued and outstanding as of the close of business on the day immediately preceding the Closing; and (b) the number of shares of Company Common Stock, if any, that are issuable on or after that date, all in such form as Purchaser may reasonably request.
ARTICLE VII
TERMINATION
7.1 Termination of Merger Agreement. Notwithstanding anything contained in this Merger Agreement to the contrary, this Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms of this Merger Agreement, after receipt of the Company Shareholder Approval, as follows:

7.1.1 by mutual written consent of Company and Purchaser;
7.1.2 by either Company or Purchaser, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and unappealable; provided however, that the right to terminate this Merger Agreement pursuant to this Section 7.1.2 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Merger Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the issuance of such an Order or the taking of such an action;
7.1.3 by either Company or Purchaser, if the Merger does not occur on or before January 31, 2027 (the “End Date”); provided however, that the right to terminate this Merger Agreement pursuant to this Section 7.1.3 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Merger Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date;
7.1.4 by either Company or Purchaser if the Company Shareholder Meeting (including any postponements or adjournments) shall have concluded and been finally adjourned and the Company Shareholder Approval shall not have been obtained; provided however, that right to terminate this Merger Agreement pursuant to this Section 7.1.4 shall not be available to the party seeking to terminate if (a) the failure of Company, in the case of a termination by Company, or (b) the failure of Purchaser, in the case of a termination by Purchaser, to perform any of its obligations under this Merger Agreement required to be performed at or prior to the Company Shareholder Meeting has been a substantial cause of, or a substantial factor that resulted in, the Company Shareholder Approval not having been obtained;
7.1.5 by Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Merger Agreement, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Company’s intention to terminate this Merger Agreement if such breach or failure is not cured) from Company of such breach or failure; provided, that Company shall not have a right to terminate this Merger Agreement pursuant to this Section 7.1.5 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Merger Agreement that would result in a failure of a condition set forth in Section 6.1 or Section 6.3;
7.1.6 by Purchaser, if Company shall have breached or failed to perform any of its representations, warranties, covenants, or other agreements contained in this Merger Agreement, which breach or failure to perform (a) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (b) (i) cannot be cured by the End Date or (ii) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Purchaser’s intention to terminate this Merger Agreement if such breach or failure is not cured) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Merger Agreement pursuant to this Section 7.1.6 if it is then in breach of any representations, warranties, covenants or other agreements contained in this Merger Agreement that would result in a failure of a condition set forth in Section 6.1 or Section 6.2;
7.1.7 by Purchaser prior to the receipt of the Company Shareholder Approval if (a) the Company Board of Directors shall have effected a Company Adverse Recommendation Change; (b) the Company Board of Directors shall have failed to reject an Acquisition Proposal and reaffirm the Company Board Recommendation within five Business Days following the public announcement of such Acquisition Proposal and in any event at least two Business Days prior to the Company Shareholder Meeting; (c) Company enters into a Company Acquisition Agreement; or (d) in the absence of an Acquisition Proposal and only during the period which is 30 days before the mailing date of the Proxy Statement and the date of the Company Shareholder Meeting, the Company Board of Directors fails to publicly reaffirm its recommendation of this Merger Agreement within five Business Days of a written request by Purchaser to provide such reaffirmation;

7.1.8 by Company prior to receipt of the Company Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Company Superior Proposal; provided however, that (a) Company has complied with Section 5.3 in all material respects and (b) Company pays (or causes to be paid) the Company Termination Fee prior to or simultaneously with such termination.
7.1.9 By Company, if there shall have occurred one or more events that have caused or reasonably likely to cause a Material Adverse Effect on Purchaser;
7.1.10 By Purchaser, if there shall have occurred one or more events that have caused or are reasonably likely to cause a Material Adverse Effect on Company;
7.1.11 by Company, if, prior to the Closing, Independent Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”;
7.1.12 by Purchaser, if, prior to the Closing, Highpoint Community Bank is examined for compliance with the Community Reinvestment Act and receives written notification of a rating lower than “Satisfactory”;
7.1.13 in accordance with Section 2.12.4; or
7.1.14 in accordance with Section 5.18.
7.2 Effect of Termination.
7.2.1 In the event that:
7.2.1.1 this Merger Agreement is terminated by Purchaser pursuant to Section 7.1.7, Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to $3,250,000 (the “Company Termination Fee”);
7.2.1.2 this Merger Agreement is terminated by Purchaser pursuant to Section 7.1.6 or by Company or Purchaser pursuant to Section 7.1.4, and if (a) any Person shall have made an Acquisition Proposal (i) on or after the date of this Merger Agreement but prior to the date that this Merger Agreement is terminated in the case of a termination pursuant to Section 7.1.6 or (ii) on or after the date of this Merger Agreement but prior to the Company Shareholder Meeting in the case of a termination pursuant to Section 7.1.4, and (b) at any time prior to the date that is 12 months after the date of any such termination, Company consummates an Acquisition Proposal or enters into any definitive agreement providing for an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided that, for purposes of this Section 7.2.1.2, the references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee;
7.2.1.3 (a) this Merger Agreement is terminated by Company or Purchaser pursuant to Section 7.1.3, (b) any Person shall have made an Acquisition Proposal on or after the date of this Merger Agreement but prior to the date of any such termination, and (c) at any time prior to the date that is 12 months after the date of any such termination, Company consummates an Acquisition Proposal or enters into any definitive agreement providing for an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (provided that, for purposes of this Section 7.2.1.3, the references to “10%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”), then Company shall pay, or cause to be paid, to Purchaser cash in an amount equal to the Company Termination Fee; provided, however, that in the case of a termination by Company, Company shall not be obligated to pay the Company Termination Fee if the failure of Purchaser to perform any of its obligations under this Merger Agreement required to be performed at or prior to the Effective Time has been a substantial cause of, or a substantial factor that resulted in, the failure of the Effective Time to occur on or before the End Date; or
7.2.1.4 this Merger Agreement is terminated by Company pursuant to Section 7.1.8, then Company shall pay, or cause to be paid, to Purchaser, prior to or contemporaneously with such termination, cash in an amount equal to the Company Termination Fee.
7.2.2 Each of the parties hereto acknowledge and agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Merger Agreement, and that without these agreements, the other party would not enter into this Merger Agreement. Accordingly, if Company fails to pay the amount due pursuant to this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Company for the Company Termination Fee, then Company shall pay Purchaser its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.
7.2.3 On any termination of this Merger Agreement pursuant to Section 7.1, this Merger Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 5.8, 5.9.4, 5.13, 5.15, 7.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 7.2, there shall be no other liability on the part of Company or Purchaser to the other. Notwithstanding anything in this Merger Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of any provision of this Merger Agreement or fraud, and the aggrieved party will be entitled to all rights and remedies available at law or in equity.
7.2.4 The Company Termination Fee will be paid in the aggregate to Purchaser by or at the direction of Purchaser in immediately available funds in the case of Section 7.2.1.1, 7.2.1.2, or 7.2.1.3, upon the occurrence of the event giving rise to the obligation to make such payment.
7.2.5 Except as provided in Section 7.2.3 in the case of fraud or willful or intentional breach of this Plan of Merger, in the circumstances in which the Company Termination Fee is or becomes payable pursuant to Section 7.2.1, Purchaser’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Company or any Company Subsidiary with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 7.2.1, and upon payment in full of such amount, none of Purchaser or any Purchaser Subsidiary, nor any other Person shall have any rights or claims against Company or any Company Subsidiary (whether at law, in equity, in contract, in tort other otherwise) under or relating to this Merger Agreement or the transactions contemplated hereby. For the avoidance of doubt, in no event shall Company be required to pay the Company Termination Fee on more than one occasion.
ARTICLE VIII
CERTAIN DEFINITIONS
8.1 Definitions. When used in this Merger Agreement, the following terms will have the meanings assigned to them in this Section 8.1:
“Action” means (a) any litigation, claim, action, suit, hearing, proceeding or arbitration, (b) any material investigation by a Governmental Entity or (c) any demand or notice of violation by a Governmental Entity (in the case of clauses (a), (b) and (c), whether civil, criminal, administrative, labor or investigative).
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.
“Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, or any other federal or state agency with authority to (x) determine any investment, origination, lending, or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of Company Subsidiary or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.
“Bank” means Highpoint Community Bank, a Michigan banking corporation and a wholly-owned Subsidiary of Company.
“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.
“Book-Entry Shares” means shares of Company Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).
“Business Day” means a day other than a Saturday, Sunday or other day on which The Nasdaq Global Select Market is closed.
“Cannabis-Related Borrower” means any borrower engaged in the cultivation, processing, distribution, sale, or other handling of cannabis or cannabis-derived products.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Company Common Stock (other than Excluded Shares).
“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.
“Company Benefit Plan” means, other than any Multiemployer Plan, (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Company’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Company or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Company or any of its Subsidiaries has any Liability.
“Company Board of Directors” means the board of directors of Company.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to Company.
“Company-Related Person” shall mean any shareholder owning 5% or more of the Company Common Stock, any director or executive officer of Company or any Company Subsidiary, their spouses and any children or other persons who share the same household with such persons, and any corporation, limited liability company, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have control.
“Company Shareholders” means holders of shares of Company Common Stock.
“Company Site” means, with respect to Company, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (excluding other real estate owned) by: (a) Company or any of the Company Subsidiaries; (b) any predecessors of Company or any of the Company Subsidiaries; or (c) any entities previously owned by Company or any of the Company Subsidiaries.
“Company’s 401(k) Plan” means the Highpoint Community Bank Employees’ Savings and Profit Sharing Plan.
“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.
“Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“DPC Shares” means shares of Company Common Stock held by Purchaser or Company or any of their respective Subsidiaries in respect of a debt previously contracted.
“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.
“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.
“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such Person, is treated as a single employer under Section 414(b), 414(c), 414(m) or 414(o) of the Code (and the regulations thereunder); provided that, with respect to any period prior to the date hereof, such other Person shall be an ERISA Affiliate only for periods within the six (6) years immediately preceding the date hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“FDI Act” means the Federal Deposit Insurance Act of 1950, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or its delegees.
“FHLB” means the Federal Home Loan Bank.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.
“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.
“Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased, or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture, and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.
“IRS” means the United States Internal Revenue Service.
“Knowledge” or any similar phrase means (a) with respect to Company, those facts that are actually known or, after reasonable inquiry, should have been known by any of the Persons set forth in Section 8.1 of the Company Disclosure Schedule in the reasonable performance of such individual’s duties for Company, and (b) with respect to Purchaser, those facts that are actually known or, after reasonable inquiry, should have been known by any of the Persons set forth in Section 8.1 of the Purchaser Disclosure Schedule in the reasonable performance of such individual’s duties for Purchaser.
“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.
“Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased, or serviced by the Company or any of Company Subsidiary or a security backed by or representing an interest in any such mortgage loan.
“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition, or change that (a) is materially adverse to the business, results of operations, financial condition or assets of such Person and its Subsidiaries, taken as a whole, or (b) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated by this Merger Agreement on a timely basis; provided however, that, for the purposes of clause (a), a Material Adverse Effect shall not include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from (either alone or in combination): (i) conditions or changes generally affecting the economy, financial, or securities markets; (ii) any outbreak or escalation of hostilities, war (whether or not declared), or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster; (iii) general conditions in or changes generally affecting the banking industry or geographic regions in which such Person or its Subsidiaries operate, including changes in prevailing interest rates, credit availability or liquidity; (iv) changes in Laws (or interpretations thereof); (v) changes in GAAP or accounting standards (or interpretations thereof); (vi) compliance with the terms of, or the taking of any action required by, this Merger Agreement; (vii) the announcement or pendency of the Merger or any other transaction contemplated by this Merger Agreement; (viii) global or material pandemics, endemics or disease outbreaks, public health emergencies or widespread occurrences of infectious disease; (viii) acts or omissions of (A) Company prior to the Effective Time taken at the written request of Purchaser or with the prior written consent of Purchaser, or (B) Purchaser prior to the Effective Time taken at the written request of Company or with the prior written consent of Company; or (ix) any decline in the market price, or change in trading volume, of Company Common Stock or Purchaser Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price or change in trading volume shall not be excluded unless otherwise specifically excluded by this definition); provided further, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii), and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other similar banking organizations in Michigan.
“Merger Consideration” means the aggregate Per Share Merger Consideration to be issued and paid by Purchaser pursuant to Article II.
“Michigan Banking Code” means the Michigan Banking Code of 1999, as amended.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.
“NLRB” means the National Labor Relations Board.
“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.
“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law.
“Permitted Liens” means with respect to Company, (a) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of Company, (c) Liens and encroachments that do not materially interfere with the present use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens that are disclosed on the most recent audited consolidated balance sheet of the Company, or notes thereto or securing Liabilities reflected on such balance sheet, (f) Liens that were incurred in the ordinary course of business consistent with past practices since the date of the most recent audited consolidated balance sheet of Company, as set forth in Section 8.1 of the Company Disclosure Schedule, (g) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Surviving Corporation’s use of such property in substantially the manner it is used as of the Signing Date, and (h) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or FHLB, interbank credit facilities or any transaction by a Company Subsidiary acting in a fiduciary capacity.
“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.
“Purchaser Benefit Plan” means (a) any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including but not limited to any multiple employer plan or Multiemployer Plan in which the Purchaser or an ERISA Affiliate of the Purchaser participates, contributes or is, or at any time in the past was, required to contribute), and (b) any deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Purchaser’s current or former officers, employees, independent contractors, or directors, in each case either (i) existing at the Closing Date and sponsored, maintained, or contributed to by Purchaser or any of its Subsidiaries, or (ii) existing at the Closing Date or prior thereto, in respect of which Purchaser or any of its Subsidiaries has or could reasonably be expected to have any Liability.
“Purchaser Board of Directors” shall mean the board of directors of Purchaser.
“Purchaser Material Adverse Effect” means a Material Adverse Effect with respect to Purchaser.
“Purchaser Site” means, with respect to Purchaser, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated (including other real estate owned) by (a) Purchaser or any of the Purchaser Subsidiaries, (b) any predecessors of Purchaser or any of the Purchaser Subsidiaries, or (c) any entities previously owned by Purchaser or any of the Purchaser Subsidiaries.
“Regulation O” means Regulation O of the Federal Reserve Board.
“Regulatory Agreement” means any Contract, cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter, board resolution or similar undertaking to, or is subject to any Order by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity that restricts materially the conduct of a party or such party’s Subsidiary’s business, or in any manner relates to the capital adequacy, credit or reserve policies or management of such party or such party’s Subsidiary.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.
“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.
“Scholarship Fund” means the Highpoint Community Bank Scholarship Fund, a Michigan nonprofit corporation.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“SOX” means the Sarbanes-Oxley Act of 2002, as amended.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, deficiencies, charges, backup withholding, personal property, franchise, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.
“Transaction Documents” means (a) the Proxy Statement, (b) the Registration Statement, and (c) any other documents to be filed with the SEC, the Federal Reserve Board or any other Governmental Entity in connection with the Merger.
“Trust Account Shares” means shares of Company Common Stock held directly or indirectly in trust accounts, managed or custodial accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties including all shares of Company Common Stock held in connection with Company’s 401(k) Plan.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.
“Wealth Management Sale Agreement” shall have the definition set forth in Section 5.9.1 of the Company Disclosure Schedule.
8.2 Construction and Interpretation. For purposes of this Merger Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (c) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Merger Agreement as a whole and not to any particular provision of this Merger Agreement; (d) when a reference is made in this Merger Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Merger Agreement; (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (f) the word “include”, “includes” or “including” when used in this Merger Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (g) a reference to any party to this Merger Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (h) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (i) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (j) any references in this Merger Agreement to “dollars” or “$” shall be to U.S. dollars.
8.3 Defined Terms. The following terms are defined on the following pages of this Merger Agreement:

Acceptable Company Confidentiality Agreement	A-37
Acceptance Period	A-6
Accounting Firm	A-48
Acquisition Proposal	A-38
Adjusted Exchange Ratio	A-6
Adjusted Stock Purchase Value	A-6
Bank Consolidation	A-46
Certificate of Merger	A-1
Closing	A-1
Closing Balance Sheet	A-48
Closing Date	A-1

Closing Report	A-48
Code	A-1
Company	A-1
Company Acquisition Agreement	A-37
Company Adverse Recommendation Change	A-37
Company Board Recommendation	A-7
Company Call Reports	A-9
Company Common Stock	A-8
Company Consolidated Shareholders’ Equity	A-47
Company Designated Director	A-48
Company Disclosure Schedule	A-7
Company Financial Statements	A-9
Company Investment Banker	A-19
Company Investment Securities	A-21
Company Lease	A-12
Company Loans	A-20
Company Material Contract	A-13
Company Preferred Stock	A-8
Company Real Property	A-12
Company Shareholder Approval	A-7
Company Shareholder Meeting	A-39
Company Subsidiaries	A-7
Company Subsidiary	A-7
Company Superior Proposal	A-38
Company Termination Fee	A-52
Company-Leased Real Property	A-12
Company-Owned Intellectual Property	A-13
Confidentiality Agreement	A-44
Constituent Corporation	A-1
Continuing Employee	A-40
Data Conversion	A-46
Effective Date	A-2
Effective Time	A-2
Employment-Related Payments	A-16
End Date	A-51
Environmental Risks	A-46
ESOP	A-42
Exchange Agent	A-3
Exchange Fund	A-3
Exchange Ratio	A-2
Excluded Shares	A-2
Exercise Period	A-6
Final Index Price	A-5
Final Purchaser Price	A-5
Final Statement Date	A-48
FinCEN Cannabis Guidance	A-23
Floor Purchase Price	A-5
Increase Notice	A-6
Indemnified Party	A-44
Initial Index Price	A-5
Initial Purchaser Price	A-5

Intended Tax Treatment	A-45
Investigated Property	A-46
Maximum Amount	A-44
MBCA	A-1
Merger	A-1
Merger Agreement	A-1
PBGC	A-18
Per Share Cash Consideration	A-2
Per Share Merger Consideration	A-3
Per Share Stock Consideration	A-3
Phase I Assessment	A-46
Phase II Assessment	A-46
Pricing Period	A-5
Proxy Statement	A-39
Purchaser	A-1
Purchaser Call Reports	A-27
Purchaser Common Stock	A-26
Purchaser Disclosure Schedule	A-24
Purchaser Financial Statements	A-26
Purchaser Investment Banker	A-31
Purchaser Preferred Stock	A-26
Purchaser Real Property	A-30
Purchaser SEC Documents	A-32
Purchaser Share-Based Awards	A-26
Purchaser Stock Plans	A-26
Purchaser Subsidiaries	A-25
Purchaser Subsidiary	A-25
Purchaser-Leased Real Property	A-30
Purchaser-Owned Intellectual Property	A-30
Registration Statement	A-39
Shareholders’ Equity Price Adjustment	A-6
Signing Date	A-1
Stock Purchase Value	A-6
Surviving Corporation	A-1
Technology-Related Contracts	A-47
Upset Condition	A-5

ARTICLE IX
MISCELLANEOUS
9.1 No Third-Party Beneficiaries. This Merger Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 5.7 and Section 5.10 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein) and Article II (which shall be for the benefit of the holders of Company Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares).
9.2 Specific Performance.
9.2.1 The parties agree that irreparable damage to Company or Purchaser, as applicable, would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Merger Agreement could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Merger Agreement pursuant to Article VII, (a) Company shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Merger Agreement by Purchaser or to enforce specifically the terms and provisions of this Merger Agreement and (b) Purchaser shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Merger Agreement by Company or to enforce specifically the terms and provisions of this Merger Agreement, in each case, in addition to any other remedy to which such party is entitled at Law or in equity.
9.2.2 The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Merger Agreement by Company or Purchaser, as applicable, and to specifically enforce the terms and provisions of this Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Company or Purchaser, as applicable, under this Merger Agreement, all in accordance with the terms of this Section 9.2.
9.2.3 Neither Company nor Purchaser, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions of this Merger Agreement, all in accordance with the terms of this Section 9.2.
9.3 Entire Agreement. This Merger Agreement (including the exhibits and the schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or between the parties hereto, written or oral, to the extent they are related in any way to the subject matter of this Merger Agreement.
9.4 Succession and Assignment. This Merger Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Merger Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Company, Purchaser, and, in the case of assignment by Purchaser, Company.
9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Merger Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Merger Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Merger Agreement.
9.6 Exclusive Jurisdiction. Each of the parties to this Merger Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Courts of the State of Michigan or any federal court of the United States of America sitting in the State of Michigan, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Merger Agreement or the transactions contemplated by this Merger Agreement, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Michigan court or, to the extent permitted by Law, in such federal court.
9.7 Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Merger Agreement or the transactions contemplated by this Merger Agreement.

9.8 Notices. All notices, requests, demands, and other communications under this Merger Agreement shall be in writing and shall be deemed to have been duly given and effective immediately if delivered or sent and received by electronic mail (if receipt by the intended recipient is confirmed by the same means, which confirmation each party agrees to transmit reasonably promptly) a hand delivery, or a nationwide overnight delivery service (all fees prepaid) to the following addresses:

If to Purchaser:	With a copy to:
Independent Bank Corporation	Varnum LLP
4200 E. Beltline Av. NE	Bridgewater Place
Grand Rapids, MI 49525	333 Bridge Street NW
Attention: William B. Kessel	Grand Rapids, MI 49504
Phone: (616) 447-3933	Attention: Kimberly A. Baber
Email: bkessel@ibcp.com	Phone: (616) 336-6851
Email: kababer@varnumlaw.com

If to Company:	With a copy to:
HCB Financial Corporation	Dickinson Wright PLLC
150 W. Court St.	55 West Monroe St., Suite 1200
Hastings, MI 49058	Chicago, IL 60603
Attention: Mark A. Kolanowski	Attention: Mark Ryerson
Phone: (269) 945-2401	Phone: (312) 377-7863
Email: mark@hcb.us	Email: mryerson@dickinsonwright.com

9.9 Governing Law.
This Merger Agreement shall be governed, construed, and enforced in accordance with the Laws of the State of Michigan, without regard to principles of conflicts of laws.
9.10 Counterparts. This Merger Agreement may be executed in one or more counterparts, which taken together shall constitute one and the same instrument. Executed counterparts of this Merger Agreement shall be deemed to have been fully delivered and shall become legally binding if and when executed signature pages are received by electronic mail transmission from a party.
9.11 Headings. The article headings and section headings contained in this Merger Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Merger Agreement.
9.12 Calculation of Dates and Deadlines. Unless otherwise specified, any period of time to be determined under this Merger Agreement shall be deemed to commence at 12:01 a.m. on the first full day after the specified starting date, event, or occurrence. Any deadline, due date, expiration date, or period-end to be calculated under this Merger Agreement shall be deemed to end at 5 p.m. on the last day of the specified period. The time of day shall be determined with reference to the then-current local time in Grand Rapids, Michigan.
9.13 Severability. If any term, provision, covenant, or restriction contained in this Merger Agreement is held by a final and unappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Merger Agreement shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Merger Agreement to not achieve its essential purposes.
9.14 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Merger Agreement or in any instrument delivered pursuant to this Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
9.15 Amendments. This Merger Agreement may be amended by the parties hereto, by action taken or authorized, in the case of Company, by the Company Board of Directors or a duly authorized committee of the Company Board of Directors and, in the case of Purchaser, by the Purchaser Board of Directors or a duly authorized committee of the Purchaser Board of Directors at any time before or after the receipt of the Company Shareholder Approval, but, after receipt of any such shareholder approval, no amendment will be made which by Law requires further approval by the Company Shareholders without such further approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of Company and Purchaser.
9.16 Confidential Supervisory Information. Notwithstanding any other provision of this Merger Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Merger Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party to this Merger Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
[Signature page follows.]

INTENDING TO BE LEGALLY BOUND, the undersigned parties have duly executed and acknowledged this Agreement and Plan of Merger as of the Signing Date.

PURCHASER:		COMPANY:
Independent Bank Corporation		HCB Financial Corporation

/s/ William B. Kessel		/s/ Mark Kolanowski
By:	William B. Kessel	By:	Mark Kolanowski
Its:	President & CEO	Its:	President & CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Voting Agreement
This VOTING AGREEMENT (this “Agreement”) is entered into as of [•], 2026, by and between the undersigned holder (“Shareholder”) of Common Stock (defined below) and Independent Bank Corporation, a Michigan corporation (“Purchaser”).
Background
A. As of the date of this Agreement, Shareholder “beneficially owns” (as such term, along with “owns beneficially”, “beneficial ownership,” and other like terms, is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock (the “Common Stock”) of HCB Financial Corporation, a Michigan corporation (“Company”), indicated on the attached Schedule A under the heading “Total Number of Shares” (the “Original Shares” and together with any additional shares of Common Stock pursuant to Section 5, the “Shares”).
B. The respective boards of directors of Company and Purchaser have approved the entry into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, among other things, Company will merge with and into Purchaser (the “Merger”).
C. As a condition to the willingness of Purchaser to enter into the Merger Agreement, Purchaser has required Shareholder to execute and deliver this Agreement.
Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, the parties agree as follow:
Agreement
1. Definitions. Capitalized terms used in this Agreement without being defined shall have the meanings assigned to them in the Merger Agreement.
2. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Purchaser as follows:
(a)  Shareholder is the beneficial owner or record owner of the Shares, in the manner reflected on the attached Schedule A, free and clear of any and all pledges, Liens, security interests, mortgage, claims, charges, restrictions, options, title defects, or encumbrances, except as otherwise disclosed on the attached Schedule A. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Original Shares.
(b) Shareholder has full power and authority to (i) make, enter into, and carry out the terms of this Agreement; and (ii) vote all of the Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any governmental body), except as otherwise disclosed on the attached Schedule A.
(c) This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other applicable Law affecting creditors’ rights generally and subject to general principles of equity. The execution and delivery of this Agreement and the performance by Shareholder of the agreements and obligations set forth in this Agreement will not result in any breach or violation of or be in conflict with or constitute a default under any term of any contract to or by which Shareholder is a party or bound, or any statute, court or administrative order, rule or regulation to which Shareholder is subject or bound, or in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
(d) No consent, approval, or authorization of, or designation, declaration or filing with, any government authority or other Person on the part of the Shareholder is required in connection with the valid execution and delivery of this Agreement, except as otherwise disclosed on the attached Schedule A. If the Shareholder is an individual, no consent of such Shareholder’s spouse is necessary under any “community property” or other laws in order for Shareholder to enter into and perform his or her obligations under this Agreement.
(e) Shareholder is a director of Company.

3. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at every meeting of shareholders of Company, however called, or at any adjournment or postponement thereof, or in any other circumstances in which Shareholder is entitled to vote, consent, or give any other approval, except as otherwise agreed to in writing in advance by Purchaser, Shareholder shall:
(a) appear at each such meeting or otherwise cause the Shares to be counted as present at such meeting for purposes of calculating a quorum; and
(b) vote (or cause to be voted), in person or by proxy, all the Shares (i) in favor of adoption and approval of the Merger Agreement and the transactions set forth in the Merger Agreement (including, without limitation, any amendments or modifications of the terms of the Merger Agreement adopted in accordance with the terms of the Merger Agreement); (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation, or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement, or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage, materially and adversely affect, or inhibit the timely consummation of the Merger or other transactions contemplated by the Merger Agreement or this Agreement.
Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Company, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.
4. No Transfers; Voting Restrictions. While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, assign, transfer, tender, exchange, pledge, hypothecate, or otherwise dispose of, or enter into any contract option, commitment, or other arrangement or understanding with respect to the sale, assignment, transfer, tender, exchange, pledge, hypothecation, or other disposition of, or grant or create a Lien, security interest, or encumbrance in or upon, or gift, grant, or place in trust of, any of the Shares; provided, however, that (i) transfers by will or operation of law shall be permitted, in which case this Agreement shall bind the transferee, (ii) transfers for estate or tax planning purposes shall be permitted, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement, and (iii) sales, assignments, transfers or other dispositions shall be permitted if and as agreed by Purchaser in writing. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted by this Agreement, Shareholder shall not enter into any voting agreement with any person or entity with respect to any of the Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any of the Shares in a voting trust, or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting Shareholder’s legal power, authority, or right to vote the Shares in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. Any transfer or other disposition in violation of the terms of this Section 4 shall be null and void.
5. Additional Shares. Shareholder agrees that all Common Stock that Shareholder purchases, acquires the right to vote, or otherwise acquires the beneficial ownership of during the period from and including the date of this Agreement through and including the date on which this Agreement is terminated in accordance with its terms, shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement.
6. Termination. This Agreement shall terminate and be of no further force or effect as of the earlier of (a) termination of the Merger Agreement in accordance with its terms or (b) the Effective Time; provided, however, that (i) Section 7 below shall survive the termination of this Agreement, and (ii) the termination of this Agreement shall not relieve Shareholder from any liability for any inaccuracy in or breach of any representation, warranty, or covenant contained in this Agreement.
7. Miscellaneous.
(a) No amendment of this Agreement shall be effective against either party unless it shall be in writing and signed by both parties to this Agreement.
(b) No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or any failure or delay on the part of any party in the exercise of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, or covenants contained in this Agreement. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder. Any waiver by a party of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party.
(c) This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements, and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.
(d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, regardless of any laws or legal principles that might otherwise govern under applicable principles of conflicts of law thereof.
(e) Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of Michigan. Each of the parties irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7(e), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
(f) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(g) In any action at law or suit in equity with respect to this Agreement or the rights of any of the parties, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
(h) This Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including Shareholder’s estate and heirs upon the death of Shareholder; provided that except as otherwise specifically provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations of either party may be assigned or delegated by such party without the prior written consent of the other party. Any purported assignment in violation of the foregoing shall be void and of no effect.
(i) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
(j) Shareholder agrees to cooperate fully with Purchaser and to execute and deliver such further documents, certificates, agreements, and instruments and to take such other actions as may be reasonably requested by Purchaser to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purpose of this Agreement. Shareholder agrees to notify Purchaser promptly of any additional Shares of capital stock of Company of which Shareholder becomes the record or beneficial owner after the date of this Agreement.
(k) If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(l) Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
(m) The parties acknowledge that Purchaser shall be irreparably harmed by, and that there shall be no adequate remedy at law for, a violation of any of the covenants or agreements of Shareholder set forth in this Agreement. Therefore, Shareholder agrees that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to seek to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Purchaser at law or in equity without posting any bond or other undertaking. Shareholder agrees that Shareholder will not oppose the granting of any injunction, specific performance, or other equitable relief on the basis that Purchaser has an adequate remedy of law or an injunction, award of specific performance, or other equitable relief is not an appropriate remedy for any reason at law in equity.
(n) All notices, consents, requests, claims, and demands under this Agreement shall be in writing and shall be deemed given if (i) delivered to the appropriate address by hand or overnight courier (providing proof of delivery), or (ii) sent by email with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (i), in each case to the parties at the following address or email address (or at such other address or email address for a party as shall be specified by like notice):
If to Purchaser: In accordance with Section 9.8 of the Merger Agreement
If to Shareholder: To the address or email address set forth on the signature page to this Agreement
(o) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. Signatures transmitted and received via email in portable document format (.pdf) or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against the parties.
(p) This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof. Shareholder acknowledges that he, she or it has had an opportunity to be advised by counsel of his, her or its choosing with regard to this Agreement and the transactions and consequences contemplated by this Agreement. Shareholder further acknowledges that he, she or it has received a copy of the Merger Agreement and is familiar with its terms.
(q) Nothing contained in this Agreement shall be deemed to vest in Purchaser any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to Shareholder and Purchaser shall have no power or authority to direct Shareholder in the voting of any of the Shares or the performance by Shareholder of its duties or responsibilities as a shareholder of Company, except as otherwise provided in this Agreement. For the avoidance of doubt, this is a voting agreement only, and is not to be interpreted as a written consent to the transactions contemplated by the Merger Agreement or as granting Purchaser a proxy to vote the Shares subject to this Agreement.
(r) Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that Purchaser by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated by the Merger Agreement) to control, directly or indirectly, Company or its Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company or its Subsidiaries.
(s) The parties to this Agreement acknowledge that Shareholder is entering into this Agreement solely in his, her or its capacity as a shareholder of Company and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require Shareholder, in his or her or capacity as a director and/or officer of Company and/or its Subsidiaries, if applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity and no such act or failure to act shall be deemed a breach of this Agreement. Furthermore, Shareholder makes no agreement or understanding in this Agreement in his or her capacity as a director and/or officer of Company and/or its Subsidiaries, if applicable.

For the avoidance of doubt, nothing in this Section 7(s) shall in any way limit, modify or abrogate any of the obligations of Shareholder under this Agreement to vote the Shares owned by him, her or it in accordance with the terms of the Agreement and not to transfer any Shares except as permitted by this Agreement.
[Signatures appear on the following page.]

INTENDING TO BE LEGALLY BOUND, the parties have executed this Voting Agreement as of the date set forth in the opening paragraph.

PURCHASER:	SHAREHOLDER:

Independent Bank Corporation		[•]
By:	William B. Kessel
Its:	President and Chief Executive Officer

Notice Information:
[•]
[•]
Phone: [•]
Email: [•]

Schedule A
Total Number of Shares:

Registered Shareholder / Brokerage Account (if applicable)	No. of Shares

Total:

Section 2(a) Encumbrances
Section 2(b) Power and Authority
Section 2(d) Consents

Annex B

March 18, 2026

Board of Directors
HCB Financial Corp.
150 West Court Street
Hastings, MI 49058
Dear Board of Directors:
Hovde Group, LLC (“we” or “Hovde”) understands that Independent Bank Corporation (the “Purchaser”), and HCB Financial Corp. (the “Company”) (the Purchaser together with the Company, the “Parties” and each a “Party”) are about to enter into an Agreement and Plan of Merger (the “Agreement”) dated as of March 18, 2026. Subject to the terms and conditions of the Agreement, at the Effective Time, the Company shall merge with and into the Purchaser (the “Merger”), and the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and its name and separate corporate existence shall continue unaffected by the Merger. As soon as practicable after the execution and delivery of the Agreement, the Purchaser’s wholly-owned subsidiary, Independent Bank (the “Purchaser Bank”), and the Company’s wholly-owned subsidiary, Highpoint Community Bank (the “Company Bank”), shall enter into a bank consolidation agreement pursuant to which the Company Bank shall merge with and into the Purchaser Bank (the “Bank Merger”), effective as soon as practicable following the Effective Time. The separate existence of the Company Bank shall cease, and the Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger with all assets of the Company Bank as they exist at the Effective Time of the Bank Merger passing to and vesting in the Surviving Bank. The Parties intend that the Merger shall qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986 (“IRC”) for federal income tax purposes and that the Agreement be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the IRC.
Capitalized terms used herein that are not otherwise defined shall have the same meanings attributed to them in the Agreement, and all Article and Section references shall refer to Articles or Sections in the Agreement. For purposes of our analysis and opinion, the Agreement as used herein shall refer to the execution version of the Agreement and Plan of Merger provided to Hovde by the Company on March 17, 2026.
Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive the following consideration: (a) $17.51 (as may be adjusted pursuant to Section 2.13, the “Per Share Cash Consideration”) plus (b) 1.5900 (as may be adjusted pursuant to Section 2.11, Section 2.12, and/or Section 2.13, the “Exchange Ratio”) fully paid and nonassessable shares of Purchaser Common Stock plus, if applicable, cash in lieu of any fractional share of Purchaser Common Stock pursuant to Section 2.6 (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Per Share Merger Consideration”). Additionally, the Company’s Board of Directors will, prior to the Effective Time, terminate the Highpoint Community Bank Employee Stock Ownership Plan (“ESOP”) effective as of or immediately prior to the Effective Time, and the accounts of all participants and beneficiaries in the ESOP will become fully vested upon termination of the ESOP. Following the termination of the ESOP, within two Business Days of the Purchaser receiving written notice from the ESOP trustee that the ESOP has completed the exchange of all of the issued and outstanding shares of Company Common Stock owned by it for cash and for shares of Purchaser Common Stock, pursuant to Section 2.1.2 and Section 5.7.11, the Purchaser will make payment to the ESOP by wire transfer in immediately available funds an amount of cash equal to the number of shares of Purchaser Common Stock owned by the ESOP multiplied by the Final Purchaser Price.
At the Effective Time, if the Company Consolidated Shareholders’ Equity is less than $48,607,000, (a) the Exchange Ratio shall be decreased to an amount (rounded to four decimal places) determined by multiplying (i) the

Board of Directors
HCB Financial Corp.
March 18, 2026

quotient determined by dividing the Adjusted Stock Purchase Value by the Stock Purchase Value, and (ii) the Exchange Ratio, and (b) the Per Share Cash Consideration shall be decreased by an amount equal to (i) 25% of the Shareholders’ Equity Price Adjustment, divided by (ii) the total number of shares of Company Common Stock outstanding as of the Effective Time. The following terms as used herein above shall have the meanings indicated below:
“Adjusted Stock Purchase Value” shall be equal to (a) the Stock Purchase Value minus (b) 75% of the Shareholders’ Equity Price Adjustment, if applicable.
“Shareholders’ Equity Price Adjustment” shall be equal to (a) $48,607,000 minus (b) the Company Consolidated Shareholders’ Equity.
“Stock Purchase Value” shall be equal to the Exchange Ratio in effect at the time of adjustment multiplied by the total number of shares of Company Common Stock outstanding as of the Effective Time multiplied by the Final Purchaser Price.
With your knowledge and consent, we have assumed for purposes of our analysis and opinion that based upon the terms of the Agreement and the closing price of the Purchaser Common Stock as of March 16, 2026 of $33.52 per share, the Company Shareholders will receive 1,470,574 shares of Purchaser Common Stock and $21,513,152 in cash resulting in the value of the Merger Consideration to the Company Shareholders of $70,806,800 or $70.81 per share of Company Common Stock.
With your consent and for purposes of our analysis and opinion, we have assumed that (i) there is no adjustment to the Exchange Ratio or the Per Share Cash Consideration pursuant to the provisions of Sections 2.13 and 5.25, (ii) all of the closing conditions set forth in Article VI of the Agreement are satisfied, (iii) the Merger is not terminated pursuant to any of the provisions set forth in Article VII of the Agreement, and (iv) the Merger will proceed and be consummated in accordance with the terms of the Agreement.
You have requested our opinion, subject to the foregoing review and to the terms, conditions, and qualifications set forth herein and to the assumptions, qualifications, and limitations contained in the Agreement, that as of the Signing Date the Merger Consideration is fair to the Company Shareholders from a financial point of view. Hovde's opinion does not address the fairness of the amount or nature of any compensation or other consideration to any of the Company’s officers, directors or employees or any class of such persons, if any, to be received in the Merger.
During the course of our engagement and for the purposes of the opinion set forth herein, we have:
(i)	reviewed the execution version of the Agreement provided to Hovde by the Company on March 17, 2026;
(ii)
reviewed audited financial statements for the Company for the twelve month periods ended December 31, 2023, December 31, 2024 and December 31, 2025 and the unaudited financial statements of the Company for the two months ended February 28, 2026;

(iii)
reviewed audited financial statements for the Purchaser for the twelve month periods ended December 31, 2023, December 31, 2024 and December 31, 2025 and the unaudited financial statements of the Purchaser for the two months ended February 28, 2026;

(iv)	reviewed certain historical publicly available business and financial information concerning the Company;
(v)	reviewed certain internal financial statements and other financial and operating data concerning the Company;
(vi)	reviewed financial projections prepared in consultation with and approved by certain members of the senior management of the Company;
(vii)
discussed with certain members of senior management of the Company and the Purchaser the business, financial condition, results of operations and future prospects of the Company and the Purchaser, the history and past and current operations of the Company and the Purchaser, and the Company’s assessment of the rationale for the Merger;

Board of Directors
HCB Financial Corp.
March 18, 2026

(viii)	assessed current general economic, market and financial conditions;
(ix)
reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(x)	considered our experience in other similar transactions and securities valuations as well as our knowledge of the banking and financial services industry; and
(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.
We have assumed, without investigation, that there have been, and from the date hereof through the Closing there will be, no material changes in the financial condition and results of operations of the Purchaser or the Company since the date of the latest financial information described above. We have further assumed, without independent verification, that the representations and financial and other information included in the Agreement and all other related documents and instruments that are referred to therein or otherwise provided to us by the Company and the Purchaser are true and complete. We have relied upon the management of the Company as to the reasonableness and achievability of the financial forecasts, projections and other forward-looking information provided to Hovde by the Company, and we assumed such forecasts, projections and other forward-looking information have been reasonably prepared by the Company on a basis reflecting the best currently available information and the Company’s judgments and estimates. We have assumed that such forecasts, projections and other forward-looking information would be realized in the amounts and at the times contemplated thereby, and we do not assume any responsibility for the accuracy or reasonableness thereof. We have been authorized by the Company to rely upon such forecasts, projections and other information and data, and we express no view as to any such forecasts, projections or other forward-looking information or data, or the bases or assumptions on which they were prepared.
In performing our review, we have assumed and relied upon the accuracy and completeness of all the financial and other information that was available to us from public sources that was provided to us by the Company or their respective representatives or that was otherwise reviewed by us for purposes of rendering this opinion. We have further relied on the assurance of the management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that each party to the Agreement would advise us promptly if any information previously provided to us became inaccurate or was required to be updated during the period of our review.
We are not experts in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for the Company are, in the aggregate, adequate to cover such losses. We were not requested to make, and have not made, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Company, the collateral securing any such assets or liabilities, or the collectability of any such assets or liabilities, and we were not furnished with any such evaluations or appraisals, nor did we review any loan or credit files of the Company.
We have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Purchaser or the Company is a party or may be subject, and our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed, with your consent, that neither the Purchaser nor the Company is committed to any material transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger contemplated by the Agreement.
We have relied upon and assumed, with your consent and without independent verification, that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement, without any waiver of material terms or conditions by the Purchaser or the Company or any other party to the Agreement and that the final Agreement will not differ materially from the draft of the Agreement we reviewed. We have assumed that the Merger will be

Board of Directors
HCB Financial Corp.
March 18, 2026

consummated in compliance with all applicable laws and regulations. The Company has advised us that they are not aware of any factors that would impede any necessary regulatory or governmental approval of the Merger. We have assumed that the necessary regulatory and governmental approvals as granted will not be subject to any conditions that would be unduly burdensome on the Purchaser or the Company or would have a material adverse effect on the contemplated benefits of the Merger.
Our opinion does not consider, include or address: (i) the legal, tax, accounting, or regulatory consequences of the Merger on the Company or its shareholders; or (ii) any advice or opinions provided by any other advisor to the Board of Directors of the Company; or (iii) any other strategic alternatives that might be available to the Company.
Our opinion does not constitute a recommendation to the Company as to whether or not the Company should enter into the Agreement or to any shareholders of the Company Common Stock as to how such shareholders should vote at any meetings of shareholders called to consider and vote upon the Merger. Our opinion does not address the underlying business decision by either the Company or the Purchaser to proceed with the Merger or the fairness of the amount or nature of the compensation, if any, to be received by any of the officers, directors or employees of the Company relative to the value of the Merger Consideration to be paid with respect to the Merger. Our opinion should not be construed as implying that the Merger Consideration is necessarily the highest or best form of financial compensation that could be obtained in a merger or combination transaction of the Company with the Purchaser or any other financial institution. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement or the enforceability of any such terms or provisions. Our opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Purchaser or the Company.
This opinion was approved by Hovde’s fairness opinion committee. This letter is directed solely to the Board of Directors of the Company and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, information statement, prospectus, proxy statement, or any other document, except in each case in accordance with our prior written consent; provided, however, we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement or information statement to be delivered to the holders of shares of Company Common Stock in connection with the Merger if, and only if, (i) this letter is quoted in full or attached as an exhibit to such document, (ii) this letter has not been withdrawn prior to the date of such document, and (iii) any description of or reference to Hovde or the analyses performed by Hovde or any summary of this opinion in such document is in a form acceptable to Hovde and its counsel in the exercise of their reasonable judgment.
Our opinion is based solely upon the information available to us and described above, and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or to otherwise comment upon events occurring or information that becomes available after the date hereof.
In arriving at this opinion, Hovde did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hovde believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying this opinion.
Hovde, as part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. Pursuant to our engagement agreement with the Company, we received from the Company an initial advisory fee and a signing fee upon the Company’s execution of the Agreement, and we will receive from the Company an opinion fee that is contingent upon the issuance of this opinion letter and a completion fee less the initial advisory fee and signing fee that is contingent upon the consummation of the Merger. The Company has also agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagement.

Board of Directors
HCB Financial Corp.
March 18, 2026

In the past two years preceding the date of this opinion, Hovde has not provided any investment banking and/or financial advisory services to either the Company or the Purchaser for which it received a fee. We or our affiliates may presently or in the future seek or receive compensation from the Purchaser in connection with future transactions, or in connection with potential advisory services and corporate transactions. In the ordinary course of our business as a broker/dealer, we may from time to time purchase securities from, and sell securities to, the Purchaser or the Company or their affiliates, and as a market maker in securities, Hovde may from time to time have a long or short position in, and buy or sell, debt or equity securities of the Purchaser for Hovde’s own accounts and for the accounts of Hovde’s customers. Except for the foregoing, during the past two years there have not been and there currently are no mutual agreements regarding any future material transactions between Hovde and either the Purchaser or the Company.
We are of the opinion, subject to the foregoing review and to the terms, conditions, and qualifications set forth herein and to the assumptions, qualifications, and limitations contained in the Agreement, that as of the Signing Date the Merger Consideration is fair to the Company Shareholders from a financial point of view.

Sincerely,

HOVDE GROUP, LLC

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Independent is obligated under the Independent Articles and Independent Bylaws to indemnify its directors, officers, employees or agents and persons who serve or have served at the request of Independent as directors, officers, employees, agents or partners of another corporation or other enterprise to the fullest extent permitted under the MBCA.
Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Indemnification of expenses (including attorneys’ fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that a director or officer has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, the corporation shall indemnify him or her against actual and reasonable expenses (including attorneys’ fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys’ fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.
A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made: (i) by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit or proceeding; (ii) if a quorum cannot be so obtained, by a majority vote of a committee of not less than two directors who are not, at the time, parties or threatened to be made parties to the action, suit or proceeding; (iii) by independent legal counsel; (iv) by all independent directors not parties or threatened to be made parties to the action, suit or proceeding; or (v) by the shareholders (excluding shares held by directors, officers, employees or agents who are parties or are threatened to be made parties to the action, suit, or proceeding). An authorization for payment of indemnification may be made by: (a) the board of directors by (i) a majority vote of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of two or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of one or more “independent directors” who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors; or (b) the shareholders (excluding shares held by directors, officers, employees or agents who are parties or threatened to be made parties to the action, suit, or proceeding). Under the MBCA, Independent may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

In certain circumstances, the MBCA further permits advances to cover such expenses before a final disposition of the proceeding, upon receipt of an undertaking, which need not be secured and which may be accepted without reference to the financial ability of the person to make repayment, by or on behalf of the director, officer, employee or agent to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct. If a provision in the articles of incorporation or bylaws, a resolution of the board or shareholders, or an agreement makes indemnification mandatory, then the advancement of expenses is also mandatory, unless the provision, resolution or agreement specifically provides otherwise.
The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation’s articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.
The MBCA permits Independent to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with Independent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Independent maintains such insurance on behalf of its directors, officers, employees and agents.
Item 21.	Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1
Agreement and Plan of Merger between Independent Bank Corporation and HCB Financial Corp. (incorporated here by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed March 18, 2026). The schedules to the Agreement and Plan of Merger have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedules to the SEC upon request.#

3.1	Restated Articles of Incorporation of Independent Bank Corporation (incorporated here by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q filed November 3, 2017).#
3.2
Amended and Restated Bylaws of Independent Bank Corporation (incorporated here by reference to Exhibit 3.2 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed March 7, 2017).#

5.1	Opinion of Varnum LLP regarding the validity of the securities being registered.#
8.1	Opinion of Varnum LLP regarding tax matters.#
8.2	Opinion of Dickinson Wright PLLC regarding tax matters.#
10.1
Form of Voting Agreement of directors of HCB Financial Corp., dated March 18, 2026 (incorporated here by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed March 18, 2026).#

10.2	Long-Term Incentive Plan, as amended through January 24, 2017 (incorporated here by reference to Appendix A to the registrant’s proxy statement filed on Schedule 14A on March 7, 2017).*#
10.3
Amended and Restated Deferred Compensation and Stock Purchase Plan for Nonemployee Directors, as amended through March 8, 2011 (incorporated here by reference to Exhibit 10.2 to the registrant’s Annual Report on Form 10-K filed March 10, 2011).*#

10.4
First Amendment to Amended and Restated Deferred Compensation and Stock Purchase Plan for Nonemployee Directors, effective March 1, 2012 (incorporated here by reference to Exhibit 10.1 to the registrant’s Annual Report on Form 10-K filed March 13, 2012).*#

10.5
Form of Restricted Stock Unit Grant Agreement as executed with certain executive officers (incorporated here by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q filed May 9, 2011).*#

10.6
Form of TSR Performance Share Award Agreement as executed with certain executive officers (incorporated here by reference to Exhibit 10.12 to the registrant’s Annual Report on Form 10-K filed March 7, 2014).*#

10.7	Summary of Independent Bank Corporation Management Incentive Compensation Plan (incorporated here by reference to Exhibit 10.10 to the registrant’s Annual Report on Form 10-K filed March 6, 2015).*#
21.1	Subsidiaries of Independent Bank Corporation (incorporated here by reference to Exhibit 21 to the registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed March 6, 2026).#
23.1	Consent of Hovde Group, LLC.#

Exhibit	Description
23.2	Consent of Varnum LLP (included in Exhibits 5.1 and 8.1 and incorporated here by reference).#
23.3	Consent of Dickinson Wright PLLC (included in Exhibit 8.2 and incorporated here by reference).#
23.4	Consent of Crowe LLP.#
24.1	Powers of Attorney (included on signature page and incorporated herein by reference).#
99.1	Form of Proxy for HCB Financial Corp.#
107	Filing Fee Table#
*	Represents a compensation plan.
**	Filed herewith
#	Previously filed
Item 22.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities

Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

(e)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(f)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h)
The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on May 21, 2026.

INDEPENDENT BANK CORPORATION

s/ Gavin A. Mohr		May 21, 2026
By:	Gavin A. Mohr
Its:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

*	President, Chief Executive Officer, and Director (Principal Executive Officer)	May 21, 2026
William B. Kessel

s/ Gavin A. Mohr	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2026
Gavin A. Mohr

*	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 21, 2026
James A. Twarozynski

*	Chairperson and Director	May 21, 2026
Stephen L. Gulis, Jr.

*	Director	May 21, 2026
Dennis W. Archer, Jr.

*	Director	May 21, 2026
Terance L. Beia

*	Director	May 21, 2026
William J. Boer

*	Director	May 21, 2026
Joan A. Budden

*	Director	May 21, 2026
Michael J. Cok

*	Director	May 21, 2026
Christina L. Keller

*	Director	May 21, 2026
Ronia F. Kruse

*	Director	May 21, 2026
Michael G. Wooldridge

s/Gavin A. Mohr	Director	May 21, 2026
* By: Gavin A. Mohr, Attorney-in-fact